                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                               THE LIMITED, INC.
               (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)Title of each class of securities to which transaction applies:

    (2)Aggregate number of securities to which transaction applies:

    (3)Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4)Proposed maximum aggregate value of transaction:

    (5)Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)Amount Previously Paid:

    (2)Form, Schedule or Registration Statement No.:

    (3)Filing Party:

    (4)Date Filed:

                            [LOGO] THE LIMITED, INC.

                                                              February 20, 2002

Dear Stockholder:

   The Board of Directors of The Limited has called a special meeting of stockholders to be held at 4:00 p.m., Eastern Standard Time, on March 11, 2002, at our offices located at Three Limited Parkway, Columbus, Ohio. Our Investor Relations telephone number is (614) 415-7076 should you require assistance in finding the location of the meeting. The formal Notice of Special Meeting of Stockholders and proxy statement are attached. I hope that you will be able to attend and participate in the meeting.

   We are seeking stockholder approval for the issuance of shares of Limited common stock as may be necessary to effect our pending offer to exchange shares of Limited common stock for all of the outstanding shares of Class A common stock of Intimate Brands, Inc. and subsequent "short-form" merger of Intimate Brands with a wholly-owned subsidiary of The Limited.

   The purpose of the offer and the merger is to acquire all of the Intimate Brands common stock that The Limited does not currently own. The Limited currently owns approximately 83.7% of the outstanding common stock of Intimate Brands. As a result of the offer and the merger, Intimate Brands will become a wholly-owned subsidiary of The Limited and the former public stockholders of Intimate Brands will own shares in The Limited.

   We undertook the initial public offering of a minority interest in Intimate Brands in 1995 to achieve a number of objectives, including allowing for enhanced management focus on Intimate Brands' businesses and providing for greater market understanding and recognition of Intimate Brands' strategy and the value of its businesses. We believe that these objectives have been substantially achieved and that it is now appropriate to recombine Intimate Brands and The Limited. We believe that the combined entity will provide all stockholders with greater upside potential than the current organizational structure. For example, we believe that a recombination will:

  . Provide greater flexibility in allocating resources and expertise, including closer coordination between executives within different brands and businesses, thereby putting us in a better position to maximize the potential of both companies' brands.

  . Eliminate management distraction as a result of the time spent maintaining two separate public companies.

  . Eliminate uncertainty regarding our future plans for Intimate Brands, including uncertainty on the part of lenders and rating agencies.

  . Provide the opportunity for modest cost-savings through the elimination of certain duplicative functions.

   It is important that your shares be represented and voted at the meeting. Accordingly, after reading the attached proxy statement, would you kindly sign, date and return the enclosed proxy card or vote by telephone or by Internet as described on the enclosed proxy card. Your vote is important regardless of the number of shares you own.

                                          Sincerely yours,

                                          /s/ LESLIE H. WEXNER

                                          Leslie H. Wexner
                                          Chairman of the Board

                            [LOGO] THE LIMITED, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                                March 11, 2002

                                                              February 20, 2002

TO OUR STOCKHOLDERS:

   We are pleased to invite you to attend our special meeting of stockholders to:

  . Approve the issuance of Limited common stock as may be necessary to effect The Limited's offer to exchange shares of Limited common stock for all of the outstanding shares of Intimate Brands Class A common stock and subsequent "short-form" merger of Intimate Brands into a wholly-owned subsidiary of The Limited.

  .  Transact such other business as may properly come before the meeting.

   Stockholders of record at the close of business on February 15, 2002 may vote at the meeting.

   Your vote is important. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. Whether or not you plan to attend the meeting, please vote by telephone or Internet or sign, date and return the enclosed proxy card in the envelope provided. Instructions are included on your proxy card. You may change your vote by submitting a later dated proxy (including a proxy via telephone or the Internet) or by attending the meeting and voting in person.

                                          By Order of the Board of Directors

                                          /s/ LESLIE H. WEXNER

                                          Leslie H. Wexner
                                          Chairman of the Board

                       PROXY STATEMENT TABLE OF CONTENTS

        Information About the Special Meeting and Voting...........  1
           Date, Time and Place of Meeting.........................  1
           Shares Entitled to Vote.................................  1
           Voting Your Shares......................................  1
           Revoking Your Proxy.....................................  1
           Voting in Person........................................  2
           Appointing Your Own Proxy...............................  2
           Vote Necessary to Approve Proposal to be Voted on.......  2
           Recommendation of The Limited Board of Directors........  2
        The Offer and the Merger...................................  3
           The Offer...............................................  3
           The Merger..............................................  3
           Share Ownership After the Offer and Merger..............  4
           Financing of the Offer and the Merger...................  4
           Certain Federal Income Tax Consequences.................  4
           Accounting Treatment....................................  4
           Requirement for Stockholder Approval....................  4
           No Preemptive Rights....................................  4
           Recommendation of The Limited Board of Directors........  4
        Parties to the Offer and the Merger........................  5
        Background and Reasons for the Offer and the Merger........  7
           Background of the Offer and Merger......................  7
           The Limited's Reasons for the Offer and the Merger...... 10
        Selected Historical Consolidated Financial Data............ 11
        Selected Unaudited Pro Forma Consolidated Financial Data... 14
        Comparative Per Share Data................................. 15
        Security Ownership of Principal Stockholders and Management 16
           Share Ownership of Principal Stockholders............... 16
           Security Ownership of Directors and Management.......... 17
        Unaudited Pro Forma Consolidated Financial Statements...... 19
        Independent Public Accountants............................. 27
        Other Matters.............................................. 27
        Stockholder Proposals...................................... 27
        Where You Can Find More Information........................ 27
        Solicitation Expenses...................................... 28


 Appendix A --Annual Report on Form 10-K for the fiscal year ended February 3, 2001 of The Limited, Inc.

 Appendix B --Quarterly Report on Form 10-Q for the quarter ended May 5, 2001 of The Limited, Inc.

 Appendix C --Quarterly Report on Form 10-Q for the quarter ended August 4, 2001 of The Limited, Inc.

 Appendix D --Quarterly Report on Form 10-Q for the quarter ended November 3, 2001 of The Limited, Inc.

 Appendix E --Current Report on Form 8-K of The Limited, Inc. filed on February 7, 2002.

 Appendix F --Current Report on Form 8-K of The Limited, Inc. filed on February 14, 2002.

 Appendix G --Annual Report on Form 10-K for the fiscal year ended February 3, 2001 of Intimate Brands Inc.

 Appendix H --Quarterly Report on Form 10-Q for the quarter ended May 5, 2001 of Intimate Brands, Inc.

Appendix  I --Quarterly Report on Form 10-Q for the quarter ended August 4, 2001 of Intimate Brands, Inc.

Appendix  J --Quarterly Report on Form 10-Q for the quarter ended November 3, 2001 of Intimate Brands, Inc.

 Appendix K --Current Report on Form 8-K of Intimate Brands, Inc. filed on September 19, 2001.

               INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

   The Board of Directors of The Limited, Inc. is soliciting your proxy to vote at a special meeting of stockholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting. "We", "our", "The Limited" and the "Company" refer to The Limited, Inc. "Intimate Brands" refers to Intimate Brands, Inc.

   We began mailing this proxy statement and the enclosed proxy card on or about February 21, 2002 to all stockholders entitled to vote.

Date, Time and Place of Meeting

      Date:    March 11, 2002

      Time:  4:00 p.m., Eastern Standard Time

      Place:  Three Limited Parkway, Columbus, Ohio

Shares Entitled to Vote

   Stockholders entitled to vote are those who owned Limited common stock at the close of business on the record date, February 15, 2002. As of the record date, there were 429,285,140 shares of Limited common stock outstanding. Each share of Limited common stock that you own entitles you to one vote.

Voting Your Shares

   Whether or not you plan to attend the special meeting, we urge you to vote. Stockholders of record can give proxies by calling a toll-free telephone number, by using the Internet or by mailing their signed proxy cards. The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. If you are voting by mail, please complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you are voting by telephone or the Internet, please use the telephone or Internet voting procedures set forth on the enclosed proxy card. Returning the proxy card or voting via telephone or the Internet will not affect your right to attend the meeting and vote.

   The enclosed proxy card indicates the number of shares that you own.

   Voting instructions are included on your proxy card. If you properly fill in your proxy card and send it to us or vote via telephone or the Internet in time to vote, one of the individuals named on your proxy card (your "proxy") will vote your shares as you have directed. If you sign the proxy card or vote via telephone or the Internet but do not make specific choices, your proxy will follow the Board's recommendations and vote your shares:

  . "FOR" the issuance of shares of Limited common stock as may be necessary to effect The Limited's offer to exchange shares of Limited common stock for each share of Intimate Brands Class A common stock and subsequent "short-form" merger of Intimate Brands into a wholly-owned subsidiary of The Limited.

   If any other matter is properly presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy went to press, we knew of no other matters to be acted on at the meeting.

Revoking Your Proxy

   You may revoke your proxy by:

  . submitting a later dated proxy (including a proxy via telephone or the Internet),

  . notifying our Secretary in writing before the meeting that you have revoked your proxy, or

  .  voting in person at the meeting.

Voting in Person

   If you plan to attend the meeting and vote in person, a ballot will be available when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on February 15, 2002, the record date for voting.

Appointing Your Own Proxy

   If you want to give your proxy to someone other than the individuals named as proxies on the proxy card, you may cross out the names of those individuals and insert the name of the individual you are authorizing to vote. Either you or that authorized individual must present the proxy card at the meeting.

Vote Necessary to Approve Proposal to be Voted on

                      Item                                          Vote Necessary
                      ----                                          --------------
Approval of the issuance of shares of Limited    Approval of the holders of a majority of shares of
common stock as may be necessary to effect The   Limited common stock voted on the matter in person
Limited's offer to exchange shares of Limited    or by proxy provided that over 50% of the holders of
common stock for each share of Intimate Brands   Limited common stock voted on the matter
Class A common stock and subsequent "short-form"
merger of Intimate Brands into a wholly-owned
subsidiary of The Limited

Recommendation of The Limited Board of Directors

   The Board of Directors of The Limited recommends that you vote "FOR" the proposal to issue shares of Limited common stock in connection with the offer and the merger.

                           THE OFFER AND THE MERGER

The Offer

   On February 5, 2002, The Limited, through its wholly owned subsidiary, Intimate Brands Holding Co., Inc., which we refer to as "IB Holdings," commenced its offer to exchange 1.046 shares of Limited common stock for each outstanding share of Intimate Brands Class A common stock validly tendered on or prior to the expiration date and not properly withdrawn. Our obligation to cause IB Holdings to exchange shares of our common stock for shares of Intimate Brands common stock pursuant to the offer is subject to the approval by Limited stockholders (at the special meeting to which this proxy statement relates) of the issuance of the shares of Limited common stock necessary to complete the offer and the related "short-form" merger described below. The offer is also subject to a number of other conditions, including the following:

  . the tender of a sufficient number of shares in the offer such that, after the offer is completed, we would own at least 90% of the outstanding Class A common stock of Intimate Brands (assuming conversion of the Intimate Brands Class B common stock we currently own into Intimate Brands Class A common stock);

  . the shares of Limited common stock to be issued in the offer and the merger having been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

  . the registration statement on Form S-4 filed in connnection with the offer and the merger having been declared effective by the SEC;

  . the absence of any threatened or pending litigation or other legal action relating to the offer or the merger;

  . there not having occurred any material adverse change in the financial markets, any disruption in the banking system or any commencement of a war involving the United States;

  . any offer to acquire The Limited or Intimate Brands shall not have been proposed;

  . there not having occurred any event that, in our good faith judgment, would result in an actual or threatened material adverse change in the business, condition or prospects of The Limited or Intimate Brands; and

  . the absence of any event which would prevent us from effecting the merger after the completion of the offer.

   Our offer is currently scheduled to expire on March 11, 2002; however, we may extend the offer from time to time until all conditions to the offer have been satisfied or, where permissible, waived. We will not waive the 90% minimum tender condition or any other conditions of the offer which, if not satisfied, would prevent us from effecting the merger. If the conditions of the offer are satisfied, or, to the extent permitted, waived, we will complete the offer and, unless it is unlawful to do so, we will effect the merger as soon as practicable thereafter.

The Merger

   Assuming that the conditions of the offer are met and the offer is completed, we will effect promptly a "short-form" merger of Intimate Brands with and into IB Holdings, unless it is not legally permissible to do so. Under
Section 253 of the Delaware General Corporation Law, we are permitted to effect this merger without any approval of the Intimate Brands stockholders because we would own at least 90% of the Class A common stock of Intimate Brands (assuming conversion of the Intimate Brands Class B common stock we own into Class A common stock). In the merger, each remaining outstanding share of Intimate Brands Class A common stock (except for shares held in the treasury of Intimate Brands, Intimate Brands shares that we own and shares held by any stockholder properly exercising appraisal rights) would be converted into the same number of shares of Limited common stock as provided in the offer.

Share Ownership After the Offer and Merger

   As of January 30, 2002, there were 80,085,683 shares of Class A common stock and 411,635,902 shares of Class B common stock outstanding. As of the date of this proxy statement, The Limited, through IB Holdings, owns 411,635,902 shares of Intimate Brands Class B common stock, which is convertible into an equal number of shares of Class A common stock at the option of The Limited at any time, and no shares of Intimate Brands Class A common stock. Based on this information and the number of shares of Limited common stock outstanding as of January 30, 2002, if the offer and the merger are completed, the historical Intimate Brands stockholders (other than IB Holdings) would receive in the offer and the merger approximately 16.3% of the outstanding shares of Limited common stock.

Financing of the Offer and the Merger

   The securities required to consummate the offer and the merger are available from The Limited's authorized but unissued shares. Fees and expenses in connection with the offer and the merger are estimated to be approximately $14 million, including the SEC filing fee and the fees of the information agent, the exchange agent, the dealer managers, financial advisors, the financial printer, counsel, accountants and other professionals. We will obtain all of such funds from The Limited's available capital resources.

Certain Federal Income Tax Consequences

   The receipt of Limited common stock by holders of the outstanding common stock of Intimate Brands in connection with the offer and the merger will be tax-free for United States federal income tax purposes. However, holders of the outstanding common stock of Intimate Brands will be subject to tax upon any cash received instead of fractional shares of Limited common stock and for cash received upon perfection of appraisal rights.

Accounting Treatment

   The Limited's acquisition of the Intimate Brands minority interest through the offer and the merger will be accounted for using the purchase method of accounting, as prescribed by Statement of Financial Accounting Standards ("SFAS") 141, "Business Combinations." Accordingly, the purchase price will be allocated to the minority interest portion of the estimated fair value of identifiable net assets acquired. Any excess purchase price remaining after this allocation will be accounted for as goodwill, which will not be amortized.

Requirement for Stockholder Approval

   Rule 312.03 of the New York Stock Exchange requires The Limited to obtain the approval of its stockholders for the issuance of shares of Limited common stock in the offer and the merger since the number of shares of Limited common stock to be issued will exceed 20% of the shares of Limited common stock outstanding immediately prior to issuance.

No Preemptive Rights

   Limited stockholders are not entitled to preemptive rights as a result of the offer or merger or the related issuance of Limited common stock. The Limited's Certificate of Incorporation states that no holder of Limited common stock is entitled, as a matter of right, to subscribe for or purchase Limited common stock.

Recommendation of The Limited Board of Directors

   The Board of Directors of The Limited recommends that you vote "FOR" the proposal to issue shares of Limited common stock in connection with the offer and the merger.

                      PARTIES TO THE OFFER AND THE MERGER
The Limited, Inc.
Three Limited Parkway
P.O. Box 16000
Columbus, Ohio 43216
(614) 415-7000

   The Limited sells women's and men's apparel, women's intimate apparel and personal care products under various brand names through its specialty retail stores and direct response (catalog and e-commerce) businesses. The Limited's merchandise is targeted to appeal to customers in various market segments that have distinctive consumer characteristics.

   The Limited conducts its business in two primary segments: (1) the apparel segment, which derives its revenues from the sale of women's and men's apparel; and (2) Intimate Brands, which derives its revenues from the sale of women's intimate and other apparel, personal care products and accessories.

   The following is a brief description of each of The Limited's significant operating businesses (other than Intimate Brands), including their respective target markets:

   Express--is a leading specialty retailer of women's sportswear and accessories. Express' strategy is to offer new, international fashion to its base of young, style-driven women. Launched in 1980, Express had net sales of approximately $1.6 billion in 2000 and, at the end of fiscal 2000, operated 667 stores in 48 states.

   Structure--is a leading specialty retailer of men's apparel and is being rebranded as Express Men's. Structure had net sales of approximately $570 million in 2000 and, at the end of fiscal 2000, operated 469 stores in 43 states.

   Lerner New York--is a leading mall-based specialty retailer of women's apparel. The business' strategy is to offer competitively priced women's fashion with its New York & Company brand. Originally founded in 1918, Lerner New York was purchased by The Limited in 1985. Lerner New York had net sales of approximately $1.0 billion in 2000 and, at the end of fiscal 2000, operated 560 stores in 43 states.

   Limited Stores--is a mall-based specialty store retailer founded in 1963. The business' strategy is to focus on sophisticated sportswear for modern American women. Limited Stores had net sales of approximately $670 million in 2000 and, at the end of fiscal 2000, operated 389 stores in 46 states.

   In addition, The Limited owns minority equity stakes in various businesses, including approximately 20% of Alliance Data Systems Corp. (formerly World Financial Network National Bank), 24% of Galyan's Trading Company, Inc. and 9% of Charming Shoppes, Inc. Based on the closing stock prices of these companies on February 4, 2002, these holdings had a market value of over $415 million in the aggregate. In addition, The Limited's management estimates that, as of the end of fiscal 2001, The Limited will have approximately $1.4 billion in cash.

Intimate Brands Holding Co., Inc.
4441 South Polaris Avenue
Las Vegas, Nevada 89103
(702) 798-1919

   IB Holdings, a Delaware corporation and a wholly-owned subsidiary of The Limited, is a holding company which owns 100% of Intimate Brands' Class B common stock. The Class B common stock currently represents 83.7% of the economic interest in, and approximately 93.9% of the voting power of, Intimate Brands. Intimate Brands' Class B common stock is identical to its Class A common stock, except that the Class A common stock has one vote per share and the Class B common stock has three votes per share. The Class B common stock is convertible at any time into Class A common stock at the election of IB Holdings. IB Holdings currently owns no Class A common stock. The Limited does not own any Intimate Brands common stock directly.

Intimate Brands, Inc.
Three Limited Parkway
P.O. Box 16000
Columbus, Ohio 43216
(614) 415-6900

   Intimate Brands operates specialty retail stores and direct response (catalog and e-commerce) businesses, which offer women's intimate and other apparel, personal care products and accessories. Intimate Brands consists of Victoria's Secret Stores, Victoria's Secret Beauty, Victoria's Secret Direct and Bath & Body Works.

   Victoria's Secret Stores--is the leading specialty retailer of women's intimate apparel and related products. Victoria's Secret Stores had net sales of approximately $2.3 billion in 2000 and, at the end of fiscal 2000, operated 958 stores in 49 states.

   Victoria's Secret Beauty--is a leading specialty retailer of high quality beauty products. In 2000, Victoria's Secret Beauty had net sales of approximately $530 million generated in 80 stand-alone stores and 400 side-by-side locations. In addition, beauty products are sold within niches in Victoria's Secret lingerie stores. The amounts for Victoria's Secret Beauty are included in the corresponding data for Victoria's Secret Stores in the preceding paragraph.

   Victoria's Secret Direct--is a leading catalog and e-commerce retailer of intimate and other women's apparel. Through its web site, www.VictoriasSecret.com, certain of its products may be purchased worldwide. Victoria's Secret Direct mailed approximately 368 million catalogues and had net sales of $960 million in 2000.

   Bath & Body Works--is the leading specialty retailer of personal care products. Launched in 1990, Bath & Body Works, which also operates the White Barn Candle Company, had net sales of approximately $1.8 billion in 2000 and, at the end of fiscal 2000, operated 1,432 stores in 49 states.

   On February 4, 2002, the last full trading day before The Limited commenced its exchange offer, the last reported closing prices per share of Limited and Intimate Brands common stock were $17.75 and $17.50, respectively.

              BACKGROUND AND REASONS FOR THE OFFER AND THE MERGER

Background of the Offer and Merger

   On October 23, 1995, Intimate Brands, which was then a wholly-owned subsidiary of The Limited, completed an initial public offering of approximately 16% of its common stock. This transaction, which was the first in a series of transactions undertaken as a part of a comprehensive realignment of our organizational structure and businesses, was intended to achieve several key objectives:

  . To enable Intimate Brands to more independently focus on its intimate apparel and personal care businesses while allowing The Limited to focus on its retail apparel businesses.

  . To make the respective financial and operating results of Intimate Brands and the apparel businesses more visible to investors.

  . To promote entrepreneurial spirit and create new career opportunities by allowing executives and associates to participate more directly in the performance of their business.

   Intimate Brands has enjoyed considerable success since its initial public offering. From the initial public offering through fiscal 2000, Intimate Brands' annual revenues have increased 96% from $2.6 billion to $5.1 billion, net income has increased 113% from $203 million to $432 million and the number of stores operated by its businesses has increased 85% from 1,293 to 2,390.

   Over the past several years, our senior management has periodically evaluated whether, in light of a number of developments since the time of the initial public offering, the current separation of The Limited and Intimate Brands remains optimal or should be modified. These developments include:

  . Increased focus on a smaller number of key businesses and brands. Since 1995, we have completed a number of transactions intended to allow us to focus on strengthening a smaller number of key brands by divesting or closing certain non-core or underperforming operations. Among other things, we have:

    . Sold all of, or controlling interests in, Brylane, Alliance Data Systems Corp. (formerly World Financial Network National Bank), Galyan's Trading Co., Penhaligon's and Lane Bryant, as well as various non-core real estate assets.

    . Successfully developed and established Abercrombie & Fitch and Limited Too as independent companies.

    .  Closed over 1,500 stores.

    .  Substantially downsized Henri Bendel.

    . Repositioned Structure as the menswear business of Express, rebranding it as Express Men's.

  . Increased focus on fully exploiting key retail brands: the creation of "360(degrees) brands." Over the past several years, we have increasingly focused our strategic thinking on fully exploiting the key brands of The Limited and Intimate Brands across merchandise categories (including apparel, intimate apparel and personal care products) and distribution channels.

  . The potential advantages of a recombination of The Limited and Intimate Brands in fully exploiting its key retail brands. Our senior management has considered from time to time whether a recombination would facilitate the full exploitation of the key brands and ultimately generate greater stockholder value as compared to maintaining Intimate Brands and The Limited as separate public companies. In particular, a recombination would provide greater flexibility in allocating resources and expertise, including closer coordination between executives within different brands and businesses.

  . Additional potential benefits of a recombination. Our senior management also considered whether a recombination might provide additional potential benefits, including:

    . Elimination of management distraction as a result of the time spent maintaining two separate public companies.

    . Elimination of uncertainty regarding The Limited's future plans for Intimate Brands, including uncertainty on the part of lenders and rating agencies.

    . The opportunity for modest cost-savings through the elimination of certain duplicative functions.

  . A belief that the key objectives of the initial public offering of Intimate Brands have been substantially achieved. Our senior management has in recent years come to the view that the objectives of the initial public offering have been substantially achieved. Specifically, our senior management believes that the separation has, among other things:

    . Facilitated the development of the brands and businesses of Intimate Brands by highlighting their significance and focusing attention and resources on their development.

    . Allowed Intimate Brands to be successful in recruiting and retaining talented executives and associates.

    . Focused the investor community on the performance and prospects of the Intimate Brands' businesses.

    . Encouraged the entrepreneurial spirit of Intimate Brands executives and associates by allowing them to participate more directly in the performance of Intimate Brands. However, as the two companies become more similar and the scope of the opportunities provided by a recombination of the two companies becomes more apparent, the need to maintain Intimate Brands as a separate company appears to be substantially reduced.

  . Lack of differentiation in the investor community between The Limited and Intimate Brands. Our senior management observed that investors are increasingly viewing The Limited and Intimate Brands as very similar companies, as a result of, among other things, the convergence of the growth rates of the two companies and the fact that Intimate Brands has contributed an increasingly large part of The Limited's earnings. For example, we estimate that Intimate Brands will contribute approximately 90% of The Limited's operating income for fiscal 2001. This lack of differentiation is also evidenced by the fact that Intimate Brands represents a significant portion of the market capitalization of The Limited. As of February 4, 2002, Intimate Brands represented approximately 95% of The Limited's market value.

   In the course of their review of alternative organizational structures of the two companies, members of our senior management consulted from time to time with financial and legal advisors, although no specific transaction was pursued or presented to our Board of Directors.

   In November 2001, we held discussions with Goldman, Sachs & Co. to assist our management in its evaluation of a range of transactions involving a number of our businesses, including Intimate Brands. In December, our senior management, together with Goldman Sachs and our legal advisors, Davis Polk & Wardwell, continued its evaluation of alternatives with respect to Intimate Brands. We subsequently engaged Goldman Sachs and Banc of America Securities LLC as financial advisors to assist in senior management's evaluation of these alternatives. Among other things, our senior management considered whether Intimate Brands and The Limited should remain separate public companies or be recombined and, if they were to be recombined, various mechanisms for doing so. For various reasons set forth under "--The Limited's Reasons for the Offer and the Merger," The Limited's Board of Directors determined to pursue a recombination of The Limited and Intimate Brands (rather than maintaining separate public companies) and to do so through the offer and the merger. Each other mechanism for effecting the recombination raised adverse timing, complexity, tax and other consequences that made it less attractive than the offer and the merger.

   During January 2002, Leslie H. Wexner, our Chairman and Chief Executive Officer, and other members of our senior management, held informal discussions with a number of our directors regarding various alternatives with respect to Intimate Brands. On January 28, 2002, the Finance Committee of our Board of Directors held a telephonic meeting to consider these matters, including the offer and the merger.

   On January 31 and February 1, 2002, our Board of Directors met to consider the offer and the merger. After presentations from senior management, our financial advisors, Goldman Sachs and Banc of America Securities, and our counsel, Davis Polk & Wardwell, and discussion among directors, on February 1, the offer and the merger were unanimously approved by our Board of Directors, subject to final approval of the transactions by a committee of the Board consisting of Mr. Wexner and Allan R. Tessler, Chairman of the Finance Committee of our Board.

   On February 4, 2002, Messrs. Wexner and Tessler held a telephonic conference and approved commencing the offer and, upon completion of the offer, effecting the merger.

   Later on February 4, Mr. Wexner and other members of our senior management held a telephonic conference with several members of the Intimate Brands Board of Directors to inform them of the offer and the merger. Shortly after that call, The Limited issued a press release announcing the transaction and addressing several other matters, and Mr. Wexner delivered the following letter to all members of the Intimate Brands Board of Directors who are not also members of The Limited's Board of Directors:

February 4, 2002

Board of Directors
Intimate Brands, Inc.

Dear Intimate Brands Directors:

   I am writing on behalf of the Board of Directors of The Limited to confirm the key aspects of our call earlier this evening.

   As we discussed, The Limited's Board of Directors has determined that it is desirable to recombine Intimate Brands and The Limited. We believe this step is strategically and operationally compelling and should yield a number of significant benefits. Most importantly, we believe it would put The Limited and IBI in a better position to exploit fully both companies' key brands and thereby create greater value for all stockholders.

   As a result, tomorrow morning The Limited will commence an offer to IBI stockholders in which we will offer to exchange 1.046 shares of Limited common stock for each share of Intimate Brands common stock we do not own. We have set the exchange ratio so that Intimate Brands stockholders will have approximately the same ownership interest in Intimate Brands' businesses immediately after completion of the transaction that they currently hold while also getting the same interest in The Limited's other businesses and assets. The exchange ratio also represents an approximately 6.1% premium over the Intimate Brands common stock closing price on February 4, 2002.

   Assuming that the conditions to the offer are satisfied (including a non-waivable condition that The Limited own at least 90% of the common stock of Intimate Brands) and that the offer is completed, we will then effect a "short-form" merger in which the remaining Intimate Brands public stockholders will receive the same consideration unless it is not legal to do so. The share exchange in both the offer and the merger will be tax-free to IBI stockholders for U.S. federal income tax purposes.

   We believe that the recombination should be well received by Intimate Brands' stockholders. It is strategically sound, and we hope it will facilitate meaningful growth in the years ahead. I believe this is truly a win-win transaction for both companies and their stockholders.

   Although we are not seeking to reach a formal agreement with you on the transaction, we are aware that you will need to review the transaction and make a recommendation to your stockholders. We also understand that it would be customary in transactions of this type for a special committee of independent directors to be established to review the transaction and make its recommendation and for that committee to retain independent financial and legal advisors. Needless to say, The Limited supports the creation of such a committee and the retention by it of independent advisors.

   On a personal note, I want to express my thanks to each of you for your efforts in helping build IBI into the extraordinary business that it is and for the work to be done in evaluating this transaction.

   Please do not hesitate to call Ann Hailey or me with any questions or if we can be of any assistance.

   We look forward to moving ahead on this exciting transaction that we believe will generate value for Limited and Intimate Brands stockholders alike.

Sincerely yours,

/s/  LESLIE H. WEXNER
Leslie H. Wexner
Chairman and Chief Executive Officer

   On February 5, 2002, The Limited commenced the offer.

The Limited's Reasons for the Offer and the Merger

   At its meeting on February 1, 2002, our Board of Directors unanimously determined to pursue the offer and the merger, subject to final approval of the offer and the merger by a committee of the Board consisting of Leslie H. Wexner and Allan R. Tessler. In reaching its conclusion, the Board considered the following material factors, among others:

  . Our increased strategic focus on strengthening a smaller number of key businesses and brands and fully exploiting the key brands across different merchandise categories and distribution channels.

  . The potential advantages of the recombination of Intimate Brands and The Limited in fully capitalizing on the strength of the key brands of both companies by providing greater flexibility in allocating resources and expertise.

  . The other potential benefits of a recombination, including elimination of management distraction as a result of time spent maintaining two public companies, elimination of uncertainty regarding The Limited's future plans for Intimate Brands and the opportunity for modest cost savings.

  . Their belief that the key objectives of the initial public offering of Intimate Brands have been substantially achieved, including the fact that the separation facilitated the development of its businesses and brands and allowed Intimate Brands to attract talented executives and associates.

  . Their belief that investors are increasingly viewing The Limited and Intimate Brands as very similar companies, as evidenced by the convergence of the growth rates of the two companies and the substantially similar market capitalizations of the two companies.

  . Their belief that the anticipated strategic and operational benefits of the recombination outweighed the estimated earnings dilution, particularly after considering the non-cash, largely one-time nature of the additional expenses.

   The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes the material factors they considered. In view of the variety of factors considered in connection with its evaluation of the offer and the merger, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given differing weights to different factors.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   We are providing the following information to assist you in analyzing the financial aspects of the offer and the merger. The following selected historical financial data should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by The Limited and Intimate Brands with the SEC and attached to this proxy statement.

   The information for The Limited for the thirty-nine weeks ended November 3, 2001 and October 28, 2000 was derived from the unaudited consolidated financial statements included in The Limited's Quarterly Report on Form 10-Q for the quarterly period ended November 3, 2001. The Limited's results for the thirty-nine weeks ended November 3, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending February 2, 2002. The information for The Limited for each of the five fiscal years in the period ended February 3, 2001 was derived from the audited consolidated financial statements included in The Limited's Annual Reports on Form 10-K and reflects The Limited's historical ownership interests in Intimate Brands.

   The information for Intimate Brands for the thirty-nine weeks ended November 3, 2001 and October 28, 2000 was derived from the unaudited consolidated financial statements included in Intimate Brands' Quarterly Report on Form 10-Q for the quarterly period ended November 3, 2001. The Intimate Brands' results for the thirty-nine weeks ended November 3, 2001 are not necessarily indicative of the results to be expected for the fiscal year ending February 2, 2002. The information for Intimate Brands for each of the five fiscal years in the period ended February 3, 2001 was derived from the audited consolidated financial statements included in Intimate Brands' Annual Reports on Form 10-K.

The Limited, Inc. Selected Historical Consolidated Financial Data

                            As of or For the
                            Thirty-nine Weeks
                                Ended(a)               As of or For the Fiscal Years Ended(a)
                         ----------------------- -----------------------------------------------
                         November 3, October 28,
                            2001        2000     2000(b)     1999      1998      1997      1996
                         ----------- ----------- -------    ------    ------    ------    ------
                                            (in millions, except per share data)
Statement of Income Data
Net sales...............   $6,225      $6,583    $10,105    $9,766    $9,365    $9,200    $8,652
Net income..............   $  192(c)   $  190    $   428(c) $  461(c) $2,046(c) $  212(c) $  434(c)

Per Share Data
Basic net income........   $ 0.45(c)   $ 0.44    $  1.00(c) $ 1.05(c) $ 4.25(c) $ 0.39(c) $ 0.78(c)
Diluted net income......   $ 0.44(c)   $ 0.42    $  0.96(c) $ 1.00(c) $ 4.15(c) $ 0.39(c) $ 0.77(c)
Dividends...............   $0.225      $0.225    $  0.30    $ 0.30    $ 0.26    $ 0.24    $ 0.20
Diluted weighted average
  shares outstanding....      435         444        443       456       493       549       564

Balance Sheet Data
Total assets............   $4,157      $4,016    $ 4,088    $4,126    $4,550    $4,301    $4,120
Long-term debt..........   $  250      $  400    $   400    $  400    $  550    $  650    $  650
Shareholders' equity....   $2,428      $2,088    $ 2,316    $2,147    $2,167    $1,986    $1,869

--------
(a) Includes the results of the following companies up to their separation date: 1) Lane Bryant sale effective August 16, 2001; 2) Limited Too spin-off effective August 23, 1999; 3) Galyan's Trading Co. sale of a majority interest effective August 31, 1999; and 4) Abercrombie & Fitch split-off effective May 19, 1998.

(b) Fifty-three-week fiscal year.

(c) Net income includes the effect of the following special items:

    For the nine-months ended November 3, 2001: 1) a $170.0 million gain from the sale of Lane Bryant and 2) an aggregate gain of $62.1 million from the initial public offerings of Galyan's and Alliance Data Systems.

    In 2000: a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.

    In 1999: 1) the reserve reversal of $36.6 million related to downsizing costs for Henri Bendel; 2) an $11.0 million gain from the sale of a 60% majority interest in Galyan's; and 3) a $13.1 million charge for transaction costs related to the Limited Too spin-off.

    In 1998: 1) a $1.651 billion tax-free gain on the split-off of Abercrombie & Fitch; 2) a $93.7 million gain from the sale of the Company's remaining interest in Brylane, Inc.; and 3) a $5.1 million charge for associate termination costs at Henri Bendel.

    In 1997: 1) a $276.0 million charge related to implementation of initiatives to strengthen the Company's various retail brands; 2) a $62.8 million net gain related to the sale of one-half of the Company's investment in Brylane, Inc.; 3) a $13.0 million Henri Bendel inventory liquidation charge; and 4) an $8.6 million gain in connection with the initial public offering of Brylane, Inc.

    In 1996: 1) a $118.2 million gain resulting from the initial public offering of a 15.8% interest in Abercrombie & Fitch and 2) a $12.0 million charge for the revaluation of certain assets in connection with the sale of Penhaligon's.

Intimate Brands, Inc. Selected Historical Consolidated Financial Data

                                As of or For the Thirty-
                                    nine Weeks Ended         As of or For the Fiscal Years Ended
                                ------------------------ ----------------------------------------
                                November 3,  October 28,
                                   2001         2000     2000(a)    1999   1998   1997      1996
                                -----------  ----------- -------   ------ ------ ------    ------
                                                (in millions, except per share data)
Statement of Income Data
Net sales......................   $3,084       $3,180    $5,117    $4,632 $3,989 $3,719    $3,093
Net income.....................   $   93       $  211    $  432(b) $  459 $  394 $  284(b) $  257(b)

Per Share Data
Basic net income...............   $ 0.19       $ 0.43    $ 0.88(b) $ 0.92 $ 0.75 $ 0.54(b) $ 0.48(b)
Diluted net income.............   $ 0.19       $ 0.42    $ 0.87(b) $ 0.90 $ 0.74 $ 0.53(b) $ 0.48(b)
Dividends......................   $ 0.21       $ 0.21    $ 0.28    $ 0.27 $ 0.27 $ 0.25    $ 0.23
Diluted weighted average shares
  outstanding..................      494          501       499       508    530    532       531

Balance Sheet Data
Total assets...................   $1,725       $1,685    $1,457    $1,384 $1,448 $1,348    $1,135
Long-term debt.................   $  100       $  100    $  100    $  100 $  250 $  350    $  350
Shareholders' equity...........   $  659       $  464    $  665    $  545 $  609 $  531    $  377

--------
(a) Fifty-three-week fiscal year.

(b) Net income includes the effect of the following special items:

    In 2000: a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.

    In 1997: a $67.6 million charge related to the closing of the Cacique business.

    In 1996: a $12.0 million charge for the revaluation of certain assets in connection with the sale of Penhaligon's.

           SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

   We are providing the following selected unaudited pro forma consolidated financial data to give you a better picture of what the results of operations and financial position of The Limited might have been had the offer and the merger been completed at an earlier date. The unaudited pro forma consolidated income statement data for the thirty-nine weeks ended November 3, 2001 and for the fiscal year ended February 3, 2001 give effect to the offer and the merger as if they had been completed on January 30, 2000. The unaudited pro forma consolidated balance sheet data as of November 3, 2001 give effect to the offer and the merger as if they had been completed on that date.

   We have prepared the selected unaudited pro forma consolidated financial data based on available information using assumptions that The Limited's management believes are reasonable. The selected unaudited pro forma financial data are being provided for informational purposes only. They do not purport to represent The Limited's actual financial position or results of operations had the offer and merger occurred on the dates specified nor do they project The Limited's results of operations or financial position for any future period or date.

   The selected unaudited pro forma consolidated statement of income data do not reflect any adjustments for nonrecurring items or operating synergies arising as a result of the offer and the merger. The Limited currently expects to incur a one-time, after-tax non-cash charge of approximately $20.4 million relating to the exchange of vested Intimate Brands stock awards in connection with the offer and the merger that is not reflected in the selected unaudited pro forma consolidated financial data. See "Notes to Unaudited Pro Forma Consolidated Financial Statements." In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in The Limited's financial statements published after the completion of the offer and merger will vary from the adjustments included in the unaudited pro forma consolidated financial data included in this proxy statement.

   The selected unaudited pro forma consolidated financial data should be read in conjunction with The Limited's and Intimate Brands' audited and unaudited historical financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" attached to this proxy statement.

                                               As of or For the
                                            Thirty-nine Weeks Ended For the Fiscal Year Ended
                                              November 3, 2001(a)      February 3, 2001(b)
                                            ----------------------- -------------------------
                                                  (in millions, except per share data)
Statement of Income Data
Net sales..................................         $6,225                   $10,105
Net income.................................         $  198(c)                $   483(d)
Per Share Data(e)
Basic net income...........................         $ 0.39(c)                $  0.95(d)
Diluted net income.........................         $ 0.38(c)                $  0.91(d)
Dividends..................................         $0.225                   $  0.30
Diluted weighted average shares outstanding            521                       532
Balance Sheet Data
Total assets...............................         $5,592
Long-term debt.............................         $  248
Shareholders' equity.......................         $3,928

--------
(a) Includes the results of Lane Bryant through its sale date on August 16, 2001.
(b) Fifty-three-week fiscal year.
(c) Net income includes the effect of a $170.0 million gain from the sale of Lane Bryant and an aggregate gain of $62.1 million from the initial public offerings of Galyan's Trading Co. and Alliance Data Systems.
(d) Net income includes the effect of a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.
(e) Reflects an adjustment for the conversion of Intimate Brands historical weighted average Class A common stock outstanding for the periods presented using an exchange ratio of 1.046 to 1.

                          COMPARATIVE PER SHARE DATA

   The following comparative per share data has been derived from and should be read in conjunction with "The Limited, Inc. and Subsidiaries Unaudited Pro Forma Consolidated Financial Statements." The comparative per share data should also be read in conjunction with the audited and unaudited historical financial statements of The Limited and Intimate Brands, including the related notes, attached to this proxy statement, and the selected historical consolidated financial data including the related notes included in this proxy statement. The pro forma per share data have been included for comparative purposes only and do not purport to be indicative of (1) the results of operations or financial position of The Limited had the offer and the merger been completed at the beginning of the period or as of the date indicated or (2) the results of operations or financial position of The Limited for any future period or date.

                                                                          The Limited       Intimate Brands
                                          The Limited Intimate Brands Unaudited Pro Forma Unaudited Pro Forma
                                          Historical    Historical       Consolidated       Equivalent (a)
                                          ----------- --------------- ------------------- -------------------
As of or for the Thirty-nine Weeks Ended
  November 3, 2001
  (Unaudited) (b)
   Earnings per diluted share............   $ 0.44(c)      $0.19            $ 0.38              $ 0.40
   Cash dividends declared per share.....   $0.225         $0.21            $0.225              $0.236
   Book value per share..................   $ 5.67         $1.34            $ 9.15              $ 9.57
As of or for the Fiscal Year Ended
  February 3, 2001 (d)
   Earnings per diluted share............   $ 0.96(e)      $0.87(e)         $ 0.91              $ 0.95
   Cash dividends declared per share (f).   $ 0.30         $0.28            $ 0.30              $0.314
   Book value per share..................   $ 5.44         $1.36               N/A                 N/A

--------
(a) The Intimate Brands unaudited pro forma per share equivalent amounts represent The Limited unaudited pro forma consolidated per share amounts multiplied by the exchange ratio of 1.046.

(b) Includes the results of Lane Bryant through its sale date on August 16, 2001.

(c) Net income includes the effect of a $170.0 million gain from the sale of Lane Bryant and an aggregate gain of $62.1 million from the initial public offerings of Galyan's Trading Co. and Alliance Data Systems.

(d) Fifty-three-week fiscal year.

(e) Net income includes the effect of a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.

(f) The Limited unaudited pro forma consolidated cash dividends per share reflects the historical cash dividend per share of The Limited.

N/A Not applicable.

          SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

  Share Ownership of Principal Stockholders

   The following table sets forth the names of all persons who, on December 31, 2001, were known by The Limited to be the beneficial owners (as defined in the rules of the Commission) of more than 5% of the shares of Limited common stock.

                                                     Amount
                  Name and Address of             Beneficially Percent of
                   Beneficial Owner                  Owned       Class
                  -------------------             ------------ ----------
      Leslie H. Wexner (1).......................  77,126,089     18.0%
        Three Limited Parkway
        P.O. Box 16000
        Columbus, OH 43216

      Capital Research and Management Company (2)  55,003,000     12.8%
        333 South Hope Street
        Los Angeles, CA 90071

      FMR Corp. (3)..............................  41,649,406      9.7%
        82 Devonshire Street
        Boston, MA 02109-3614

--------
(1) Includes 1,123,222 shares held in an employee benefit plan over which he exercises dispositive but not voting control and 2,449,252 shares issuable within 60 days of January 5, 2001 upon exercise of outstanding options held by Mr. Wexner. Also includes 10,008,061 shares beneficially owned by Abigail S. Wexner, Mr. Wexner's wife, as to which Mr. Wexner may be deemed to share the power to vote and direct the disposition. Excludes 400,000 shares held in a trust of which Mrs. Wexner is a beneficiary and as to which Mr. Wexner disclaims beneficial ownership. Power to vote or direct the disposition of 700,000 shares held by Health and Science Interests II may be deemed to be shared by Mr. Wexner and the trustee thereof. Mr. Wexner disclaims beneficial ownership of the shares held by Health and Science Interests II. Mr. Wexner, as the sole trustee of The Wexner Children's Trust, holds the power to vote or direct the disposition of 14,999,700 shares.

(2) Information obtained from Amendment No. 4 to Capital Research and Management Company's Schedule 13G filing for The Limited, dated February 12, 2001. Capital Research and Management Company, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is deemed to be the beneficial owner of 55,003,000 shares of The Limited's Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

(3) Information obtained from Amendment No. 6 to FMR Corp.'s 13G filing for The Limited, dated February 14, 2001. FMR Corp., Edward C. Johnson 3d, Abigail
    P. Johnson and certain subsidiaries of FMR Corp. may be deemed to be members of a "group" as such term is defined in the rules promulgated by the Commission. FMR Corp. is the beneficial holder of Limited common stock as a result of the investment-related activities of certain subsidiaries of FMR Corp., members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of its voting power. Mr. Johnson 3d, the chairman of FMR Corp., owns 12.0% of the aggregate outstanding voting stock of FMR Corp. and Ms. Johnson 3d, a director of FMR Corp., owns 24.5% of the aggregate outstanding voting stock of FMR Corp.

Security Ownership of Directors and Management

   The following table shows certain information about the securities ownership of all directors of The Limited, the executive officers of The Limited and all directors and executive officers of The Limited as a group.

                                                                                 Number of
                                                                                 Shares of
                                                                                  Intimate      Percent of
                                                 Number of                      Brands, Inc.     Intimate
                                                 Shares of                        Class A       Brands Inc.
                                                Common Stock                    Common Stock      Class A
                                                Beneficially         Percent of Beneficially      Common
                     Name                       Owned(a)(b)            Class    Owned(a)(b)        Stock
                     ----                       ------------         ---------- ------------    -----------
Daniel P. Finkelman............................     187,913(c)             *        4,676            *
Eugene M. Freedman.............................      20,915(c)             *            0            **
E. Gordon Gee..................................      15,037(c)             *       16,903(d)         *
Mark A. Giresi.................................      42,400(c)             *            0            *
V. Ann Hailey..................................     356,212(c)             *        4,400            *
David T. Kollat................................     153,037(c)             *            0            **
Leonard A. Schlesinger.........................     134,714(c)             *        1,000            *
Donald B. Shackelford..........................     156,054(c)(f)          *       25,417(d)         *
Alex Shumate...................................       1,411(c)             *       11,061(d)         *
Allan R. Tessler...............................      53,441(c)             *            0            **
Martin Trust...................................   5,189,838(c)(e)(f)     1.2%      18,528(g)         *
Abigail S. Wexner..............................  10,408,061(c)(h)        2.4%           0            **
Leslie H. Wexner...............................  77,126,089(c)(i)       18.0%     340,657(d)         *
Raymond Zimmerman..............................      25,437(c)(j)          *        3,506            *

All directors and executive officers as a group  93,870,559(c)(e)(k)    21.9%     426,148(d)(l)      *

--------
 * Less than 1%.
** Not applicable.

(a) Unless otherwise indicated, each named person has voting and investment power over the listed shares and such voting and investment power is exercised solely by the named person or shared with a spouse.

(b) Reflects ownership as of December 31, 2001.

(c) Includes the following number of shares issuable within 60 days upon the exercise of outstanding stock options: Mr. Finkelman, 160,870; Mr. Freedman, 9,026; Dr. Gee, 9,026; Mr. Giresi, 42,400; Ms. Hailey, 297,001;
    Dr. Kollat, 9,026; Mr. Schlesinger, 112,483; Mr. Shackelford 9,026; Mr. Shumate, 250; Mr. Tessler, 9,026; Mr. Trust, 541,388; Mrs. Wexner, 4,980; Mr. Wexner, 2,449,252; Mr. Zimmerman, 9,026; and all directors and executive officers as a group, 3,662,780.

(d) Includes the following number of shares issuable within 60 days upon the exercise of outstanding stock options: Dr. Gee, 10,975; Mr. Shackelford, 10,975; Mr. Shumate, 7,299; Mr. Wexner, 210,000; and all directors and executive officers as a group, 239,249.

(e) Includes the following number of shares held in an employee benefit plan, over which the participant has the power to dispose or withdraw shares: Mr. Trust, 59,690; Mr. Wexner 1,123,222; and all directors and executive officers as a group, 1,182,912.

(f) Includes the following number of shares owned by family members, as to which beneficial ownership is disclaimed: Mr. Shackelford, 38,596; and Mr. Trust, 411,273.

(g) Includes 6,176 shares, as to which Mr. Trust disclaims beneficial ownership.

(h) Includes 400,000 shares held by a trust of which Mrs. Wexner is the beneficiary. Mrs. Wexner disclaims beneficial ownership of these shares. Includes 10,000,000 shares held by Wexner Children Holdings, as to which Mrs. Wexner shares investment and voting power with others. Excludes 67,118,028 shares beneficially owned by Mr. Wexner as to which Mrs. Wexner disclaims beneficial ownership.

(i) Includes 700,000 shares held by Health and Science Interests II, 14,999,700 shares held by The Wexner Children's Trust, 6,500,000 shares held by The Wexner Children's Trust II and 25,000,000 shares held by The Children Trust. Mr. Wexner disclaims beneficial ownership of the shares held by Health and Science Interests II. Mr. Wexner shares voting and investment power with others with respect to shares held by The Wexner Children's Trust II and The Children's Trust. Excludes 400,000 shares held in a trust of which Mrs. Wexner is a beneficiary and as to which Mr. Wexner disclaims beneficial ownership. Includes 10,008,061 shares as to which Mr. Wexner may be deemed to share voting and investment power.

(j) Includes 2,400 shares which are Mr. Zimmerman's pro rata share of 7,200 shares owned by a corporation of which Mr. Zimmerman is president and a 33% shareholder plus 4,000 shares held by a partnership which is 45% owned by Mr. Zimmerman and 45% owned by his wife.

(k) Includes 1,549,869 shares as to which beneficial ownership is disclaimed.

(l) Includes 6,176 shares as to which beneficial ownership is disclaimed.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   We are providing the following unaudited pro forma consolidated financial statements to give you a better picture of what the results of operations and financial position of The Limited might have been had the offer and the merger been completed at an earlier date. The unaudited pro forma consolidated statements of income for the thirty-nine weeks ended November 3, 2001 and for the fiscal year ended February 3, 2001 give effect to the offer and the merger as if they had been completed on January 30, 2000. The unaudited pro forma consolidated balance sheet as of November 3, 2001 gives effect to the offer and the merger as if they had been completed on that date.

   The Limited's acquisition of the Intimate Brands minority interest in the offer and the merger will be accounted for using the purchase method of accounting, as prescribed by SFAS No. 141, "Business Combinations." Accordingly, the purchase price will be allocated to the minority interest portion of the estimated fair value of identifiable net assets acquired. Any excess purchase price remaining after this allocation will be accounted for as goodwill, which will not be amortized.

   We have prepared these unaudited pro forma consolidated financial statements based on available information, using assumptions that The Limited's management believes are reasonable. These unaudited pro forma consolidated financial statements are being provided for informational purposes only. They do not purport to represent The Limited's actual financial position or results of operations had the offer and the merger occurred on the dates specified nor do they project The Limited's results of operations or financial position for any future period or date.

   The unaudited pro forma consolidated statements of income do not reflect any adjustments for nonrecurring items or operating synergies arising as a result of the offer and the merger. The Limited currently expects to incur a one-time, after-tax non-cash charge of approximately $20.4 million relating to the exchange of vested Intimate Brands stock awards in connection with the offer and the merger that is not reflected in the unaudited pro forma consolidated financial statements. See "--Notes to Unaudited Pro Forma Consolidated Financial Statements." In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in The Limited's financial statements published after the completion of the offer and the merger will vary from the adjustments included in the unaudited pro forma consolidated financial statements included in this proxy statement.

   The unaudited pro forma consolidated financial statements should be read in conjunction with The Limited's and Intimate Brands' audited and unaudited historical financial statements and related notes, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations" attached to this proxy statement.

                      THE LIMITED, INC. AND SUBSIDIARIES

                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                (IN THOUSANDS)

                                                        At November 3, 2001
                                           ---------------------------------------------
                                                         Pro Forma
                                           Historical  Adjustments(1)         Pro Forma
                                           ----------  --------------         ----------
ASSETS
Current assets:
   Cash and equivalents................... $  317,867                         $  317,867
   Accounts receivable....................    127,152                            127,152
   Inventories............................  1,343,329                          1,343,329
   Other..................................    304,605                            304,605
                                           ----------                         ----------
Total current assets......................  2,092,953                          2,092,953
Property and equipment, net...............  1,391,215    $    8,000 (2a)       1,399,215
Deferred income taxes.....................     79,433       (79,433)(2c)              --
Other assets..............................    593,140     1,506,953 (2a)       2,100,093
                                           ----------    ----------           ----------
Total assets.............................. $4,156,741    $1,435,520           $5,592,261
                                           ==========    ==========           ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable....................... $  386,772                         $  386,772
   Current portion of long-term debt......    150,000                            150,000
   Accrued expenses.......................    550,113    $   14,000 (2a)         564,113
   Income taxes...........................     13,847                             13,847
                                           ----------    ----------           ----------
Total current liabilities.................  1,100,732        14,000            1,114,732
Long-term debt............................    250,000        (1,950)(2b)         248,050
Deferred income taxes.....................         --        69,456 (2c)          69,456
Other long-term liabilities...............    235,581        (4,000)(2a)         231,581
Minority interest.........................    142,355      (142,355)(2a)              --
Stockholders' equity:
   Common stock...........................    216,096        41,885 (2d)         257,981
   Paid-in capital........................     60,923     1,518,942 (2d),(2e)  1,579,865
   Retained earnings......................  2,253,657       (20,390)(2e)       2,233,267
                                           ----------    ----------           ----------
                                            2,530,676     1,540,437            4,071,113
   Less: treasury stock, at average cost..   (102,603)      (40,068)(2e)        (142,671)
                                           ----------    ----------           ----------
Total stockholders' equity................  2,428,073     1,500,369            3,928,442
                                           ----------    ----------           ----------
Total liabilities and stockholders' equity $4,156,741    $1,435,520           $5,592,261
                                           ==========    ==========           ==========

   The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     For the Fiscal Year Ended February 3, 2001
                                                     -----------------------------------------
                                                                     Pro Forma
                                                     Historical   Adjustments (1)   Pro Forma
                                                     -----------  ---------------  -----------
Net sales........................................... $10,104,606                   $10,104,606
Costs of goods sold, buying and occupancy costs.....  (6,667,389)    $ (4,120)(3a)  (6,671,509)
                                                     -----------     --------      -----------
Gross income........................................   3,437,217       (4,120)       3,433,097
General, administrative and store operating expenses  (2,561,201)     (17,993)(3b)  (2,580,207)
                                                                       (1,013)(3a)
Special and nonrecurring items, net.................      (9,900)                       (9,900)
                                                     -----------     --------      -----------
Operating income....................................     866,116      (23,126)         842,990
Interest expense....................................     (58,244)         (93)(3c)     (58,337)
Other income, net...................................      20,378                        20,378
Minority interest...................................     (69,345)      69,345 (3d)          --
                                                     -----------     --------      -----------
Income before income taxes..........................     758,905       46,126          805,031
Income tax expense (benefit)........................     331,000       (9,000)(3e)     322,000
                                                     -----------     --------      -----------
Net income.......................................... $   427,905     $ 55,126      $   483,031
                                                     ===========     ========      ===========
Net income per share:
   Basic............................................ $      1.00                   $      0.95
   Diluted.......................................... $      0.96                   $      0.91
Dividends per share................................. $      0.30                   $      0.30
Basic weighted average shares outstanding...........     427,604       82,517 (3f)     510,121
Diluted weighted average shares outstanding.........     443,048       89,056 (3f)     532,104


   The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

             UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                     For the Thirty-nine Weeks Ended November 3, 2001
                                                     ------------------------------------------------
                                                                         Pro Forma
                                                      Historical       Adjustments(1)     Pro Forma
                                                      -----------      --------------    -----------
Net sales........................................... $ 6,225,440                        $ 6,225,440
Costs of goods sold, buying and occupancy costs.....  (4,296,341)         $ (3,090)(3a)  (4,299,431)
                                                      -----------         --------       -----------
Gross income........................................   1,929,099            (3,090)       1,926,009
General, administrative and store operating expenses  (1,805,868)          (13,495)(3b)  (1,820,123)
                                                                              (760)(3a)
Special and nonrecurring item.......................     170,000                            170,000
                                                      -----------         --------       -----------
Operating income....................................     293,231           (17,345)         275,886
Interest expense....................................     (25,370)              (70)(3c)     (25,440)
Other income, net...................................      15,682                             15,682
Minority interest...................................     (15,253)           15,253 (3d)          --
Gains on sale of stock by investees.................      62,102                             62,102
                                                      -----------         --------       -----------
Income before income taxes..........................     330,392            (2,162)         328,230
Income tax expense (benefit)........................     138,000            (8,000)(3e)     130,000
                                                      -----------         --------       -----------
Net income.......................................... $   192,392          $  5,838      $   198,230
                                                      ===========         ========       ===========
Net income per share:
   Basic............................................ $      0.45                        $      0.39
   Diluted.......................................... $      0.44                        $      0.38
Dividends per share................................. $     0.225                        $     0.225
Basic weighted average shares outstanding...........     427,506            83,535 (3f)     511,041
Diluted weighted average shares outstanding.........     434,772            86,692 (3f)     521,464


  The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

   The following summary of pro forma adjustments is based on available information and certain estimates and assumptions. Therefore, the actual adjustments will differ from the pro forma adjustments. The Limited believes that such assumptions provide a reasonable basis for presenting the significant effects of the offer and merger and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the Statements.

   The Limited has accounted for the offer and the merger in accordance with the requirements of SFAS No. 141, "Business Combinations." Accordingly, The Limited recognized certain intangible assets acquired separately from goodwill, which represents the excess of the purchase price over the minority interest portion of the estimated fair value of identifiable net assets acquired. In accordance with the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets," goodwill will not be amortized. Additionally, trademarks, tradenames, and Internet domain names have been determined to have indefinite lives and will not be amortized. These assets will be reviewed for impairment in accordance with the provisions of SFAS No. 142.

   Beginning in fiscal 2002 and in accordance with SFAS No. 142, The Limited will no longer record amortization on its pre-existing goodwill. Goodwill amortization expense for the thirty-nine weeks ended November 3, 2001 and the fiscal year ended February 3, 2001 was $2.3 million and $3.0 million, respectively. This change in expense is not reflected in the Unaudited Pro Forma Consolidated Statements of Income.

   Amounts for The Limited were derived from the historical consolidated financial statements of The Limited included in appendices attached to this document.

2.  Adjustments to the Unaudited Pro Forma Consolidated Balance Sheet

(a) The Unaudited Pro Forma Consolidated Balance Sheet gives effect to the following transactions and events: (1) the issuance of Limited common stock in exchange for all outstanding Intimate Brands Class A common stock; (2) the allocation of the purchase price to the assets acquired and liabilities assumed based on a preliminary estimate of their respective fair values at November 3, 2001; (3) the elimination of the Intimate Brands minority interest in The Limited's consolidated financial statements; (4) the stockholders' equity impact of exchanging Intimate Brands stock awards for Limited stock awards and; (5) the recognition of deferred income taxes, which result from differences in the estimated fair value of net assets acquired and liabilities assumed for financial reporting purposes and their respective tax bases.

    The market value of Limited common stock to be issued was based upon the closing market price of $17.75 per share at February 4, 2002. The final purchase price will be based on the market price of Limited common stock on the dates of consummation of the offer and the merger.

                      THE LIMITED, INC. AND SUBSIDIARIES

   The estimated pro forma allocation of the purchase price is as follows (in thousands):

Market value of Limited common stock to be issued.................................... $1,486,917
Fees and other direct costs of the offer and merger..................................     14,000
                                                                                      ----------
   Total purchase price.............................................................. $1,500,917
                                                                                      ----------
Minority interest portion of the estimated fair value of Intimate Brands identifiable net assets acquired:
Trademarks, tradenames, and Internet domain names.................................... $  406,250*
Customer relationships and lists.....................................................      4,050*
Property and equipment...............................................................      8,000
Store operating leases...............................................................      8,600*
Long-term debt.......................................................................      1,950
Deferred income taxes on book/tax basis differences in pro forma balance sheet.......   (162,341)
Write-off of deferred rent...........................................................      4,000
Write-off of Intimate Brands' historical goodwill....................................    (10,446)*
Minority interest at November 3, 2001................................................    142,355
                                                                                      ----------
Estimated fair value of identifiable net assets acquired............................. $  402,418
                                                                                      ----------
Excess of purchase price over net assets acquired.................................... $1,098,499*
                                                                                      ==========

   -----
   * These amounts are included as pro forma adjustments to 'Other Assets.'

(b) Represents the adjustment of Intimate Brands' long-term debt to fair value, based on current rates available to The Limited for debt of similar maturities.

(c) Represents the recognition of long-term deferred income taxes of $162.3 million associated with the allocation of the purchase price and the $13.5 million deferred income tax effect associated with the compensation costs discussed in Notes 2(e) and 3(b). These adjustments were recorded using The Limited's effective income tax rate of 39.75%. The adjustment also includes the reclassification of The Limited's historical long-term deferred income tax assets of $79.4 million to reflect the net pro forma long-term deferred income tax liability.

(d) Reflects the issuance of an estimated 83.8 million shares of Limited common stock, par value $0.50 per share. This is based on Intimate Brands Class A common stock outstanding of 80.1 million shares at January 30, 2002 and applying the exchange ratio of 1.046. The excess of the purchase price over the par value of Limited common stock issued of $1.445 billion was recorded as an adjustment to paid-in capital.

(e) The retained earnings adjustment represents the $20.4 million nonrecurring, non-cash after-tax expense for fully vested stock awards discussed in Note 3(b) of the Pro Forma Consolidated Statements of Income. The adjustment to paid-in capital includes both this charge and $40.1 million of deferred compensation associated with unvested stock awards as discussed in Note 3(b). The treasury stock adjustment represents the unearned deferred compensation associated with these unvested stock awards.

3.  Adjustments to Unaudited Pro Forma Consolidated Statements of Income

(a) Adjusting Intimate Brands' property and equipment to their estimated fair value will result in additional depreciation expense. Additionally, the recognition of certain identifiable intangible assets and the

                      THE LIMITED, INC. AND SUBSIDIARIES
   adjustment to the deferred rent liability will result in additional amortization and other non-cash expense. The estimated additional depreciation, amortization and other non-cash expense is as follows (in thousands):

                                                          Non-Cash Expense
                                                    ----------------------------
                                            Average Year Ended    Thirty-nine
                                            Useful  February 3,   Weeks Ended
                                 Adjustment  Life      2001     November 3, 2001
                                 ---------- ------- ----------- ----------------
Customer relationships and lists   $4,050   4 yrs.    $1,013         $  760
Property and equipment..........    8,000   5 yrs.     1,600          1,200
Store operating leases..........    8,600   5 yrs.     1,720          1,290
Deferred rent...................    4,000   5 yrs.       800            600

(b) In connection with the offer and merger, vested and unvested grants of stock options and restricted stock of Intimate Brands common stock will be exchanged for awards of stock options and restricted stock of The Limited's common stock (collectively, the "awards"). The new awards will have the same vesting provisions, option periods, aggregate intrinsic value, ratio of exercise price per option to market value per share and other terms as the Intimate Brands awards exchanged.

    Based on Emerging Issues Task Force Issue No. 00-23 consensus views reached in the last 18 months and Financial Accounting Standards Board Interpretation No. 44, issued in March, 2000, the exchange of the Intimate Brands awards for Limited awards as described in the preceding paragraph is considered a modification of a stock-based compensation arrangement. Accordingly, a new measurement of compensation cost will be required at the date of the exchange. To the extent the exchanged awards are fully vested, any additional compensation cost will be recognized immediately.

    Based on the $17.75 closing market price of Limited common stock as of February 4, 2002, the non-cash after-tax expense for fully vested awards would be approximately $20.4 million, or $0.04 per diluted share. This expense is excluded from the Pro Forma Consolidated Statements of Income, as it is nonrecurring, but will be reflected in The Limited's historical financial statements upon completion of the offer and the merger. The actual non-cash expense recorded will be based on the market price of Limited common stock at the time the awards are exchanged. If the market price exceeds $17.75, the expense will increase. If the market price is lower, the expense will decrease. Within a range of $15.00 to $21.00 per share, a $1.00 per share change in The Limited closing market price would have less than a $3.5 million non-cash impact on net income, or less than $0.01 diluted earnings per share.

    An additional $40.1 million non-cash pre-tax compensation cost relating to the exchange of unvested Intimate Brands awards for Limited awards will be recorded as deferred compensation and will be recognized over the remaining vesting period. Accordingly, the Pro Forma Consolidated Statements of Income for the year ended February 3, 2001 and the thirty-nine weeks ended November 3, 2001 reflect additional pretax, non-cash compensation expense of $18.0 million and $13.5 million, respectively. These amounts were determined assuming the exchange of unvested awards occurred at the beginning of the related fiscal period, and based on the $17.75 market price of Limited common stock as of February 4, 2002. Within a range of $15.00 to $21.00 per share, a $1.00 per share change in The Limited closing market price at the date of exchange of the unvested stock awards would have less than a $2 million non-cash impact on net income, or less than $0.01 diluted earnings per share.

                      THE LIMITED, INC. AND SUBSIDIARIES

   Assuming the exchange of the stock awards occurred at the beginning of fiscal 2001 at a $17.75 price for Limited common stock, the amount of non-cash compensation expense is estimated as follows (in thousands):

                          Non-Cash Compensation Expense
                          -----------------------------
                           Year      Pre-Tax  After-Tax
                          -------   --------- -----------
                          2001      $17,993    $10,841
                          2002       16,228      9,777
                          2003        4,463      2,689
                          2004        1,289        777
                          2005           95         57

(c) Reflects the amortization expense of the fair value adjustment on long-term debt using the straight-line method over the remaining term of 21 years.

(d) Represents minority interest in earnings of Intimate Brands for the period presented.

(e) The assumed effective tax rate of the pro forma adjustments, excluding the minority interest adjustment, is 40.0% and 39.75% for the year ended February 3, 2001 and the thirty-nine weeks ended November 3, 2001, respectively. The minority interest adjustment is net of tax, consistent with the presentation of minority interest in the historical consolidated financial statements.

(f) Reflects an adjustment for the conversion of Intimate Brands historical weighted average Class A common stock outstanding for the periods presented using an exchange ratio of 1.046 to 1.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   During our 2000 fiscal year, PricewaterhouseCoopers LLP served as our independent public accountants and in that capacity rendered an opinion on our consolidated financial statements as of and for the fiscal year ended February 3, 2001. We annually review the selection of our independent public accountants and have selected PricewaterhouseCoopers LLP as our independent public accountants for the current fiscal year.

   Representatives of PricewaterhouseCoopers LLP are expected to be present at the special meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.

                                 OTHER MATTERS

   The Board of Directors knows of no other matters to be brought before the special meeting. However, if other matters should come before the meeting, each of the persons named in the proxy intends to vote in accordance with his or her judgment on such matters.

                             STOCKHOLDER PROPOSALS

   We may omit from the proxy statement and form of proxy relating to the next annual meeting of stockholders any proposals of stockholders which were intended to be presented at the next annual meeting and were not received by the Secretary of The Limited at our principal executive offices on or before December 21, 2001. As that date has passed, we are not required to include in our proxy material related to the next annual meeting any proposals which we will receive from any stockholder.

                      WHERE YOU CAN FIND MORE INFORMATION

   The Limited and Intimate Brands file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other information filed by The Limited and Intimate Brands at the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like The Limited and Intimate Brands, who file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this site is http://www.sec.gov.

   You may also inspect reports, proxy statements and other information about The Limited and Intimate Brands at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in, or incorporated by reference in, this proxy statement. This proxy statement incorporates by reference the documents set forth below that The Limited and Intimate Brands have previously filed with the SEC. These documents, which are attached to this proxy statement as appendices, contain important information about The Limited and Intimate Brands and their financial condition.

  The Limited, Inc. SEC Filings (Commission File No. 1-8344)                   Period
  ----------------------------------------------------------                   ------
          Annual Report on Form 10-K (Appendix A)               Fiscal Year ended February 3, 2001
          Quarterly Report on Form 10-Q (Appendix B)            Fiscal Quarter ended May 5, 2001
          Quarterly Report on Form 10-Q (Appendix C)            Fiscal Quarter ended August 4, 2001
          Quarterly Report on Form 10-Q (Appendix D)            Fiscal Quarter ended November 3, 2001
          Current Report on Form 8-K (Appendix E)               Filed on February 7, 2002
          Current Report on Form 8-K (Appendix F)               Filed on February 14, 2002

Intimate Brands, Inc. SEC Filings (Commission File No. 1-13814)                Period
---------------------------------------------------------------                ------
          Annual Report on Form 10-K (Appendix G)               Fiscal Year ended February 3, 2001
          Quarterly Report on Form 10-Q (Appendix H)            Fiscal Quarter ended May 5, 2001
          Quarterly Report on Form 10-Q (Appendix I)            Fiscal Quarter ended August 4, 2001
          Quarterly Report on Form 10-Q (Appendix J)            Fiscal Quarter ended November 3, 2001
          Current Report on Form 8-K (Appendix K)               Filed on September 19, 2001

                             SOLICITATION EXPENSES

   We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. Our employees may solicit proxies by telephone, mailgram, facsimile, telegraph, cable and personal interview, in addition to the use of the mails. We have retained D.F. King & Co., Inc. to help us solicit proxies relating to shares held by brokerage houses, custodians, fiduciaries and other nominees for a fee of approximately $10,000, plus expenses. We do not expect to pay any other compensation for the solicitation of proxies.

                                          By Order of the Board of Directors

                                          /s/ LESLIE H. WEXNER

                                          Leslie H. Wexner
                                          Chairman of the Board

                                                                     APPENDIX A

                      ANNUAL REPORT ON FORM 10-K FOR THE
                     FISCAL YEAR ENDED FEBRUARY 3, 2001 OF
                               THE LIMITED, INC.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-K

(Mark One)
[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934 [NO FEE REQUIRED]

For the fiscal year ended February 3, 2001

                                      OR
[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from ______________ to ______________
                         Commission file number 1-8344

                               THE LIMITED, INC.
            (Exact name of registrant as specified in its charter)


                           Delaware                                           31-1029810
-------------------------------------------------------------- -----------------------------------------
(State or other jurisdiction of incorporation or organization)   (I.R.S. Employer Identification No.)

                    Three Limited Parkway,
                P.O. Box 16000, Columbus, Ohio                                   43216
-------------------------------------------------------------- -----------------------------------------
           (Address of principal executive offices)                           (Zip Code)

        Registrant's telephone number, including area
      code (614) 415-7000 Securities registered pursuant
       to Section 12(b) of the Act: Title of each class        Name of each exchange on which registered
-------------------------------------------------------------- -----------------------------------------
                 Common Stock, $.50 Par Value                         The New York Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:  None.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months and (2) has been subject to the filing
requirements for the past 90 days. Yes [X]    No  [_]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. X

Aggregate market value of the registrant's Common Stock held by non-affiliates of the registrant as of March 30, 2001: $5,387,986,739.

Number of shares outstanding of the registrant's Common Stock as of March 30, 2001: 426,401,557.

                     DOCUMENTS INCORPORATED BY REFERENCE:

Portions of the registrant's annual report to shareholders for the fiscal year ended February 3, 2001 are incorporated by reference into Part I, Part II and
Part IV, and portions of the registrant's proxy statement for the Annual Meeting of Shareholders scheduled for May 21, 2001 are incorporated by reference into Part III.

================================================================================

  SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
                                     1995:

   The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Annual Report on Form 10-K ("Report") or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2001 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this Report or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms.

   Refer to Exhibit 99.1 for cautionary statements relating to forward-looking information.

   The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                                    PART I

ITEM 1.  BUSINESS.

GENERAL.

   The Limited, Inc., a Delaware corporation (including its subsidiaries, the "Company"), sells women's and men's apparel, women's intimate apparel and personal care products under various trade names through its specialty retail stores and direct response (catalog and e-commerce) businesses. Merchandise is targeted to appeal to customers in various market segments that have distinctive consumer characteristics.

DESCRIPTION OF OPERATIONS.

  General.

   As of February 3, 2001, the Company conducted its business in two primary segments: (1) the apparel segment, which derives its revenues from the sale of women's and men's apparel; and (2) Intimate Brands, Inc. ("IBI") (a corporation in which the Company holds an 83.9% interest), which derives its revenues from the sale of women's intimate and other apparel, personal care products and accessories.

   On February 8, 2001, as part of its multiple-year strategy to create sustained growth of shareholder value, The Limited, Inc. announced its intent to pursue a strategic or financial buyer for Lane Bryant and the integration of Structure into Express as Express Men's. Lane Bryant and Structure are in the Company's apparel segment.

   The following chart reflects the retail businesses and the number of stores in operation for each segment at February 3, 2001 and January 29, 2000.

                                                  NUMBER OF STORES
                                               -----------------------
                                               February 3, January 29,
                                                  2001        2000
                                               ----------- -----------
          Apparel Businesses
             Express..........................      667         688
             Lerner New York..................      560         594
             Lane Bryant......................      653         688
             Limited Stores...................      389         443
             Structure........................      469         499
                                                  -----       -----
                 Total apparel businesses.....    2,738       2,912
          Intimate Brands
             Victoria's Secret Stores.........      958         896
             Bath & Body Works................    1,432       1,214
                                                  -----       -----
                 Total Intimate Brands........    2,390       2,110
          Other
             Henri Bendel.....................        1           1
                                                  -----       -----
                 Total........................    5,129       5,023
                                                  =====       =====

   The following table shows the changes in the number of retail stores operated by the Company for the past five fiscal years:

                                                   Businesses
                                                    Disposed
           Fiscal Beginning                          of or    End of
            Year   of Year  Acquired Opened Closed   Closed    Year
            ----  --------- -------- ------ ------ ---------- ------
            1996    5,298      --     470   (135)     --      5,633
            1997    5,633      --     315   (190)  (a) (118)  5,640
            1998    5,640      --     251   (350)  (b) (159)  5,382
            1999    5,382      --     295   (301)  (c) (353)  5,023
            2000    5,023      --     330   (224)     --      5,129

--------
(a) Represents Cacique stores from the January 31, 1998 closure.
(b) Represents A&F stores from the May 19, 1998 split-off.
(c) Represents 18 stores from the third party purchase of a 60% majority interest in Galyan's Trading Co. effective August 31, 1999 and 335 stores from the August 23, 1999 spin-off of Limited Too.

   The Company also owns Mast Industries, Inc., a contract manufacturer and apparel importer.

   During fiscal year 2000, the Company purchased merchandise from approximately 3,100 suppliers and factories located throughout the world. In addition to purchases through Mast, the Company purchases merchandise directly in foreign markets and in the domestic market, some of which is manufactured overseas. No more than 5% of goods purchased originated from any single manufacturer.

   Most of the merchandise and related materials for the Company's stores is shipped to the Company's distribution centers in the Columbus, Ohio area. The Company uses common and contract carriers to distribute merchandise and related materials to its stores. The Company's businesses generally have dedicated distribution facilities and capabilities and no business receives priority over any other business.

   The Company's policy is to maintain sufficient quantities of inventory on hand in its retail stores and distribution centers so that it can offer customers an appropriate selection of current merchandise. The Company emphasizes rapid turnover and takes markdowns as required to keep merchandise fresh and current with fashion trends.

   The Company views the retail apparel market as having two principal selling seasons, spring and fall. As is generally the case in the retail apparel industry, the Company experiences its peak sales activity during the fall season. This seasonal sales pattern results in increased inventory during the fall and Christmas holiday selling periods. During fiscal year 2000, the highest inventory level was $1.6 billion at November 2000 month-end and the lowest inventory level was $1.1 billion at the February 2000 month-end.

   Merchandise sales are paid for with cash, by personal check, and with credit cards issued by third parties or by the Company's 31%-owned credit card processing venture, Alliance Data Systems.

   The Company offers its customers a return policy stated as "No Sale is Ever Final." The Company believes that certain of its competitors offer similar service policies.

   The following is a brief description of each of the Company's operating businesses, including their respective target markets.

  APPAREL BUSINESSES

   Express--is a leading specialty retailer of women's sportswear and accessories. Express' strategy is to offer new, international fashion to its base of young, style-driven women. Launched in 1980, Express had net sales of $1.59 billion in 2000 and operated 667 stores in 48 states.

   Lerner New York--is a leading mall-based specialty retailer of women's apparel. The business's strategy is to offer competitively priced women's fashion with its New York & Company brand. Originally founded in 1918, Lerner New York was purchased by The Limited in 1985. Lerner New York had net sales of $1.03 billion in 2000 and operated 560 stores in 44 states.

   Lane Bryant--is the leading specialty store retailer of women's apparel, offering knit tops, sweaters, pants, jeans and intimate apparel for women size 14-plus. Originally founded in 1900, Lane Bryant was acquired by The Limited in 1982. The business had net sales of $930 million in 2000 and operated 653 stores in 46 states.

   Limited Stores--is a mall-based specialty store retailer. The business's strategy is to focus on sophisticated sportswear for modern American women. Founded in 1963, Limited Stores had net sales of $673 million in 2000 and operated 389 stores in 46 states.

   Structure--is a leading specialty retailer of men's clothing, offering classically-inspired sportswear with a rugged fashion appeal for men in their 20's and 30's. Structure had net sales of $569 million in 2000 and operated 469 stores in 43 states.

  INTIMATE BRANDS

   Victoria's Secret Stores--is the leading specialty retailer of women's intimate apparel and related products. Victoria's Secret Stores had net sales of $2.34 billion in 2000 and operated 958 stores nationwide.

   Victoria's Secret Beauty--is a leading specialty retailer of high quality beauty products. Victoria's Secret Beauty had net sales of $534 million in 2000 and operated 80 stand-alone stores, 400 side-by-side locations and niches within Victoria's Secret lingerie stores. Victoria's Secret Beauty stores and sales are consolidated within Victoria's Secret Stores in the preceding paragraph and in the 2000 Annual Report.

   Victoria's Secret Direct--is a leading catalog and e-commerce retailer of intimate and other women's apparel. Through its web site, www.VictoriasSecret.com, certain of its products may be purchased worldwide. Victoria's Secret Direct mailed approximately 368 million catalogs and had net sales of $962 million in 2000.

   Bath & Body Works--is the leading specialty retailer of personal care products. Launched in 1990, Bath & Body Works (including White Barn Candle Company) had net sales of $1.79 billion in 2000 and operated 1,432 stores nationwide.

  OTHER

   Henri Bendel--operates a single specialty store in New York City which features fashions for sophisticated, higher-income women. The business had net sales of $39 million in 2000.

   Additional information about the Company's business, including its revenues and profits for the last three years and selling square footage, is set forth under the caption "Management's Discussion and Analysis" of the 2000 Annual Report and is incorporated herein by reference. For the financial results of the Company's reportable operating segments, see Note 12 of the Notes to the Consolidated Financial Statements included in the 2000 Annual Report, incorporated herein by reference.

COMPETITION.

   The sale of intimate and other apparel and personal care products through retail stores is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, department stores and discount retailers. Brand image, marketing, fashion design, price, service, fashion selection and quality are the principal competitive factors in retail store sales. The Company's direct response business competes with numerous national and regional catalog and e-commerce merchandisers. Brand image, marketing, fashion design, price, service, quality, image presentation and fulfillment are the principal competitive factors in catalog and e-commerce sales.

   The Company is unable to estimate the number of competitors or its relative competitive position due to the large number of companies selling apparel and personal care products through retail stores, catalogs and e-commerce.

ASSOCIATE RELATIONS.

   On February 3, 2001, the Company employed approximately 123,700 associates, 90,200 of whom were part-time. In addition, temporary associates are hired during peak periods, such as the holiday season.

ITEM 2.  PROPERTIES.

   The Company's business is principally conducted from office, distribution and shipping facilities located in the Columbus, Ohio area. Additional facilities are located in New York City, New York; Andover, Massachusetts; Kettering, Ohio; Rio Rancho, New Mexico; Hong Kong and London, England.

   The distribution and shipping facilities owned by the Company consist of eight buildings located in the Columbus, Ohio area. Excluding office space, these buildings comprise approximately 6.1 million square feet.

   Substantially all of the retail stores operated by the Company are located in leased facilities, primarily in shopping centers throughout the continental United States. The leases expire at various dates between 2000 and 2028 and frequently have renewal options.

   Typically, when space is leased for a retail store in a shopping center, all improvements, including interior walls, floors, ceilings, fixtures and decorations, are supplied by the tenant. In certain cases, the landlord of the property may provide a construction allowance to fund all or a portion of the cost of improvements. The cost of improvements varies widely, depending on the size and location of the store. Rental terms for new locations usually include a fixed minimum rent plus a percentage of sales in excess of a specified amount. Certain operating costs such as common area maintenance, utilities, insurance and taxes are typically paid by tenants.

ITEM 3.  LEGAL PROCEEDINGS.

   The Company is a defendant in a variety of lawsuits arising in the ordinary course of business.

   On January 13, 1999, two complaints were filed against the Company and its subsidiary, Lane Bryant, Inc., as well as other defendants, including many national retailers. Both complaints relate to labor practices allegedly employed on the island of Saipan, Commonwealth of the Northern Mariana Islands, by apparel manufacturers unrelated to the Company (some of which have sold goods to the Company) and seek injunctions, unspecified monetary damages, and other relief. One complaint, on behalf of a class of unnamed garment workers, filed in the United States District Court for the Central District of California, Western Division, alleges violations of federal statutes, the United States Constitution, and international law. On April 12, 1999, a motion to dismiss that complaint for failure to state a claim upon which relief can be granted was filed, and it remains pending. On September 29, 1999, the United States District Court for the Central District of California, Western Division, transferred the case to the United States District Court for the District of Hawaii. A first amended complaint was filed on April 28, 2000, which added additional defendants but did not otherwise substantively alter either the claims alleged or relief sought. On June 23, 2000, the United States District Court for the District of Hawaii transferred the case to the United States District Court for the District of the Northern Mariana Islands, and on July 7, 2000 denied plaintiffs' motion for reconsideration of the transfer order. Plaintiffs filed a Petition for a Writ of Mandamus challenging the transfer order and Motion for Emergency Stay which was denied by a panel of the U.S. 9th Circuit Court of Appeals on March 22, 2001. Plaintiffs have indicated an intention to seek a rehearing en banc. The second complaint, filed by a national labor union and other organizations in the Superior Court of the State of California, San Francisco County, and which alleges unfair business practices under California law, remains pending.

   In May and June 1999, purported shareholders of the Company filed three derivative actions in the Court of Chancery of the State of Delaware, naming as defendants the members of the Company's board of directors and the Company, as nominal defendant. The actions thereafter were consolidated. The operative complaint generally alleged that the rescission of the Contingent Stock Redemption Agreement previously entered into by the Company with Leslie H. Wexner and The Wexner Children's Trust (the "Contingent Stock Redemption Agreement") constituted a waste of corporate assets and a breach of the board members' fiduciary duties, and that the issuer tender offer completed on June 3, 1999 was a "wasteful transaction in its own right." On July 30, 1999, all defendants moved to dismiss the complaint, both on the ground that it failed to allege facts showing that demand on the board to institute such an action would be futile and for failure to state a claim. Plaintiffs did not respond to that motion, but on February 16, 2000, plaintiffs filed a first amended consolidated derivative complaint (the "amended complaint"), which makes allegations similar to the first complaint concerning the rescission of the Contingent Stock Redemption Agreement and the 1999 issuer tender offer and adds allegations apparently intended to show that certain directors were not disinterested in those decisions. Defendants moved to dismiss the amended complaint on April 14, 2000. The motion has been fully briefed, oral argument was heard on March 28, 2001 and the motion is now under consideration by the Court.

   Although it is not possible to predict with certainty the eventual outcome of any litigation, in the opinion of management, the foregoing proceedings are not expected to have a material adverse effect on the Company's financial position or results of operations.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

   Not applicable.

SUPPLEMENTAL ITEM.  EXECUTIVE OFFICERS OF THE REGISTRANT.

   Set forth below is certain information regarding the executive officers of the Company.

   Leslie H. Wexner, 63, has been Chairman of the Board of Directors of the Company for more than five years and its President and Chief Executive Officer since he founded the Company in 1963.

   V. Ann Hailey, 50, was appointed to the Board of Directors of the Company on March 1, 2001 and has been Executive Vice President and Chief Financial Officer of the Company since August 1997. Ms. Hailey was Senior Vice President and Chief Financial Officer for Pillsbury from August 1994 to August 1997.

   Martin Trust, 66, has been a member of the Board of Directors of the Company and President and Chief Executive Officer of Mast Industries, Inc., a wholly-owned subsidiary of the Company, for more than five years.

   Leonard A. Schlesinger, 48, has been a member of the Board of Directors of the Company since 1996 and has been Executive Vice President and Chief Operating Officer since March 2001. Mr. Schlesinger was Executive Vice President, Organization, Leadership and Human Resources of the Company from October 1999 until March 2001. Mr. Schlesinger was a Professor of Sociology and Public Policy and Senior Vice President for Development at Brown University from 1998 to 1999. He was also Professor of Business Administration at Harvard Business School ("Harvard") from 1988 to 1998 and served as the Senior Associate Dean and Director of External Relations at Harvard from July 1994 until October 1995.

   All of the above officers serve at the pleasure of the Board of Directors of the Company.

                                    PART II

ITEM 5.  MARKET FOR THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER
MATTERS.

   Information regarding markets in which the Company's common stock was traded during fiscal years 2000 and 1999, approximate number of holders of common stock, and quarterly cash dividend per share information of the Company's common stock for the fiscal years 2000 and 1999 is set forth under the caption "Market Price and Dividend Information" on page 16 of the 2000 Annual Report and is incorporated herein by reference.

ITEM 6.  SELECTED FINANCIAL DATA.

   Selected financial data is set forth under the caption "Financial Summary" on page 6 of the 2000 Annual Report and is incorporated herein by reference.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

   Management's discussion and analysis of financial condition and results of operations is set forth under the caption "Management's Discussion and Analysis" on pages 6 through 11 of the 2000 Annual Report and is incorporated herein by reference.

ITEM 7A.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

   The information required by this item is set forth on pages 10 and 15 of the 2000 Annual Report and is incorporated herein by reference.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

   The Consolidated Financial Statements of the Company and subsidiaries, the Notes to Consolidated Financial Statements and the Report of Independent Accountants are set forth in the 2000 Annual Report and are incorporated herein by reference.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

   None.

                                   PART III

ITEM 10.  DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT.

   Information regarding directors of the Company is set forth under the captions "ELECTION OF DIRECTORS--Nominees and directors", "--Information concerning the Board of Directors", "--Committees of the Board of Directors" and "--Security ownership of directors and management" on pages 4 through 9 of the Company's proxy statement for the Annual Meeting of Shareholders to be held May 21, 2001 (the "Proxy Statement") and is incorporated herein by reference. Information regarding compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, is set forth under the caption "EXECUTIVE COMPENSATION--Section 16(a) beneficial ownership reporting compliance" on page 17 of the Proxy Statement and is incorporated herein by reference. Information regarding executive officers is set forth herein under the caption "SUPPLEMENTAL ITEM. EXECUTIVE OFFICERS OF THE REGISTRANT" in Part I.

ITEM 11.  EXECUTIVE COMPENSATION.

   Information regarding executive compensation is set forth under the caption "EXECUTIVE COMPENSATION" on pages 12 through 17 of the Proxy Statement and is incorporated herein by reference. Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in
Item 402(a)(8) of Regulation S-K.

ITEM 12.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

   Information regarding the security ownership of certain beneficial owners and management is set forth under the captions "ELECTION OF DIRECTORS--Security ownership of directors and management" on pages 8 and 9 of the Proxy Statement and "SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS" on page 22 of the Proxy Statement and is incorporated herein by reference.

ITEM 13.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

   Information regarding certain relationships and related transactions is set forth under the captions "ELECTION OF DIRECTORS--Nominees and directors" on pages 4 through 6 of the Proxy Statement and is incorporated herein by reference.

                                    PART IV

ITEM 14.  EXHIBITS, FINANCIAL STATEMENT SCHEDULES AND REPORTS ON FORM 8-K.

   (a)(1) List of Financial Statements.

   The following consolidated financial statements of The Limited, Inc. and Subsidiaries and the related notes are filed as a part of this report pursuant to ITEM 8:

       Consolidated Statements of Income for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999.

       Consolidated Statements of Shareholders' Equity for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999.

       Consolidated Balance Sheets as of February 3, 2001 and January 29, 2000.

       Consolidated Statements of Cash Flows for the fiscal years ended February 3, 2001, January 29, 2000 and January 30, 1999.

       Notes to Consolidated Financial Statements.

       Report of Independent Accountants.

   (a)(2) List of Financial Statement Schedules.

   All schedules required to be filed as part of this report pursuant to ITEM 14(d) are omitted because the required information is either presented in the financial statements or notes thereto, or is not applicable, required or material.

   (a)(3) List of Exhibits.

 3.     Articles of Incorporation and Bylaws.

        3.1  Certificate of Incorporation of the Company, dated March 8, 1982.

        3.2. Certificate of Amendment of Certificate of Incorporation, dated May 19, 1986.

        3.3. Certificate of Amendment of Certificate of Incorporation, dated May 19, 1987.

        3.4. Restated Bylaws of the Company incorporated by reference to Exhibit 3.2 to the Company's
             Annual Report on Form 10-K for the fiscal year ended January 30, 1999.

 4.     Instruments Defining the Rights of Security Holders.

        4.1. Copy of the form of Global Security representing the Company's 7 1/2% Debentures due 2023, incorporated by reference to Exhibit 1 to the Company's Current Report on Form 8-K dated
             March 4, 1993.

        4.2. Conformed copy of the Indenture dated as of March 15, 1988 between the Company and The
             Bank of New York, incorporated by reference to Exhibit 4.1(a) to the Company's Current Report on Form 8-K dated March 21, 1989.

        4.3. Not Used.

        4.4. Not Used.

        4.5. Copy of the form of Global Security representing the Company's 7.80% Notes due May 15,
             2002, incorporated by reference to the Company's Current Report on Form 8-K dated
             February 27, 1992.


    4.6.   Proposed form of Debt Warrant Agreement for Warrants attached to Debt Securities, with proposed form of Debt Warrant Certificate incorporated by reference to Exhibit 4.2 to the
           Company's Registration Statement on Form S-3 (File no. 33-53366) originally filed with the
           Securities and Exchange Commission (the "Commission") on October 16, 1992, as amended by
           Amendment No. 1 thereto, filed with the Commission on February 23, 1993 (the "1993 Form
           S-3").

    4.7.   Proposed form of Debt Warrant Agreement for Warrants not attached to Debt Securities, with proposed form of Debt Warrant Certificate incorporated by reference to Exhibit 4.3 to the 1993
           Form S-3.

    4.8.   Credit Agreement dated as of September 25, 1997 among the Company, Morgan Guaranty Trust
           Company of New York and the banks listed therein, incorporated by reference to Exhibit 4.8 to the Company's Quarterly Report on Form 10-Q for the quarter ended November 1, 1997.

10. Material Contracts.

    10.1.  The 1987 Stock Option Plan of The Limited, Inc., incorporated by reference to Exhibit 28(a) to the Company's Registration Statement on Form S-8 (File No. 33-18533).

    10.2.  Officers' Benefits Plan incorporated by reference to Exhibit 10.4 to the Company's Annual
           Report on Form 10-K for the fiscal year ended January 28, 1989 (the "1988 Form 10-K").

    10.3.  The Limited Supplemental Retirement and Deferred Compensation Plan.

    10.4.  Form of Indemnification Agreement between the Company and the directors and executive officers of the Company by reference to Exhibit 10.4 to the 1998 Form 10-K.

    10.5.  Supplemental schedule of directors and executive officers who are parties to an Indemnification
           Agreement by reference to Exhibit 10.5 to the 1998 Form 10-K.

    10.6.  The 1993 Stock Option and Performance Incentive Plan of the Company, incorporated by reference to Exhibit 4 to the Company's Registration Statement on Form S-8 (File No.
           33-49871).

    10.7.  Not Used.

    10.8.  Not Used.

    10.9.  The 1997 Restatement of The Limited, Inc. 1993 Stock Option and Performance Incentive Plan
           incorporated by reference to Exhibit B to the Company's Proxy Statement dated April 14, 1997.

    10.10. The Limited, Inc. 1996 Stock Plan for Non-Associate Directors incorporated by reference to
           Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended November
           2, 1996.

    10.11. The Limited, Inc. Incentive Compensation Performance Plan incorporated by reference to
           Exhibit A to the Company's Proxy Statement dated April 14, 1997.

    10.12. Employment Agreement by and between The Limited, Inc. and Kenneth B. Gilman dated as of
           May 20, 1997 with exhibits, incorporated by reference to Exhibit 10.20 to the Company's
           Annual Report on Form 10-K for the fiscal year ended January 31, 1998 (the "1997 Form
           10-K").

    10.13. Agreement dated as of May 3, 1999 among The Limited, Inc., Leslie H. Wexner and the Wexner
           Children's Trust, incorporated by reference to Exhibit 99 (c) 1 to the Company's Schedule
           13E-4 dated May 4, 1999.

    10.14. Employment Agreement by and between The Limited, Inc. and Martin Trust dated as of May
           20, 1997 with exhibits, incorporated by reference to Exhibit 10.22 to the 1997 Form 10-K.

    10.15. The 1998 Restatement of the Limited, Inc. 1993 Stock Option and Performance Incentive Plan
           incorporated by reference to Exhibit A to the Company's Proxy Statement dated April 20, 1998.


     10.16.  Employment Agreement by and between The Limited, Inc. and V. Ann Hailey dated as of July
             27, 1998 incorporated by reference to Exhibit 10.19 to the Company's Quarterly Report on
             Form 10-Q for the quarter ended August 1, 1998.

     10.17.  Employment Agreement by and between The Limited, Inc. and Leonard A. Schlesinger dated as of October 1, 1999, incorporated by reference to Exhibit 10.17 to the Company's Annual
             Report on Form 10-K for the fiscal year ended January 29, 2000.

 11. Statement re: Computation of Per Share Earnings.

 12. Statement re: Computation of Ratio of Earnings to Fixed Charges.

 13. Excerpts from the 2000 Annual Report to Shareholders including "Financial Summary,"
     "Management's Discussion and Analysis," "Consolidated Financial Statements and Notes to
     Consolidated Financial Statements" and "Report of Independent Accountants" on pages 6 through 17.

 21. Subsidiaries of the Registrant.

 23. Consent of Independent Accountants.

 24. Powers of Attorney.

  99 Annual Report of The Limited, Inc. Savings and Retirement Plan.

99.1 Cautionary Statements Relating to Forward-Looking Information.

     (b) Reports on Form 8-K.

        None.

     (c) Exhibits.

        The exhibits to this report are listed in section (a)(3) of Item 14 above.

     (d) Financial Statement Schedule.

        Not applicable.

                                  SIGNATURES

   Pursuant to the requirements of Section 13 or l5(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date:  April 24, 2001

                                          THE LIMITED, INC.
                                          (registrant)

                                               /S/  V. ANN HAILEY
                                          By ________________________________
                                               V. Ann Hailey,
                                               Executive Vice President and
                                                 Chief Financial Officer

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on January 26, 2001:

                    Signature                       Title
                    ---------                       -----

              /S/  LESLIE H. WEXNER*    Chairman of the Board of
           ----------------------------   Directors, President and
                 Leslie H. Wexner         Chief Executive Officer

             /S/  ABIGAIL S. WEXNER*    Director
           ----------------------------
                Abigail S. Wexner

                /S/  MARTIN TRUST*      Director
           ----------------------------
                   Martin Trust

             /S/  EUGENE M. FREEDMAN*   Director
           ----------------------------
                Eugene M. Freedman

               /S/  E. GORDON GEE*      Director
           ----------------------------
                  E. Gordon Gee

              /S/  DAVID T. KOLLAT*     Director
           ----------------------------
                 David T. Kollat

                /S/  ALEX SHUMATE*      Director
           ----------------------------
                   Alex Shumate

           /S/  LEONARD A. SCHLESINGER* Director
           ----------------------------
              Leonard A. Schlesinger

           /S/  DONALD B. SHACKELFORD*  Director
           ----------------------------
              Donald B. Shackelford

              /S/  ALLAN R. TESSLER*    Director
           ----------------------------
                 Allan R. Tessler

/S/  RAYMOND ZIMMERMAN* Director
-----------------------
   Raymond Zimmerman

--------
* The undersigned, by signing his name hereto, does hereby sign this report on behalf of each of the above-indicated directors of the registrant pursuant to powers of attorney executed by such directors.

By  /S/  V. ANN HAILEY
    ---------------
    V. Ann Hailey
    Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
  No.                                           Document
-------                                         --------

  3.1   Certificate of Incorporation of the Company, dated March 8, 1982.

  3.2   Certificate of Amendment of Certificate of Incorporation, dated May 19, 1986.

  3.3   Certificate of Amendment of Certificate of Incorporation, dated May 19, 1987.

 10.3   The Limited Supplemental Retirement and Deferred Compensation Plan.

   11   Statement re: Computation of Per Share Earnings.

   12   Statement re: Computation of Ratio of Earnings to Fixed Charges.

   13   Excerpts from the 2000 Annual Report to Shareholders including "Financial Summary,"
          "Management's Discussion and Analysis," "Consolidated Financial Statements and Notes to
          Consolidated Financial Statements" and "Report of Independent Accountants" on pages 6 through 17.

   21   Subsidiaries of the Registrant.

   23   Consent of Independent Accountants.

   24   Powers of Attorney.

   99   Annual Report of The Limited, Inc. Savings and Retirement Plan.

 99.1   Cautionary Statements Related to Forward-Looking Information.

                                                                      Exhibit 13

6 FINANCIAL SUMMARY
  (Millions except per share amounts, ratios and store and associate data)

Summary of Operations        @     2000    *     1999    *      1998          1997           1996    *+@    1995          1994
--------------------------------------------------------------------------------------------------------------------------------
Net sales                      $ 10,105      $  9,766      $   9,365      $  9,200      $   8,652      $   7,893     $   7,321
Gross income                   $  3,437      $  3,323      $   2,940      $  2,736      $   2,424      $   2,033     $   2,108
Operating income             # $    866    # $    931    # $   2,424    # $    469    # $     636    # $     612     $     796
Operating income
   as a percentage of sales  #      8.6%   #      9.5%   #      25.9%   #      5.1%   #       7.4%   #       7.8%         10.9%
Net income                  /\ $    428   /\ $    461   /\ $   2,046   /\ $    212   /\ $     434   /\ $     961     $     447
Net income as a percentage
   of sales                 /\      4.2%  /\      4.7%  /\      21.9%  /\      2.3%  /\       5.0%  /\      12.2%          6.1%
Per Share Results
--------------------------------------------------------------------------------------------------------------------------------
Basic net income            /\ $   1.00   /\ $   1.05   /\ $    4.25   /\ $   0.39   /\ $    0.78   /\ $    1.35     $    0.63
Diluted net income          /\ $   0.96   /\ $   1.00   /\ $    4.15   /\ $   0.39   /\ $    0.77   /\ $    1.34     $    0.63
Dividends                      $   0.30      $   0.30      $    0.26      $   0.24      $    0.20      $    0.20     $    0.18
Book value                     $   5.44      $   5.00      $    4.78      $   3.64      $    3.45      $    4.43     $    3.78
Weighted average diluted
   shares outstanding               443           456            493           549            564            717           717
Other Financial Information
--------------------------------------------------------------------------------------------------------------------------------
Total assets                   $  4,088      $  4,126      $   4,550      $  4,301      $   4,120      $   5,267     $   4,570
Return on average assets     /\      10%   /\      11%   /\       46%   /\       5%   /\        9%   /\       20%           10%
Working capital                $  1,068      $  1,049      $   1,127      $  1,001      $     712      $   1,962     $   1,694
Current ratio                       2.1           1.8            2.0           2.0            1.9            3.3           3.0
Capital expenditures               $446      $    375      $     347      $    363      $     361      $     374     $     320
Long-term debt                     $400      $    400      $     550      $    650      $     650      $     650     $     650
Debt-to-equity ratio                 17%           19%            25%           33%            35%            21%           24%
Shareholders' equity           $  2,316      $  2,147      $   2,167      $  1,986      $   1,869      $   3,148     $   2,705
Return on average
   shareholders' equity      /\      19%  /\       21%   /\       99%   /\      11%   /\        17%   /\      33%           17%
Comparable store
   sales increase (decrease)          5%            9%             6%            0%             3%            (2%)          (3%)
Stores and Associates at End
   of Year
--------------------------------------------------------------------------------------------------------------------------------
Total number of stores open       5,129         5,023          5,382         5,640          5,633          5,298         4,867
Selling square feet              23,224        23,592         26,316        28,400         28,405         27,403        25,627
Number of associates            123,700       114,600        126,800       131,000        123,100        106,900       105,600

Summary of Operations           *    1993         1992     +   1991           1990
--------------------------------------------------------------------------------------
Net sales                         $ 7,245     $  6,944     $  6,149        $ 5,254
Gross income                      $ 1,959     $  1,991     $  1,794        $ 1,630
Operating income                #    $702     $    789     $    713        $   698
Operating income
   as a percentage of sales     #     9.7%        11.4%        11.6%          13.3%
Net income                     /\ $   391  /\ $    455     $    403        $   398
Net income as a percentage
   of sales                    /\     5.4%  /\     6.6%         6.6%           7.6%
Per Share Results
--------------------------------------------------------------------------------------
Basic net income               /\ $  0.55  /\ $   0.63     $   0.56        $  0.56
Diluted net income             /\ $  0.54  /\ $   0.63     $   0.56        $  0.55
Dividends                         $  0.18     $   0.14     $   0.14        $  0.12
Book value                        $  3.41     $   3.13     $   2.60        $  2.17
Weighted average diluted
   shares outstanding                 726          727          727            724
Other Financial Information
--------------------------------------------------------------------------------------
Total assets                      $ 4,135     $  3,846     $  3,419        $ 2,872
Return on average assets        /\     10%  /\      13%          13%            15%
Working capital                   $ 1,513     $  1,063     $  1,084        $   884
Current ratio                         3.1          2.5          3.1            2.8
Capital expenditures              $   296     $    430     $    523        $   429
Long-term debt                    $   650     $    542     $    714        $   540
Debt-to-equity ratio                   27%          24%          38%            35%
Shareholders' equity              $ 2,441     $  2,268       $1,877        $ 1,560
Return on average
   shareholders' equity         /\     17%   /\     22%          23%            28%
Comparable store
   sales increase (decrease)           (1%)          2%           3%             3%
Stores and Associates at End
   of Year
--------------------------------------------------------------------------------------
Total number of stores open         4,623        4,425        4,194          3,760
Selling square feet                24,426       22,863       20,355         17,008
Number of associates               97,500      100,700       83,800         72,500

@    Fifty-three-week fiscal year.
* Includes the results of the following companies disposed of up to their separation date: 1) Galyan's Trading Co. ("Galyan's") effective August 31, 1999; 2) Limited Too ("TOO") effective August 23, 1999; 3) Abercrombie & Fitch ("A&F") effective May 19, 1998; 4) Alliance Data Systems effective January 31, 1996; and 5) Brylane, Inc. effective August 31, 1993.
+ Includes the results of Galyan's and Gryphon subsequent to their acquisitions on July 2, 1995 and June 1, 1991.
# Operating income includes the net effect of special and nonrecurring items of ($9.9) million in 2000, $23.5 million in 1999 and $1.740 billion in 1998 (see Note 2 to the Consolidated Financial Statements), ($213.2) million in 1997, ($12.0) million in 1996, $1.3 million in 1995 and $2.6 million in 1993. Inventory liquidation charges of ($13.0) million related to Henri Bendel store closings are also included in 1997.
/\ In addition to the items discussed in C above, net income includes the effect of the following gains: 1) $11.0 million related to Galyan's in 1999; 2) $8.6 million related to Brylane, Inc. in 1997; 3) $118.2 million related to A&F in 1996; 4) $649.5 million related to Intimate Brands, Inc. in 1995; and 5) $9.1 million related to United Retail Group in 1992.

Note: Amounts for fiscal years 1995-1999 reflect the reclassification of catalog shipping and handling revenues and costs and associate discounts (see Note 1 to the Consolidated Financial Statements).

MANAGEMENT'S DISCUSSION AND ANALYSIS

Results of Operations

Net sales for the fourteen-week fourth quarter of 2000 were $3.522 billion, a 7% increase from $3.296 billion for the thirteen-week fourth quarter of 1999. Comparable store sales increased 2% for the quarter. Gross income decreased 1% to $1.277 billion in the fourth quarter of 2000 from $1.291 billion in 1999 and operating income decreased 23% to $477.5 million from $619.1 million in 1999. Net income was $238.1 million in the fourth quarter of 2000 versus $316.5 million in 1999, and earnings per share were $0.54 versus $0.70 in 1999.

   Net sales for the fifty-three-week year ended February 3, 2001 were $10.105 billion, a 3% increase from $9.766 billion for the fifty-two-week year ended January 29, 2000. Gross income increased 3% to $3.437 billion in 2000 from $3.323 billion in 1999 and operating income was $866.1 million in 2000 versus $930.8 million in 1999. Net income for 2000 was $427.9 million, or $0.96 per share, compared to $460.8 million, or $1.00 per share, last year.

   There were a number of items in 2000 and 1999 that impacted the comparability of the Company's reported financial results. See the "Special and Nonrecurring Items" and "Other Data" sections herein for a discussion of these items.

The following summarized financial data compares reported 2000 results to the comparable periods for 1999 and 1998 (millions):

                                                                                                    % Change
Net Sales                           * 2000              1999               1998            2000-1999         1999-1998
=======================================================================================================================
Express                           $  1,594           $ 1,367            $ 1,322                17%                3%
-----------------------------------------------------------------------------------------------------------------------
Lerner New York                      1,025             1,001                929                 2%                8%
-----------------------------------------------------------------------------------------------------------------------
Lane Bryant                            930               922                922                 1%                -
-----------------------------------------------------------------------------------------------------------------------
Limited Stores                         673               704                746                (4%)              (6%)
-----------------------------------------------------------------------------------------------------------------------
Structure                              569               607                599                (6%)               1%
-----------------------------------------------------------------------------------------------------------------------
Other (principally Mast)               158               108                 71                46%               52%

Total apparel businesses          $  4,949           $ 4,709            $ 4,589                 5%                3%

Victoria's Secret Stores             2,339             2,122              1,816                10%               17%
-----------------------------------------------------------------------------------------------------------------------
Bath & Body Works                    1,785             1,530              1,254                17%               22%
-----------------------------------------------------------------------------------------------------------------------
Victoria's Secret Direct               962               956                894                 1%                7%
-----------------------------------------------------------------------------------------------------------------------
Other                                   31                24                 25                29%               (4%)

Total Intimate Brands             $  5,117           $ 4,632            $ 3,989                10%               16%

Henri Bendel                            39                38                 39                 3%               (3%)
-----------------------------------------------------------------------------------------------------------------------
Galyan's (through August 31,1999)        -               165                220                nm                nm
-----------------------------------------------------------------------------------------------------------------------
TOO (through August 23, 1999)            -               222                375                nm                nm
-----------------------------------------------------------------------------------------------------------------------
A&F (through May 19, 1998)               -                 -                153                nm                nm

Total net sales                   $ 10,105           $ 9,766            $ 9,365                 3%                4%


Operating Income
=======================================================================================================================
Apparel businesses                $    123           $   132            $   (45)               (7%)             393%
-----------------------------------------------------------------------------------------------------------------------
Intimate Brands                        754               794                671                (5%)              18%
-----------------------------------------------------------------------------------------------------------------------
Other                                   (1)              (19)                58                nm                nm

Subtotal                               876               907                684                (3%)              33%

Special and nonrecurring items @       (10)               24              1,740

Total operating income            $    866           $   931            $ 2,424

*    Fifty-three-week fiscal year.
@    Special and nonrecurring items--
     2000: a $9.9 million charge for Intimate Brands to close Bath & Body Works' nine stores in the United Kingdom.
     1999: 1) a $13.1 million charge for transaction costs related to the TOO spin-off; and 2) the reversal of a $36.6 million liability related to downsizing costs for Henri Bendel. These special items relate to the "Other" category.
     1998: 1) a $1.651 billion tax-free gain on the split-off of A&F; 2) a $93.7 million gain from the sale of the Company's remaining interest in Brylane; and 3) a $5.1 million charge for severance and other associate termination costs related to the closing of Henri Bendel stores. These special items relate to the "Other" category.

nm   not meaningful

The following summarized financial data compares reported 2000 results to the comparable periods for 1999 and 1998:

Comparable Store Sales                              2000                           1999                         1998
--------------------------------------------------------------------------------------------------------------------
Express                                               15%                             5%                          16%
Lerner New York                                        4%                            12%                           5%
Lane Bryant                                            2%                             5%                           5%
Limited Stores                                         5%                             5%                           1%
Structure                                             (4%)                            4%                          (8%)
Total apparel businesses                               6%                             6%                           5%
Victoria's Secret Stores                               5%                            12%                           4%
Bath & Body Works                                      1%                            11%                           7%
Total Intimate Brands                                  4%                            12%                           5%
Henri Bendel                                          (1%)                            7%                         (12%)
Galyan's (through August 31, 1999)                     -                              9%                           5%
TOO (through August 23, 1999)                          -                              9%                          15%
A&F (through May 19, 1998)                             -                              -                           48%
Total comparable store sales                           5%                             9%                           6%


                                                                                                       % Change
Store Data                           2000               1999               1998               2000-1999         1999-1998
-------------------------------------------------------------------------------------------------------------------------
Retail sales increase (decrease)
due to net new (closed)
and remodeled stores
-------------------------------------------------------------------------------------------------------------------------
Apparel businesses                     (4%)               (4%)               (3%)
-------------------------------------------------------------------------------------------------------------------------
Intimate Brands                         7%                 7%                 7%
Retail sales per average
selling square foot
-------------------------------------------------------------------------------------------------------------------------
Apparel businesses                $   290            $   258             $  234                 12%               10%
Intimate Brands                   $   601            $   596             $  552                  1%                8%
Retail sales per average
store (thousands)
Apparel businesses                $ 1,696            $ 1,516             $1,368                 12%               11%
Intimate Brands                   $ 1,833            $ 1,826             $1,705                  -                 7%
Average store size at end
of year (selling square feet)
Apparel businesses                  5,823              5,869              5,864                 (1%)               -
Intimate Brands                     3,032              3,064              3,066                 (1%)               -
Selling square feet at
end of year (thousands)
Apparel businesses                 15,943             17,091             18,517                 (7%)              (8%)
Intimate Brands                     7,246              6,466              5,794                 12%               12%
-------------------------------------------------------------------------------------------------------------------------

                                   Apparel and Other Businesses                             Intimate Brands
Number of Stores             2000             1999             1998            2000             1999            1998
--------------------------------------------------------------------------------------------------------------------
Beginning of year           2,913            3,492            3,930           2,110            1,890           1,710
-------------------------------------------------------------------------------------------------------------------------
Opened                         25               54               50             305              241             201
-------------------------------------------------------------------------------------------------------------------------
Closed                       (199)            (280)            (329)            (25)             (21)            (21)
-------------------------------------------------------------------------------------------------------------------------
Businesses disposed of
   Galyan's                     -              (18)               -               -                -               -
   TOO                          -             (335)               -               -                -               -
   A&F                          -                -             (159)              -                -               -

End of year                 2,739            2,913            3,492           2,390            2,110           1,890


Net Sales
Fourth Quarter

Net sales for the fourteen-week fourth quarter of 2000 increased 7% to $3.522 billion from $3.296 billion for the thirteen-week fourth quarter of 1999. The increase was due to the net addition of 106 stores in fiscal year 2000, the inclusion of sales for the fourteenth week and a comparable store sales increase of 2%.

   At Intimate Brands ("IBI"), net sales for the fourth quarter of 2000 increased 5% to $1.938 billion from $1.838 billion in 1999. The increase was due to the net addition of 280 new stores in fiscal year 2000 and the inclusion of sales for the fourteenth week. These factors were partially offset by a 3% decrease in comparable store sales and a 9% decrease in sales at Victoria's Secret Direct. These declines were the result of a difficult holiday season and a promotional retail environment. At the apparel retail businesses, net sales for the fourth quarter of 2000 increased 8% to $1.524 billion from $1.407 billion in 1999. The increase was due to a 7% increase in comparable store sales and the inclusion of sales for the fourteenth week, partially offset by the net closure of 174 stores in fiscal year 2000.

Net sales of $3.296 billion for the fourth quarter of 1999 increased 1% over 1998. A comparable store sales increase of 5% was partially offset by the loss of sales from Galyan's Trading Co. ("Galyan's") following the third party purchase of a 60% majority interest effective August 31, 1999, and from the loss of Limited Too ("TOO") sales after its August 23, 1999 spin-off.

   At IBI, net sales for the fourth quarter of 1999 increased 18% to $1.838 billion from $1.558 billion in 1998. The increase was due to an 11% increase in comparable store sales, the net addition of 220 new stores in fiscal year 1999 and a 14% increase in sales at Victoria's Secret Direct. At the apparel retail businesses, net sales for the fourth quarter of 1999 decreased 3% to $1.407 billion from $1.454 billion in 1998. The decrease was due to the net closure of 246 stores in fiscal year 1999, partially offset by a 1% increase in comparable store sales.

Full Year

Net sales for the fifty-three-week fiscal year 2000 were $10.105 billion compared to $9.766 billion for the fifty-two-week fiscal year 1999. Sales increased due to a 5% comparable store sales increase, the net addition of 106 new stores and, to a small extent, the inclusion of sales for the fifty-third week. These gains were partially offset by the loss of sales from Galyan's and TOO.

   In 2000, IBI sales increased 10% to $5.117 billion from $4.632 billion in 1999. The increase was primarily due to the net addition of 280 new stores and a 4% increase in comparable store sales. Bath & Body Works led IBI with sales increasing 17% to $1.785 billion from $1.530 billion in 1999, primarily due to the net addition of 218 new stores (549,000 selling square feet). Victoria's Secret Stores' sales increased 10% to $2.339 billion from $2.122 billion in 1999. The sales increase was primarily due to a 5% increase in comparable store sales and the net addition of 62 new stores (231,000 selling square feet). Sales at Victoria's Secret Direct increased 1% to $962.4 million from $956.0 million in 1999.

   The apparel businesses reported a retail sales increase of 4% to $4.791 billion from $4.601 billion in 1999. The sales increase was primarily due to a 6% comparable store sales increase, partially offset by the net closure of 174 stores (1.1 million selling square feet).

   Net sales for the year were $9.766 billion in 1999 compared to $9.365 billion in 1998. The increase was due to a 9% comparable store sales increase that was partially offset by the net closure of stores in the apparel segment and the loss of sales from Galyan's, TOO and Abercrombie & Fitch ("A&F") subsequent to its May 19, 1998 split-off.

   In 1999, IBI sales increased 16% to $4.632 billion from $3.989 billion in 1998, due to a 12% increase in comparable store sales, the net addition of 220 new stores and a 7% increase in sales at Victoria's Secret Direct. Bath & Body Works led IBI with a 22% sales increase to $1.530 billion. The sales increase was primarily due to the net addition of 153 new stores (398,000 selling square feet), as well as an 11% increase in comparable store sales. Victoria's Secret Stores' sales increased 17% to $2.122 billion. The sales increase was primarily due to a 12% increase in comparable store sales and the net addition of 67 new stores (274,000 selling square feet). Sales at Victoria's Secret Direct increased 7% to $956.0 million in 1999. The sales increase was due to an increased response rate, higher sales per catalog page and increased e-commerce sales through www.VictoriasSecret.com.

   In 1999, the apparel businesses reported a retail sales increase of 2% to $4.601 billion from $4.517 billion in 1998. The sales increase was primarily due to a 6% comparable store sales increase. All apparel businesses reported comparable store sales increases, led by Lerner New York, which reported an increase of 12%. The effect of these increases on total sales was partially offset by the net closure of 246 apparel stores (1.4 million selling square feet).

Gross Income
Fourth Quarter

For the fourth quarter of 2000, the gross income rate (expressed as a percentage of sales) decreased to 36.3% from 39.2% for the same period in 1999. The rate decrease was primarily due to a decrease in the merchandise margin rate as a result of higher markdowns to clear slower selling inventory assortments during and after a highly promotional holiday season. Additionally, a slight increase in the buying and occupancy expense rate resulted from an increase at IBI that was partially offset by the positive impact of closing underperforming stores at the apparel businesses.

   For the fourth quarter of 1999, the gross income rate increased to 39.2% from 35.3% for the same period in 1998. The rate increase was principally due to an increase in the merchandise margin rate and a slight decrease in the buying and occupancy expense rate. The increase in the merchandise margin rate was primarily due to improved inventory management and merchandising strategies. The buying and occupancy expense rate decrease was a result of sales leverage at IBI and the positive impact of closing underperforming stores at the apparel businesses.

8

Full Year

In 2000, the gross income rate was 34.0%, unchanged from 1999, as a decrease in the merchandise margin rate was offset by an improvement in the buying and occupancy expense rate. The decrease in the merchandise margin rate was primarily due to higher markdowns, principally in the fourth quarter. The overall buying and occupancy expense rate improvement was a result of the benefit from store closings at the apparel businesses, which more than offset a slight increase in the buying and occupancy expense rate at IBI.

   In 1999, the gross income rate increased to 34.0% from 31.4% in 1998. The rate increase was due to an increase in the merchandise margin rate and a decrease in the buying and occupancy expense rate. The increase in the merchandise margin rate was primarily due to improved inventory management and merchandising strategies at the apparel businesses. The buying and occupancy expense rate decrease was a result of sales leverage at IBI and the benefit from store closings at the apparel businesses.

General, Administrative and Store Operating Expenses
Fourth Quarter

For the fourth quarter of 2000, the general, administrative and store operating expense rate (expressed as a percentage of sales) increased to 22.5% from 21.5% in 1999. The increase was primarily due to a rate increase at IBI from increased investments in store selling at Bath & Body Works and Victoria's Secret Stores in anticipation of the normal holiday sales peak. These investments were not fully leveraged due to a 3% decrease in comparable store sales. The IBI rate increase was offset by sales leverage at the apparel businesses from a 7% comparable store sales increase.

   For the fourth quarter of 1999, the general, administrative and store operating expense rate of 21.5% was essentially flat compared to 1998. Improved expense leverage at IBI was offset by a lack of sales leverage and investments in brand building activities at the apparel businesses.

Full Year

In 2000, the general, administrative and store operating expense rate increased to 25.3% from 24.7% in 1999. The increase was primarily due to a rate increase at IBI due to increased investments in store selling at Bath & Body Works and Victoria's Secret Stores. These investments were not fully leveraged in large part due to the difficult fourth quarter that resulted in a full year comparable store sales increase of only 4%. Additionally, Bath & Body Works has continued to expand into highly profitable non-mall locations, which typically have higher payroll costs as a percentage of sales.

   In 1999, the general, administrative and store operating expense rate increased to 24.7% from 24.1% in 1998. The increase was primarily due to a rate increase at IBI due to: 1) investments in national advertising for Victoria's Secret, additional store staffing for product extensions, and new initiatives at Victoria's Secret Stores; and 2) a lack of sales leverage and investments in brand building activities at the apparel businesses.

Special and Nonrecurring Items

During the fourth quarter of 2000, the Company recorded a $9.9 million special and nonrecurring charge to close Bath & Body Works' United Kingdom stores. All nine stores are scheduled to close during the first quarter of 2001. The charge consisted of store and other asset write-offs of $4.9 million and accruals for lease termination and other costs of $5.0 million.

   In 1999, the Company recognized a $13.1 million charge for transaction costs related to the TOO spin-off and a reversal of a $36.6 million liability related to downsizing costs for Henri Bendel, initially recognized as a special and nonrecurring charge to operating income in 1997. The execution of the plan to downsize the remaining Henri Bendel store in New York was primarily based on negotiations with the original landlord. However, a change in landlords ultimately resulted in the termination of negotiations during the fourth quarter of 1999, which prevented the completion of the original plan. As a result, the Company reversed the $36.6 million liability through the special and nonrecurring items classification.

   On May 19, 1998, the Company completed a tax-free exchange offer to establish A&F as an independent company. A total of 94.2 million shares of The Limited's common stock were exchanged at a ratio of 0.86 of a share of A&F common stock for each Limited share tendered. In connection with the exchange, the Company recorded a $1.651 billion tax-free gain. This gain was measured based on the $21.81 per share market value of the A&F common stock at the expiration date of the exchange offer. The remaining 6.2 million A&F shares were distributed through a pro rata spin-off to Limited shareholders.

   Also during 1998, the Company recognized a gain of $93.7 million from the sale of its remaining interest in Brylane. This gain was partially offset by a $5.1 million charge for severance and other associate termination costs related to the closing of five of six Henri Bendel stores. The severance charge was paid in 1998.

Operating Income
Fourth Quarter

The operating income rate in the fourth quarter of 2000 (expressed as a percentage of sales) decreased to 13.6% from 18.8% in 1999. Excluding special and nonrecurring items in 2000 and 1999, the fourth quarter operating income rate decreased to 13.8% in 2000 from 17.7% in 1999. The rate decrease was due to a 2.9% decline in the gross income rate and a 1.0% increase in the general, administrative and store operating expense rate.

   The operating income rate in the fourth quarter of 1999 increased to 18.8% from 13.6% in 1998. Excluding the special and nonrecurring item in 1999, the fourth quarter operating income rate increased to 17.7% in 1999 from 13.6% in 1998. The rate increase was due to a 3.9% improvement in the gross margin rate, primarily driven by improvement at the apparel businesses.

Full Year

In 2000, the operating income rate was 8.6% versus 9.5% in 1999. Excluding special and nonrecurring items in both years, the operating income rate was 8.7% in 2000 versus 9.3% in 1999. The rate decrease was driven by a 0.6% increase in the general, administrative and store operating expense rate.

   In 1999, the operating income rate was 9.5% versus 25.9% in 1998. Excluding special and nonrecurring items in both years, the operating income rate was 9.3% in 1999 versus 7.3% in 1998. The rate improvement was driven by a 2.6% increase in the gross income rate, which more than offset a 0.6% increase in the general, administrative and store operating expense rate.

Interest Expense

In 2000, the Company incurred $16.7 million and $58.2 million in interest expense for the fourth quarter and year, compared to $20.9 million and $78.3 million in 1999 for the same periods. These decreases were primarily the result of lower average borrowings during 2000, due to the maturity of $100 million in term debt in August 1999 and the Company's redemption of $300 million in floating rate notes between November 1999 and February 2000.

                                    Fourth Quarter           Year

                                   2000     1999    2000     1999   1998
--------------------------------------------------------------------------------
Average daily

   borrowings (millions)           $778     $969    $717     $970   $808

Average effective

   interest rate                    7.6%     8.7%    7.9%     8.1%   8.5%


Other Income, Net

For the fourth quarter of 2000, other income (expense), net, was ($5.0) million versus $3.4 million in 1999. The decrease primarily relates to equity in losses of investees in 2000. For fiscal year 2000, other income was $20.4 million compared to $40.9 million in 1999. The decrease was due equally to a decline in interest income because of lower average invested cash balances and an increase in the equity in losses of investees. The decrease in average invested cash balances was a result of various financing activities in 2000 and 1999 (see "Liquidity and Capital Resources" section on page 9).

Gain on Sale of Subsidiary Stock

As discussed in Note 1 to the Consolidated Financial Statements, effective August 31, 1999, a third party purchased a 60% majority interest in Galyan's. As a result, the Company recorded a pretax gain on sale of subsidiary stock of $11 million, offset by a $6 million provision for taxes. In addition, the revised tax basis of the Company's remaining investment in Galyan's resulted in an additional $7 million deferred tax expense.

Other Data

The following adjusted income information gives effect to the significant transactions and events in 2000, 1999 and 1998 that impacted the comparability of the Company's results. These items are more fully described in the "Special and Nonrecurring Items" section included herein and in Note 2 to the Consolidated Financial Statements.

   Management believes this presentation provides a reasonable basis on which to present the adjusted income information. Although the adjusted income information should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles, it is provided to assist in investors' understanding of the Company's results of operations.

Adjusted Income Information
(Millions except per share amounts)

                                                               2000                                          1999
                                              Reported      Adjustments      Adjusted       Reported      Adjustments
---------------------------------------------------------------------------------------------------------------------
Net sales                                     $ 10,105               -       $ 10,105       $  9,766         $   (222)
Gross income                                     3,437               -          3,437          3,323              (74)
General, administrative and
 store operation expenses                       (2,561)              -         (2,561)        (2,416)              67
Special and nonrecurring items, net                (10)       $     10              -             24              (24)
Operating income                                   866              10            876            931              (31)
Interest expense                                   (58)              -            (58)           (78)               -
Other income, net                                   20               -             20             41                -
Minority interest                                  (69)             (1)           (70)           (73)               -
Gain on sale of subsidiary stock                     -               -              -             11              (11)
Income before income taxes                         759               9            768            832              (42)
Provision for income taxes                         331               4            335            371              (26)
Net income                                    $    428        $      5       $    433       $    461         $    (16)

Net income per share                          $   0.96                       $   0.97       $   1.00
Weighted average shares outstanding                443                            443            456

                                                                              1998
                                           Adjusted         Reported       Adjustments        Adjusted
                                           -----------------------------------------------------------
Net sales                                  $  9,544         $  9,365          $   (528)       $  8,837
Gross income                                  3,249            2,940              (177)          2,763
General, administrative and
   store operation expenses                  (2,349)          (2,256)              136          (2,120)
Special and nonrecurring items, net               -            1,740            (1,740)              -
Operating, income                               900            2,424            (1,781)            643
Interest expense                                (78)             (69)                -             (69)
Other income, net                                41               60                 -              60
Minority interest                               (73)             (64)                2             (62)
Gain on sale of subsidiary stock                  -                -                 -               -
Income before income taxes                      790            2,351            (1,779)            572
Provision for income taxes                      345              305               (51)            254
Net income                                 $    445         $  2,046          $ (1,728)       $    318
Net income per share                       $   0.97         $   4.15                          $   0.68
Weighted average shares outstanding             456              493                               465

Notes to Adjusted Income Information

A) Excluded businesses

   TOO and A&F results were excluded in determining adjusted results for 1999 and 1998 as a result of their spin-off on August 23, 1999 (TOO) and split-off on May 19, 1998 (A&F).

B) Special items

   The following special items were excluded in determining adjusted results:

   . In 2000, a $9.9 million charge to close Bath & Body Works' nine stores in the United Kingdom.

   . In 1999, a $36.6 million reversal of a liability related to downsizing costs for Henri Bendel, an $11.0 million gain from the purchase by a third party of a 60% majority interest in Galyan's and a $13.1 million charge for transaction costs related to the TOO spin-off.

   . In 1998, a $1.651 billion tax-free gain on the split-off of A&F, a $93.7 million gain from the sale of the Company's remaining interest in Brylane and a $5.1 million charge for severance and other associate termination costs at Henri Bendel.

C) Provision for income taxes

   The tax effect of the adjustments for excluded businesses and special items was calculated using the Company's overall effective rate of 40%. Additionally, in 1999 the Company's $11.0 million pretax gain from the Galyan's transaction described above resulted in a $6.0 million provision for taxes, and the revised tax basis of the Company's remaining investment in Galyan's resulted in an additional $7.0 million deferred tax expense.

D) Weighted average shares outstanding

   Total weighted average shares outstanding were reduced as of the beginning of 1998 by the 94.2 million Limited shares tendered in the A&F split-off transaction.


FINANCIAL CONDITION

Liquidity and Capital Resources

Cash provided by operating activities and funds available from commercial paper backed by bank credit agreements provide the resources to support current operations, projected growth, seasonal funding requirements and capital expenditures.


A summary of the Company's working capital position and capitalization follows (millions):


                                2000        1999        1998
------------------------------------------------------------
Cash provided by
   operating activities         $769        $599        $577
Working capital               $1,068      $1,049      $1,127
Capitalization
   Long-term debt               $400        $400        $550
   Shareholders' equity        2,316       2,147       2,167
Total capitalization          $2,716      $2,547      $2,717
Additional amounts
   available under long-term
   credit agreements          $1,000      $1,000      $1,000

The Company considers the following to be relevant measures of liquidity and capital resources:

                                                 2000       1999      1998
--------------------------------------------------------------------------
Debt-to-equity ratio                               17%        19%       25%
   (Long-term debt divided
   by shareholders' equity)
Debt-to-capitalization ratio                       15%        16%       20%
   (Long-term debt divided
   by total capitalization)
Interest coverage ratio                            19x        15x       14x
   (Income, excluding special
   and nonrecurring items and
   gain on sale of subsidiary
   stock, before interest expense,
   income taxes, depreciation and
   amortization divided by interest
   expense)
Cash flow to capital investment                   172%       159%      166%
   (Net cash provided by operating
   activities divided by capital expenditures)

The Company's operations are seasonal in nature and consist of two principal selling seasons: spring (the first and second quarters) and fall (the third and fourth quarters). The fourth quarter, including the holiday season, has accounted for 35%, 34% and 35% of net sales in 2000, 1999 and 1998. Accordingly, cash requirements are highest in the third quarter as the Company's inventory builds in anticipation of the holiday season, which generates a substantial portion of the Company's operating cash flow for the year.

Operating Activities

Net cash provided by operating activities, the Company's primary source of liquidity, was $769 million in 2000, $599 million in 1999 and $577 million in 1998.

   The primary differences in cash provided by operating activities between 2000 and 1999 were due to changes in inventories, accounts payable, accrued expenses and income taxes. The cash used for inventories was higher in 2000 than 1999 because of relatively higher inventories at the apparel businesses at February 3, 2001. The net increase in accounts payable and accrued expenses versus 1999 related to higher inventories and timing of payments. The reduction in the change in income tax accruals primarily related to a 1999 payment of $112 million for taxes and interest related to an Internal Revenue Service assessment for previous year's taxes (see Note 6 to the Consolidated Financial Statements).

   The primary differences in cash provided by operating activities between 1999 and 1998 were due to significant improvement in net income excluding special and nonrecurring items and changes in inventories and income taxes.

Investing Activities

In 2000, major investing activities included $446 million in capital expenditures (see "Capital Expenditures" section on page 10), and $22 million in net expenditures associated with the Easton project (see "Easton Real Estate Investment" section on page 10).

   In 1999, investing activities included the following: 1) $352 million decrease in restricted cash related to the rescission of the Contingent Stock Redemption Agreement; 2) $182 million in proceeds from the third party purchase of a 60% majority interest in Galyan's and the sale of related property; 3) $375 million in capital expenditures; and 4) $11 million in net proceeds associated with the Easton project.

In 1998, major investing activities included $347 million in capital expenditures, $131 million in proceeds from the sale of the Company's remaining investment in Brylane, Inc. and $31 million in net proceeds associated with the Easton project.

Financing Activities

Financing activities in 2000 included repayment of $150 million of term debt, redemption of the $100 million Series C floating rate notes and quarterly dividend payments of $0.075 per share or $128 million for the year. In addition, the Company repurchased 8.7 million shares of its common stock for $200 million. Finally, in 2000, IBI repurchased 8.8 million shares of its common stock for $198 million, of which 7.4 million shares were repurchased on a proportionate basis from The Limited for $167 million. The repurchase had no net cash flow impact to The Limited and did not change The Limited's 84% ownership interest in IBI.

   Noncash financing activities in 2000 included a two-for-one stock split in the form of a stock dividend distributed on May 30, 2000 to shareholders of record on May 12, 2000. Shareholders' equity reflects the reclassification of an amount equal to the par value of the increase in issued common shares ($108 million) from paid-in capital to common stock. Also, in conjunction with the stock split, the Company retired 163.7 million treasury shares, representing $4.3 billion at cost. A noncash charge was made against retained earnings for the excess cost of treasury stock over its par value.

   Financing activities in 1999 included proceeds of $300 million from floating rate notes, $200 million of which was repaid during the year, repayment of $100 million of term debt and quarterly dividend payments of $0.075 per share or $130 million for the year. The cash from the rescission of the Contingent Stock Redemption Agreement and other available funds were used to repurchase shares under a self-tender, which was funded June 14, 1999. A total of 30 million shares of the Company's common stock were repurchased at $25 per share, resulting in a cash outflow of $750 million plus transaction costs. Additionally, IBI completed a $500 million stock repurchase program that began in 1998 through the repurchase of 20.4 million shares of its common stock for $404 million, of which 17.2 million shares were repurchased on a proportionate basis from The Limited for $342 million. Financing activities also included a $50 million dividend and a $12 million repayment of advances to TOO in connection with its spin-off.

10

   Financing activities in 1998 included three stock repurchases: one by the Company and two by IBI. First, to reduce the impact of dilution from the exercise of stock options, the Company used $43 million of proceeds from stock option exercises to repurchase 3.8 million shares of its common stock. Second, in January 1999, IBI initiated the $500 million stock repurchase program and repurchased 5.5 million shares of its common stock for $96 million, of which 4.6 million shares were repurchased on a proportionate basis from The Limited for $81 million. Finally, under a repurchase program completed in August 1998, IBI repurchased 9.4 million shares of its common stock from its public shareholders for $106 million. These repurchased shares were specifically reserved to cover shares needed for employee benefit plans. Other financing activities in 1998 included quarterly dividend payments of $0.065 per share or $124 million for the year, and the payment of $48 million to settle the A&F intercompany balance at May 19, 1998, the date of its split-off.

   The Company has available $1 billion under its long-term credit agreement, none of which was used as of February 3, 2001. Borrowings under the agreement, if any, are due September 28, 2002. The Company also has the ability to offer up to $250 million of additional debt securities under its shelf registration statement.

STORES AND SELLING SQUARE FEET

A summary of stores and selling square feet by business follows:

                                                        End of Year                                         Change From
                                 Plan 2001                 2000                 1999            2001-2000                2000-1999
-----------------------------------------------------------------------------------------------------------------------------------
Express
Stores                                 653                  667                  688                  (14)                     (21)
Selling square feet              4,172,000            4,288,000            4,429,000             (116,000)                (141,000)

Lerner New York
Stores                                 515                  560                  594                  (45)                     (34)
Selling square feet              3,761,000            4,163,000            4,592,000             (402,000)                (429,000)

Lane Bryant
Stores                                 652                  653                  688                   (1)                     (35)
Selling square feet              3,135,000            3,162,000            3,343,000              (27,000)                (181,000)

Limited Stores
Stores                                 374                  389                  443                  (15)                     (54)
Selling square feet              2,326,000            2,445,000            2,749,000             (119,000)                (304,000)

Structure
Stores                                 446                  469                  499                  (23)                     (30)
Selling square feet              1,782,000            1,885,000            1,978,000             (103,000)                 (93,000)

Total apparel businesses
Stores                               2,640                2,738                2,912                  (98)                    (174)
Selling square feet             15,176,000           15,943,000           17,091,000             (767,000)              (1,148,000)

Victoria's Secret Stores
Stores                               1,019                  958                  896                   61                       62
Selling square feet              4,610,000            4,207,000            3,976,000              403,000                  231,000

Bath & Body Works
Stores                               1,635                1,432                1,214                  203                      218
Selling square feet              3,544,000            3,039,000            2,490,000              505,000                  549,000

Total Intimate Brands
Stores                               2,654                2,390                2,110                  264                      280
Selling square feet              8,154,000            7,246,000            6,466,000              908,000                  780,000

Henri Bendel
Stores                                   1                    1                    1                    -                        -
Selling square feet                 35,000               35,000               35,000                    -                        -

Total retail businesses
Stores                               5,295                5,129                5,023                  166                      106
Selling square feet             23,365,000           23,224,000           23,592,000              141,000                 (368,000)



Capital Expenditures

Capital expenditures amounted to $446 million, $375 million and $347 million for 2000, 1999 and 1998, of which $324 million, $277 million and $237 million were for new stores and for the remodeling of and improvements to existing stores. Remaining capital expenditures are primarily related to information technology, distribution centers and investments in intellectual property assets.

   The Company anticipates spending $470 to $500 million for capital expenditures in 2001, of which $330 to $360 million will be for new stores and for the remodeling of and improvements to existing stores. Remaining capital expenditures are primarily related to information technology and distribution centers. The Company expects that 2001 capital expenditures will be funded principally by net cash provided by operating activities.

   The Company expects to increase selling square footage by approximately 140,000 square feet in 2001. It is anticipated that the increase will result from the addition of approximately 300 to 340 stores (primarily within IBI), offset by the closing of approximately 150 stores (primarily within the apparel businesses).

Easton Real Estate Investment

The Company's real estate investments include Easton, a 1,200-acre planned community in Columbus, Ohio, that integrates office, hotel, retail, residential and recreational space. The Company's investments in partnerships, land and infrastructure within the Easton property were $74 million at February 3, 2001 and $54 million at January 29, 2000.

   Included in these investments is a non-controlling interest in a partnership that owns and is developing the Easton Town Center, a commercial entertainment and shopping center. During 2000, the Company and its partners modified their agreement and the partnership borrowings in order to develop the "Fashion District" in the Easton Town Center. The partnership's principal funding source is a $189 million secured loan, $126 million of which was outstanding at February 3, 2001. The Company and one of its partners have guaranteed the first $75 million of this loan. The Company does not anticipate that it will be required to advance funds to the Easton Town Center partnership in order for the partnership to meet its debt service costs on these loans. The Company and one of its partners have also guaranteed the completion of the Fashion District and indemnified the lender against any environmental matters related to the Easton Town Center.

   In 2000, Company cash expenditures for the Easton development totaled $30 million, including a loan to the partnership of $18 million, and the Company received net sales and other proceeds totaling $8 million. In 1999 and 1998, the Company received net sales and other proceeds of $32 million and $65 million, which exceeded its cash expenditures of $21 million and $34 million.

Recently Issued Accounting Pronouncements

Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," subsequently amended and clarified by SFAS No. 138, is effective for the Company's 2001 fiscal year. It requires that derivative instruments be recorded at fair value and that changes in their fair value be recognized in current earnings unless specific hedging criteria are met. The Company's use of derivatives is limited, and the adoption of SFAS No. 133 will not have a material impact on its consolidated financial statements.

   Emerging Issues Task Force ("EITF") Issue No. 00-14, "Accounting for Certain Sales Incentives," will be effective in the second quarter of 2001 and addresses the accounting and classification of various sales incentives. The Company has determined that adopting the provisions of the EITF Issue will not have a material impact on its consolidated financial statements.

Market Risk

Management believes the Company's exposure to interest rate and market risk associated with financial instruments (such as investments and borrowings) is not material.

Impact of Inflation

The Company's results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, the Company believes the effects of inflation, if any, on the results of operations and financial condition have been minor.

Safe Harbor Statement under the Private Securities
Litigation Reform Act of 1995

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Report or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2001 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this Report or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions, the impact of competition and pricing, changes in weather patterns, political stability, currency and exchange risks and changes in existing or potential duties, tariffs or quotas, postal rate increases and charges, paper and printing costs, the availability of suitable store locations at appropriate terms, the ability to develop new merchandise and the ability to hire and train associates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------------------------------------------------------------------------------------------
(Thousands except per share amounts)
                                                             2000                          1999                    1998
-------------------------------------------------------------------------------------------------------------------------
Net sales                                             $10,104,606                   $ 9,766,220             $ 9,364,750
-------------------------------------------------------------------------------------------------------------------------
Costs of goods sold, buying and occupancy              (6,667,389)                   (6,443,063)             (6,424,725)
Gross income                                            3,437,217                     3,323,157               2,940,025
General, administrative and store operating expenses   (2,561,201)                   (2,415,849)             (2,256,332)
-------------------------------------------------------------------------------------------------------------------------
Special and nonrecurring items, net                        (9,900)                       23,501               1,740,030
Operating income                                          866,116                       930,809               2,423,723
Interest expense                                          (58,244)                      (78,297)                (68,528)
-------------------------------------------------------------------------------------------------------------------------
Other income, net                                          20,378                        40,868                  59,915
-------------------------------------------------------------------------------------------------------------------------
Minority interest                                         (69,345)                      (72,623)                (63,616)
-------------------------------------------------------------------------------------------------------------------------
Gain on sale of subsidiary stock                                -                        11,002                       -
Income before income taxes                                758,905                       831,759               2,351,494
Provision for income taxes                                331,000                       371,000                 305,000
Net income                                            $   427,905                   $   460,759             $ 2,046,494
Net income per share:
   Basic                                              $      1.00                   $      1.05             $      4.25
   Diluted                                            $      0.96                   $      1.00             $      4.15

The accompanying Notes are an integral part of the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
------------------------------------------------------------------------------------------------------------------------------------
(Thousands)
                                               Common Stock                                                Treasury          Total
                                          Shares                                             Retained      Stock, at   Shareholders'
                                     Outstanding          Par Value    Paid-In Capital       Earnings    Average Cost        Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance, January 31, 1998                545,600           $180,352          $ 148,018     $3,553,982     $(1,896,587)  $ 1,985,765
Net income                                     -                  -                  -      2,046,494               -     2,046,494
Cash dividends                                 -                  -                  -       (124,203)              -      (124,203)
------------------------------------------------------------------------------------------------------------------------------------
Repurchase of common stock                (3,780)                 -                  -              -         (43,095)      (43,095)
------------------------------------------------------------------------------------------------------------------------------------
Split-off of Abercrombie & Fitch         (94,150)                 -                  -         (5,584)     (1,766,138)   (1,771,722)
------------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options and other        5,474                  -              9,196              -          64,524        73,720
Balance, January 30, 1999                453,144           $180,352          $ 157,214     $5,470,689     $(3,641,296)  $ 2,166,959
Net income                                     -                  -                  -        460,759               -       460,759
------------------------------------------------------------------------------------------------------------------------------------
Cash dividends                                 -                  -                  -       (130,449)              -      (130,449)
------------------------------------------------------------------------------------------------------------------------------------
Repurchase of common stock,
   including transaction costs           (30,000)                 -                  -              -        (752,612)     (752,612)
------------------------------------------------------------------------------------------------------------------------------------
Spin-off of Limited Too                        -                  -                  -        (24,675)              -       (24,675)
------------------------------------------------------------------------------------------------------------------------------------
Rescission of contingent stock
   redemption agreement                        -              9,375              7,639        334,586               -       351,600
------------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options and other        6,784                  -             13,521         (1,539)         63,513        75,495
Balance, January 29, 2000                429,928           $189,727          $ 178,374    $ 6,109,371     $(4,330,395)  $ 2,147,077
Net income                                     -                  -                  -        427,905               -       427,905
------------------------------------------------------------------------------------------------------------------------------------
Cash dividends                                 -                  -                  -       (127,549)              -      (127,549)
------------------------------------------------------------------------------------------------------------------------------------
Repurchase of common stock,
   including transaction costs            (8,746)                 -                  -              -        (199,985)     (199,985)
------------------------------------------------------------------------------------------------------------------------------------
Retirement of treasury stock                   -            (81,869)                 -     (4,241,052)      4,322,921             -
------------------------------------------------------------------------------------------------------------------------------------
Two-for-one stock split                        -            107,858           (107,858)             -               -             -
------------------------------------------------------------------------------------------------------------------------------------
Exercise of stock options and other        4,761                380             12,987           (806)         56,446        69,007
Balance, February 3, 2001                425,943           $216,096          $  83,503    $ 2,167,869     $  (151,013)  $ 2,316,455

The accompanying Notes are an integral part of the Consolidated Financial Statement.

12 CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------
(Thousands)
Assets                                                   February 3, 2001                           January 29, 2000
--------------------------------------------------------------------------------------------------------------------
Current assets
--------------------------------------------------------------------------------------------------------------------
   Cash and equivalents                                        $  563,547                                 $  817,268
--------------------------------------------------------------------------------------------------------------------
   Accounts receivable                                             93,745                                    108,794
--------------------------------------------------------------------------------------------------------------------
   Inventories                                                  1,157,140                                  1,050,913
--------------------------------------------------------------------------------------------------------------------
   Other                                                          253,366                                    307,780
Total current assets                                            2,067,798                                  2,284,755
--------------------------------------------------------------------------------------------------------------------
Property and equipment, net                                     1,394,619                                  1,229,612
--------------------------------------------------------------------------------------------------------------------
Deferred income taxes                                             132,028                                    125,145
--------------------------------------------------------------------------------------------------------------------
Other assets                                                      493,677                                    486,655
Total assets                                                   $4,088,122                                 $4,126,167

Liabilities and Shareholders' Equity
--------------------------------------------------------------------------------------------------------------------
Current liabilities
--------------------------------------------------------------------------------------------------------------------
   Accounts payable                                            $  273,021                                 $  256,306
--------------------------------------------------------------------------------------------------------------------
   Current portion of long-term debt                                    -                                    250,000
--------------------------------------------------------------------------------------------------------------------
   Accrued expenses                                               581,584                                    538,310
--------------------------------------------------------------------------------------------------------------------
   Income taxes                                                   145,580                                    190,936
Total current liabilities                                       1,000,185                                  1,235,552
--------------------------------------------------------------------------------------------------------------------
Long-term debt                                                    400,000                                    400,000
--------------------------------------------------------------------------------------------------------------------
Other long-term liabilities                                       228,397                                    224,530
--------------------------------------------------------------------------------------------------------------------
Minority interest                                                 143,085                                    119,008
--------------------------------------------------------------------------------------------------------------------
Shareholders' equity
--------------------------------------------------------------------------------------------------------------------
   Common stock                                                   216,096                                    189,727
--------------------------------------------------------------------------------------------------------------------
   Paid-in capital                                                 83,503                                    178,374
--------------------------------------------------------------------------------------------------------------------
   Retained earnings                                            2,167,869                                  6,109,371
                                                                2,467,468                                  6,477,472
   Less: treasury stock, at average cost                         (151,013)                                (4,330,395)
Total shareholders' equity                                      2,316,455                                  2,147,077
Total liabilities and shareholders' equity                     $4,088,122                                 $4,126,167

The accompanying Notes are an integral part of these Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------------------------------------------------------
(Thousands)
Operating Activities                                         2000                     1999                       1998
----------------------------------------------------------------------------------------------------------------------
Net income                                               $427,905                 $460,759                 $2,046,494
----------------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to net cash
   provided by (used for) operating activities:
----------------------------------------------------------------------------------------------------------------------
Depreciation and amortization                             271,146                  272,443                    286,000
----------------------------------------------------------------------------------------------------------------------
Special and nonrecurring items, net of income taxes         5,900                  (13,501)                (1,705,030)
----------------------------------------------------------------------------------------------------------------------
Minority interest, net of dividends paid                   47,046                   50,517                     40,838
----------------------------------------------------------------------------------------------------------------------
Loss on sale of subsidiary stock, net of income taxes           -                    2,198                          -
----------------------------------------------------------------------------------------------------------------------
Change in Assets and Liabilities
----------------------------------------------------------------------------------------------------------------------
Accounts receivable                                        15,049                  (36,775)                     4,704
----------------------------------------------------------------------------------------------------------------------
Inventories                                              (106,227)                 (54,270)                  (153,667)
----------------------------------------------------------------------------------------------------------------------
Accounts payable and accrued expenses                      52,989                  (20,201)                    45,580
----------------------------------------------------------------------------------------------------------------------
Income taxes                                               (9,761)                 (83,637)                    25,895
----------------------------------------------------------------------------------------------------------------------
Other assets and liabilities                               65,048                   21,208                    (13,439)
Net cash provided by operating activities                 769,095                  598,741                    577,375
----------------------------------------------------------------------------------------------------------------------
Investing Activities
----------------------------------------------------------------------------------------------------------------------
Capital expenditures                                     (446,176)                (375,405)                  (347,356)
----------------------------------------------------------------------------------------------------------------------
Net proceeds (expenditures) related to
   Easton real estate investment                          (22,485)                  10,635                     31,073
----------------------------------------------------------------------------------------------------------------------
Net proceeds from sale of partial interest in
subsidiary and investee                                         -                  182,000                    131,262
----------------------------------------------------------------------------------------------------------------------
Decrease in restricted cash                                     -                  351,600                          -
Net cash provided by (used for) investing activities     (468,661)                 168,830                   (185,021)
----------------------------------------------------------------------------------------------------------------------
Financing Activities
----------------------------------------------------------------------------------------------------------------------
Repayment of long-term debt                              (250,000)                (300,000)                         -
----------------------------------------------------------------------------------------------------------------------
Proceeds from issuance of long-term debt                        -                  300,000                          -
----------------------------------------------------------------------------------------------------------------------
Repurchase of common stock, including transaction costs  (199,985)                (752,612)                   (43,095)
----------------------------------------------------------------------------------------------------------------------
Repurchase of Intimate Brands, Inc. common stock          (31,391)                 (62,639)                  (120,844)
----------------------------------------------------------------------------------------------------------------------
Dividends paid                                           (127,549)                (130,449)                  (124,203)
----------------------------------------------------------------------------------------------------------------------
Dividend received from Limited Too                              -                   50,000                          -
----------------------------------------------------------------------------------------------------------------------
Settlement of Limited Too (1999) and Abercrombie &
   Fitch (1998) intercompany accounts                           -                   12,000                    (47,649)
----------------------------------------------------------------------------------------------------------------------
Proceeds from exercise of stock options and other          54,770                   63,080                     67,359
Net cash used for financing activities                   (554,155)                (820,620)                  (268,432)
Net increase (decrease) in cash and equivalents          (253,721)                 (53,049)                   123,922
Cash and equivalents, beginning of year                   817,268                  870,317                    746,395
Cash and equivalents, end of year                        $563,547                 $817,268                   $870,317

The accompanying Notes are an integral part of these Consolidated Financial Statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies
Principles of Consolidation

The Limited, Inc. (the "Company") sells women's and men's apparel, women's intimate apparel and personal care products under various trade names through its specialty retail stores and direct response (catalog and e-commerce) businesses.

   The consolidated financial statements include the accounts of the Company and its subsidiaries, including Intimate Brands, Inc. ("IBI"), an 84%-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation. The consolidated financial statements include the results of Galyan's Trading Co. ("Galyan's") through August 31, 1999, when a third party purchased a majority interest; Limited Too ("TOO") through August 23, 1999, when it was established as an independent company; and Abercrombie & Fitch ("A&F") through May 19, 1998, when it was established as an independent company.

   Investments in unconsolidated affiliates over which the Company exercises significant influence but does not have control, including Galyan's for periods after August 31, 1999, are accounted for using the equity method The Company's share of the net income or loss of those unconsolidated affiliates is included in other income (expense).

Fiscal Year

The Company's fiscal year ends on the Saturday closest to January 31. Fiscal years are designated in the financial statements and notes by the calendar year in which the fiscal year commences. The results for fiscal year 2000 represent the fifty-three-week period ended February 3, 2001 and results for fiscal years 1999 and 1998 represent the fifty-two-week periods ended January 29, 2000 and January 30, 1999.

Cash and Equivalents

Cash and equivalents include amounts on deposit with financial institutions and money market investments with original maturities of less than 90 days.

Inventories

Inventories are principally valued at the lower of average cost or market, on a first-in first-out basis, using the retail method.

Store Supplies

The initial shipment of selling-related supplies (including, but not limited to, hangers, signage, security tags and packaging) is capitalized at the store opening date. In lieu of amortizing the initial balance, subsequent shipments are expensed, except for new merchandise presentation programs, which are capitalized. Store supplies are periodically adjusted as appropriate for changes in actual quantities or costs.

Direct Response Advertising

Direct response advertising relates primarily to the production and distribution of the Company's catalogs and is amortized over the expected future revenue stream, which is principally three months from the date catalogs are mailed. All other advertising costs are expensed at the time the promotion first appears in media or in the store. Catalog and advertising costs amounted to $359 million, $324 million and $303 million in 2000, 1999 and 1998.

Long-lived Assets

Depreciation and amortization of property and equipment are computed for financial reporting purposes on a straight-line basis, using service lives ranging principally from 10 to 15 years for building and leasehold improvements, and 3 to 10 years for other property and equipment. The cost of assets sold or retired and the related accumulated depreciation or amortization are removed from the accounts with any resulting gain or loss included in net income. Maintenance and repairs are charged to expense as incurred. Major renewals and betterments that extend service lives are capitalized.

   Goodwill is amortized on a straight-line basis over 30 years. Additionally, goodwill related to a 1998 buyback of IBI stock reverses as the shares are reissued to cover shares needed for employee benefit plans. The cost of intellectual property assets is amortized based on the sell-through of the related products, over the shorter of the term of the license agreement or the estimated useful life of the asset, not to exceed 10 years.

   Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that full recoverability is questionable. Factors used in the valuation include, but are not limited to, management's plans for future operations, brand initiatives, recent operating results and projected cash flows.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Shareholders' Equity

At February 3, 2001, 500 million shares of $0.50 par value common stock were authorized and 432.2 million shares were issued. At February 3, 2001 and January 29, 2000, 425.9 million shares and 429.9 million shares were outstanding. Ten million shares of $1.00 par value preferred stock were authorized, none of which were issued.

   On May 2, 2000, the Company declared a two-for-one stock split ("stock split") in the form of a stock dividend distributed on May 30, 2000 to shareholders of record on May 12, 2000. Shareholders' equity reflects the reclassification of an amount equal to the par value of the increase in issued common shares ($107.9 million) from paid-in capital to common stock. In conjunction with the stock split, the Company retired 163.7 million treasury shares with a cost of $4.3 billion. A noncash charge was made against retained earnings for the excess cost of treasury stock over its par value. All share and per share data throughout this report has been restated to reflect the stock split.

   Also in 2000, the Company repurchased 8.7 million shares of its common stock for $200 million.

   On June 3, 1999, the Company completed an issuer tender offer by purchasing 30 million shares of its common stock at $25 per share and on May 19, 1998, the Company acquired 94.2 million shares of its common stock via a tax-free exchange offer to establish A&F as an independent company (see Note 2).

Revenue Recognition

The Company recognizes sales upon customer receipt of the merchandise. Shipping and handling revenues are included in net sales and the related costs are included in costs of goods sold, buying and occupancy. Revenue for gift certificate sales and store credits is recognized at redemption. A reserve is provided for projected merchandise returns based on prior experience.

   The Company's revenue recognition policy is consistent with the guidance contained in the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," the adoption of which did not have a material effect on the consolidated financial statements.

Earnings Per Share

Net income per share is computed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Earnings per basic share is computed based on the weighted average number of outstanding common shares. Earnings per diluted share includes the weighted average effect of dilutive options and restricted stock on the weighted average shares outstanding. Additionally, earnings per diluted share includes the impact of the dilutive options and restricted stock at IBI as a reduction to earnings. This resulted in a $0.01 reduction to 2000 and 1999 earnings per diluted share and no impact to 1998 earnings per diluted share.


(Thousands)

Weighted Average Common
Shares Outstanding                        2000           1999           1998
--------------------------------------------------------------------------------
Basic shares                           427,604        439,164        481,814
Effect of dilutive options
   and restricted stock                 15,444         16,400         10,824

Diluted shares                         443,048        455,564        492,638

The computation of earnings per diluted share excludes options to purchase 1.1 million, 0.6 million and 4.4 million shares of common stock in 2000, 1999 and 1998, because the options' exercise price was greater than the average market price of the common shares during the year. In addition, shares that were previously subject to the Contingent Stock Redemption Agreement (see Note 8) were excluded from the dilution calculation in 1998 because their redemption would not have had a dilutive effect on earnings per share.

Gains on Sale of Subsidiary Stock

Gains in connection with the sale of subsidiary stock are recognized in the period the transaction is closed.

  Effective August 31, 1999, an affiliate of Freeman, Spogli & Co. (together with Galyan's management) purchased a 60% majority interest in Galyan's, and the Company retained a 40% interest. In addition, the Company sold certain property for $71 million to a third party, which then leased the property to Galyan's under operating leases. The Company received total cash proceeds from these transactions of approximately $182 million, as well as subordinated debt and warrants of $20 million from Galyan's. During the first five years, interest (at 12% to 13%) on the subordinated debt may be paid in kind rather than in cash. The transactions resulted in a third quarter pretax gain on sale of subsidiary stock of $11 million, offset by a $6 million provision for taxes. In addition, the revised tax basis of the Company's remaining investment in Galyan's resulted in an additional $7 million deferred tax expense.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because actual results may differ from those estimates, the Company revises its estimates and assumptions as new information becomes available.

Reclassifications

In the fourth quarter of 2000, the Company adopted Emerging Issues Task Force ("EITF") Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." As a result, the Company reclassified shipping and handling revenues from general, administrative and store operating expenses to net sales. The related shipping costs were reclassified from general, administrative and store operating expenses to costs of goods sold, buying and occupancy. Additionally, the Company has reclassified discounts on sales to associates as a reduction to net sales. Such discounts were previously recorded in general, administrative and store operating expenses. These and certain other prior year amounts have been reclassified to conform to the current year presentation.

2. Special and Nonrecurring Items

During the fourth quarter of 2000, the Company recorded a $9.9 million special and nonrecurring charge to close Bath & Body Works' United Kingdom stores. All nine stores are scheduled to close during the first quarter of 2001. The charge consisted of store and other asset write-offs of $4.9 million and accruals for lease termination and other costs of $5.0 million.

   During the fourth quarter of 1999, the Company recognized the reversal of a $36.6 million liability related to downsizing costs for Henri Bendel, initially recognized as a special and nonrecurring charge to operating income in 1997. The execution of the plan to downsize the remaining Henri Bendel store in New York was primarily based on negotiations with the original landlord. However, a change in landlords ultimately resulted in the termination of negotiations during the fourth quarter of 1999, which prevented the completion of the original plan. As a result, the Company reversed the $36.6 million liability through the special and nonrecurring items classification.

   On July 15, 1999, the Company's Board of Directors approved a formal plan to spin-off Limited Too. The record date for the spin-off was August 11, 1999, with Limited shareholders receiving one share of Too, Inc. (the successor company to Limited Too) common stock for every seven shares of Limited common stock held on that date. The spin-off was completed on August 23, 1999. The Company recorded the spin-off as a $25 million dividend, which represented the carrying value of the net assets underlying the common stock distributed. As part of the transaction, the Company received total proceeds of $62 million that included a $50 million dividend from TOO and a $12 million repayment of advances to TOO. During the second quarter of 1999, the Company recognized a $13.1 million charge for transaction costs related to the spin-off.

   On May 19, 1998, the Company completed a tax-free exchange offer to establish A&F as an independent company. A total of 94.2 million shares of the Company's common stock were exchanged at a ratio of 0.86 of a share of A&F common stock for each Limited share tendered. In connection with the exchange, the Company recorded a $1.651 billion tax-free gain. This gain was measured based on the $21.81 per share market value of the A&F common stock at the expiration date of the exchange offer. In addition, on June 1, 1998, a $5.6 million dividend was effected through a pro rata spin-off to shareholders of the Company's remaining
6.2 million A&F shares. Limited shareholders of record as of the close of trading on May 29, 1998 received .013673 of a share of A&F for each Limited share owned at that time.

   During the first quarter of 1998, the Company recognized a gain of $93.7 million from the sale of 2.57 million shares of Brylane at $51 per share, representing its remaining interest in Brylane. This gain was partially offset by a $5.1 million charge for severance and other associate termination costs related to the closing of five of six Henri Bendel stores. The severance charge was paid in 1998.

14
3. Property and Equipment, Net


(Thousands)

Property and Equipment, at Cost                           2000          1999
--------------------------------------------------------------------------------
Land, buildings and improvements                    $  362,997    $  390,121
Furniture, fixtures and equipment                    2,079,567     2,020,651
Leaseholds and improvements                            655,736       498,232
Construction in progress                                46,748        35,823
Total                                                3,145,048     2,944,827
Less: accumulated depreciation and amortization      1,750,429     1,715,215
Property and equipment, net                         $1,394,619    $1,229,612

4. Leased Facilities, Commitments and Contingencies

Annual store rent consists of a fixed minimum amount and/or contingent rent based on a percentage of sales exceeding a stipulated amount. Store lease terms generally require additional payments covering taxes, common area costs and certain other expenses.

   For leases that contain predetermined fixed escalations of the minimum rentals and/or rent abatements, the Company recognizes the related rental expense on a straight-line basis and records the difference between the recognized rental expense and amounts payable under the leases as deferred lease credits, which are included in other long-term liabilities. At February 3, 2001 and January 29, 2000, this liability amounted to $106.9 million and $124.5 million.

(Thousands)

Rent Expense                           2000             1999           1998
--------------------------------------------------------------------------------
Store rent
   Fixed minimum                   $624,769         $635,543       $666,729
   Contingent                        57,300           53,371         39,642
Total store rent                    682,069          688,914        706,371
Equipment and other                  29,051           32,201         22,511
Total rent expense                 $711,120         $721,115       $728,882

At February 3, 2001, the Company was committed to noncancelable leases with remaining terms generally from one to twenty years. A substantial portion of these commitments consists of store leases with initial terms ranging from ten to twenty years, with options to renew at varying terms.


(Thousands)

Minimum Rent Commitments Under Noncancelable Leases
--------------------------------------------------------------------------------
2001                                                            $644,469
2002                                                             611,467
2003                                                             562,669
2004                                                             507,577
2005                                                             441,874
Thereafter                                                       959,268


The Company has a non-controlling interest in a partnership that owns and is developing the Easton Town Center, a commercial entertainment and shopping center in Columbus, Ohio. The partnership's principal funding source is a $189 million secured loan, $126 million of which was outstanding at February 3, 2001. The Company and one of its partners have guaranteed the first $75 million of this loan and completion of the "Fashion District" within the Easton Town Center. The Company and one of its partners have also indemnified the lender against any environmental matters related to the Easton Town Center.

5. Accrued Expenses


(Thousands)

Accrued Expenses                                        2000          1999
--------------------------------------------------------------------------------
Compensation, payroll taxes and benefits            $ 84,885      $110,803
Deferred revenue                                     130,729       125,500
Taxes, other than income                              56,782        46,878
Interest                                              10,504        18,053
Other                                                298,684       237,076
Total                                               $581,584      $538,310



6. Income Taxes


(Thousands)

Provision for Income Taxes                2000           1999            1998
--------------------------------------------------------------------------------
Currently payable
   Federal                            $251,700       $389,000        $194,100
   State                                27,700         58,000          38,800
   Foreign                               6,000          2,100           4,500
   Total                               285,400        449,100         237,400
Deferred
   Federal                              16,500        (82,100)         53,100
   State                                29,100          4,000          14,500
   Total                                45,600        (78,100)         67,600
Total provision                       $331,000       $371,000        $305,000

The foreign component of pretax income, arising principally from overseas sourcing operations, was $69.7 million, $41.5 million and $65.5 million in 2000, 1999 and 1998.

Reconciliation Between the Statutory Federal
Income Tax Rate and the Effective Tax Rate           2000      1999     1998
--------------------------------------------------------------------------------
Federal income tax rate                             35.0%     35.0%    35.0%
State income taxes, net of
   Federal income tax effect                         4.5%      4.5%     4.5%
Other items, net                                     0.5%      0.5%     0.4%
Total                                               40.0%     40.0%    39.9%

The reconciliation between the statutory Federal income tax rate and the effective income tax rate on pretax earnings excludes minority interest and, in 1998, the nontaxable gain from the split-off of A&F.

   Income taxes payable included net current deferred tax liabilities of $14.1 million at February 3, 2001. Other current assets included net current deferred tax assets of $38.5 million at January 29, 2000. Income tax payments were $315.5 million, $408.8 million and $241.7 million for 2000, 1999 and 1998.

   The Internal Revenue Service has assessed the Company for additional taxes and interest for the years 1992 to 1996 relating to the undistributed earnings of foreign affiliates for which the Company has provided deferred taxes. On September 7, 1999, the United States Tax Court sustained the position of the IRS with respect to the 1992 year. In connection with an appeal of the Tax Court judgment, in 1999 the Company made a $112 million payment of taxes and interest for the years 1992 to 1998 that reduced deferred tax liabilities. Management believes the ultimate resolution of this matter will not have a material adverse effect on the Company's results of operations or financial condition.

(Thousands)

Effect of Temporary
Differences That Give Rise                            2000                                             1999
to Deferred Income Taxes              Assets       Liabilities           Total         Assets       Liabilities         Total
------------------------------------------------------------------------------------------------------------------------------
Tax under book
   depreciation                     $  3,400                -        $   3,400       $  14,800               -       $  14,800
Undistributed
   earnings of
   foreign affiliates                      -        $ (34,700)         (34,700)              -       $ (28,100)        (28,100)
Special and
   nonrecurring items                 30,100                -           30,100          37,100               -          37,100
Rent                                  24,400                -           24,400          54,900               -          54,900
Inventory                             25,200                -           25,200          46,300               -          46,300
Investments in unconsolidated
   affiliates                          5,500                -            5,500               -          (3,800)         (3,800)
State income
   taxes                              41,200                -           41,200          34,000               -          34,000
Other, net                            22,900                -           22,900          55,200         (46,800)          8,400
Total deferred income taxes         $152,700        $ (34,700)       $ 118,000       $ 242,300       $ (78,700)      $ 163,600

7. Long-term Debt

(Thousands)


Unsecured Long-term Debt                         2000                   1999
----------------------------------------------------------------------------
7 1/2%  Debentures due March 2023            $250,000               $250,000
7 4/5%  Notes due May 2002                    150,000                150,000
9 1/8%  Notes due February 2001                     -                150,000
Floating rate notes                                 -                100,000
                                              400,000                650,000
Less: current portion of long-term debt             -                250,000
Total                                        $400,000               $400,000


The 7 1/2% debentures may be redeemed at the option of the Company, in whole or in part, at any time on or after March 15, 2003, at declining premiums.

   The Company maintains a $1 billion unsecured revolving credit agreement (the "Agreement"), established on September 29, 1997. Borrowings outstanding under the Agreement, if any, are due September 28, 2002. However, the revolving term of the Agreement may be extended an additional two years upon notification by the Company on September 29, 2001, subject to the approval of the lending banks. The Agreement has several borrowing options, including interest rates that are based on either the lender's "base rate," as defined, LIBOR, CD-based options or at a rate submitted under a bidding process. Facilities fees payable under the Agreement are based on the Company's long-term credit ratings, and currently approximate 0.1% of the committed amount per annum.

   The Agreement supports the Company's commercial paper program, which is used from time to time to fund working capital and other general corporate requirements. No commercial paper or amounts under the Agreement were outstanding at February 3, 2001 and January 29, 2000. The Agreement contains covenants relating to the Company's working capital, debt and net worth.

   The Company has a shelf registration statement, under which up to $250 million of debt securities and warrants to purchase debt securities may be issued.

   Interest paid was $65.8 million, $81.3 million and $68.6 million in 2000, 1999 and 1998.



8. Contingent Stock Redemption Agreement and Restricted Cash

On May 3, 1999, the Company, Leslie H. Wexner, Chairman and CEO of the Company, and The Wexner Children's Trust (the "Trust") entered into an agreement (the "Rescission

Agreement") rescinding the Contingent Stock Redemption Agreement dated as of January 26, 1996, as amended, among the Company, Mr. Wexner and the Trust. Pursuant to the Rescission Agreement, the rights and obligations of the Company, Mr. Wexner and the Trust under the Contingent Stock Redemption Agreement were terminated, and the Company used the $351.6 million of restricted cash to purchase shares in the Company's tender offer, which expired on June 1, 1999.

   The Company earned interest of $4.1 million and $17.9 million in 1999 and 1998 on the restricted cash.

9. Stock Options and Restricted Stock

Under the Company's stock plans, associates may be granted up to a total of 62.9 million restricted shares and options to purchase the Company's common stock at the market price on the date of grant. Options generally vest 25% per year over the first four years of the grant. Of the options granted, 0.6 million in 2000,
5.0 million in 1999 and 4.6 million in 1998 had graduated vesting schedules of six or more years. Options have a maximum term of ten years.

   Under separate IBI stock plans, IBI associates may be granted up to a total of 36.8 million restricted shares and options to purchase IBI's common stock at the market price on the date of grant. As of February 3, 2001, options to purchase 14.5 million IBI shares were outstanding, of which 4.6 million options were exercisable. Under these plans, options generally vest over periods from four to six years.

   The Company measures compensation expense under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and no compensation expense has been recognized for its stock option plans. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model discussed below. If compensation expense had been determined using the estimated fair value of options under SFAS No. 123, the pro forma effects on net income and earnings per share, including the impact of options issued by IBI, would have been a reduction of approximately $22.3 million or $0.05 per share in 2000, $18.7 million or $0.04 per share in 1999 and $13.9 million or $0.03 per share in 1998.

   The weighted average per share fair value of options granted ($5.19, $5.64 and $4.16 during 2000, 1999 and 1998) was used to calculate the pro forma compensation expense. The fair value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for 2000, 1999 and 1998: dividend yields of 2.3%, 2.1% and 2.2%; volatility of 36%, 32% and 29%; risk-free interest rates of 5%, 7% and 5%; assumed forfeiture rates of 20%, 20% and 20%; and expected lives of 4.3 years, 5.2 years and 6.3 years.

Restricted Shares

Approximately 41,000, 1,040,000 and 1,716,000 restricted Limited shares were granted in 2000, 1999 and 1998, with market values at date of grant of $0.7 million, $18.5 million and $27.4 million. Restricted shares generally vest either on a graduated scale over four years or 100% at the end of a fixed vesting period, principally five years. In 1999, 100,000 restricted shares were granted with a graduated vesting schedule over six years. Approximately 314,000 restricted shares granted in 1999 include performance requirements, all of which were met.

   Additionally, the expense recognized from the issuance of IBI restricted stock grants impacted the Company's consolidated results. IBI granted 59,000, 340,000 and 850,000 restricted shares in 2000, 1999 and 1998. Vesting terms for the IBI restricted shares are similar to those of The Limited. The market value of restricted shares is being amortized as compensation expense over the vesting period, generally four to six years. Compensation expense related to restricted stock awards, including expense related to awards granted at IBI, amounted to $15.0 million in 2000, $28.8 million in 1999 and $31.3 million in 1998.

Stock Options Outstanding at February 3, 2001

                                  Options Outstanding                                        Options Exercisable
---------------------------------------------------------------------------               --------------------------
                                             Weighted
                                              Average              Weighted                                   Weighted
Range of                                    Remaining               Average                                    Average
Exercise               Number             Contractual              Exercise               Number              Exercise
 Prices           Outstanding                    Life                 Price          Exercisable                 Price
----------------------------------------------------------------------------------------------------------------------
 $7-$10             8,649,000                     5.8                   $ 9            3,889,000                   $ 9
 $11-$15           10,732,000                     6.3                   $12            4,232,000                   $12
 $16-$20            8,990,000                     8.4                   $16            2,193,000                   $16
 $21-$27            1,836,000                     9.0                   $22              160,000                   $22
 $7-$27            30,207,000                     6.9                   $13           10,474,000                   $12

                                                                                                        Weighted Average
                                                             Number of                                      Option Price
Stock Option Activity                                           Shares                                         Per Share
------------------------------------------------------------------------------------------------------------------------
1998
Outstanding at beginning of year                            28,140,000                                           $ 9.85
Granted                                                      7,770,000                                            13.16
Exercised                                                   (4,878,000)                                            9.31
Canceled                                                    (1,186,000)                                           12.13
Outstanding at end of year                                  29,846,000                                           $10.71
Options exercisable at end of year                           8,908,000                                           $ 9.79
1999
Outstanding at beginning of year                            29,846,000                                           $10.71
Granted                                                     10,014,000                                            17.31
Exercised                                                   (5,348,000)                                            9.20
Canceled                                                    (1,938,000)                                           11.95
Outstanding at end of year                                  32,574,000                                           $12.03
Options exercisable at end of year                           8,114,000                                           $ 9.68
2000
Outstanding at beginning of year                            32,574,000                                           $12.03
Granted                                                      4,075,000                                            17.39
Exercised                                                   (4,157,000)                                           10.22
Canceled                                                    (2,285,000)                                           14.03
Outstanding at end of year                                  30,207,000                                           $12.86
Options exercisable at end of year                          10,474,000                                           $11.53

10. Retirement Benefits

The Company sponsors a qualified defined contribution retirement plan and a nonqualified supplemental retirement plan. Participation in the qualified plan is available to all associates who have completed 1,000 or more hours of service with the Company during certain 12-month periods and attained the age of 21. Participation in the nonqualified plan is subject to service and compensation requirements. Company contributions to these plans are based on a percentage of associates' eligible annual compensation. The cost of these plans was $57.9 million in 2000, $53.7 million in 1999 and $52.5 million in 1998. The liability for the nonqualified plan at February 3, 2001 and January 29, 2000 amounted to $107.0 million and $87.1 million and is included in other long-term liabilities.

11. Derivatives, Fair Value of Financial Instruments and Concentration of Credit Risk

The Company uses forward contracts on a limited basis, in order to reduce market risk exposure associated with fluctuations in foreign currency rates on a small volume of its merchandise purchases. These financial instruments are designated at inception as hedges, and are monitored to determine their effectiveness as hedges. The Company does not hold or issue financial instruments for trading purposes.

   At January 29, 2000, the Company had an interest rate swap that effectively changed the Company's interest rate exposure on $100 million of variable rate debt to a fixed rate of 8.09% through July 2000. There were no interest rate swaps outstanding at February 3, 2001.

Fair Value

The carrying value of cash equivalents, accounts receivable, accounts payable, current portion of long-term debt, and accrued expenses approximates fair value because of their short maturity. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. The estimated fair value of the Company's long-term debt at February 3, 2001 and January 29, 2000 was $396.4 million and $371.8 million compared to the carrying value of $400.0 million in 2000 and 1999.

Concentration of Credit Risk

The Company is subject to concentration of credit risk relating to cash and equivalents. The Company maintains cash and equivalents with various major financial institutions, as well as corporate commercial paper. The Company monitors the relative credit standing of these financial institutions and other entities and limits the amount of credit exposure with any one entity. The Company also monitors the creditworthiness of the entities to which it grants credit terms in the normal course of business.

12. Segment Information

The Company identifies operating segments based on a business's operating characteristics. Reportable segments were determined based on similar economic characteristics, the nature of products and services and the method of distribution. The apparel segment derives its revenues from sales of women's and men's apparel. The Intimate Brands segment derives its revenues from sales of women's intimate and other apparel, and personal care products and accessories. Sales outside the United States were not significant.

   The Company and IBI have entered into intercompany agreements for services that include merchandise purchases, capital expenditures, real estate management and leasing, inbound and outbound transportation and corporate services. These agreements specify that identifiable costs be passed through to IBI and that other service-related costs be allocated based on various methods. Costs are passed through and allocated to the apparel businesses in a similar manner. Management believes that the methods of allocation are reasonable.

   As a result of its spin-off, the operating results of TOO are included in the "Other" category for all periods presented. The operating results of Galyan's (which were consolidated through August 31, 1999 and accounted for using the equity method thereafter) are also included in the "Other" category.

(Thousands)

                                   Apparel               Intimate                                  Reconciling
Segment Information             Businesses                 Brands                * Other                 Items                Total
-----------------------------------------------------------------------------------------------------------------------------------
2000
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                       $4,948,829             $5,117,199             $   38,578                     -          $10,104,606
Intersegment sales                 628,766                      -                      -          + $ (628,766)                   -
Depreciation and
  amortization                      99,109                122,172                 49,865                     -              271,146
Operating income (loss)            123,477                754,356                 (1,817)             **(9,900)             866,116
Total assets                     1,160,758              1,457,348              1,356,953          /\   113,063            4,088,122
Capital expenditures               115,879                245,127                 85,170                     -              446,176

1999
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                       $4,708,681             $4,632,029             $  425,510                     -          $ 9,766,220
Intersegment sales                 570,659                      -                      -          + $ (570,659)                   -
Depreciation and
  amortization                     107,810                104,625                 60,008                     -              272,443
Operating income (loss)            131,728                793,516                (17,936)         #     23,501              930,809
Total assets                     1,106,072              1,384,432              1,611,922          /\    23,741            4,126,167
Capital expenditures               118,710                205,516                 51,179                     -              375,405

1998
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                       $4,588,887             $3,988,594             $  787,269                     -          $ 9,364,750
Intersegment sales                 457,204                      -                      -          + $ (457,204)                   -
Depreciation and
  amortization                     126,438                101,221                 58,341                     -              286,000
Operating income (loss)            (45,353)               670,849                 58,197          @  1,740,030            2,423,723
Total assets                     1,186,243              1,448,077              1,909,528              /\ 5,860            4,549,708
Capital expenditures                68,695                121,543                157,118                     -              347,356

* Included in the "Other" category are Henri Bendel, Galyan's (through August 31, 1999), TOO (through August 23, 1999), A&F (through May 19, 1998), non-core real estate, equity investments and corporate. None of the businesses included in "Other" are significant operating segments.

+  Represents intersegment sales elimination.

/\ Represents intersegment receivable/payable elimination.

Special and nonrecurring items--

** 2000: a $9.9 million charge for Intimate Brands to close Bath & Body Works' nine stores in the United Kingdom.

# 1999: 1) a $13.1 million charge for transaction costs related to the TOO spin-off; and 2) the reversal of a $36.6 million liability related to downsizing costs for Henri Bendel. These special items relate to the "Other" category.

@ 1998: 1) a $1.651 billion tax-free gain on the split-off of A&F; 2) a $93.7 million gain from the sale of the Company's remaining interest in Brylane; and 3) a $5.1 million charge for severance and other associate termination costs related to the closing of Henri Bendel stores. These special items relate to the "Other" category.


13. Quarterly Financial Data (Unaudited)

Summarized quarterly financial results for 2000 and 1999 follow (thousands except per share amounts):

2000 Quarters *                                              First                   Second                 Third            Fourth
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                               $2,124,986               $2,289,317            $2,168,375        $3,521,928
Gross income                                               698,047                  742,418               719,555         1,277,197
Net income                                                  62,950                   77,573                49,231           238,151
Net income per share:
  Basic                                                 $     0.15               $     0.18            $     0.12        $     0.56
  Diluted                                                     0.14                     0.17                  0.11              0.54

1999 Quarters *
-----------------------------------------------------------------------------------------------------------------------------------
Net sales                                               $2,117,068               $2,289,250            $2,064,068        $3,295,834
Gross income                                               647,036                  727,930               656,992         1,291,199
Net income                                                  45,451                   57,482                41,362           316,464
Net income per share:
  Basic                                                 $     0.10               $     0.13            $     0.10        $     0.74
  Diluted                                                     0.10                     0.12                  0.09              0.70

* Net sales and gross income for 1999 and the first three quarters of 2000 reflect the reclassification of shipping and handling revenues and costs and associate discounts (see Note 1).

2000: Special and nonrecurring items included a $9.9 million charge in the fourth quarter to close Bath & Body Works' nine stores in the United Kingdom. 1999: Special and nonrecurring items included a $13.1 million charge in the second quarter for transaction costs related to the TOO spin-off and the reversal of a $36.6 million liability in the fourth quarter related to downsizing costs for Henri Bendel.


MARKET PRICE AND DIVIDEND INFORMATION

The Company's common stock is traded on the New York Stock Exchange ("LTD") and the London Stock Exchange. On February 3, 2001, there were approximately 77,000 shareholders of record. However, when including active associates who participate in the Company's stock purchase plan, associates who own shares through Company-sponsored retirement plans and others holding shares in broker accounts under street names, the Company estimates the shareholder base to be approximately 190,000.

                        Market Price       Cash Dividend
Fiscal Year 2000     High           Low        Per Share
--------------------------------------------------------
4th quarter        $27.78        $14.44           $0.075
3rd quarter         24.92         18.18            0.075
2nd quarter         25.58         20.79            0.075
1st quarter         25.61         14.23            0.075

Fiscal Year 1999
--------------------------------------------------------
4th quarter        $21.91        $15.25           $0.075
3rd quarter       * 22.97         18.22            0.075
2nd quarter         25.06         22.09            0.075
1st quarter         22.00         17.13            0.075

* Limited Too was spun off to The Limited shareholders in the form of a dividend valued at approximately $1.18 per share on the date of the spin-off (August 23, 1999).

================================================================================
REPORT OF INDEPENDENT ACCOUNTANTS
--------------------------------------------------------------------------------

To the Board of Directors and
Shareholders of The Limited, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of The Limited, Inc. and its subsidiaries at February 3, 2001 and January 29, 2000, and the results of their operations and their cash flows for each of the three years in the period ended February 3, 2001 (on pages 11-16) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                                  /s/ PricewaterhouseCoopers LLP
                                                                  Columbus, Ohio
                                                                   March 1, 2001

                                                                     APPENDIX B

                     QUARTERLY REPORT ON FORM 10-Q FOR THE
                         QUARTER ENDED MAY 5, 2001 OF
                               THE LIMITED, INC.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-Q
[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

For the quarterly period ended May 5, 2001

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

For the transition period from __________ to __________

                         Commission file number 1-8344

                               THE LIMITED, INC.
            (Exact name of registrant as specified in its charter)

                      Delaware                 31-1029810
              ------------------------- -------------------------
                   (State or other          (I.R.S. Employer
                   jurisdiction of         Identification No.)
                  incorporation or
                    organization)

               Three Limited Parkway,
              P.O. Box 16000, Columbus,
                        Ohio                      43216
              ------------------------- -------------------------
                (Address of principal          (Zip Code)
                 executive offices)

Registrant's telephone number, including area code (614) 415-7000

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                              Yes  [X]    No  [_]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

    Common Stock, $.50 Par Value             Outstanding at May 25, 2001

                                                 426,950,385 Shares

================================================================================

                               THE LIMITED, INC.

                               TABLE OF CONTENTS

                                                                              Page No.
                                                                              --------
Part I.  Financial Information

   Item 1.  Financial Statements

       Consolidated Statements of Income
          Thirteen Weeks Ended May 5, 2001 and April 29, 2000................    B-4

       Consolidated Balance Sheets
          May 5, 2001, February 3, 2001 and April 29, 2000...................    B-5

       Consolidated Statements of Cash Flows
          Thirteen Weeks Ended May 5, 2001 and April 29, 2000................    B-6

       Notes to Consolidated Financial Statements............................    B-7

   Item 2.  Management's Discussion and Analysis of Results of Operations and
            Financial Condition..............................................   B-12

   Item 3.  Quantitative and Qualitative Disclosures About Market Risk.......   B-17

Part II.  Other Information

   Item 1.  Legal Proceedings................................................   B-18

   Item 4.  Submission of Matters to a Vote of Security Holders..............   B-19

   Item 6.  Exhibits and Reports on Form 8-K.................................   B-20

   SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

   The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Quarterly Report on Form 10-Q ("Report") or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2001 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this Report or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                         PART I--FINANCIAL INFORMATION

Item 1.  FINANCIAL STATEMENTS

                      THE LIMITED, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (Thousands except per share amounts)

                                  (Unaudited)

                                                        Thirteen Weeks Ended
                                                      ------------------------
                                                        May 5,      April 29,
                                                         2001         2000
                                                      -----------  -----------
 Net sales........................................... $ 2,126,845  $ 2,124,986
 Costs of goods sold, buying and occupancy...........  (1,456,297)  (1,426,939)
                                                      -----------  -----------
 Gross income........................................     670,548      698,047
 General, administrative and store operating expenses    (607,792)    (570,998)
                                                      -----------  -----------
 Operating income....................................      62,756      127,049
 Interest expense....................................      (8,286)     (14,008)
 Other income, net...................................       5,906        9,770
 Minority interest...................................      (5,685)     (10,861)
                                                      -----------  -----------
 Income before income taxes..........................      54,691      111,950
 Provision for income taxes..........................      24,000       49,000
                                                      -----------  -----------
 Net income.......................................... $    30,691  $    62,950
                                                      ===========  ===========
 Net income per share:...............................
    Basic............................................      $ 0.07       $ 0.15
                                                           =====        =====
    Diluted..........................................      $ 0.07       $ 0.14
                                                           =====        =====
 Dividends per share.................................      $0.075       $0.075
                                                           ======       ======


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (Thousands)

                                              May 5,    February 3,  April 29,
                                               2001        2001        2000
                                            ----------- ----------- -----------
                                            (Unaudited)             (Unaudited)
                   ASSETS
 Current assets:
    Cash and equivalents................... $  288,946  $  563,547  $  484,091
    Accounts receivable....................     82,191      93,745      77,166
    Inventories............................  1,129,994   1,157,140   1,147,194
    Other..................................    318,796     253,366     325,448
                                            ----------  ----------  ----------
 Total current assets......................  1,819,927   2,067,798   2,033,899
 Property and equipment, net...............  1,409,749   1,394,619   1,241,698
 Deferred income taxes.....................    132,027     132,028     129,039
 Other assets..............................    501,922     493,677     487,202
                                            ----------  ----------  ----------
 Total assets.............................. $3,863,625  $4,088,122  $3,891,838
                                            ==========  ==========  ==========

    LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
    Accounts payable....................... $  246,471  $  273,021  $  271,872
    Current portion of long-term debt......         --          --     150,000
    Accrued expenses.......................    516,231     581,584     494,723
    Income taxes...........................     12,005     145,580      31,246
                                            ----------  ----------  ----------
 Total current liabilities.................    774,707   1,000,185     947,841
 Long-term debt............................    400,000     400,000     400,000
 Other long-term liabilities...............    226,433     228,397     229,887
 Minority interest.........................    137,019     143,085     122,613
 Shareholders' equity:
    Common stock...........................    216,096     216,096     215,715
    Paid-in capital........................     84,258      83,503      70,404
    Retained earnings......................  2,166,069   2,167,869   1,905,378
                                            ----------  ----------  ----------
                                             2,466,423   2,467,468   2,191,497
    Less: treasury stock, at average cost..   (140,957)   (151,013)         --
                                            ----------  ----------  ----------
 Total shareholders' equity................  2,325,466   2,316,455   2,191,497
                                            ----------  ----------  ----------
 Total liabilities and shareholders' equity $3,863,625  $4,088,122  $3,891,838
                                            ==========  ==========  ==========

  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Thousands)

                                  (Unaudited)

                                                                                     Thirteen Weeks Ended
                                                                                     --------------------
                                                                                      May 5,    April 29,
                                                                                       2001       2000
                                                                                     ---------  ---------
Operating activities:
   Net income....................................................................... $  30,691  $  62,950
   Adjustments to reconcile net income to net cash provided by (used for) operating activities:
       Depreciation and amortization................................................    65,325     64,659
       Minority interest, net of dividends paid.....................................       351      4,965
       Change in assets and liabilities:
          Accounts receivable.......................................................    11,554     31,628
          Inventories...............................................................    27,146    (96,281)
          Accounts payable and accrued expenses.....................................   (91,903)   (24,744)
          Income taxes..............................................................  (133,574)  (165,750)
          Other assets and liabilities..............................................   (51,885)   (28,738)
                                                                                     ---------  ---------
Net cash used for operating activities..............................................  (142,295)  (151,311)
                                                                                     ---------  ---------
Investing activities:
   Capital expenditures.............................................................  (104,271)   (57,353)
   Net expenditures related to Easton real estate investment........................      (386)    (4,044)
                                                                                     ---------  ---------
   Net cash used for investing activities...........................................  (104,657)   (61,397)
                                                                                     ---------  ---------
Financing activities:
   Repayment of long-term debt......................................................        --   (100,000)
   Repurchase of common stock, including transaction costs..........................        --     (2,738)
   Dividends paid...................................................................   (32,186)   (31,582)
   Proceeds from exercise of stock options and other................................     4,537     13,851
                                                                                     ---------  ---------
Net cash used for financing activities..............................................   (27,649)  (120,469)
                                                                                     ---------  ---------
Net decrease in cash and equivalents................................................  (274,601)  (333,177)
Cash and equivalents, beginning of year.............................................   563,547    817,268
                                                                                     ---------  ---------
Cash and equivalents, end of period................................................. $ 288,946  $ 484,091
                                                                                     =========  =========



  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  Basis of Presentation

   The Limited, Inc. (the "Company") sells women's and men's apparel, women's intimate apparel and personal care products under various trade names through its specialty retail stores and direct response (catalog and e-commerce) businesses.

   The consolidated financial statements include the accounts of the Company and its subsidiaries, including Intimate Brands, Inc. ("IBI"), an 84%-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

   Investments in unconsolidated entities over which the Company exercises significant influence but does not have control are accounted for using the equity method. The Company's share of the net income or loss of those unconsolidated entities is included in other income (expense).

   The consolidated financial statements as of and for the thirteen week periods ended May 5, 2001 and April 29, 2000 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's 2000 Annual Report on Form 10-K. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair statement of the results for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

   The consolidated financial statements as of and for the thirteen week periods ended May 5, 2001 and April 29, 2000 included herein have been reviewed by the independent public accounting firm of PricewaterhouseCoopers LLP and the report of such firm follows the Notes to Consolidated Financial Statements. PricewaterhouseCoopers LLP is not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for its report on the consolidated financial statements because that report is not a "report" within the meaning of Sections 7 and 11 of that Act.

   Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  Earnings Per Share and Shareholders' Equity

   Earnings per basic share is computed based on the weighted average number of outstanding common shares. Earnings per diluted share includes the weighted average effect of dilutive options and restricted stock on the weighted average shares outstanding. Additionally, earnings per diluted share includes the impact of the dilutive options and restricted stock at IBI as a reduction to earnings. This had no impact on earnings per diluted share for the thirteen week periods ended May 5, 2001 and April 29, 2000.

   Weighted average common shares outstanding (thousands):

                                                          Thirteen Weeks Ended
                                                          --------------------
                                                           May 5,    April 29,
                                                            2001       2000
                                                          -------    ---------
   Common shares issued.................................. 432,191     430,484
   Treasury shares.......................................  (5,852)         --
                                                          -------     -------
   Basic shares.......................................... 426,339     430,484
   Dilutive effect of stock options and restricted shares   9,330      14,822
                                                          -------     -------
   Diluted shares........................................ 435,669     445,306
                                                          =======     =======

   The computation of earnings per diluted share excludes options to purchase
7.4 million and 1.8 million shares of common stock at quarter-end 2001 and 2000, because the options' exercise price was greater than the average market price of the common shares during the period.

   On May 2, 2000, the Company declared a two-for-one stock split ("stock split") in the form of a stock dividend distributed on May 30, 2000 to shareholders of record on May 12, 2000. Shareholders' equity reflects the reclassification of an amount equal to the par value of the increase in issued common shares ($107.9 million) from paid-in capital to common stock. In conjunction with the stock split, the Company retired 163.7 million treasury shares with a cost of $4.3 billion. A noncash charge was made against retained earnings for the excess cost of treasury stock over its par value. All share and per share data throughout this report has been restated to reflect the stock split.

3.  Inventories

   The fiscal year of the Company and its subsidiaries is comprised of two principal selling seasons: spring (the first and second quarters) and fall (the third and fourth quarters). Inventories are principally valued at the lower of average cost or market, on a first-in first-out basis, using the retail method. Inventory valuation at the end of the first and third quarters reflects adjustments for inventory markdowns and shrinkage estimates for the total selling season.

4.  Property and Equipment, Net

   Property and equipment, net, consisted of (thousands):

                                            May 5,     February 3,   April 29,
                                             2001         2001         2000
                                          -----------  -----------  -----------
Property and equipment, at cost.......... $ 3,203,989  $ 3,145,048  $ 2,939,058
Accumulated depreciation and amortization  (1,794,240)  (1,750,429)  (1,697,360)
                                          -----------  -----------  -----------
Property and equipment, net.............. $ 1,409,749  $ 1,394,619  $ 1,241,698
                                          ===========  ===========  ===========

5.  Income Taxes

   The provision for income taxes is based on the current estimate of the annual effective tax rate. Income taxes paid during the thirteen weeks ended May 5, 2001 and April 29, 2000 approximated $157.1 million and $214.8 million. Income taxes payable included net current deferred tax liabilities of $10.5 million and $14.1 million at May 5, 2001 and February 3, 2001. Other current assets included net current deferred tax assets of $40.6 million at April 29, 2000.

   The Internal Revenue Service (IRS) has assessed the Company for additional taxes and interest for the years 1992 to 1996 relating to the undistributed earnings of foreign affiliates for which the Company has provided deferred taxes. On September 7, 1999, the United States Tax Court sustained the position of the IRS with respect to the 1992 year. In connection with an appeal of the Tax Court judgment, in 1999 the Company made a $112 million payment of taxes and interest for the years 1992 to 1998 that reduced deferred tax liabilities. Management believes the ultimate resolution of this matter will not have a material adverse effect on the Company's results of operations or financial condition.

6.  Long-Term Debt

   Unsecured long-term debt consisted of (thousands):

                                                May 5,  February 3, April 29,
                                                 2001      2001       2000
                                               -------- ----------- ---------
        7 1/2% Debentures due March 2023...... $250,000  $250,000   $250,000
        7/4//\\5\\% Notes due May 2002........  150,000   150,000    150,000
        9 1/8% Notes due February 2001........       --        --    150,000
                                               -------- ----------- ---------
                                                400,000   400,000    550,000
      Less: current portion of long-term debt.       --        --    150,000
                                               -------- ----------- ---------
                                               $400,000  $400,000   $400,000
                                               ======== =========== =========

   The 71/2% debentures may be redeemed at the option of the Company, in whole or in part, at any time on or after March 15, 2003, at declining premiums.

   The Company maintains a $1 billion unsecured revolving credit agreement (the "Agreement"), established on September 29, 1997. Borrowings outstanding under the Agreement, if any, are due September 28, 2002. The Agreement has several borrowing options, including interest rates that are based on either the lender's "base rate," as defined, LIBOR, CD-based options or at a rate submitted under a bidding process. Facilities fees payable under the Agreement are based on the Company's long-term credit ratings, and currently approximate 0.1% of the committed amount per annum.

   The Agreement supports the Company's commercial paper program, which is used from time to time to fund working capital and other general corporate requirements. No commercial paper or amounts under the Agreement were outstanding at May 5, 2001, February 3, 2001 and April 29, 2000. The Agreement contains covenants relating to the Company's working capital, debt and net worth.

   The Company has a shelf registration statement, under which up to $250 million of debt securities and warrants to purchase debt securities may be issued.

   Interest paid during the thirteen weeks ended May 5, 2001 and April 29, 2000 was $11.2 million and $20.8 million.

7.  Segment Information

   The Company identifies operating segments based on a business's operating characteristics. Reportable segments were determined based on similar economic characteristics, the nature of products and services and the method of distribution. The apparel segment derives its revenues from sales of women's and men's apparel. The Intimate Brands segment derives its revenues from sales of women's intimate and other apparel, and personal care products and accessories. Sales outside the United States were not significant.

   The Company and IBI have entered into intercompany agreements for services that include merchandise purchases, capital expenditures, real estate management and leasing, inbound and outbound transportation and corporate services. These agreements specify that identifiable costs be passed through to IBI and that other service-related costs be allocated based upon various methods. Costs are passed through and allocated to the apparel businesses in a similar manner. Management believes that the methods of allocation are reasonable.

   Segment information as of and for the thirteen weeks ended May 5, 2001 and April 29, 2000 follows (in millions):

                            Apparel   Intimate           Reconciling
            2001           Businesses  Brands  Other (A)    Items     Total
   ----------------------- ---------- -------- --------- -----------  ------
   Net sales..............   $1,090    $1,028   $    9         --     $2,127
   Intersegment sales.....      299        --       --      $(299)(B)     --
   Operating income (loss)        5        61       (3)        --         63
      Total assets........    1,117     1,466    1,531       (250)(C)  3,864

                            Apparel   Intimate           Reconciling
            2000           Businesses  Brands  Other (A)    Items     Total
   ----------------------- ---------- -------- --------- -----------  ------
   Net sales..............   $1,071    $1,045   $    9                $2,125
   Intersegment sales.....      297        --       --      $(297)(B)     --
   Operating income (loss)       12       116       (1)        --        127
      Total assets........    1,098     1,379    1,537       (122)(C)  3,892

--------
(A) Included in the "Other" category are Henri Bendel, non-core real estate and corporate, including equity investments. None of the businesses included in "Other" are significant operating segments.
(B) Represents intersegment sales elimination.
(C) Represents intersegment receivable/payable elimination.

                       Report of Independent Accountants

To the Board of Directors and Shareholders of The Limited, Inc.:

   We have reviewed the accompanying consolidated balance sheets of The Limited, Inc. and its subsidiaries (the "Company") as of May 5, 2001 and April 29, 2000, and the related consolidated statements of income and of cash flows for each of the thirteen-week periods ended May 5, 2001 and April 29, 2000. These financial statements are the responsibility of the Company's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

   We previously audited in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of February 3, 2001, and the related consolidated statements of income, of shareholders' equity, and of cash flows for the year then ended (not presented herein), and in our report dated March 1, 2001 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of February 3, 2001 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/  PricewaterhouseCoopers LLP

Columbus, Ohio
May 21, 2001

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS

   Net sales for the first quarter of 2001 were roughly flat at $2.127 billion compared to $2.125 billion in 2000, as a 2% decline in comparable store sales more than offset growth from new stores. Operating income decreased to $62.8 million from $127.0 million in 2000, almost entirely due to a decline at Intimate Brands, Inc. ("IBI"), the Company's 84%-owned subsidiary. The operating income decline at IBI resulted primarily from a sales decline of 2% and from increased store selling and occupancy expenses. Net income decreased to $30.7 million from $63.0 million in 2000, and earnings per share decreased to $0.07 from $0.14 in 2000.

   On its May 21, 2001 earnings call, the Company stated that it expected negative sales trends to continue and that store selling and occupancy expenses would be higher in the second quarter of 2001 versus last year. As a result, the Company stated that it expected second quarter earnings would be down significantly from last year.

   On February 8, 2001, as part of its multiple-year strategy to create sustained growth of shareholder value, The Limited announced its intent to pursue a strategic or financial buyer for Lane Bryant and to integrate Structure into Express as Express Men's. Lane Bryant and Structure are included in the Company's apparel segment.

  Financial Summary

   The following summarized financial and statistical data compares reported results for the thirteen week period ended May 5, 2001 to the comparable period for 2000:

                                               First Quarter
                                           ---------------------
                                            2001    2000   Change
                                           ------  ------  ------
              Net Sales (millions):
              Express..................... $  349  $  340     3%
              Lerner New York.............    228     217     5%
              Lane Bryant.................    237     217     9%
              Limited Stores..............    145     156    (7%)
              Structure...................    102     111    (8%)
              Other (principally Mast)....     29      30    N/M
                                           ------  ------   ----
                 Total apparel businesses. $1,090  $1,071     2%
                                           ------  ------   ----
              Victoria's Secret Stores.... $  480  $  496    (3%)
              Bath & Body Works...........    320     301     6%
              Victoria's Secret Direct....    226     243    (7%)
              Other (principally Gryphon).      2       5    N/M
                                           ------  ------   ----
                 Total Intimate Brands.... $1,028  $1,045    (2%)
                                           ------  ------   ----
              Henri Bendel................      9       9     0%
                                           ------  ------   ----
              Total net sales............. $2,127  $2,125     0%
                                           ------  ------   ----
              Operating Income (millions):
              Apparel businesses.......... $    5  $   12   (58%)
              Intimate Brands.............     61     116   (47%)
              Other.......................     (3)     (1)   N/M
                                           ------  ------   ----
                 Total operating income... $   63  $  127   (51%)
                                           ======  ======   ====

--------
   N/M Not meaningful

                                                                            First Quarter
                                                                       -----------------------
                                                                        2001     2000    Change
                                                                       -------  -------  ------
Comparable Store Sales:
Express...............................................................      1%      16%
Lerner New York.......................................................      6%      (3%)
Lane Bryant...........................................................      5%       3%
Limited Stores........................................................     (1%)      8%
Structure.............................................................     (5%)     (4%)
                                                                       -------  -------   ----
       Total apparel businesses.......................................      2%       6%
                                                                       -------  -------   ----
Victoria's Secret Stores..............................................     (7%)     14%
Bath & Body Works.....................................................     (8%)      6%
                                                                       -------  -------   ----
       Total Intimate Brands..........................................     (7%)     11%
                                                                       -------  -------   ----
Henri Bendel..........................................................     (4%)     11%
                                                                       -------  -------   ----
       Total comparable store sales increase (decrease)...............     (2%)      8%
                                                                       =======  =======   ====

Store Data:
Retail sales increase (decrease) attributable to net new and remodeled stores:
   Apparel businesses.................................................      0%      (4%)
   Intimate Brands....................................................      7%       7%
Retail sales per average selling square foot:
   Apparel businesses................................................. $    67  $    62     8%
   Intimate Brands.................................................... $   109  $   122   (11%)
Retail sales per average store (thousands):
   Apparel businesses................................................. $   389  $   362     8%
   Intimate Brands.................................................... $   331  $   375   (12%)
Average store size at end of quarter (selling square feet):
   Apparel businesses.................................................   5,812    5,875    (1%)
   Intimate Brands....................................................   3,027    3,056    (1%)
Selling square feet at end of quarter (thousands):
   Apparel businesses.................................................  15,779   16,733    (6%)
   Intimate Brands....................................................   7,382    6,554    13%

Number of Stores:

                                                                      Apparel and Other
                                                                         Businesses     Intimate Brands
                                                                      ----------------  --------------
                                                                       2001      2000    2001     2000
                                                                       -----     -----  -----    -----
Beginning of period.................................................. 2,739     2,913   2,390    2,110
   Opened............................................................     4         2      51       38
   Closed............................................................   (27)      (66)     (2)      (4)
                                                                       -----     -----  -----    -----
End of period........................................................ 2,716     2,849   2,439    2,144

                                        Number of Stores     Selling Sq. Ft. (thousands)
                                     ----------------------  --------------------------
                                     May 5, April 29,         May 5,    April 29,
                                      2001    2000    Change   2001       2000    Change
                                     ------ --------- ------ ------     --------- ------
Express.............................   661      677     (16)  4,250       4,345     (95)
Lerner New York.....................   555      587     (32)  4,101       4,528    (427)
Lane Bryant.........................   650      661     (11)  3,152       3,223     (71)
Limited Stores......................   386      431     (45)  2,409       2,681    (272)
Structure...........................   463      492     (29)  1,867       1,956     (89)
                                     -----    -----    ----   ------     ------    ----
   Total apparel businesses......... 2,715    2,848    (133) 15,779      16,733    (954)
                                     -----    -----    ----   ------     ------    ----
Victoria's Secret Stores............   966      894      72   4,242       3,972     270
Bath & Body Works................... 1,473    1,250     223   3,140       2,582     558
                                     -----    -----    ----   ------     ------    ----
   Total Intimate Brands............ 2,439    2,144     295   7,382       6,554     828
                                     -----    -----    ----   ------     ------    ----
Henri Bendel........................     1        1      --      35          35      --
                                     -----    -----    ----   ------     ------    ----
   Total stores and selling sq. ft.. 5,155    4,993     162  23,196      23,322    (126)
                                     =====    =====    ====   ======     ======    ====

  Net Sales

   Net sales for the first quarter of 2001 were $2.127 billion, flat compared to $2.125 billion for the same period in 2000. A net sales increase from the addition of 162 new stores (126,000 selling square feet) was offset by a 2% comparable store sales decrease.

   At IBI, net sales for the first quarter of 2001 decreased 2% to $1.028 billion from $1.045 billion in 2000. The net sales decrease was primarily due to a 7% comparable store sales decrease and a 7% decrease in sales at Victoria's Secret Direct, partially offset by an increase in sales from the net addition of 295 new stores (828,000 selling square feet). Victoria's Secret Stores' sales decrease of 3% to $479.7 million was primarily due to a 7% decrease in comparable store sales, resulting from a decrease in both transactions and average sales price per unit and poor performance in certain merchandise categories, particularly sleepwear. The decline was partially offset by the net addition of 72 stores (270,000 selling square feet). Bath & Body Works' sales increase of 6% to $319.8 million was primarily attributable to the net addition of 223 new stores (558,000 selling square feet), partially offset by an 8% decrease in comparable store sales as new product launches were not as successful as planned. Net sales at Victoria's Secret Direct decreased 7% to $226.1 million as improved performance in bras and swimwear was more than offset by unfavorable results in other merchandise categories.

   At the apparel businesses, net sales for the first quarter of 2001 increased 2% to $1.090 billion from $1.071 billion in 1999. The net sales increase was due to comparable store sales increases at Lerner New York and Lane Bryant. These increases were partially offset by a decline in comparable store sales at Limited Stores and Structure and the net reduction of 133 stores (954,000 selling square feet).

  Gross Income

   For the first quarter of 2001, the gross income rate (expressed as a percentage of net sales) decreased to 31.5% from 32.8% for the same period in 2000. The decrease was due to a decline at IBI that was partially offset by a slight improvement at the apparel businesses.

   The decrease in the gross income rate at IBI was principally due to an increase in the buying and occupancy expense rate due to the inability to achieve leverage on store-related costs as comparable store sales decreased 7%. In addition, the IBI buying and occupancy expense rate increase was due to the continuing expansion of Bath & Body Works' stores into non-mall locations, which, although highly profitable, typically have higher occupancy costs as a percentage of net sales.

   At the apparel businesses, the gross income rate increased slightly, as buying and occupancy expense leverage from the closing of less productive stores was partially offset by a decline in merchandise margins. The decline in merchandise margins was the result of increased promotional markdowns to clear slower selling merchandise, especially at Express and Structure.

  General, Administrative and Store Operating Expenses

   For the first quarter of 2001, the general, administrative and store operating expense rate (expressed as a percentage of net sales) increased to 28.6% from 26.9% last year. The increase was primarily due to overall increases in store selling expenses across all businesses and, at IBI, a lack of leverage as comparable store sales declined.

   At IBI, general, administrative and store operating expenses increased 7% due to higher store selling expenses resulting from the net addition of 295 new stores and higher labor costs. At Victoria's Secret Stores, higher average wage rates more than offset a reduction in payroll hours. Bath & Body Works experienced an increase in average wage rates and an increase in payroll hours due to new store additions.

   At the apparel businesses, the increase in the general, administrative and store operating expense rate was due to higher store selling expenses.

  Operating Income

   The operating income rate in the first quarter of 2001 (expressed as a percentage of sales) decreased to 3.0% compared to 6.0% in 2000. The rate decrease was a result of the 1.3% decrease in the gross income rate and the 1.7% increase in the general, administrative, and store operating expense rate.

  Interest Expense

                                                     First Quarter
                                                    --------------
                                                     2001    2000
                                                    ------  ------
            Average borrowings (millions).......... $400.8  $661.6
            Average effective interest rate........   7.61%   8.47%

   The company incurred $8.3 million in interest expense for the first quarter of 2001 compared to $14.0 million for the same period in 2000. The decrease was primarily the result of decreased borrowing levels.

  Other Income, Net

   For the first quarter of 2001, other income, net was $5.9 million versus $9.8 million in 2000. The decrease was due to lower average invested cash balances resulting from debt repayments, increased capital expenditures and stock repurchases during fiscal year 2000.

FINANCIAL CONDITION

  Liquidity and Capital Resources

   Cash provided from operating activities and funds available from commercial paper backed by bank credit agreements provide the resources to support current operations, projected growth, seasonal funding requirements and capital expenditures. A summary of the Company's working capital position and capitalization follows (millions):

                                                    May 5, February 3, April 29,
                                                     2001     2001       2000
                                                    ------ ----------- ---------
Working capital.................................... $1,045   $1,068     $1,086
                                                    ======   ======     ======
Capitalization:
   Long-term debt.................................. $  400   $  400     $  400
   Shareholders' equity............................  2,325    2,316      2,191
                                                    ------   ------     ------
Total capitalization............................... $2,725   $2,716     $2,591
                                                    ======   ======     ======
Additional amounts available under long-term credit
  agreements....................................... $1,000   $1,000     $1,000
                                                    ======   ======     ======

   In addition, the Company may offer up to $250 million of debt securities and warrants to purchase debt securities under its shelf registration statement.

   The Company's operations are seasonal in nature. As a result, the Company expects significant changes in certain asset and liability accounts between its fiscal year-end and subsequent interim periods. Consequently, the Company believes that comparing cash flow changes from the current interim period to similar changes from the previous year generally provides the best comparison, rather than analyzing the absolute current year activity. For investing and financing activities, the Company believes the absolute measure of current year activity generally provides the best comparison.

   Net cash used for operating activities was $142 million for the thirteen weeks ended May 5, 2001 versus $151 million used for operating activities for the same period in 2000. The primary differences in cash used for operating activities between the first quarter of 2001 and 2000 were due to changes in inventories, accounts payable and accrued expenses. The cash provided by inventories was higher in 2001 because of an overall decrease in inventory per square foot, especially at the IBI businesses. The increased use of cash relating to accounts payable and accrued expenses versus 2000 related to the decreased inventories and timing of payments.

   In 2001, major investing activities included $104 million in capital expenditures (see "Capital Expenditures" section on page 20).

   Financing activities in 2001 primarily consisted of the quarterly dividend payment of $0.075 per share. Financing activities in 2000 included the repayment of $100 million Series C floating rate notes and the quarterly dividend payment of $0.075 per share. In addition, the Company repurchased $2.7 million of its common stock.

   Noncash financing activities in 2000 included a two-for-one stock split in the form of a stock dividend distributed on May 30, 2000 to shareholders of record on May 12, 2000. Shareholders' equity reflects the reclassification of an amount equal to the par value of the increase in issued common shares ($108 million) from paid-in capital to common stock. Also, in conjunction with the stock split, the Company retired 163.7 million treasury shares, representing $4.3 billion at cost. A noncash charge was made against retained earnings for the excess cost of treasury stock over its par value.

  Capital Expenditures

   Capital expenditures amounted to $104 million for the first quarter of 2001 compared to $57 million for the same period in 2000. The increase is a combination of accelerated store openings, timing of certain expenditures and an overall increase in planned capital expenditures versus the prior year. The Company anticipates spending $470 to $500 million for capital expenditures in 2001, of which $330 to $360 million will be for new stores and for the remodeling of and improvements to existing stores. Remaining capital expenditures are primarily related to information technology and distribution centers. The Company expects that 2001 capital expenditures will be funded principally by net cash provided by operating activities.

  Recently Issued Accounting Pronouncements

   Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended and clarified by SFAS No. 138, was adopted by the Company in the first quarter of 2001. SFAS No. 133 requires that derivative instruments be recorded at fair value and that changes in their fair value be recognized in current earnings unless specific hedging criteria are met. Because the Company's use of derivatives is limited, the adoption of SFAS No. 133 did not have a material impact on the Company's results of operations or financial position.

   EITF Issue No. 00-14, "Accounting for Certain Sales Incentives," will be effective in the first quarter of 2002 and addresses the accounting for, and classification of, various sales incentives. The Company has determined that adopting the provisions of this EITF Issue will not have a material impact on its results of operations or financial position.

  Impact of Inflation

   The Company's results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, the Company believes the effects of inflation, if any, on the results of operations and financial condition have been minor.

Item 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   The market risk of the Company's financial instruments as of May 5, 2001 has not significantly changed since February 3, 2001. Information regarding the Company's financial instruments and market risk as of February 3, 2001 is disclosed in the Company's 2000 Annual Report on Form 10-K.

                          PART II--OTHER INFORMATION

Item 1.  LEGAL PROCEEDINGS

   The Company is a defendant in a variety of lawsuits arising in the ordinary course of business.

   On January 13, 1999, two complaints were filed against the Company and its subsidiary, Lane Bryant, Inc., as well as other defendants, including many national retailers. Both complaints relate to labor practices allegedly employed on the island of Saipan, Commonwealth of the Northern Mariana Islands, by apparel manufacturers unrelated to the Company (some of which have sold goods to the Company) and seek injunctions, unspecified monetary damages, and other relief. One complaint, on behalf of a class of unnamed garment workers, filed in the United States District Court for the Central District of California, Western Division, alleges violations of federal statutes, the United States Constitution, and international law. On April 12, 1999, a motion to dismiss that complaint for failure to state a claim upon which relief can be granted was filed, and it remains pending. On September 29, 1999, the United States District Court for the Central District of California, Western Division, transferred the case to the United States District Court for the District of Hawaii. A first amended complaint was filed on April 28, 2000, which added additional defendants but did not otherwise substantively alter either the claims alleged or relief sought. On June 23, 2000, the United States District Court for the District of Hawaii transferred the case to the United States District Court for the District of the Northern Mariana Islands, and on July 7, 2000 denied plaintiffs' motion for reconsideration of the transfer order. Plaintiffs filed a Petition for a Writ of Mandamus challenging the transfer order and Motion for Emergency Stay which was denied by a panel of the U.S. 9/th Circuit Court of Appeals on March 22, 2001. The second complaint, filed by a national labor union and other organizations in the Superior Court of the State of California, San Francisco County, and which alleges unfair business practices under California law, remains pending. /

   In May and June 1999, purported shareholders of the Company filed three derivative actions in the Court of Chancery of the State of Delaware, naming as defendants the members of the Company's board of directors and the Company, as nominal defendant. The actions thereafter were consolidated. The operative complaint generally alleged that the rescission of the Contingent Stock Redemption Agreement previously entered into by the Company with Leslie H. Wexner and The Wexner Children's Trust (the "Contingent Stock Redemption Agreement") constituted a waste of corporate assets and a breach of the board members' fiduciary duties, and that the issuer tender offer completed on June 3, 1999 was a "wasteful transaction in its own right." On July 30, 1999, all defendants moved to dismiss the complaint, both on the ground that it failed to allege facts showing that demand on the board to institute such an action would be futile and for failure to state a claim. Plaintiffs did not respond to that motion, but on February 16, 2000, plaintiffs filed a first amended consolidated derivative complaint (the "amended complaint"), which makes allegations similar to the first complaint concerning the rescission of the Contingent Stock Redemption Agreement and the 1999 issuer tender offer and adds allegations apparently intended to show that certain directors were not disinterested in those decisions. Defendants moved to dismiss the amended complaint on April 14, 2000. The motion has been fully briefed, oral argument was heard on March 28, 2001 and the motion is now under consideration by the Court.

   Although it is not possible to predict with certainty the eventual outcome of any litigation, in the opinion of management, the foregoing proceedings are not expected to have a material adverse effect on the Company's financial position or results of operations.

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   The Company held its Annual Meeting of Stockholders on May 21, 2001. The matters voted upon and the results of the voting were as follows:

      (a) Eugene M. Freedman, V. Ann Hailey, David T. Kollat, and Leslie H. Wexner were elected to the Board of Directors for a term of three years. Of the 372,020,805 shares present in person or represented by proxy at the meeting, the number of shares voted for and the number of shares as to which authority to vote in the election was withheld were as follows, with respect to each of the nominees:

                                                    Shares as to Which
                                       Shares Voted  Voting Authority
                     Name              For Election      Withheld
                     ----              ------------ ------------------
         Eugene M. Freedman........... 368,872,082       3,148,723
         V. Ann Hailey................ 368,934,680       3,086,125
         David T. Kollat.............. 368,832,436       3,188,369
         Leslie H. Wexner............. 328,191,905      43,828,900

      In addition, directors whose term of office continued after the Annual Meeting were: Leonard Schlesinger, Donald B. Shackelford, Martin Trust, Raymond Zimmerman, E. Gordon Gee, Alex Shumate, Allan R. Tessler, and Abigail S. Wexner.

      (b) The Company's Certificate of Incorporation previously authorized the issuance of 510,000,000 shares of Capital Stock, of which 500,000,000 shares were Common Stock and 10,000,000 shares were Preferred Stock. The shareholders were asked to consider and vote upon a proposal to amend the Company's Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 500,000,000 to 1,000,000,000. Of the 372,020,805 shares present in person or represented by proxy at the meeting, 347,225,290 shares were voted for the proposal, 22,739,548 shares were voted against the proposal, and 2,055,967 shares abstained from voting with respect to the proposal.

Item 6.  EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits.

    3.1 Certificate of Amendment of Certificate of Incorporation, dated May 31, 2001.

    12. Statement re: Computation of Ratio of Earnings to Fixed Charges.

    15. Letter re: Unaudited Interim Financial Information to Securities and Exchange Commission re:
        Incorporation of Report of Independent Accountants.

(b) Reports on Form 8-K.

        None.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          THE LIMITED, INC.
                                                      (Registrant)

                                              /S/  V. ANN HAILEY
                                          By ________________________________
                                             V. Ann Hailey,
                                             Executive Vice President and Chief
                                             Financial Officer*

Date:  June 18, 2001
--------
* Ms. Hailey is the principal financial officer and has been duly authorized to sign on behalf of the Registrant.

                                                                     APPENDIX C

                     QUARTERLY REPORT ON FORM 10-Q FOR THE
                        QUARTER ENDED AUGUST 4, 2001 OF
                               THE LIMITED, INC.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-Q

[X]  QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
               EXCHANGE ACT OF 1934

For the quarterly period ended August 4, 2001

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

For the transition period from __________________________________ to ___________

                         Commission file number 1-8344

                               THE LIMITED, INC.
            (Exact name of registrant as specified in its charter)

                      Delaware                 31-1029810
              ------------------------- -------------------------
                   (State or other          (I.R.S. Employer
                   jurisdiction of         Identification No.)
                  incorporation or
                    organization)

                    Three Limited
               Parkway,P.O. Box 16000,
                   Columbus, Ohio                 43216
              ------------------------- -------------------------
                (Address of principal          (Zip Code)
                 executive offices)

Registrant's telephone number, including area code (614) 415-7000

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                              Yes  [X]    No  [_]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

    Common Stock, $.50 Par Value           Outstanding at August 31, 2001

                                                 428,599,158 Shares

================================================================================


                              THE LIMITED, INC.
                                                                                       Page No.
                              TABLE OF CONTENTS                                        --------
Part I.  Financial Information

   Item 1.  Financial Statements

       Consolidated Statements of Income
          Thirteen and Twenty-six Weeks Ended August 4, 2001 and July 29, 2000........    C-4

       Consolidated Balance Sheets
          August 4, 2001, February 3, 2001 and July 29, 2000..........................    C-5

       Consolidated Statements of Cash Flows
          Twenty-six Weeks Ended August 4, 2001 and July 29, 2000.....................    C-6

       Notes to Consolidated Financial Statements.....................................    C-7

   Item 2.  Management's Discussion and Analysis of Results of Operations and
            Financial Condition.......................................................   C-12

   Item 3.  Quantitative and Qualitative Disclosures About Market Risk................   C-18

Part II.  Other Information

   Item 1.  Legal Proceedings.........................................................   C-19

   Item 6.  Exhibits and Reports on Form 8-K..........................................   C-19

Safe Harbor Statement Under The Private Securities Litigation Act Of 1995

   The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Quarterly Report on Form 10-Q ("Report") or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2001 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this Report or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms. See the Company's Annual Report on Form 10-K for a more detailed discussion of these matters and other risk factors. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                         PART I--FINANCIAL INFORMATION

Item 1.  FINANCIAL STATEMENTS

                      THE LIMITED, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (Thousands except per share amounts)

                                  (Unaudited)

                                                       Thirteen Weeks Ended     Twenty-six Weeks Ended
                                                     ------------------------  ------------------------
                                                      August 4,    July 29,     August 4,    July 29,
                                                        2001         2000         2001         2000
                                                     -----------  -----------  -----------  -----------
Net sales........................................... $ 2,192,111  $ 2,289,317  $ 4,318,956  $ 4,414,303
Costs of goods sold, buying and occupancy...........  (1,500,145)  (1,546,899)  (2,956,442)  (2,973,838)
                                                     -----------  -----------  -----------  -----------
Gross income........................................     691,966      742,418    1,362,514    1,440,465
General, administrative and store operating expenses    (614,949)    (585,344)  (1,222,741)  (1,156,342)
                                                     -----------  -----------  -----------  -----------
Operating income....................................      77,017      157,074      139,773      284,123
Interest expense....................................      (8,410)     (12,671)     (16,696)     (26,679)
Other income, net...................................       7,145       11,065       13,051       20,835
Minority interest...................................     (11,304)     (15,895)     (16,989)     (26,756)
Gains on sale of stock by subsidiary and investee...      62,102           --       62,102           --
                                                     -----------  -----------  -----------  -----------
Income before income taxes..........................     126,550      139,573      181,241      251,523
Provision for income taxes..........................      55,000       62,000       79,000      111,000
                                                     -----------  -----------  -----------  -----------
Net income.......................................... $    71,550  $    77,573  $   102,241  $   140,523
                                                     ===========  ===========  ===========  ===========
Net income per share:
   Basic............................................ $      0.17  $      0.18  $      0.24  $      0.33
                                                     ===========  ===========  ===========  ===========
   Diluted.......................................... $      0.16  $      0.17  $      0.23  $      0.31
                                                     ===========  ===========  ===========  ===========
Dividends per share................................. $     0.075  $     0.075  $      0.15  $      0.15
                                                     ===========  ===========  ===========  ===========






  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (Thousands)

                                            August 4,   February 3,  July 29,
                                              2001         2001        2000
                                           -----------  ----------- -----------
                                           (Unaudited)              (Unaudited)
                  ASSETS

Current assets:
   Cash and equivalents................... $   327,467  $  563,547  $   321,503
   Accounts receivable....................      79,167      93,745      102,812
   Inventories............................   1,153,581   1,157,140    1,214,807
   Other..................................     340,573     253,366      335,120
                                           -----------  ----------  -----------
Total current assets......................   1,900,788   2,067,798    1,974,242
Property and equipment, net...............   1,445,791   1,394,619    1,253,698
Deferred income taxes.....................     108,358     132,028      130,689
Other assets..............................     547,002     493,677      498,187
                                           -----------  ----------  -----------
Total assets.............................. $ 4,001,939  $4,088,122  $ 3,856,816
                                           ===========  ==========  ===========
   LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Accounts payable....................... $   315,936  $  273,021  $   311,536
   Current portion of long-term debt......     150,000          --      150,000
   Accrued expenses.......................     531,080     581,584      520,017
   Income taxes...........................       2,615     145,580       44,642
                                           -----------  ----------  -----------
Total current liabilities.................     999,631   1,000,185    1,026,195
Long-term debt............................     250,000     400,000      400,000
Other long-term liabilities...............     222,843     228,397      229,732
Minority interest.........................     140,702     143,085      101,717
Shareholders' equity:
   Common stock...........................     216,096     216,096      215,817
   Paid-in capital........................      62,705      83,503       64,680
   Retained earnings......................   2,203,828   2,167,869    1,947,306
                                           -----------  ----------  -----------
                                             2,482,629   2,467,468    2,227,803
   Less: treasury stock, at average cost..     (93,866)   (151,013)    (128,631)
                                           -----------  ----------  -----------
Total shareholders' equity................   2,388,763   2,316,455    2,099,172
                                           -----------  ----------  -----------
Total liabilities and shareholders' equity $ 4,001,939  $4,088,122  $ 3,856,816
                                           ===========  ==========  ===========



   The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Thousands)

                                  (Unaudited)

                                                                          Twenty-six Weeks Ended
                                                                          ---------------------
                                                                          August 4,   July 29,
                                                                            2001        2000
                                                                          ---------   ---------
Operating activities:
   Net income............................................................ $ 102,241   $ 140,523
   Adjustments to reconcile net income to net cash provided
     by (used for) operating activities:
       Gains on sale of stock by subsidiary and investee, net of tax.....   (37,102)         --
       Depreciation and amortization.....................................   134,116     132,754
       Minority interest, net of dividends paid..........................     6,234      15,126
       Change in assets and liabilities:
          Accounts receivable............................................    14,578       5,982
          Inventories....................................................     3,559    (163,894)
          Accounts payable and accrued expenses..........................    (7,589)     39,528
          Income taxes...................................................  (122,672)   (153,457)
          Other assets and liabilities...................................   (78,603)    (32,144)
                                                                          ---------   ---------
Net cash provided by (used for) operating activities.....................    14,762     (15,582)
                                                                          ---------   ---------
Investing activities:
   Capital expenditures..................................................  (209,822)   (150,255)
   Net expenditures related to Easton real estate investment.............    (6,569)     (9,200)
                                                                          ---------   ---------
Net cash used for investing activities...................................  (216,391)   (159,455)
                                                                          ---------   ---------
Financing activities:
   Repayment of long-term debt...........................................        --    (100,000)
   Repurchase of common stock, including transaction costs...............        --    (150,303)
   Repurchase of Intimate Brands, Inc. common stock......................        --     (31,391)
   Dividends paid........................................................   (64,444)    (63,377)
   Proceeds from exercise of stock options and other.....................    29,993      24,343
                                                                          ---------   ---------
Net cash used for financing activities...................................   (34,451)   (320,728)
                                                                          ---------   ---------
Net decrease in cash and equivalents.....................................  (236,080)   (495,765)
Cash and equivalents, beginning of year..................................   563,547     817,268
                                                                          ---------   ---------
Cash and equivalents, end of period...................................... $ 327,467   $ 321,503
                                                                          =========   =========


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  Basis of Presentation

   The Limited, Inc. (the "Company") sells women's and men's apparel, women's intimate apparel and personal care products under various trade names through its specialty retail stores and direct response (catalog and e-commerce) businesses.

   The consolidated financial statements include the accounts of the Company and its subsidiaries, including Intimate Brands, Inc. ("IBI"), an 84%-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

   Investments in unconsolidated entities over which the Company exercises significant influence but does not have control are accounted for using the equity method. The Company's share of the net income or loss of those unconsolidated entities is included in other income (expense).

   The consolidated financial statements as of and for the thirteen and twenty-six week periods ended August 4, 2001 and July 29, 2000 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's 2000 Annual Report on Form 10-K. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair statement of the results for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

   The consolidated financial statements as of and for the thirteen and twenty-six week periods ended August 4, 2001 and July 29, 2000 included herein have been reviewed by the independent public accounting firm of PricewaterhouseCoopers LLP and the report of such firm follows the Notes to Consolidated Financial Statements. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its report on the consolidated financial statements because that report is not a "report" within the meaning of Sections 7 and 11 of that Act.

   Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  Gains on Sale of Stock by Subsidiary and Investee

   During the thirteen week period ended August 4, 2001, the Company recognized $62.1 million of pretax gains as a result of the initial public offerings ("IPO's") of Alliance Data Systems Corp. ("ADS") and Galyan's Trading Company, Inc. ("Galyan's"). ADS is a provider of electronic transaction services, credit services and loyalty and database marketing services. Galyan's is a specialty retailer that sells outdoor and athletic equipment, apparel and footwear and accessories. Prior to the IPO's, the Company's ownership interest in ADS and Galyan's was approximately 31% and 37%, respectively. Subsequent to the IPO's, the Company owns approximately 14.7 million shares of ADS common stock, representing a 20% ownership interest, and 3.9 million shares of Galyan's common stock, representing a 22% ownership interest. Deferred taxes were provided on the gains using the Company's effective tax rate. The investments are accounted for using the equity method.

   The market value of the Company's investments in ADS and Galyan's common stock at August 4, 2001 was $227 million and $47 million, respectively.

3.  Earnings Per Share and Shareholders' Equity

   Earnings per basic share is computed based on the weighted average number of outstanding common shares. Earnings per diluted share includes the weighted average effect of dilutive options and restricted stock on the weighted average shares outstanding. Additionally, earnings per diluted share includes the impact of the dilutive options and restricted stock at IBI, which resulted in a $0.01 reduction to earnings per diluted share for the twenty-six week period ended July 29, 2000, but had no impact to any other reported periods.

   Weighted average common shares outstanding (thousands):

                                                       Thirteen Weeks Ended Twenty-six Weeks Ended
                                                       -------------------  ---------------------
                                                       August 4,   July 29, August 4,    July 29,
                                                         2001        2000     2000         2000
                                                       ---------   -------- ---------    --------
Common shares issued..................................  432,191    432,191   432,191     431,338
Treasury shares.......................................   (4,604)    (3,575)   (5,228)     (1,788)
                                                        -------    -------   -------     -------
Basic shares..........................................  427,587    428,616   426,963     429,550
Dilutive effect of stock options and restricted shares    8,245     17,613     8,788      16,218
                                                        -------    -------   -------     -------
Diluted shares........................................  435,832    446,229   435,751     445,768
                                                        =======    =======   =======     =======

   The quarterly computation of earnings per diluted share excludes options to purchase 7.2 million and 0.1 million shares of common stock at August 4, 2001 and July 29, 2000, and the year-to-date computation of earnings per diluted share excludes options to purchase 7.3 million and 1.1 million shares, because the options' exercise prices were greater than the average market price of the common shares during the period.

4.  Inventories

   The fiscal year of the Company and its subsidiaries is comprised of two principal selling seasons: spring (the first and second quarters) and fall (the third and fourth quarters). Inventories are principally valued at the lower of average cost or market, on a first-in first-out basis, using the retail method. Inventory valuation at the end of the first and third quarters reflects adjustments for inventory markdowns for the total selling season.

5.  Property and Equipment, Net

   Property and equipment, net, consisted of (thousands):

                                           August 4,   February 3,   July 29,
                                             2001         2001         2000
                                          -----------  -----------  -----------
Property and equipment, at cost.......... $ 3,287,885  $ 3,145,048  $ 2,983,484
Accumulated depreciation and amortization  (1,842,094)  (1,750,429)  (1,729,786)
                                          -----------  -----------  -----------
Property and equipment, net.............. $ 1,445,791  $ 1,394,619  $ 1,253,698
                                          ===========  ===========  ===========

6.  Income Taxes

   The provision for income taxes is based on the current estimate of the annual effective tax rate. Income taxes paid during the twenty-six weeks ended August 4, 2001 and July 29, 2000 approximated $197.8 million and $264.5 million. Other current assets included net current deferred tax assets of $3.4 million and $40.1 million at August 4, 2001 and July 29, 2000. Income taxes payable included net current deferred tax liabilities of $14.1 million at February 3, 2001.

   The Internal Revenue Service (IRS) has assessed the Company for additional taxes and interest for the years 1992 to 1996 relating to the undistributed earnings of foreign affiliates for which the Company has provided deferred taxes. On September 7, 1999, the United States Tax Court sustained the position of the IRS with respect to the 1992 year. In connection with an appeal of the Tax Court judgment, in 1999 the Company made a $112 million payment of taxes and interest for the years 1992 to 1998 that reduced deferred tax liabilities. Management believes the ultimate resolution of this matter will not have a material adverse effect on the Company's results of operations or financial condition.

7.  Long-Term Debt

   Unsecured long-term debt consisted of (thousands):

                                           August 4, February 3, July 29,
                                             2001       2001       2000
                                           --------- ----------- --------
       7 1/2% Debentures due March 2023... $250,000   $250,000   $250,000
       7 4/5% Notes due May 2002..........  150,000    150,000    150,000
       9 1/8% Notes due February 2001.....       --         --    150,000
                                           --------   --------   --------
                                            400,000    400,000    550,000
          Less: current portion of
            long-term debt................  150,000         --    150,000
                                           --------   --------   --------
                                           $250,000   $400,000   $400,000
                                           ========   ========   ========

   The 7 1/2% debentures may be redeemed at the option of the Company, in whole or in part, at any time on or after March 15, 2003, at declining premiums.

   On July 13, 2001, the Company entered into a new $1.25 billion unsecured revolving credit facility (the "Facility"). The Facility is comprised of a $500 million 364-day agreement and a $750 million 5-year agreement. Borrowings outstanding under the Facility, if any, are due July 13, 2002 and July 13, 2006, respectively. The Facility has several borrowing and interest rate options, both fixed and variable rate. Fees payable under the Facility are based on the Company's long-term credit ratings, and currently approximate 0.1% (for the 364-day agreement) and 0.125% (for the 5-year agreement) of the committed amount per year.

   The Facility requires the Company to maintain certain specified fixed charge and debt to capital ratios. The Company was in compliance with these requirements at August 4, 2001.

   The Facility supports the Company's commercial paper and letter of credit programs, which is used from time to time to fund working capital and other general corporate requirements. No commercial paper or amounts under the Facility (or the previous credit facility) were outstanding at August 4, 2001, February 3, 2001 and July 29, 2000.

   The Company has a shelf registration statement, under which up to $250 million of debt securities and warrants to purchase debt securities may be issued.

   Interest paid during the twenty-six weeks ended August 4, 2001 and July 29, 2000 was $17.2 million and $28.4 million, respectively.

8.  Segment Information

   The Company identifies operating segments based on a business's operating characteristics. Reportable segments were determined based on similar economic characteristics, the nature of products and services and the method of distribution. The apparel segment derives its revenues from sales of women's and men's apparel. The Intimate Brands segment derives its revenues from sales of women's intimate and other apparel, and personal care products and accessories. Sales outside the United States were not significant.

   The Company and IBI have entered into intercompany agreements for services that include merchandise purchases, capital expenditures, real estate management and leasing, inbound and outbound transportation and corporate services. These agreements specify that identifiable costs be passed through to IBI and that other service-related costs be allocated based upon various methods. Costs are passed through and allocated to the apparel businesses in a similar manner. Management believes that the methods of allocation are reasonable.

   Segment information as of and for the thirteen and twenty-six weeks ended August 4, 2001 and July 29, 2000 follows (in millions):

                               Apparel   Intimate           Reconciling
            2001              Businesses  Brands  Other (A)    Items     Total
            ----              ---------- -------- --------- -----------  ------
Thirteen weeks:
Net sales....................   $1,034    $1,151   $    7         --     $2,192
Intersegment sales...........      150        --       --     ($ 150)(B)     --
Operating income (loss)......      (40)      118       (1)        --         77
Twenty-six weeks:
Net sales....................   $2,123    $2,179   $   17         --     $4,319
Intersegment sales...........      280        --       --     ($ 280)(B)     --
Operating income (loss)......      (35)      178       (3)        --        140
Total assets.................    1,156     1,459    1,604       (217)(C)  4,002

--------

(A) Included in the "Other" category are Henri Bendel, non-core real estate and corporate, including equity investments. None of the businesses included in "Other" are significant operating segments.
(B) Represents intersegment sales elimination.
(C) Represents intersegment receivable/payable elimination.

                               Apparel   Intimate           Reconciling
            2000              Businesses  Brands  Other (A)    Items     Total
            ----              ---------- -------- --------- -----------  ------
Thirteen weeks:
Net sales....................   $1,091    $1,191   $    7         --     $2,289
Intersegment sales...........      153        --       --     ($ 153)(B)     --
Operating income (loss)......      (13)      171       (1)        --        157
Twenty-six weeks:
Net sales....................   $2,161    $2,236   $   17         --     $4,414
Intersegment sales...........      297        --       --     ($ 297)(B)     --
Operating income (loss)......       --       287       (3)        --        284
Total assets.................    1,148     1,391    1,594       (276)(C)  3,857

--------

(A)--(C) See description under table above.

9.  Subsequent Event

   On August 16, 2001, the Company completed the sale of one of its apparel businesses, Lane Bryant, to Charming Shoppes, Inc. for $280 million of cash and
8.7 million shares of Charming Shoppes common stock valued at $55 million. The consideration received by the Company is subject to adjustment based on Lane Bryant's net tangible assets at closing.

   As a result of the transaction, the Company owns approximately 8% of Charming Shoppes outstanding common stock, which it is prohibited from selling for one year.

   The Company will continue to provide certain corporate services to Lane Bryant and will be reimbursed for its costs in accordance with a transition services agreement.

                       Report of Independent Accountants

To the Board of Directors and
Shareholders of
The Limited, Inc.:

   We have reviewed the accompanying consolidated balance sheets of The Limited, Inc. and its subsidiaries (the "Company") as of August 4, 2001 and July 29, 2000, and the related consolidated statements of income for each of the thirteen and twenty-six week periods ended August 4, 2001 and July 29, 2000 and the consolidated statements of cash flows for each of the twenty-six week periods ended August 4, 2001 and July 29, 2000. These financial statements are the responsibility of the Company's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

   We previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of February 3, 2001, and the related consolidated statements of income, of shareholders' equity, and of cash flows for the year then ended (not presented herein), and in our report dated February 27, 2001 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of February 3, 2001 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

                                          /S/   PRICEWATERHOUSECOOPERS LLP

Columbus, OH
August 23, 2001 / /

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

                             RESULTS OF OPERATIONS

   Net sales for the second quarter of 2001 were $2.192 billion compared to $2.289 billion in 2000, as a 5% decline in comparable store sales was partially offset by sales from new stores. Operating income decreased to $77.0 million from $157.1 million in 2000. Net income decreased to $71.6 million from $77.6 million in 2000, and earnings per share decreased to $0.16 from $0.17 in 2000. Net income in 2001 included after-tax non-operating gains totaling $37.1 million as a result of the initial public offerings of Alliance Data Systems Corp. and Galyan's Trading Company, Inc., companies in which the Company has a noncontrolling ownership interest. Excluding these gains, net income for the second quarter of 2001 was $34.4 million and earnings per share were $0.08.

   Net sales for the twenty-six weeks ended August 4, 2001 were $4.319 billion compared to $4.414 billion in 2000. Operating income decreased to $139.8 million from $284.1 million in 2000. Net income decreased 27% to $102.2 million from $140.5 million in 2000, and earnings per share decreased 26% to $0.23 from $0.31 in 2000. Excluding the non-operating gains discussed above, net income and earnings per share for the twenty-six weeks ended August 4, 2001 were $65.1 million and $0.15.

Financial Summary

   The following summarized financial and statistical data compares reported results for the thirteen week and twenty-six week periods ended August 4, 2001 to the comparable periods for 2000:

                                    Second Quarter          Year-to-Date
                                ---------------------  ---------------------
                                 2001    2000   Change  2001    2000   Change
                                ------  ------  ------ ------  ------  ------
   Net Sales (millions):
   Express..................... $  321  $  331    (3%) $  670  $  671     0%
   Lerner New York.............    194     212    (8%)    422     430    (2%)
   Lane Bryant.................    231     235    (2%)    468     452     4%
   Limited Stores..............    131     147   (11%)    276     302    (9%)
   Structure...................    114     125    (9%)    216     236    (8%)
   Other (principally Mast)....     43      41     5%      71      70     1%
                                ------  ------  -----  ------  ------   ----
      Total apparel businesses. $1,034  $1,091    (5%) $2,123  $2,161    (2%)
                                ------  ------  -----  ------  ------   ----
   Victoria's Secret Stores.... $  563  $  552     2%  $1,043  $1,048    (1%)
   Bath & Body Works...........    359     350     3%     679     651     4%
   Victoria's Secret Direct....    229     283   (19%)    455     525   (13%)
   Other (principally Gryphon).     --       6    N/M       2      12    N/M
                                ------  ------  -----  ------  ------   ----
      Total Intimate Brands.... $1,151  $1,191    (3%) $2,179  $2,236    (3%)
                                ------  ------  -----  ------  ------   ----
   Henri Bendel................      7       7     0%      17      17     0%
                                ------  ------  -----  ------  ------   ----
   Total net sales............. $2,192  $2,289    (4%) $4,319  $4,414    (2%)
                                ------  ------  -----  ------  ------   ----
   Operating Income (millions):
   Apparel businesses.......... $  (40) $  (13) (208%) $  (35)     --    N/M
   Intimate Brands.............    118     171   (31%)    178  $  287   (38%)
   Other.......................     (1)     (1)    0%      (3)     (3)    0%
                                ------  ------  -----  ------  ------   ----
   Total operating income...... $   77  $  157   (51%) $  140  $  284   (51%)
                                ======  ======  =====  ======  ======   ====

--------
N/M--Not meaningful

                                               Second Quarter Year-to-Date
                                               -------------  -----------
                                                2001    2000  2001    2000
                                               ----     ----  ----    ----
         Comparable Store Sales:
         Express..............................  (4%)    12%   (1%)    14%
         Lerner New York......................  (8%)     1%   (1%)    (1%)
         Lane Bryant..........................   0%      3%    3%      3%
         Limited Stores.......................  (5%)     0%   (3%)     4%
         Structure............................ (10%)    (4%)  (8%)    (4%)
                                                ----    ---   ---     ---
            Total apparel businesses..........  (5%)     4%   (1%)     5%
                                                ----    ---   ---     ---
         Victoria's Secret Stores.............  (3%)    12%   (5%)    13%
         Bath & Body Works....................  (9%)     3%   (8%)     5%
                                                ----    ---   ---     ---
            Total Intimate Brands.............  (5%)     9%   (6%)    10%
                                                ----    ---   ---     ---
         Henri Bendel.........................  (2%)    (4%)  (3%)     3%
                                                ----    ---   ---     ---
         Total comparable store sales increase
         (decrease)...........................  (5%)     6%   (4%)     7%
                                                ----    ---   ---     ---

                                                   Second Quarter           Year-to-Date
                                              -----------------------   ------------------
                                               2001     2000     Change 2001   2000   Change
                                              -------  -------   ------ ----   ----   ------
Store Data:
Retail sales increase (decrease) attributable
  to net new (closed) and remodeled stores:
   Apparel businesses........................       0%      (4%)          (1%)   (4%)
   Intimate Brands...........................       7%       7%            7%     7%
Retail sales per average selling square foot:
   Apparel businesses........................ $    63  $    63      0%  $130   $124      5%
   Intimate Brands........................... $   123  $   136    (10%) $232   $258    (10%)
Retail sales per average store (thousands):
   Apparel businesses........................ $   336  $   370     (1%) $755   $728      4%
   Intimate Brands........................... $   372  $   415    (10%) $701   $788    (11%)
Average store size at end of quarter
 (selling square feet):
   Apparel businesses........................   5,791    5,829     (1%)
   Intimate Brands...........................   3,014    3,051     (1%)
Selling square feet at end of quarter
  (thousands):
   Apparel businesses........................  15,612   16,509     (5%)
   Intimate Brands...........................   7,599    6,727     13%

Number of Stores:

                                         Second Quarter Year-to-Date
                                         -------------  ------------
                                          2001    2000   2001   2000
                                         -----   -----  -----  -----
            Apparel and Other Businesses
            Beginning of period......... 2,716   2,849  2,739  2,913
             Opened.....................     4       4      8      6
             Closed.....................   (23)    (20)   (50)   (86)
                                         -----   -----  -----  -----
            End of period............... 2,697   2,833  2,697  2,833
                                         =====   =====  =====  =====
            Intimate Brands
            Beginning of period......... 2,439   2,144  2,390  2,110
             Opened.....................    83      64    134    102
             Closed.....................    (1)     (3)    (3)    (7)
                                         -----   -----  -----  -----
            End of period............... 2,521   2,205  2,521  2,205
                                         =====   =====  =====  =====

                                         Number of Stores      Selling Sq. Ft. (thousands)
                                     ------------------------  --------------------------
                                     August 4, July 29,        August 4,   July 29,
                                       2001      2000   Change   2001        2000   Change
                                     --------- -------- ------ ---------   -------- ------
Express.............................     661      677     (16)   4,253       4,348    (95)
Lerner New York.....................     547      585     (38)   4,020       4,446   (426)
Lane Bryant.........................     650      660     (10)   3,144       3,205    (61)
Limited Stores......................     382      422     (40)   2,358       2,569   (211)
Structure...........................     456      488     (32)   1,837       1,941   (104)
                                       -----    -----     ---    -----       -----   ----
Total apparel businesses............   2,696    2,832    (136)  15,612      16,509   (897)
                                       -----    -----    ----   ------      ------   ----
Victoria's Secret Stores............     982      902      80    4,312       4,008    304
Bath & Body Works...................   1,539    1,303     236    3,287       2,719    568
                                       -----    -----     ---    -----       -----    ---
Total Intimate Brands...............   2,521    2,205     316    7,599       6,727    872
                                       -----    -----     ---    -----       -----    ---
Henri Bendel........................       1        1      --       35          35     --
                                       -----    -----    ----   ------      ------   ----
Total stores and selling square feet   5,218    5,038     180   23,246      23,271    (25)
                                       =====    =====    ====   ======      ======   ====

Net Sales

   Net sales for the second quarter of 2001 were $2.192 billion compared to $2.289 billion for the same period in 2000. A 5% comparable store sales decrease and a 19% decrease in sales at Victoria's Secret Direct were partially offset by an increase in sales from the net addition of 316 stores at Intimate Brands, Inc. ("IBI").

   At IBI, net sales for the second quarter of 2001 decreased 3% to $1.151 billion from $1.191 billion in 2000. The net sales decline was primarily due to a 5% comparable store sales decrease and a 19% decrease in sales at Victoria's Secret Direct, partially offset by an increase in sales from the net addition of 316 new stores (872,000 selling square feet). Victoria's Secret Stores' sales increased 2% to $563.0 million due to the net addition of 80 stores (304,000 selling square feet), partially offset by a 3% decrease in comparable store sales. Bath & Body Works' sales increased 3% to $358.9 million, due to the net addition of 236 new stores (568,000 selling square feet), partially offset by a 9% decrease in comparable store sales. Net sales at Victoria's Secret Direct decreased 19% to $229.1 million due to an acceleration of catalogue mailings into the first quarter as compared to last year, as well as unfavorable results in the clothing, sleepwear, shoes and accessory categories, partially offset by an increase in e-commerce sales.

   At the apparel businesses, net sales for the second quarter of 2001 decreased 5% to $1.034 billion from $1.091 billion in 2000. The net sales decrease was primarily due to a comparable store sales decrease of 5%.

   The 2001 year-to-date net sales were $4.319 billion compared to $4.414 billion in 2000. The sales decrease was due to a comparable store sales decrease of 4%, partially offset by an increase in sales from the net addition of 316 stores at IBI.

  Gross Income

   For the second quarter of 2001, the gross income rate (expressed as a percentage of net sales) decreased to 31.6% from 32.4% for the same period in 2000. The gross income rate decreased both at IBI and, to a lesser extent, at the apparel businesses.

   The decrease in the gross income rate at IBI was principally due to an increase in the buying and occupancy expense rate due to the inability to achieve leverage on store-related costs as comparable store sales decreased 5%. In addition, the buying and occupancy expense rate increase was due to the continuing expansion of Bath & Body Works' stores into non-mall locations, which, although profitable, typically have higher occupancy costs as a percentage of net sales.

   At the apparel businesses, the gross income rate decreased slightly, as an improved merchandise margin rate was more than offset by an increase in the buying and occupancy expense rate, due to the inability to achieve leverage as comparable store sales decreased 5%. The merchandise margin rate improved at Lane Bryant, Limited Stores and Structure, but decreased significantly at Express and Lerner New York.

   The 2001 year-to-date gross income rate decreased to 31.5% from 32.6% in 2000. The decrease was principally due to the increase in buying and occupancy expense rate due to the inability to achieve leverage as comparable store sales decreased 4%. The merchandise margin rate was relatively flat compared to 2000.

  General, Administrative and Store Operating Expenses

   For the second quarter of 2001, the general, administrative and store operating expense rate (expressed as a percentage of net sales) increased to 28.1% from 25.5% last year. The rate increase was primarily due to overall increases in store selling expenses at IBI and the inability to achieve leverage due to the decrease in comparable store sales.

   At IBI, general, administrative and store operating expenses increased 8% primarily due to higher store selling expenses resulting from the net addition of 316 new stores. At Victoria's Secret Stores, the general, administrative and store operating expense rate was relatively flat as lower marketing expenses offset the deleveraging impact of a comparable store sales decrease of 3%. At Bath & Body Works, the general, administrative and store operating expense rate increased significantly due to the inability to achieve leverage on a comparable store sales decrease of 9%. Bath & Body Works' general, administrative and store operating expenses increased due to higher store selling expenses resulting from a 21% increase in selling square feet.

   The 2001 year-to-date general, administrative and store operating expense rate increased to 28.3% from 26.2% in 2000. The rate increase was primarily due to increases in store selling expenses and the inability to achieve leverage due to the decrease in comparable store sales.

  Operating Income

   The second quarter operating income rate (expressed as a percentage of net sales) decreased to 3.5% from 6.9% for the same period in 2000. The rate decrease was due to the 0.8% decrease in the gross income rate and the 2.5% increase in the general, administrative and store operating expense rate.

   The year-to-date operating income rate was 3.2% in 2001 and 6.4% in 2000. The rate decrease was due to the 1.1% decrease in the gross income rate and the 2.1% increase in the general, administrative and store operating expense rate.

  Interest Expense

                                        Second Quarter   Year-to-Date
                                        --------------  --------------
                                         2001    2000    2001    2000
                                        ------  ------  ------  ------
        Average borrowings (millions).. $400.0  $667.2  $400.4  $664.4
        Average effective interest rate   7.61%   7.60%   7.61%   8.03%

   The company incurred $8.4 million in interest expense for the second quarter of 2001 compared to $12.7 million for the same period in 2000. Year-to-date interest expense decreased to $16.7 million in 2001 from $26.7 million in 2000. The decreases were primarily the result of decreased borrowing levels.

  Other Income, Net

   For the second quarter of 2001, other income, net was $7.1 million versus $11.1 million in 2000. Year-to-date other income, net was $13.1 million versus $20.8 million in 2000. The decreases were due to reduced interest income from lower invested cash balances, the result of debt repayments, stock repurchases during fiscal 2000 and capital expenditures.

  Gains on Sale of Stock by Subsidiary and Investee

   During the thirteen week period ended August 4, 2001, the Company recognized $62.1 million of pretax gains as a result of the initial public offerings ("IPO's") of Alliance Data Systems Corp. ("ADS") and Galyan's Trading Company, Inc. ("Galyan's"). ADS is a provider of electronic transaction services, credit services and loyalty and database marketing services. Galyan's is a specialty retailer that sells outdoor and athletic equipment, apparel and footwear and accessories. Prior to the IPO's, the Company's ownership interest in ADS and Galyan's was approximately 31% and 37%, respectively. Subsequent to the IPO's, the Company owns approximately 14.7 million shares of ADS common stock, representing a 20% ownership interest, and 3.9 million shares of Galyan's common stock, representing a 22% ownership interest. Deferred taxes were provided on the gains using the Company's effective tax rate. The investments are accounted for using the equity method.

FINANCIAL CONDITION

  Liquidity and Capital Resources

   Cash provided from operating activities and funds available from commercial paper backed by bank credit agreements provide the resources to support current operations, projected growth, seasonal funding requirements and capital expenditures. A summary of the Company's working capital position and capitalization follows (millions):

                                             August 4, February 3, July 29,
                                               2001       2001       2000
                                             --------- ----------- --------
     Working capital........................  $  901     $1,068     $  948
     Capitalization:........................
        Long-term debt......................  $  250     $  400     $  400
        Shareholders' equity................   2,389      2,316      2,099
                                              ------     ------     ------
     Total capitalization...................  $2,639     $2,716     $2,499
                                              ------     ------     ------
     Additional amounts available under
       credit agreements....................  $1,250     $1,000     $1,000
                                              ======     ======     ======

   In addition, the Company may offer up to $250 million of debt securities and warrants to purchase debt securities under its shelf registration statement.

   The Company's operations are seasonal in nature. As a result, the Company expects significant changes in certain asset and liability accounts between its fiscal year-end and subsequent interim periods. Consequently, the Company believes that comparing operating cash flow changes from the current interim period to similar changes from the previous year generally provides the best comparison, rather than analyzing the absolute current year activity. For investing and financing activities, the Company believes the absolute measure of current year activity generally provides the best comparison.

   Net cash provided by operating activities was $14.8 million for the twenty-six weeks ended August 4, 2001 versus $15.6 million used for operating activities for the same period in 2000. The increase in cash provided by operating activities compared to a year ago was driven by a decrease in the growth of inventories, partially offset by lower net income and changes in other operating assets and liabilities which were primarily driven by the timing of certain payments.

   In 2001, major investing activities included $210 million in capital expenditures (see "Capital Expenditures" section on page 22).

   Financing activities in 2001 primarily consisted of the quarterly dividend payment of $0.075 per share.

   Financing activities in 2000 included the repayment of $100 million Series C floating rate notes and the quarterly dividend payment of $0.075 per share. In addition, the Company repurchased 6.3 million shares of common stock for $150.3 million. Also, in 2000, IBI repurchased 1.4 million shares from its public shareholders for $31.4 million and 7.4 million shares from The Limited, Inc. for $166.5 million, which had no cash flow impact to The Limited, Inc.

  Capital Expenditures

   Capital expenditures amounted to $210 million for the twenty-six weeks ended August 4, 2001 compared to $150 million for the same period in 2000. The increase in 2001 is primarily related to the timing of capital expenditures associated with new and remodeled stores. The Company accelerated the timing of these projects to complete the stores prior to the key fall selling period. Additionally, the Company made increased investments in information technology.

   The Company anticipates spending approximately $450 million for capital expenditures in 2001, of which approximately $320 million will be for new stores and for the remodeling of and improvements to existing stores. Remaining capital expenditures are primarily related to information technology and distribution centers. The Company expects that 2001 capital expenditures will be funded principally by net cash provided by operating activities.

  Future Cash Flows

   On August 16, 2001, the Company completed the sale of one of its apparel businesses, Lane Bryant, to Charming Shoppes, Inc. for $280 million of cash and
8.7 million shares of Charming Shoppes common stock valued at $55 million. The consideration received by the Company is subject to adjustment based on Lane Bryant's net tangible assets at closing.

  Recently Issued Accounting Pronouncements

   EITF Issue No. 00-14, "Accounting for Certain Sales Incentives," will be effective in the first quarter of 2002 and addresses the accounting for, and classification of, various sales incentives. The Company has determined that adopting the provisions of this EITF Issue will not have a material impact on its results of operations or financial position.

   On June 29, 2001 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and also addresses the accounting for goodwill and other intangible assets. SFAS No. 142 addresses the accounting for goodwill and other intangible assets subsequent to their acquisition, and will be effective in the first quarter of 2002. The Company is currently evaluating the impact of adopting SFAS No. 141 and SFAS No. 142.

  Impact of Inflation

   The Company's results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, the Company believes the effects of inflation, if any, on the results of operations and financial condition have been minor.

Item 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   The market risk of the Company's financial instruments as of August 4, 2001 has not significantly changed since February 3, 2001. Information regarding the Company's financial instruments and market risk as of February 3, 2001 is disclosed in the Company's 2000 Annual Report on Form 10-K.

                          PART II--OTHER INFORMATION

Item 1.  LEGAL PROCEEDINGS

   The Company is a defendant in a variety of lawsuits arising in the ordinary course of business.

   On January 13, 1999, two complaints were filed against the Company, as well as other defendants, including many national retailers. Both complaints relate to labor practices allegedly employed on the island of Saipan, Commonwealth of the Northern Mariana Islands, by apparel manufacturers unrelated to the Company (some of which have sold goods to the Company) and seek injunctions, unspecified monetary damages, and other relief. One complaint, on behalf of a class of unnamed garment workers, was filed in the United States District Court for the Central District of California, Western Division and subsequently transferred to the United States District Court for the Northern Mariana Islands. It alleged violations of federal statutes, the United States Constitution, and international law. On April 12, 1999, a motion to dismiss that complaint for failure to state a claim upon which relief can be granted was filed, and it remains pending. A first amended complaint was filed on April 28, 2000, which added additional defendants but did not otherwise substantively alter either the claims alleged or relief sought. The second complaint, filed by a national labor union and other organizations in the Superior Court of the State of California, San Francisco County, and which alleges unfair business practices under California law, remains pending.

   In May and June 1999, purported shareholders of the Company filed three derivative actions in the Court of Chancery of the State of Delaware, naming as defendants the members of the Company's board of directors and the Company, as nominal defendant. The actions thereafter were consolidated. The operative complaint generally alleged that the rescission of the Contingent Stock Redemption Agreement previously entered into by the Company with Leslie H. Wexner and The Wexner Children's Trust (the "Contingent Stock Redemption Agreement") constituted a waste of corporate assets and a breach of the board members' fiduciary duties, and that the issuer tender offer completed on June 3, 1999 was a "wasteful transaction in its own right." On July 30, 1999, all defendants moved to dismiss the complaint, both on the ground that it failed to allege facts showing that demand on the board to institute such an action would be futile and for failure to state a claim. Plaintiffs did not respond to that motion, but on February 16, 2000, plaintiffs filed a first amended consolidated derivative complaint (the "amended complaint"), which makes allegations similar to the first complaint concerning the rescission of the Contingent Stock Redemption Agreement and the 1999 issuer tender offer and adds allegations apparently intended to show that certain directors were not disinterested in those decisions. Defendants moved to dismiss the amended complaint on April 14, 2000. The motion has been fully briefed, oral argument was heard on March 28, 2001 and the motion is now under consideration by the Court.

   Although it is not possible to predict with certainty the eventual outcome of any litigation, in the opinion of management, the foregoing proceedings are not expected to have a material adverse effect on the Company's financial position or results of operations.

Item 6.  EXHIBITS AND REPORTS ON FORM 8-K

   (a) Exhibits.

 4.9.   Five-year revolving credit agreement dated as of July 13, 2001 among the Company, The Chase
        Manhattan Bank and the lenders listed therein.

4.10.   364-day revolving credit agreement dated as of July 13, 2001 among the Company, The Chase
        Manhattan Bank and the lenders listed therein.

  11.   Statement re: Computation of Per Share Earnings.

  12.   Statement re: Computation of Ratio of Earnings to Fixed Charges.

  15.   Letter re: Unaudited Interim Financial Information to Securities and Exchange Commission re:
        Incorporation of Report of Independent Accountants.

   (b) Reports on Form 8-K.

   None.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                               THE LIMITED, INC.
                                               (Registrant)

                                               By    /S/  V. ANN HAILEY
                                                   -----------------------------
                                                     V. Ann Hailey
                                                     Executive Vice President
                                                     and Chief
                                                     Financial Officer*

Date: September 17, 2001
--------
* Ms. Hailey is the principal financial officer and has been duly authorized to sign on behalf of the Registrant.

                                                                     APPENDIX D

                     QUARTERLY REPORT ON FORM 10-Q FOR THE
                       QUARTER ENDED NOVEMBER 3, 2001 OF
                               THE LIMITED, INC.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

   For the quarterly period ended November 3, 2001

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

   For the transition period from       to

                         Commission file number 1-8344

                               THE LIMITED, INC.
            (Exact name of registrant as specified in its charter)

                           Delaware                                         31-1029810
---------------------------------------                        ------------------------------------
(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification No.)

                    Three Limited Parkway,
                P.O. Box 16000, Columbus, Ohio                                43216
---------------------------------------                        ------------------------------------
           (Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code (614) 415-7000

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes [X]        No [_]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

         Common Stock, $.50 Par Value Outstanding at November 30, 2001
         ---------------------------- --------------------------------
                                             428,850,083 Shares

================================================================================

                               THE LIMITED, INC.

                               TABLE OF CONTENTS

                                                                       Page
                                                                       No.
                                                                       -----
   Part I.  Financial Information
      Item 1.  Financial Statements...................................   D-4
          Consolidated Statements of Income...........................   D-4
             Thirteen and Thirty-nine Weeks Ended November 3,
               2001 and October 28, 2000..............................   D-4
          Consolidated Balance Sheets.................................   D-5
      November 3, 2001, February 3, 2001 and October 28, 2000.........   D-5
          Consolidated Statements of Cash Flows.......................   D-6
             Thirty-nine Weeks Ended November 3, 2001 and
               October 28, 2000.......................................   D-6
          Notes to Consolidated Financial Statements..................   D-7
      Item 2.  Management's Discussion and Analysis of Results
        of Operations and Financial Condition.........................  D-12
      Item 3.  Quantitative and Qualitative Disclosures About
        Market Risk...................................................  D-20

   Part II.  Other Information

      Item 1.  Legal Proceedings......................................  D-21

      Item 6.  Exhibits and Reports on Form 8-K.......................  D-21

   SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

   The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Quarterly Report on Form 10-Q ("Report") or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2001 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this Report or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms. See the Company's Annual Report on Form 10-K for a more detailed discussion of these matters and other risk factors. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                         PART I--FINANCIAL INFORMATION

Item 1.  FINANCIAL STATEMENTS

                      THE LIMITED, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (Thousands except per share amounts)

                                  (Unaudited)

                                                          Thirteen Weeks Ended     Thirty-nine Weeks Ended
                                                        ------------------------  ------------------------
                                                        November 3,  October 28,  November 3,  October 28,
                                                           2001         2000         2001         2000
                                                        -----------  -----------  -----------  -----------
Net sales.............................................. $ 1,906,484  $ 2,168,375  $ 6,225,440  $ 6,582,678
Costs of goods sold, buying and occupancy..............  (1,339,899)  (1,448,820)  (4,296,341)  (4,422,658)
                                                        -----------  -----------  -----------  -----------
Gross income...........................................     566,585      719,555    1,929,099    2,160,020
General, administrative and store operating expenses...    (583,127)    (615,095)  (1,805,868)  (1,771,437)
Special and nonrecurring item..........................     170,000           --      170,000           --
                                                        -----------  -----------  -----------  -----------
Operating income.......................................     153,458      104,460      293,231      388,583
Interest expense.......................................      (8,674)     (14,826)     (25,370)     (41,505)
Other income, net......................................       2,631        4,508       15,682       25,343
Minority interest......................................       1,736       (6,911)     (15,253)     (33,667)
Gains on sale of stock by investees....................          --           --       62,102           --
                                                        -----------  -----------  -----------  -----------
Income before income taxes.............................     149,151       87,231      330,392      338,754
Income tax expense.....................................      59,000       38,000      138,000      149,000
                                                        -----------  -----------  -----------  -----------
Net income............................................. $    90,151  $    49,231  $   192,392  $   189,754
                                                        ===========  ===========  ===========  ===========
Net income per share:
Basic.................................................. $      0.21  $      0.12  $      0.45  $      0.44
                                                        ===========  ===========  ===========  ===========
Diluted................................................ $      0.21  $      0.11  $      0.44  $      0.42
                                                        ===========  ===========  ===========  ===========
Dividends per share.................................... $     0.075  $     0.075  $     0.225  $     0.225
                                                        ===========  ===========  ===========  ===========



  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (Thousands)

                                            November 3, February 3, October 28,
                                               2001        2001        2000
                                            ----------- ----------- -----------
                                            (Unaudited)             (Unaudited)
                   ASSETS
 Current assets:
    Cash and equivalents................... $  317,867  $  563,547  $    6,174
    Accounts receivable....................    127,152      93,745     122,359
    Inventories............................  1,343,329   1,157,140   1,581,682
    Other..................................    304,605     253,366     348,809
                                            ----------  ----------  ----------
 Total current assets......................  2,092,953   2,067,798   2,059,024
 Property and equipment, net...............  1,391,215   1,394,619   1,352,563
 Deferred income taxes.....................     79,433     132,028      95,572
 Other assets..............................    593,140     493,677     509,092
                                            ----------  ----------  ----------
 Total assets.............................. $4,156,741  $4,088,122  $4,016,251
                                            ==========  ==========  ==========

    LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
    Accounts payable....................... $  386,772  $  273,021  $  411,359
    Commercial paper.......................         --          --     124,080
    Current portion of long-term debt......    150,000          --     150,000
    Accrued expenses.......................    550,113     581,584     512,162
    Income taxes...........................     13,847     145,580       7,220
                                            ----------  ----------  ----------
 Total current liabilities.................  1,100,732   1,000,185   1,204,821
 Long-term debt............................    250,000     400,000     400,000
 Other long-term liabilities...............    235,581     228,397     222,070
 Minority interest.........................    142,355     143,085     101,558
 Shareholders' equity:
    Common stock...........................    216,096     216,096     215,817
    Paid-in capital........................     60,923      83,503      75,166
    Retained earnings......................  2,253,657   2,167,869   1,963,890
                                            ----------  ----------  ----------
                                             2,530,676   2,467,468   2,254,873
    Less: treasury stock, at average cost..   (102,603)   (151,013)   (167,071)
                                            ----------  ----------  ----------
 Total shareholders' equity................  2,428,073   2,316,455   2,087,802
                                            ----------  ----------  ----------
 Total liabilities and shareholders' equity $4,156,741  $4,088,122  $4,016,251
                                            ==========  ==========  ==========

  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Thousands)

                                  (Unaudited)

                                                                                       Thirty-nine Weeks Ended
                                                                                       ----------------------
                                                                                       November 3, October 28,
                                                                                          2001        2000
                                                                                       ----------- -----------
Operating activities:
   Net income.........................................................................  $ 192,392   $ 189,754
   Adjustments to reconcile net income to net cash provided by (used for) operating activities
       Special and nonrecurring item..................................................   (170,000)         --
       Gains on sale of stock by investees............................................    (62,102)         --
       Depreciation and amortization..................................................    211,614     198,544
       Minority interest, net of dividends paid.......................................       (961)     16,717
       Change in assets and liabilities (net of effects from sale of subsidiary):
          Accounts receivable.........................................................    (32,238)    (13,565)
          Inventories.................................................................   (295,058)   (530,769)
          Accounts payable and accrued expenses.......................................    117,916     129,755
          Income taxes................................................................    (79,138)   (140,256)
          Other assets and liabilities................................................    (29,926)    (51,899)
                                                                                        ---------   ---------
Net cash used for operating activities................................................   (147,501)   (201,719)
                                                                                        ---------   ---------
Investing activities:
   Proceeds from sale of subsidiary...................................................    280,000          --
   Capital expenditures...............................................................   (299,814)   (318,968)
   Net expenditures related to Easton real estate investment..........................     (9,319)    (20,149)
                                                                                        ---------   ---------
Net cash used for investing activities................................................    (29,133)   (339,117)
                                                                                        ---------   ---------
Financing activities:
   Net proceeds from commercial paper borrowing.......................................         --     124,080
   Repayment of long-term debt........................................................         --    (100,000)
   Repurchase of common stock, including transaction costs............................         --    (199,985)
   Repurchase of Intimate Brands, Inc. common stock...................................     (7,794)    (31,391)
   Dividends paid.....................................................................    (96,798)    (95,421)
   Proceeds from exercise of stock options and other..................................     35,546      32,459
                                                                                        ---------   ---------
Net cash used for financing activities................................................    (69,046)   (270,258)
                                                                                        ---------   ---------
Net decrease in cash and equivalents..................................................   (245,680)   (811,094)
Cash and equivalents, beginning of year...............................................    563,547     817,268
                                                                                        ---------   ---------
Cash and equivalents, end of period...................................................  $ 317,867   $   6,174
                                                                                        ---------   ---------

  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                      THE LIMITED, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  Basis of Presentation

   The Limited, Inc. (the "Company") sells women's and men's apparel, women's intimate apparel and personal care products under various trade names through its specialty retail stores and direct response (catalog and e-commerce) businesses.

   The consolidated financial statements include the accounts of the Company and its subsidiaries, including Intimate Brands, Inc. ("IBI"), an 84%-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

   Investments in unconsolidated entities over which the Company exercises significant influence but does not have control are accounted for using the equity method. The Company's share of the net income or loss of those unconsolidated entities is included in other income (expense).

   The consolidated financial statements as of and for the thirteen and thirty-nine week periods ended November 3, 2001 and October 28, 2000 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's 2000 Annual Report on Form 10-K. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair statement of the results for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

   The consolidated financial statements as of and for the thirteen and thirty-nine week periods ended November 3, 2001 and October 28, 2000 included herein have been reviewed by the independent public accounting firm of PricewaterhouseCoopers LLP and the report of such firm follows the Notes to Consolidated Financial Statements. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its report on the consolidated financial statements because that report is not a "report" within the meaning of Sections 7 and 11 of that Act.

   Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  Special and Nonrecurring Item

   On August 16, 2001, the Company sold one of its apparel businesses, Lane Bryant, to Charming Shoppes, Inc. for $280 million of cash and 8.7 million shares of Charming Shoppes, Inc. common stock valued at $55 million. On December 12, 2001, the Company received additional Charming Shoppes, Inc. common stock valued at $4.3 million based on a final determination of Lane Bryant's net tangible assets at closing. The transaction resulted in a third quarter pretax gain of $170 million (net of $24 million of transaction costs) and a $68 million tax provision.

   As a result of the transaction, the Company owns approximately 8% of Charming Shoppes, Inc. outstanding common stock, and is prohibited from selling the stock until August 16, 2002. The investment is accounted for using the cost method and is classified in the consolidated balance sheet as an available-for-sale security. The market value of our investment holdings at November 3, 2001 was $41.3 million.

   The Company will continue to provide certain corporate services to Lane Bryant through a transition period under services agreements.

3.  Gains on Sale of Stock by Investees

   During the thirteen week period ended August 4, 2001, the Company recognized $62.1 million of pretax gains as a result of the initial public offerings ("IPO's") of Alliance Data Systems Corp. ("ADS") and Galyan's Trading Company, Inc. ("Galyan's"). ADS is a provider of electronic transaction services, credit services and loyalty and database marketing services. Galyan's is a specialty retailer that sells outdoor and athletic equipment, apparel and footwear and accessories. Prior to the IPO's, the Company's ownership interest in ADS and Galyan's was 31% and 37%, respectively. As of November 3, 2001, the Company owns 14.7 million shares of ADS common stock, representing a 20% ownership interest, and 4.2 million shares of Galyan's common stock, representing a 24% ownership interest. Deferred taxes were provided on the gains using the Company's effective tax rate. The investments are accounted for using the equity method.

   The market values of the Company's investments in ADS and Galyan's common stock at November 3, 2001 were $234 million and $46 million, respectively.

4.  Earnings Per Share and Shareholders' Equity

   Earnings per basic share is computed based on the weighted average number of outstanding common shares. Earnings per diluted share includes the weighted average effect of dilutive options and restricted stock on the weighted average shares outstanding. Additionally, earnings per diluted share includes the impact of the dilutive options and restricted stock at IBI, which resulted in a $0.01 reduction to earnings per diluted share for the thirty-nine week period ended October 28, 2000, but had no impact to any other reported periods.

   Weighted average common shares outstanding (millions):

                                      Thirteen Weeks Ended   Thirty-nine Weeks Ended
                                     ----------------------  ----------------------
                                     November 3, October 28, November 3, October 28,
                                        2001        2000        2001        2000
                                     ----------- ----------- ----------- -----------
Common shares issued................     432         432         432         432
Treasury shares.....................      (3)         (7)         (4)         (4)
                                         ---         ---         ---         ---
Basic shares........................     429         425         428         428
Dilutive effect of stock options and
  restricted shares.................       4          16           7          16
                                         ---         ---         ---         ---
Diluted shares......................     433         441         435         444
                                         ===         ===         ===         ===

   The quarterly computation of earnings per diluted share excludes options to purchase 17.8 million and 0.6 million shares of common stock at November 3, 2001 and October 28, 2000, and the year-to-date computation of earnings per diluted share excludes options to purchase 10.8 million and 0.8 million shares, because the options' exercise prices were greater than the average market price of the common shares during the period.

5.  Inventories

   The fiscal year of the Company and its subsidiaries is comprised of two principal selling seasons: spring (the first and second quarters) and fall (the third and fourth quarters). Inventories are principally valued at the lower of average cost or market, on a first-in first-out basis, using the retail method. Inventory valuation at the end of the first and third quarters reflects adjustments for inventory markdowns for the total selling season.

6.  Property and Equipment, Net

   Property and equipment, net, consisted of (millions):

                                           November 3, February 3, October 28,
                                              2001        2001        2000
                                           ----------- ----------- -----------
 Property and equipment, at cost..........   $ 3,092     $ 3,145     $ 3,101
 Accumulated depreciation and amortization    (1,701)     (1,750)     (1,748)
                                             -------     -------     -------
 Property and equipment, net..............   $ 1,391     $ 1,395     $ 1,353
                                             =======     =======     =======


7.  Income Taxes

   The provision for income taxes is based on the current estimate of the annual effective tax rate. Income taxes paid during the thirty-nine weeks ended November 3, 2001 and October 28, 2000 were $205.9 million and $268.0 million. Other current assets included net current deferred tax assets of $24.6 million at October 28, 2000. Income taxes payable included net current deferred tax liabilities of $11.1 million and $14.1 million at November 3, 2001 and February 3, 2001.

   The Internal Revenue Service (IRS) has assessed the Company for additional taxes and interest for the years 1992 to 1998 relating to the undistributed earnings of foreign affiliates for which the Company has provided deferred taxes. On September 7, 1999, the United States Tax Court sustained the position of the IRS with respect to the 1992 year. In connection with an appeal of the Tax Court judgment, in 1999 the Company made a $112 million payment of taxes and interest for the years 1992 to 1998 that reduced deferred tax liabilities. The Company continues to provide deferred taxes on the undistributed earnings of foreign affiliates, and management believes the ultimate resolution of this matter will not have a material adverse effect on the Company's results of operations or financial condition.

8.  Long-Term Debt

   Unsecured long-term debt consisted of (millions):

                                          November 3, February 3, October 28,
                                             2001        2001        2000
                                          ----------- ----------- -----------
  7 1/2% Debentures due March 2023.......    $250        $250        $250
  7 4/5% Notes due May 2002..............     150         150         150
  9 1/8% Notes due February 2001.........      --          --         150
                                             ----        ----        ----
                                              400         400         550
  Less: current portion of long-term debt     150          --         150
                                             ----        ----        ----
                                             $250        $400        $400
                                             ====        ====        ====

   The 7 1/2% debentures may be redeemed, in whole or in part, at the option of the Company at any time on or after March 15, 2003, at declining premiums.

   On July 13, 2001, the Company entered into a $1.25 billion unsecured revolving credit facility (the "Facility"). The Facility is comprised of a $500 million 364-day agreement and a $750 million 5-year agreement. Borrowings outstanding under the Facility, if any, are due July 13, 2002 and July 13, 2006, respectively. The Facility has several borrowing and interest rate options, both fixed and variable rate. Fees payable under the Facility are based on the Company's long-term credit ratings, and are 0.1% (for the 364-day agreement) and 0.125% (for the 5-year agreement) of the committed amount per year.

   The Facility requires the Company to maintain certain specified fixed charge and debt to capital ratios. The Company was in compliance with these requirements at November 3, 2001.

   The Facility supports the Company's commercial paper and letter of credit programs, which are used from time to time to fund working capital and other general corporate requirements. Commercial paper outstanding at October 28, 2000 was $124.1 million. No commercial paper or amounts under the Facility (or the previous credit facility) were outstanding at November 3, 2001 or February 3, 2001.

   The Company has a shelf registration statement under which up to $250 million of debt securities and warrants to purchase debt securities may be issued.

   Interest paid during the thirty-nine weeks ended November 3, 2001 and October 28, 2000 was $27.9 million and $48.8 million, respectively.

9.  Segment Information

   The Company identifies operating segments based on a business's operating characteristics. Reportable segments were determined based on similar economic characteristics, the nature of products and services and the method of distribution. The apparel segment derives its revenues from sales of women's and men's apparel. The Intimate Brands segment derives its revenues from sales of women's intimate and other apparel, and personal care products and accessories. Sales outside the United States were not significant.

   The Company and IBI have entered into intercompany agreements for services that include merchandise purchases, capital expenditures, real estate management and leasing, inbound and outbound transportation and corporate services. These agreements specify that identifiable costs be passed through to IBI and that other service-related costs be allocated based upon various methods. Costs are passed through and allocated to the apparel businesses in a similar manner. Management believes that the methods of allocation are reasonable.

   As a result of the transaction discussed in Note 2, the operating results of Lane Bryant are included in the "Other" category for all periods presented.

   Segment information as of and for the thirteen and thirty-nine weeks ended November 3, 2001 and October 28, 2000 follows (in millions):

                             Apparel   Intimate           Reconciling
            2001            Businesses  Brands  Other (A)    Items     Total
            ----            ---------- -------- --------- -----------  ------
  Thirteen weeks:
  Net sales................   $  965    $  906   $   35         --     $1,906
  Intersegment sales.......      185        --       --     ($ 185)(B)     --
  Operating income (loss)..        2       (13)      (6)      170  (D)    153

  Thirty-nine weeks:
  Net sales................   $2,620    $3,084   $  521         --     $6,225
  Intersegment sales.......      553        --       --     ($ 553)(B)     --
  Operating income (loss)..      (60)      165       18       170  (D)    293

  Total assets.............    1,063     1,725    1,866       (497)(C)  4,157

--------
(A) Included in the "Other" category are Lane Bryant (through August 16, 2001), Henri Bendel, non-core real estate and corporate activities, including equity investments. None of the businesses included in "Other" are significant operating segments.
(B) Represents intersegment sales elimination.
(C) Represents intersegment receivable/payable elimination.
(D) The 2001 special and nonrecurring item represents a $170 million gain from the sale of Lane Bryant (see Note 2).

                           Apparel   Intimate           Reconciling
             2000         Businesses  Brands  Other (A)    Items     Total
             ----         ---------- -------- --------- -----------  ------
     Thirteen weeks:
     Net sales...........   $  998    $  944   $  226         --     $2,168
     Intersegment sales..      221        --       --     ($ 221)(B)     --
     Operating income....       23        80        1         --        104

     Thirty-nine weeks:
     Net sales...........   $2,707    $3,180   $  696         --     $6,583
     Intersegment sales..      567        --       --     ($ 567)(B)     --
     Operating income....       11       367       11         --        389
     Total assets........    1,087     1,685    1,824       (580)(C)  4,016

--------
(A)--(C) See description under 2001 table.

                       Report of Independent Accountants

To the Board of Directors and
Shareholders of
The Limited, Inc.:

   We have reviewed the accompanying consolidated balance sheets of The Limited, Inc. and its subsidiaries (the "Company") as of November 3, 2001 and October 28, 2000, and the related consolidated statements of income for each of the thirteen and thirty-nine week periods ended November 3, 2001 and October 28, 2000 and the consolidated statements of cash flows for each of the thirty-nine week periods ended November 3, 2001 and October 28, 2000. These financial statements are the responsibility of the Company's management.

   We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

   We previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of February 3, 2001, and the related consolidated statements of income, of shareholders' equity, and of cash flows for the year then ended (not presented herein), and in our report dated March 1, 2001 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of February 3, 2001 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

                                   /s/  PRICEWATERHOUSECOOPERS LLP

Columbus, OH
November 20, 2001

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Results of Operations

   Net sales for the third quarter of 2001 were $1.906 billion compared to $2.168 billion in 2000. Excluding Lane Bryant's net sales in both periods (Lane Bryant was sold to Charming Shoppes, Inc. on August 16, 2001), net sales decreased 4% to $1.879 billion for the third quarter of 2001. Operating income increased to $153.5 million from $104.5 million in 2000. Net income increased to $90.2 million from $49.2 million in 2000, and earnings per share increased to $0.21 from $0.11 in 2000.

   Net income in the third quarter of 2001 included an after-tax special and nonrecurring gain of $102 million related to the sale of Lane Bryant. Excluding this gain, the Company incurred a net loss for the third quarter of 2001 of $11.8 million or $.03 per share.

   Net sales for the thirty-nine weeks ended November 3, 2001 were $6.225 billion compared to $6.583 billion in 2000. Excluding Lane Bryant's net sales in both periods, net sales decreased 3% to $5.730 billion for the thirty-nine weeks ended November 3, 2001. Operating income decreased to $293.2 million from $388.6 million in 2000. Net income increased to $192.4 million from $189.8 million in 2000, and earnings per share increased to $0.44 from $0.42 in 2000.

   Net income for the thirty-nine weeks ended November 3, 2001 included: 1) after-tax non-operating gains totaling $37.1 million as a result of the initial public offerings of Alliance Data Systems Corp. and Galyan's Trading Company, Inc., companies in which the Company has a non-controlling ownership interest and 2) the special and nonrecurring gain from the sale of Lane Bryant. Excluding these gains, net income and earnings per share for the thirty-nine weeks ended November 3, 2001 were $53.3 million and $0.12.

  Financial Summary

   The following summarized financial and statistical data compares reported results for the thirteen week and thirty-nine week periods ended November 3, 2001 to the comparable periods for 2000 (millions):

                                          Third Quarter         Year-to-Date
                                      --------------------  --------------------
                                       2001    2000  Change  2001    2000  Change
                                      ------  ------ ------ ------  ------ ------
Net Sales:
Express.............................. $  389  $  419   (7%) $1,059  $1,090   (3%)
Lerner New York......................    220     237   (7%)    642     666   (4%)
Limited Stores.......................    152     163   (7%)    428     465   (8%)
Structure............................    120     142  (15%)    336     378  (11%)
Other (principally Mast).............     84      37  127%     155     108   44%
                                      ------  ------ -----  ------  ------  ----
   Total apparel businesses.......... $  965  $  998   (3%) $2,620  $2,707   (3%)
                                      ------  ------ -----  ------  ------  ----
Victoria's Secret Stores............. $  457  $  462   (1%) $1,500  $1,510   (1%)
Bath & Body Works....................    301     313   (4%)    979     964    2%
Victoria's Secret Direct.............    148     159   (7%)    603     684  (12%)
Other (principally Gryphon)..........     --      10  N/M        2      22   N/M
                                      ------  ------ -----  ------  ------  ----
   Total Intimate Brands............. $  906  $  944   (4%) $3,084  $3,180   (3%)
                                      ------  ------ -----  ------  ------  ----
Lane Bryant (through August 16, 2001)     27     216  N/M      495     668   N/M
Henri Bendel.........................      8      10  (20%)     26      28   (7%)
                                      ------  ------ -----  ------  ------  ----
Total net sales...................... $1,906  $2,168  (12%) $6,225  $6,583   (5%)
                                      ------  ------ -----  ------  ------  ----
Operating Income (Loss):
Apparel businesses................... $    2  $   23  (91%) $  (60) $   11   N/M
Intimate Brands......................    (13)     80 (116%)    165     367  (55%)
Other................................     (6)      1   N/M      18      11   N/M
                                      ------  ------ -----  ------  ------  ----
Sub-total............................    (17)    104 (116%)    123     389  (68%)
Special and nonrecurring item (a)....    170      --  N/M      170      --   N/M
                                      ------  ------ -----  ------  ------  ----
Total operating income............... $  153  $  104   47%  $  293  $  389  (25%)
                                      ======  ====== =====  ======  ======  ====

--------
N/M--Not meaningful
(a) 2001 special and nonrecurring item: a $170 million gain resulting from the sale of Lane Bryant, which relates to the "Other" category.

                                                 Third Quarter Year-to-Date
                                                 ------------  -----------
                                                  2001    2000 2001    2000
                                                 ----     ---- ----    ----
         Comparable Store Sales:
         Express................................  (4%)    18%   (2%)   16%
         Lerner New York........................  (5%)     7%   (2%)    2%
         Limited Stores.........................  (3%)     4%   (3%)    4%
         Structure.............................. (10%)     2%   (9%)   (2%)
                                                  ----    ---  ----    ---
            Total apparel businesses............  (5%)    10%   (3%)    7%
                                                  ----    ---  ----    ---
         Victoria's Secret Stores...............  (5%)     8%   (5%)   11%
         Bath & Body Works...................... (16%)     5%  (11%)    5%
                                                  ----    ---  ----    ---
            Total Intimate Brands............... (10%)     6%   (7%)    9%
                                                  ----    ---  ----    ---
         Lane Bryant (through August 16, 2001)..  N/M      5%    3%     4%
         Henri Bendel........................... (17%)    (5%)  (8%)    0%
                                                  ----    ---  ----    ---
         Total comparable store sales increase
           (decrease)...........................  (7%)     8%   (5%)    7%
                                                  ====    ===  ====    ===

--------
N/M--not meaningful

                                             Third Quarter            Year-to-Date
                                        -----------------------  ---------------------
                                         2001     2000    Change  2001    2000   Change
                                        -------  -------  ------ ------  ------  ------
Store Data:
Retail sales increase (decrease)
  attributable to net new (closed) and
  remodeled stores:
   Apparel businesses..................     (4%)     (3%)           (2%)    (4%)
   Intimate Brands.....................      8%       8%             7%      8%
Retail sales per average selling square
  foot:
   Apparel businesses.................. $    71  $    73    (3%) $  195  $  193     1%
   Intimate Brands..................... $    98  $   112   (13%) $  328  $  366   (10%)
Retail sales per average store
  (thousands):
   Apparel businesses.................. $   430  $   444    (3%) $1,192  $1,187     0%
   Intimate Brands..................... $   296  $   341   (13%) $  993  $1,113   (11%)
Average store size at end of quarter
  (selling square feet):
   Apparel businesses..................   6,081    6,104     0%
   Intimate Brands.....................   3,023    3,026     0%
Selling square feet at end of quarter
  (thousands):
   Apparel businesses..................  12,454   13,155    (5%)
   Intimate Brands.....................   7,872    7,072    11%

Number of Stores:

                                                                          Third Quarter Year-to-Date
                                                                          ------------  ------------
                                                                          2001   2000   2001   2000
                                                                          -----  -----  -----  -----
Apparel and Other Businesses
Beginning of period...................................................... 2,697  2,833  2,739  2,913
   Opened................................................................    20     10     28     16
   Closed................................................................   (17)   (24)   (67)  (110)
   Sale of Lane Bryant...................................................  (651)    --   (651)    --
                                                                          -----  -----  -----  -----
End of period............................................................ 2,049  2,819  2,049  2,819
                                                                          =====  =====  =====  =====
Intimate Brands
Beginning of period...................................................... 2,521  2,205  2,390  2,110
   Opened................................................................    86    136    220    238
   Closed................................................................    (3)    (4)    (6)   (11)
                                                                          -----  -----  -----  -----
End of period............................................................ 2,604  2,337  2,604  2,337
                                                                          =====  =====  =====  =====

                                     Number of Stores          Selling Sq. Ft. (thousands)
                              -----------------------------  ------------------------------
                              November 3, October 28,        November 3, October 28,
                                 2001        2000     Change    2001        2000     Change
                              ----------- ----------- ------ ----------- ----------- ------
Express......................      669         677       (8)    4,291       4,342       (51)
Lerner New York..............      543         579      (36)    3,978       4,349      (371)
Limited Stores...............      382         418      (36)    2,359       2,547      (188)
Structure....................      454         481      (27)    1,826       1,917       (91)
                                 -----       -----     ----    ------      ------    ------
Total apparel businesses.....    2,048       2,155     (107)   12,454      13,155      (701)
                                 -----       -----     ----    ------      ------    ------
Victoria's Secret Stores.....    1,003         927       76     4,437       4,094       343
Bath & Body Works............    1,601       1,410      191     3,435       2,978       457
                                 -----       -----     ----    ------      ------    ------
Total Intimate Brands........    2,604       2,337      267     7,872       7,072       800
                                 -----       -----     ----    ------      ------    ------
Lane Bryant (sold on August
  16, 2001)..................       --         663     (663)       --       3,216    (3,216)
Henri Bendel.................        1           1       --        35          35        --
                                 -----       -----     ----    ------      ------    ------
Total stores and selling
  square feet................    4,653       5,156     (503)   20,361      23,478    (3,117)
                                 =====       =====     ====    ======      ======    ======

  Net Sales

   Net sales for the third quarter of 2001 were $1.906 billion compared to $2.168 billion for the same period in 2000. Excluding Lane Bryant's net sales in both periods, net sales decreased 4% to $1.879 billion due to a 7% comparable store sales decrease and a 7% decrease in sales at Victoria's Secret Direct. The events of September 11/th/ and the overall economic environment negatively impacted sales for the quarter. These declines were partially offset by an increase in sales from the net addition of 267 stores (800,000 selling square feet) at Intimate Brands, Inc. ("IBI").

   At IBI, net sales for the third quarter of 2001 decreased 4% to $905.6 million from $944.0 million for the same period in 2000. The net sales decline was primarily due to a 10% comparable store sales decrease and a sales decline at Victoria's Secret Direct, partially offset by an increase in sales from the net addition of 267 new stores (800,000 selling square feet). Victoria's Secret Stores' sales decreased 1% to $457.0 million due to a 5% decrease in comparable store sales, partially offset by the net addition of 76 stores (343,000 selling square feet). Bath & Body Works' sales decreased 4% to $300.6 million due to a 16% decrease in comparable store sales, partially offset by the net addition of 191 new stores (457,000 selling square feet). Net sales at Victoria's Secret Direct decreased 7% to $148.0 million due to unfavorable results in the clothing categories and a 5% decrease in the number of books mailed, partially offset by an increase in e-commerce sales.

   At the apparel businesses, net sales for the third quarter of 2001 decreased 3% to $964.8 million from $998.1 million in 2000. The net sales decrease was primarily due to a comparable store sales decrease of 5%, partially offset by an increase in Mast third party sales as a result of sales to Lane Bryant, which became a third party subsequent to August 16, 2001.

   The 2001 year-to-date net sales were $6.225 billion compared to $6.583 billion in 2000. The sales decrease was due to a comparable store sales decrease of 5% and the loss of Lane Bryant sales after the August 16, 2001 sale of the business, partially offset by an increase in sales from the net addition of 267 stores at IBI.

  Gross Income

   For the third quarter of 2001, the gross income rate (expressed as a percentage of net sales) decreased to 29.7% from 33.2% for the same period in 2000. The gross income rate decreased both at IBI and, to a lesser extent, at the apparel businesses.

   At IBI, the decrease in the gross income rate was due to an increase in the buying and occupancy expense rate and a lower merchandise margin rate. The increased buying and occupancy expense rate was due to the inability to achieve leverage on store-related costs as comparable store sales decreased 10%. In addition, the buying and occupancy expense rate increase was due to the expansion of Bath & Body Works' stores into non-mall locations, which, although profitable, typically have higher occupancy costs as a percentage of net sales. The decrease in the merchandise margin rate was primarily due to higher markdowns resulting, in part, from the difficult economic environment.

   At the apparel businesses, the decrease in the gross income rate was primarily due to a lower merchandise margin rate and an increase in the buying and occupancy expense rate, resulting from the inability to achieve leverage as comparable store sales decreased 5%. The merchandise margin rate improved at Lerner New York, Limited Stores and Structure, but decreased at Express. Additionally, Mast had an unfavorable impact on Apparel merchandise margins due to an increase in third party sales, which earn a lower merchandise margin than retail sales. The increase in Mast third party sales resulted from sales to Lane Bryant, which became a third party subsequent to August 16, 2001.

   The 2001 year-to-date gross income rate decreased to 31.0% from 32.8% in 2000. The decrease was principally driven by an increase in the buying and occupancy expense rate due to the inability to achieve leverage as comparable store sales decreased 5%. The merchandise margin rate was relatively flat compared to 2000.

  General, Administrative and Store Operating Expenses

   For the third quarter of 2001, the general, administrative and store operating expense rate (expressed as a percentage of net sales) increased to 30.6% from 28.4% last year. The increase was driven primarily by a rate increase at IBI, which resulted from the 10% decrease in comparable store sales. Additionally, store selling expenses increased at IBI as a result of the net addition of 267 new stores (800,000 selling square feet).

   The 2001 year-to-date general, administrative and store operating expense rate increased to 29.0% from 26.9% in 2000. The rate increase was primarily due to increases in store selling expenses and the inability to achieve leverage due to the decrease in comparable store sales.

  Special and Nonrecurring Item

   On August 16, 2001, the Company sold one of its apparel businesses, Lane Bryant, to Charming Shoppes, Inc. for $280 million of cash and 8.7 million shares of Charming Shoppes, Inc. common stock valued at $55 million. On December 12, 2001, the Company received additional Charming Shoppes, Inc. common stock valued at $4.3 million based on a final determination of Lane Bryant's net tangible assets at closing. The transaction resulted in a third quarter pretax gain of $170 million (net of $24 million of transaction costs) and a $68 million tax provision.

  Operating Income

   The third quarter operating income rate (expressed as a percentage of net sales) was 8.0% in 2001, including $170 million, or 8.9% of special and nonrecurring income. The third quarter operating income rate in 2000 was 4.8%. Excluding the special and nonrecurring item in 2001, the decrease in the operating income (loss) rate from 4.8% to (0.9%) was due to the 3.5% decrease in the gross income rate and the 2.2% increase in the general, administrative and store operating expense rate.

   The year-to-date operating income rate was 4.7% in 2001, including $170 million, or 2.7% of special and nonrecurring income. The year-to-date operating income rate in 2000 was 5.9%. Excluding the special and nonrecurring item in 2001, the decrease in the operating income rate from 5.9% to 2.0% was due to the 1.8% decrease in the gross income rate and the 2.1% increase in the general, administrative and store operating expense rate.

  Interest Expense

                                             Third Quarter   Year-to-Date
                                            --------------  --------------
                                             2001    2000    2001    2000
                                            ------  ------  ------  ------
    Average borrowings (millions).......... $400.0  $741.4  $400.3  $690.1
    Average effective interest rate........   7.61%   8.00%   7.61%   8.02%

   The company incurred $8.7 million in interest expense for the third quarter of 2001 compared to $14.8 million for the same period in 2000. Year-to-date interest expense decreased to $25.4 million in 2001 from $41.5 million in 2000. The decreases were primarily the result of decreased borrowing levels.

  Other Income, Net

   For the third quarter of 2001, other income, net was $2.6 million versus $4.5 million in 2000. The decrease was primarily due to a decrease in the average effective interest rate, which more than offset higher invested cash balances resulting from the $280 million in cash proceeds from the sale of Lane Bryant.

   Year-to-date other income, net was $15.7 million versus $25.3 million in 2000. The decrease was due to lower average effective interest rates and lower invested cash balances during the first half of the year as a result of debt repayments and stock repurchases in 2000.

  Gains on Sale of Stock by Investees

   During the thirteen week period ended August 4, 2001, the Company recognized $62.1 million of pretax gains as a result of the initial public offerings ("IPO's") of Alliance Data Systems Corp. ("ADS") and Galyan's Trading Company, Inc. ("Galyan's"). ADS is a provider of electronic transaction services, credit services and loyalty and database marketing services. Galyan's is a specialty retailer that sells outdoor and athletic equipment, apparel and footwear and accessories. Prior to the IPO's, the Company's ownership interest in ADS and Galyan's was approximately 31% and 37%, respectively. As of November 3, 2001, the Company owns approximately 14.7 million shares of ADS common stock, representing a 20% ownership interest, and 4.2 million shares of Galyan's common stock, representing a 24% ownership interest. Deferred taxes were provided on the gains using the Company's effective tax rate. The investments are accounted for using the equity method.

                              FINANCIAL CONDITION

  Liquidity and Capital Resources

   Cash provided from operating activities and funds available from commercial paper backed by bank credit agreements provide the resources to support current operations, projected growth, seasonal funding requirements and capital expenditures. A summary of the Company's working capital position and capitalization follows (millions):

                                           November 3, February 3, October 28,
                                              2001        2001        2000
                                           ----------- ----------- -----------
 Working capital..........................   $  992      $1,068      $  854
                                             ------      ------      ------
 Capitalization:
    Long-term debt........................   $  250      $  400      $  400
    Shareholders' equity..................    2,428       2,316       2,088
                                             ------      ------      ------
 Total capitalization.....................   $2,678      $2,716      $2,488
                                             ------      ------      ------
 Additional amounts available under credit
   agreements.............................   $1,250      $1,000      $  876
                                             ------      ------      ------

   In addition, the Company may offer up to $250 million of debt securities and warrants to purchase debt securities under its shelf registration statement.

   The Company's operations are seasonal in nature, leading to significant fluctuations in certain asset and liability accounts between fiscal year-end and subsequent interim periods. Consequently, the Company analyzes operating cash flows by comparing the current interim period changes to the prior interim period changes.

   Net cash used for operating activities was $147.5 million for the thirty-nine weeks ended November 3, 2001 versus $201.7 million for the same period in 2000. The decrease in cash used for operating activities compared to a year ago was primarily driven by a decrease in inventory purchases, partially offset by lower net income (excluding the gain on the sale of Lane Bryant and the gains on sale of stock by investees).

   Investing activities in 2001 primarily included cash proceeds of $280 million from the sale of Lane Bryant, offset by $300 million in capital expenditures.

   Financing activities in 2001 primarily consisted of the quarterly dividend payments of $0.075 per share. Further, IBI repurchased 0.8 million shares of common stock from its public shareholders for $7.8 million.

   Financing activities in 2000 primarily included net proceeds of $124.1 million from commercial paper borrowing, the repayment of $100 million Series C floating rate notes and the quarterly dividend payments of $0.075 per share. In addition, the Company repurchased 8.7 million shares of common stock for $200.0 million. Also, in 2000, IBI repurchased 1.4 million shares from its public shareholders for $31.4 million and 7.4 million shares from The Limited, Inc. for $166.5 million, which had no cash flow impact to The Limited, Inc.

  Capital Expenditures

   Capital expenditures amounted to $299.8 million for the thirty-nine weeks ended November 3, 2001 compared to $319.0 million for the same period in 2000. The decrease in 2001 is primarily related to a decrease in the number of new and remodeled stores, partially offset by increased investments in information technology.

   The Company anticipates spending approximately $435 million for capital expenditures in 2001, of which approximately $290 million will be for new stores and for the remodeling of and improvements to existing stores. Remaining capital expenditures are primarily related to information technology and distribution centers. The Company expects that 2001 capital expenditures will be funded by net cash provided by operating activities.

  Recently Issued Accounting Pronouncements

   Emerging Issues Task Force ("EITF") Issue No. 00-14, "Accounting for Certain Sales Incentives," will be effective in the first quarter of 2002 and addresses the accounting for, and classification of, various sales incentives. The Company has determined that adopting the provisions of this EITF Issue will not have a material impact on its results of operations or financial position.

   On June 29, 2001 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and also addresses the accounting for goodwill and other intangible assets. SFAS No. 142 addresses the accounting for goodwill and other intangible assets subsequent to their acquisition, and will be effective in the first quarter of 2002. The Company is assessing the provisions of SFAS No. 141 and SFAS No. 142 and does not expect the adoption of these statements to have a material impact on its results of operations or its financial position.

   In August 2001 the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement establishes a single accounting model for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of" and is effective for fiscal years beginning after December 15, 2001. The Company is currently evaluating the impact of adopting SFAS No. 144.

  Impact of Inflation

   The Company's results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, the Company believes the effects of inflation, if any, on the results of operations and financial condition have been minor.

Item 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   The market risk of the Company's financial instruments as of November 3, 2001 has not significantly changed since February 3, 2001. Information regarding the Company's financial instruments and market risk as of February 3, 2001 is disclosed in the Company's 2000 Annual Report on Form 10-K.

                          PART II--OTHER INFORMATION

Item 1.  LEGAL PROCEEDINGS

   The Company is a defendant in a variety of lawsuits arising in the ordinary course of business.

   On January 13, 1999, two lawsuits were filed against the Company, as well as other defendants, including many national retailers. Both lawsuits relate to labor practices allegedly employed on the island of Saipan, Commonwealth of the Northern Mariana Islands, by apparel manufacturers unrelated to the Company (some of which have sold goods to the Company) and seek injunctions, unspecified monetary damages, and other relief. One lawsuit, on behalf of a class of unnamed garment workers, was filed in the United States District Court for the Central District of California, Western Division and subsequently transferred to the United States District Court for the Northern Mariana Islands. It alleged violations of federal statutes, the United States Constitution, and international law. A first amended complaint was filed on April 28, 2000, which added additional defendants but did not otherwise substantively alter either the claims alleged or relief sought. On November 26, 2001, a motion to dismiss the first amended complaint for failure to state a claim upon which relief can be granted was granted in part and denied in part. The second lawsuit was filed by a national labor union and other organizations in the Superior Court of the State of California, San Francisco County, and alleges unfair business practices under California law. A motion for summary judgment on that complaint was filed on October 30, 2001, and remains pending.

   In May and June 1999, purported shareholders of the Company filed three derivative actions in the Court of Chancery of the State of Delaware, naming as defendants the members of the Company's board of directors and the Company, as nominal defendant. The actions thereafter were consolidated. The operative complaint generally alleged that the rescission of the Contingent Stock Redemption Agreement previously entered into by the Company with Leslie H. Wexner and The Wexner Children's Trust (the "Contingent Stock Redemption Agreement") constituted a waste of corporate assets and a breach of the board members' fiduciary duties, and that the issuer tender offer completed on June 3, 1999 was a "wasteful transaction in its own right." On July 30, 1999, all defendants moved to dismiss the complaint, both on the ground that it failed to allege facts showing that demand on the board to institute such an action would be futile and for failure to state a claim. Plaintiffs did not respond to that motion, but on February 16, 2000, plaintiffs filed a first amended consolidated derivative complaint (the "amended complaint"), which makes allegations similar to the first complaint concerning the rescission of the Contingent Stock Redemption Agreement and the 1999 issuer tender offer and adds allegations apparently intended to show that certain directors were not disinterested in those decisions. Defendants moved to dismiss the amended complaint on April 14, 2000. The motion has been fully briefed, oral argument was heard on March 28, 2001 and the motion is now under consideration by the Court.

   Although it is not possible to predict with certainty the eventual outcome of any litigation, in the opinion of management, the foregoing proceedings are not expected to have a material adverse effect on the Company's financial position or results of operations.

Item 6.  EXHIBITS AND REPORTS ON FORM 8-K

   (a) Exhibits.

*10. Stock Purchase Agreement dated as of July 9, 2001 among Charming Shoppes,
     Inc., Venice Acquisition Corporation, LFAS, Inc. and The Limited, Inc. related to the Purchase and Sale of 100% of the Common Stock of LBH, Inc.

 11. Statement re: Computation of Per Share Earnings.

 15. Letter re: Unaudited Interim Financial Information to Securities and Exchange Commission re: Incorporation of Report of Independent Accountants.

   (b) Reports on Form 8-K.

       None.
--------
* Schedules omitted. The Registrant will furnish a supplementary copy of any omitted schedule to the Commission upon request.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               THE LIMITED, INC.
                                               (Registrant)

                                               By    /S/  V. ANN HAILEY
                                                   -----------------------------
                                                     V. Ann Hailey,
                                                     Executive Vice President
                                                   and Chief
                                                     Financial Officer*

Date: December 14, 2001
--------
* Ms. Hailey is the principal financial officer and has been duly authorized to sign on behalf of the Registrant.

                                                                     APPENDIX E

                         CURRENT REPORT ON FORM 8-K OF
                               THE LIMITED, INC.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               -----------------

                                   FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported): February 5, 2002

                               The Limited, Inc.
            (Exact Name of Registrant as Specified in Its Charter)

                                   Delaware
                (State or Other Jurisdiction of Incorporation)

                        1-8344                           31-1029810
                                                        (IRS Employer
               (Commission File Number)              Identification No.)

                Three Limited Parkway
                     Columbus, OH                           43216
       (Address of Principal Executive Offices)          (Zip Code)

                                (614) 415-7000
             (Registrant's Telephone Number, Including Area Code)

                                Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

                               -----------------

================================================================================

Item 5.  Other Events.

   Beginning on February 5, 2002 and continuing thereafter, a total of twelve separate lawsuits have been filed in the Delaware Court of Chancery on behalf of a purported class of public shareholders of Intimate Brands, Inc. ("Intimate Brands") relating to the announcement by The Limited, Inc. ("The Limited") that it was commencing an exchange offer for all of the outstanding shares of Class A common stock of Intimate Brands (the "Offer"). The Delaware actions are styled Harbor Finance Partners v. Kirwan, et al., C.A. No. 19380-NC; Sprina v. Intimate Brands, Inc., et al., C.A. No. 19381-NC; Vogel v. Gee, et al., C.A. No. 19382-NC; Helwig v. Wexner, et al., C.A. No. 19383-NC; Carco v. Intimate Brands, Inc., et al., C.A. No. 19384-NC; Griffith v. Intimate Brands, Inc., et al., C.A. No. 19385-NC; Hollingsworth v. Intimate Brands, Inc., et al., C.A. No. 19386-NC; Imecho v. Wexner, et al., C.A. No. 19387-NC; Oliver v. Gee, et al., C.A. No. 19388-NC; Burke Trading LLC v. Gee, et al., C.A. No. 19389-NC; Zenderman v. Gee, et al., C.A. No. 19390-NC; and Lustman v. Wexner, et al., C.A. No. 19391-NC. A similar action was filed in the Ohio Court of Common Pleas in Franklin County, Ohio, styled Cameron v. Wexner, et al., Case No. 02-CVH-021342. The actions generally name as defendants The Limited, Intimate Brands and the members of Intimate Brands' board of directors, and generally allege that the consideration offered by The Limited to Intimate Brands' public shareholders in the Offer is inadequate and unfair and that The Limited and the individual defendants breached their fiduciary duties to Intimate Brands' public shareholders in formulating and making the Offer. The actions seek to proceed on behalf of a class of Intimate Brands shareholders other than the defendants, seek preliminary and permanent injunctive relief against the consummation of the Offer, seek monetary damages in an unspecified amount and seek recovery of plaintiffs' costs and attorneys' fees. On February 6, 2002, plaintiff in the Cameron action filed a motion seeking expedited production of documents in that action. The Limited and the other defendants have not yet had an opportunity to respond to that motion. These actions are in their earliest stages. The Limited believes the allegations are without merit and intends to defend against them vigorously.

   On February 7, 2002, The Limited issued a press release announcing its January sales results. The text of this press release is attached hereto as
Exhibit 99.1.

   On February 7, 2002, Intimate Brands issued a press release announcing its January sales results. The text of this press release is attached hereto as
Exhibit 99.2.

Item 7.  Financial Statements and Exhibits.

   (a) Exhibit 99.1 Press release announcing January sales results for The Limited.

   (b) Exhibit 99.2 Press release announcing January sales results for Intimate Brands, Inc.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              THE LIMITED, INC.
Date: February 7, 2002        By  /S/  SAMUEL P. FRIED
                                ----------------------------------
                               Name:  Samuel P. Fried
                               Title:    Senior Vice President and
                                     General Counsel

                                                                     APPENDIX F

                          CURRENT REPORT ON FORM 8-K
                                      OF
                               THE LIMITED, INC.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 8-K

                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported): February 5, 2002

                               THE LIMITED, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                                   Delaware
                (State or Other Jurisdiction of Incorporation)

                       1-8344                  31-1029810
                                              (IRS Employer
              (Commission File Number)     Identification No.)

                Three Limited Parkway
                    Columbus, OH                  43216
                (Address of Principal
                 Executive Offices)            (Zip Code)

                                (614) 415-7000
             (Registrant's Telephone Number, Including Area Code)

                                Not Applicable
         (Former Name or Former Address, if Changed Since Last Report)

================================================================================

Item 5. Other Events.

   Beginning on February 5, 2002 and continuing thereafter, a total of thirteen separate lawsuits were filed in the Delaware Court of Chancery on behalf of a purported class of public shareholders of Intimate Brands, Inc. ((Intimate Brands') relating to the announcement by The Limited, Inc. ((The Limited') that it is commencing an exchange offer for the outstanding public shares of common stock of Intimate Brands. The Delaware actions are styled Harbor Finance Partners v. Kirwan, et al., C.A. No. 19380-NC; Sprina v. Intimate Brands, Inc., et al., C.A. No. 19381-NC; Vogel v. Gee, et al., C.A. No. 19382-NC; Helwig v. Wexner, et al., C.A. No. 19383-NC; Carco v. Intimate Brands, Inc., et al., C.A. No. 19384-NC; Griffith v. Intimate Brands, Inc., et al., C.A. No. 19385-NC; Hollingsworth v. Intimate Brands, Inc., et al., C.A. No. 19386-NC; Imecho v. Wexner, et al., C.A. No. 19387-NC; Oliver v. Gee, et al., C.A. No. 19388-NC; Burke Trading LLC v. Gee, et al., C.A. No. 19389-NC; Zenderman v. Gee, et al., C.A. No. 19390-NC; Lustman v. Wexner, et al., C.A. No. 19391-NC and Greenwood
v. Intimate Brands, Inc., et al., C.A. No. 19403-NC. The Zenderman action was voluntarily dismissed by the plaintiff in that action on February 7, 2002. Two similar actions have also been filed in the Ohio Court of Common Pleas in Franklin County, Ohio, styled Cameron v. Wexner, et al., Case No. 02-CVH-021342 and Zenderman v. Wexner, et al., Case No. 02-CVH-021636. All of these actions generally name as defendants The Limited, Intimate Brands and the members of Intimate Brands' board of directors, and generally allege that the consideration offered by The Limited to Intimate Brands public shareholders in the exchange offer is inadequate and unfair and that The Limited and the individual defendants breached their fiduciary duties to Intimate Brands public shareholders in formulating and making the offer. The actions seek to proceed on behalf of a class of Intimate Brands shareholders other than the defendants, seek preliminary and permanent injunctive relief against the consummation of the exchange offer, seek monetary damages in an unspecified amount and seek recovery of plaintiffs' costs and attorneys' fees.

   On February 6, 2002, plaintiff in the Cameron action filed a motion seeking expedited production of documents in that action. On February 8, 2002, plaintiffs in the Vogel and Helwig actions pending in Delaware filed an amended complaint which substantially revised the allegations in those actions to allege that the disclosures contained in an offer to exchange and a registration statement that were filed by The Limited in connection with the exchange offer were incomplete or misleading for various reasons. Plaintiffs in those actions also moved for expedited discovery on those claims in anticipation of making a motion for preliminary injunction against the closing of the exchange offer until additional disclosures addressing the alleged shortcomings identified in the amended complaint had been disseminated. Following a hearing on February 13, 2002, the Delaware Court of Chancery granted the application for expedited discovery and tentatively scheduled a hearing on a motion for preliminary injunction to be held on February 28, 2002 at 11 a.m. Thereafter, plaintiffs' counsel in the Cameron and Zenderman actions pending in Ohio agreed to withdraw the motion for expedited discovery pending in that Court and to participate in the expedited discovery proceedings in the Delaware actions.

   These actions are in their earliest stages. The Limited believes the allegations are without merit and intends to defend against them vigorously.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                               THE LIMITED, INC.

                                               By: /s/ Timothy Faber
                                                   -----------------------------
                                                   Name:  Timothy Faber
                                                   Title:   Vice President
Date: February 14, 2002

                                                                     APPENDIX G

                      ANNUAL REPORT ON FORM 10-K FOR THE
                     FISCAL YEAR ENDED FEBRUARY 3, 2001 OF
                             INTIMATE BRANDS, INC.

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-K

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934 [NO FEE REQUIRED]

                  For the fiscal year ended February 3, 2001

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

              For the transition period from _______  to _______

                        Commission file number 1-13814

                               -----------------

                             INTIMATE BRANDS, INC.
            (Exact name of registrant as specified in its charter)
                      Delaware                 31-1436998
              ------------------------- -------------------------
                   (State or other            (IRS Employer
                   jurisdiction of         Identification No.)
                  incorporation or
                    organization)                 43230
                                        -------------------------
               Three Limited Parkway,          (Zip Code)
              P.O. Box 16000, Columbus,
                        Ohio
              -------------------------
                (Address of principal

Registrant's telephone number, including area code (614) 415-8000

          Securities registered pursuant to Section 12(b) of the Act:


                                          Name of each exchange
                 Title of each class       on which registered
              ------------------------- -------------------------
                Class A Common Stock,      The New York Stock
                   $.01 Par Value               Exchange

       Securities registered pursuant to Section 12(g) of the Act: None.

                               -----------------

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by section 13 or 15(d) of the Securities Exchange Act of 1934 during the proceeding 12 months and (2) has been subject to the filing requirements for the past 90 days. Yes [X] No [_]

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of the Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy information statements incorporated by reference in Part III of this Form 10-K or any amendment to this form 10-K. [X]

Aggregate market value of the registrant's Common Stock held by non-affiliates of the registrant as of March 30, 2001: $1,141,492,544.

Number of shares outstanding of the registrant's Common Stock as of March 30, 2001: 79,292,144 shares of Class A common stock: 411,635,902 shares of Class B common stock.

                     DOCUMENTS INCORPORATED BY REFERENCE:

Portions of the registrant's annual report to shareholders for the fiscal year ended February 3, 2001 are incorporated by reference into Part I, Part II and
Part IV, and portions of the registrant's proxy statement for the Annual Meeting of Shareholders scheduled for May 21, 2001 are incorporated by reference into Part III.

================================================================================

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
                              REFORM ACT OF 1995:

   The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Annual Report on Form 10-K ("Report") or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2001 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this Report or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms.

   Refer to Exhibit 99.1 for cautionary statements relating to forward-looking information.

   The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                                    PART I

Item 1.  Business.

General.

   Intimate Brands, Inc., a Delaware corporation (the "Company") includes specialty retail stores and direct response (catalog and e-commerce) businesses, which offer women's intimate and other apparel, personal care products and accessories. The Company consists of Victoria's Secret Stores, Victoria's Secret Direct, and Bath & Body Works. The Limited, Inc. ("The Limited") owns approximately 84% of the outstanding common stock of the Company, which initiated public ownership on October 24, 1995.

Description of Operations.

General.

   As of February 3, 2001, the Company operated retail lingerie and personal care businesses (Victoria's Secret Stores and Bath & Body Works) and a direct response (catalog and e-commerce) business selling lingerie and other women's apparel (Victoria's Secret Direct). The following chart reflects the number of stores in operation at February 3, 2001 and January 29, 2000.

                                              Number of Stores
                                           -----------------------
                                           February 3, January 29,
                   Retail Businesses          2001        2000
                   -----------------       ----------- -----------
             Victoria's Secret Stores.....      958         896
             Bath & Body Works............    1,432       1,214
                                              -----       -----
             Total........................    2,390       2,110
                                              =====       =====

   The following table shows the changes in the number of retail stores operated by the Company for the past five fiscal years:

                                        Beginning               End of
                                         of Year  Opened Closed  Year
                                        --------- ------ ------ ------
          1996.........................   1,293    325      (9) 1,609
          1997.........................   1,609    233    (132) 1,710
          1998.........................   1,710    201     (21) 1,890
          1999.........................   1,890    241     (21) 2,110
          2000.........................   2,110    305     (25) 2,390

--------
* Includes 118 stores from the January 31, 1998 closing of Cacique.

   During fiscal year 2000, the Company purchased merchandise from approximately 890 suppliers and factories located throughout the world. The Company sourced approximately 30% of its merchandise through Mast Industries, Inc., a wholly-owned contract manufacturing subsidiary of The Limited. In addition to purchases from Mast, the Company purchases merchandise directly in foreign markets and in the domestic market, some of which is manufactured overseas. No more than 5% of goods purchased originated from any single manufacturer.

   Most of the merchandise and related materials for the Company's retail stores and direct response (catalog and e-commerce) businesses is shipped to distribution centers owned by The Limited in the Columbus, Ohio area, where the merchandise is received and inspected. The Limited uses common and contract carriers to distribute merchandise and related materials to the Company's stores. The Company pays outbound freight for stores to The Limited based on weight shipped. Victoria's Secret Direct, which represents the direct response business, contracts and ships to its customers via independent third parties including the U.S. Postal Service. The Company's divisions generally have dedicated distribution facilities and capabilities and no division receives priority over any other division. There are no distribution channels between the retail divisions.

   The Company's policy is to maintain sufficient quantities of inventory on hand in its retail stores and distribution centers so that it can offer customers an appropriate selection of current merchandise. The Company emphasizes rapid turnover and takes markdowns where required to keep merchandise fresh and current with fashion trends.

   The Company views the retail apparel market as having two principal selling seasons, spring and fall. As is consistent with the apparel industry, the Company experiences its peak sales activity during the fall season. This seasonal sales pattern results in increased inventory during the fall and Christmas holiday selling periods. During fiscal year 2000, the highest inventory level was $890 million at November 2000 month-end and the lowest inventory level was $598 million at February 2000 month-end.

   Merchandise sales are paid for with cash, by personal check, and with credit cards issued by third parties or The Limited's 31%-owned credit card processing venture, Alliance Data Systems.

   The Company offers its customers a return policy stated as "No Sale is Ever Final." The Company believes that certain of its competitors offer similar service policies.

   The following is a brief description of the Company's operating businesses.

Retail Businesses

   Victoria's Secret Stores--is the leading specialty retailer of women's intimate apparel and related products. Victoria's Secret Stores had net sales of $2.339 billion in 2000 and operated 958 stores nationwide.

   Victoria's Secret Beauty--is a leading specialty retailer of high quality beauty products. Victoria's Secret Beauty had net sales of $534 million in 2000 and operated 80 stand-alone stores and 400 side-by-side locations and niches within Victoria's Secret lingerie stores. Victoria's Secret Beauty stores and sales are consolidated within Victoria's Secret Stores in the preceding paragraph and in the 2000 Annual Report.

   Bath & Body Works--is the leading specialty retailer of personal care products. Launched in 1990, Bath & Body Works (including White Barn Candle Company) had net sales of $1.785 billion in 2000 and operated 1,432 stores nationwide.

Direct Response Business

   Victoria's Secret Direct--is a leading catalog and e-commerce retailer of intimate and other women's apparel. Victoria's Secret Direct mailed approximately 368 million catalogs and had net sales of $962 million in 2000. Through its web site, www.VictoriasSecret.com, certain of its products may be purchased worldwide.

   Additional information about the Company's business, including its revenues and profits for the last three years and selling square footage, is set forth under the caption "Management's Discussion and Analysis" of the 2000 Annual Report, and is incorporated herein by reference. For the financial results of the Company's reportable operating segments, see Note 13 of the Notes to the Consolidated Financial Statements included in the 2000 Annual Report, incorporated herein by reference.

Competition.

   The sale of women's intimate and other apparel, personal care products and accessories through retail stores is a highly competitive business with numerous competitors, including individual and chain fashion specialty stores, and department stores. Brand image, marketing, fashion design, price, service, fashion selection and quality are the principal competitive factors in retail store sales. The Company's direct response business competes with numerous national and regional catalog and e-commerce merchandisers. Brand image, marketing, fashion design, price, service, quality image presentation and fulfillment are the principal competitive factors in catalog and e-commerce sales.

   The Company is unable to estimate the number of competitors or its relative competitive position due to the large number of companies selling apparel, lingerie and personal care products through retail stores, catalogs and e-commerce.

Associate Relations.

   On February 3, 2001, the Company employed approximately 69,000 associates, 53,000 of whom were part-time. In addition, temporary associates are hired during peak periods, such as the holiday season.

Item 2.  Properties.

   The Company's business is principally conducted from office, distribution and shipping facilities located in the Columbus, Ohio area. Additional facilities are located in New York City, New York, Kettering, Ohio, and Rio Rancho, New Mexico.

   The distribution and shipping facilities are owned by The Limited and are leased by the Company under fifteen year leases, with options to renew.

   Substantially all of the retail stores operated by the Company are located in leased facilities, primarily in shopping centers throughout the continental United States. The leases expire at various dates principally between 2000 and 2020 and frequently have renewal options.

   Typically, when space is leased for a retail store in a shopping center, all improvements, including interior walls, floors, ceilings, fixtures and decorations, are supplied by the tenant. In certain cases, the landlord of the property may provide a construction allowance to fund all or a portion of the cost of improvements. The cost of improvements varies widely, depending on the size and location of the store. Rental terms for locations usually include a fixed minimum rent plus a percentage of sales in excess of a specified amount. Certain operating costs such as common area maintenance, utilities, insurance and taxes are typically paid by tenants.

Item 3.  Legal Proceedings.

   The Company is a defendant in a variety of lawsuits arising in the ordinary course of business.

   On January 13, 1999, two complaints were filed against the Company's parent, The Limited, and one of its subsidiaries, as well as other defendants, including many national retailers. Both complaints relate to labor practices allegedly employed on the island of Saipan, Commonwealth of the Northern Mariana Islands, by apparel manufacturers unrelated to The Limited (some of which have sold goods to The Limited) and seek injunctions, unspecified monetary damages, and other relief. One complaint, on behalf of a class of unnamed garment workers, filed in the United States District Court for the Central District of California, Western Division, alleges violations of federal statutes, the United States Constitution, and international law. On April 12, 1999, a motion to dismiss that complaint for failure to state a claim upon which relief can be granted was filed, and it remains pending. On September 29, 1999, the United States District Court for the Central District of California, Western Division, transferred the case to the United States District Court for the District of Hawaii. A first amended complaint was filed on April 28, 2000, which adds additional defendants but does not otherwise substantively alter the claims alleged or relief sought. On June 23, 2000, the United States District Court for the District of Hawaii transferred the case to the United States District Court for the District of the Northern Mariana Islands, and on July 7, 2000 denied plaintiffs' motion for reconsideration of the transfer order. Plaintiffs filed a Petition for a Writ of Mandamus challenging the transfer order and Motion for Emergency Stay which was denied by a panel of the U.S. 9/th Circuit Court of Appeals on March 22, 2001. Plaintiffs have indicated an intention to seek a rehearing en banc. The second complaint, filed by a national labor union and other organizations in the Superior Court of the State of California, San Francisco County, and which alleges unfair business practices under California law, remains pending.

   Although it is not possible to predict with certainty the eventual outcome of any litigation, in the opinion of management, the foregoing proceedings are not expected to have a material adverse effect on the Company's financial position or results of operations.

Item 4.  Submission of Matters to a Vote of Security Holders.

   Not applicable.

Supplemental Item. Executive Officers of The Registrant.

   Set forth below is certain information regarding the executive officers of the Company.

   Leslie H. Wexner, 63, has been Chairman of the Board and Chief Executive Officer of the Company since 1995. Mr. Wexner has been Chief Executive Officer of The Limited since he founded The Limited in 1963 and has been Chairman of the Board of Directors of The Limited for more than five years.

   Grace A. Nichols, 54, has been President and Chief Executive Officer of Victoria's Secret Stores, Inc. since January 1991, and assumed such position with the Company in 1995. Ms. Nichols has also been a member of the Board of Directors of the Company since 1995. Prior to her position as President, Ms. Nichols held the position of Executive Vice President, General Merchandise Manager from 1988 to 1991 and Vice President, General Merchandise Manager from 1986 to 1988 at Victoria's Secret Stores.

   Beth M. Pritchard, 54, has been President and Chief Executive Officer of Bath & Body Works, Inc. since November 1993 and assumed such position with the Company in 1995. Ms. Pritchard has also been a member of the Board of Directors of the Company since 1995. Ms. Pritchard served as Chief Executive Officer of Victoria's Secret Bath and Fragrance from June 1996 to March 1998. For approximately one and one-half years prior to assuming her position with Bath & Body Works, Ms. Pritchard held the position of Executive Vice President and General Manager at Bath & Body Works. From 1991 until 1993, she was Executive Vice President at Express, a business operated by The Limited.

   Leonard A. Schlesinger, 48, has been an executive officer of the Company since May 2000. Mr. Schlesinger has also been Executive Vice President and Chief Operating Officer of The Limited since March 2001 and was Executive Vice President, Organization, Leadership and Human Resources of The Limited from October 1999 until March 2001. Mr. Schlesinger was a Professor of Sociology and Public Policy and Senior Vice President for Development at Brown University from 1998 to 1999. He was also Professor of Business Administration at Harvard Business School ("Harvard") from 1988 to 1998 and served as the Senior Associate Dean and Director of External Relations at Harvard from July 1994 until October 1995.

   Tracey Thomas Travis, 38, was appointed to Vice President, Finance and Chief Financial Officer of the Company on April 9, 2001. Ms. Travis was Chief Financial Officer for Rexam Beverage Can Americas from April 1999 to February 2001. Prior to Rexam, Ms. Travis held various finance and general management positions at the Pepsi-Cola Company from 1989 to 1999.

   All of the above officers serve at the pleasure of the Board of Directors of the Company.

                                    PART II
Item 5.  Market for The Registrant's Common Equity and Related Stockholder
Matters.

   Information regarding markets in which the Company's common stock was traded during fiscal year 2000 and 1999, approximate number of holders of common stock, and quarterly cash dividend per share information of the Company's common stock for the fiscal year 2000 and 1999 is set forth under the caption "Market Price and Dividend Information" on page 35 of the 2000 Annual Report and is incorporated herein by reference.

Item 6.  Selected Financial Data.

   Selected financial data is set forth under the caption "Ten-Year Selected Financial Data" on page 26 of the 2000 Annual Report and is incorporated herein by reference.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

   Management's discussion and analysis of financial condition and results of operations is set forth under the caption "Management's Discussion and Analysis" on pages 27 through 29 of the 2000 Annual Report and is incorporated herein by reference.

Item 7A.  Quantitative and Qualitative Disclosures About Market Risk.

   The information required by this item is set forth on pages 29 and 34 of the 2000 Annual Report and is incorporated herein by reference.

Item 8.  Financial Statements and Supplementary Data.

   The Consolidated Financial Statements of the Company and subsidiaries, the Notes to Consolidated Financial Statements and the Report of Independent Accountants are set forth in the 2000 Annual Report and are incorporated herein by reference.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

   None.

                                   PART III

Item 10.  Directors and Executive Officers of The Registrant.

   Information regarding directors of the Company is set forth under the captions "ELECTIONS OF DIRECTORS--Nominees and directors", "--Information concerning the Board of Directors", "Committees of the Board of Directors" and "--Security ownership of directors and management" on pages 5 through 9 of the Company's proxy statement for the Annual Meeting of Shareholders to be held on May 21, 2001 (the "Proxy Statement") and is incorporated herein by reference. Information regarding compliance with Section 16(a) of the Securities Exchange Act of 1934, as amended, is set forth under the caption "EXECUTIVE COMPENSATION--Section 16 (a) beneficial ownership reporting compliance" on page 16 of the Proxy Statement and is incorporated herein by reference. Information regarding the executive officers is set forth herein under the caption "SUPPLEMENTAL ITEM. EXECUTIVE OFFICERS OF THE REGISTRANT" in Part I.

Item 11.  Executive Compensation.

   Information regarding executive compensation is set forth under the caption "EXECUTIVE COMPENSATION" on pages 12 through 16 of the Proxy Statement and is incorporated herein by reference. Such incorporation by reference shall not be deemed to specifically incorporate by reference the information referred to in
Item 402 (a) (8) of Regulation S-K.

Item 12.  Security Ownership of Certain Beneficial Owners and Management.

   Information regarding the security ownership of certain beneficial owners and management is set forth under the captions "ELECTION OF DIRECTORS--Security ownership of directors and management" on pages 8 and 9 of the Proxy Statement and "SHARE OWNERSHIP OF PRINCIPAL STOCKHOLDERS" on page 21 of the Proxy Statement and is incorporated herein by reference.

Item 13.  Certain Relationships and Related Transactions.

   Information regarding certain relationships and related transactions is set forth under the caption "ELECTION OF DIRECTORS--Nominees and directors" on pages 5 and 6 of the Proxy Statement and is incorporated herein by reference.

   The Company's Certificate of Incorporation includes provisions relating to potential conflicts of interest that may arise between the Company and The Limited. Such provisions were adopted in light of the fact that the Company and The Limited and its subsidiaries are engaged in retail businesses and may pursue similar opportunities in the ordinary course of business. Among other things, these provisions generally eliminate the liability of directors and officers of the Company with respect to certain matters involving The Limited and its subsidiaries or the Company. Any person purchasing or acquiring an interest in shares of capital stock of the Company will be deemed to have consented to such provisions relating to conflicts of interest and corporate opportunities, and such consent may restrict such person's ability to challenge transactions carried out in compliance with such provisions. Investors should review the Company's Certificate of Incorporation before making any investment in shares of the Company's capital stock.

                                    PART IV

Item 14.  Exhibits, Financial Statement Schedules and Reports on Form 8-K.

   (a)(1) List of Financial Statements.

        The following consolidated financial statements of Intimate Brands, Inc. and subsidiaries and the related notes are filed as a part of this report pursuant to ITEM 8:

          Consolidated Statements of Income for the fiscal years ended February 3, 2001,
          January 29, 2000 and January 30, 1999.
          Consolidated Balance Sheets as of February 3, 2001 and January 29,
       2000.
          Consolidated Statements of Shareholders' Equity for the fiscal years ended
          February 3, 2001, January 29, 2000 and January 30, 1999.
          Consolidated Statements of Cash Flows for the fiscal years ended February 3, 2001,
          January 29, 2000 and January 30, 1999.
          Notes to Consolidated Financial Statements.
          Report of Independent Accountants.

   (a)(2) List of Financial Statement Schedules.

        All schedules required to be filed as part of this report pursuant to
     ITEM 14(d) are omitted because the required information is either presented in the financial statements or notes thereto, or is not applicable, required or material.

   (a)(3) List of Exhibits.

       3. Articles of Incorporation and Bylaws.

           3.1. Amended and Restated Certificate of Incorporation of the Company incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

           3.2. Bylaws of the Company adopted October 20, 1995 and as amended April 1, 1999 incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for fiscal year ended January 30, 1999.

       4. Instruments Defining the Rights of Security Holders.

           4.1. Specimen Certificate of Class A Common Stock of the Company incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-1 (File No. 33-92568) (the "Form S-1").

           4.2. Certificate of Incorporation of The Limited, Inc. incorporated by reference to Exhibit 4.2 to the Company's Form S-1.

           4.3. Restated Bylaws of The Limited, Inc. incorporated by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-K for fiscal year ended January 30, 1999.

      10. Material Contracts.

          10.1. Services Agreement by Intimate Brands, Inc. and The Limited, Inc., dated October 23, 1995 incorporated by reference to
                Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

          10.2. Credit Card Processing Agreement by World Financial Network National Bank and Victoria's Secret Stores, Inc., dated October 23, 1995 incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

          10.3. Credit Card Processing Agreement by World Financial Network National Bank and Victoria's Secret Catalogue, Inc., dated October 23, 1995 incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

          10.4. Corporate Agreement by Intimate Brands, Inc. and The Limited, Inc., dated October 23, 1995 incorporated by reference to
                Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

          10.5. Tax Sharing Agreement by Intimate Brands, Inc. and The Limited, Inc., dated October 23, 1995 incorporated by reference to
                Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

          10.6. Lease Agreement by and between Distribution Land Corp. and Victoria's Secret Stores, Inc., dated January 31, 1999.

          10.7. Building Lease Agreement by Distribution Land Corp. and Victoria's Secret Catalogue, Inc., dated June 1, 1995 incorporated by reference to Exhibit 10.7 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

          10.8. Lease Agreement by and between Distribution Land Corp. and Bath & Body Works, Inc., dated January 31, 1999.

          10.9. Not Used.

         10.10. Not Used.

         10.11. Not Used.

         10.12. Shared Facilities Agreement by The Limited London-Paris-New York, Inc. and Bath & Body Works, Inc., dated October 25, 1995 incorporated by reference to Exhibit 10.12 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

         10.13. Shared Facilities Agreement by Structure, Inc. and Bath & Body Works, Inc., dated October 25, 1995 incorporated by reference to Exhibit 10.13 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

         10.14. Shared Facilities Agreement by The Limited London-Paris-New York, Inc. and Victoria's Secret Stores, Inc., dated October 25, 1995 incorporated by reference to Exhibit 10.14 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

         10.15. Shared Facilities Agreement by Express, Inc. and Bath & Body Works, Inc., dated October 25, 1995 incorporated by reference to Exhibit 10.15 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

         10.16. Shared Facilities Agreement by The Limited London-Paris-New York, Inc. and Victoria's Secret Stores, Inc., dated October 25, 1995 incorporated by reference to Exhibit 10.16 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

         10.17. Not Used.

         10.18. Not Used.

         10.19. Shared Facilities Agreement by Express, Inc. and Victoria's Secret Stores, Inc., dated October 25, 1995 incorporated by reference to Exhibit 10.20 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

         10.20. Shared Facilities Agreement by Lerner New York, Inc. and Bath & Body Works, Inc., dated October 25, 1995 incorporated by reference to Exhibit 10.21 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

         10.21. Not Used.

         10.22. Shared Facilities Agreement by Express, Inc. and Victoria's Secret Stores, Inc., dated October 25, 1995 incorporated by reference to Exhibit 10.23 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

         10.23. Intimate Brands, Inc. 1995 Stock Option and Performance Incentive Plan incorporated by reference to Exhibit B to the Company's Proxy Statement dated April 14, 1997.

         10.24. Intimate Brands, Inc. Incentive Compensation Performance Plan incorporated by reference to Exhibit A to the Company's Proxy Statement dated April 14, 1997.

         10.25. Intimate Brands, Inc. 1995 Stock Plan for Non-Associate Directors incorporated by reference to Exhibit 10.26 to the Company's Quarterly Report on Form 10-Q for the quarter ended October 28, 1995.

         10.26. Form of Indemnification Agreement between the Company and the directors and officers of the Company incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K for the year ended February 3, 1996.

         10.27. Supplemental Schedule of Directors and Executive Officers who are Parties to an Indemnification Agreement, incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K for the year ended January 30, 1999.

         10.28. Form of Indemnification Agreement between the Company and a Director of the Company.

      13. Excerpts from the 2000 Annual Report to Shareholders, including "Ten-Year Selected Financial Data", "Management's Discussion and Analysis", "Financial Statements and Notes," and "Report of Independent Accountants" on pages 26-35.

      21. Subsidiaries of the Registrant.

      23. Consent of Independent Accountants.

      24. Powers of Attorney.

      99. Annual Report of The Limited, Inc. Savings and Retirement Plan.

     99.1 Cautionary Statements Relating to Forward-Looking Information.

   (b) Reports on Form 8-K.

        None.

   (c) Exhibits.

        The exhibits to this report are listed in section (a)(3) of Item 14 above.

   (d) Financial Statement Schedule.

        Not applicable.

                                  SIGNATURES

   Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 24, 2001                                    INTIMATE BRANDS, INC.
                                                        (registrant)

                                                        By:   /s/  TRACEY THOMAS TRAVIS
                                                            ----------------------------------
                                                              Tracey Thomas Travis
                                                              Vice President, Finance and
                                                              Chief Financial Officer

   Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on January 26, 2001, unless otherwise noted:

          Signature                       Title
          ---------                       -----

   /s/  LESLIE H. WEXNER*     Chairman of the Board of
----------------------------- Directors, President andChief
                              Executive Officer

  /s/  ROGER D. BLACKWELL*
----------------------------- Director

     /s/  E. GORDON GEE*
----------------------------- Director

   /s/  WILLIAM E. KIRWAN*
----------------------------- Director

   /s/  GRACE A. NICHOLS*
----------------------------- Director

   /s/  BETH M. PRITCHARD*
----------------------------- Director

 /s/  DONALD B. SHACKELFORD*
----------------------------- Director

    /s/  DONNA A. JAMES*      Director (as of March 23,
----------------------------- 2001)
--------
* The undersigned, by signing his name hereto, does hereby sign this report on behalf of each of the above-indicated directors of the registrant pursuant to powers of attorney executed by such directors.

                                             By:   /s/  V. ANN HAILEY
                                                 -----------------------------
                                                   V. Ann Hailey
                                                   Attorney-in-fact

                                 EXHIBIT INDEX

Exhibit
No.                                                  Document
-------                                              --------
  10.6  Lease Agreement by and between Distribution Land Corp. and Victoria's Secret Stores, Inc., dated
        January 31, 1999.

  10.8  Lease Agreement by and between Distribution Land Corp. and Bath & Body Works, Inc., dated
        January 31, 1999.

 10.28  Form of Indemnification Agreement between the Company and a Director of the Company.

    13  Excerpts from the 2000 Annual Report to Shareholders, including "Ten-Year Selected Financial Data",
        "Management's Discussion and Analysis", "Financial Statements and Notes", and "Report of
        Independent Accountants" on pages 26-35.

    21  Subsidiaries of the Registrant.

    23  Consent of Independent Accountants.

    24  Powers of Attorney.

    99  Annual Report of The Limited, Inc. Savings and Retirement Plan.

  99.1  Cautionary Statements Relating to Forward-Looking Information.

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-K

               ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               -----------------

                             INTIMATE BRANDS, INC.
            (exact name of Registrant as specified in its charter)

                               -----------------

                                   EXHIBITS

                               -----------------

                                                                     Exhibit 13


Ten-Year Selected Financial Data

(Millions except per share amounts, ratios and store and associate data)


Fiscal Year                            2000(1)       1999          1998         1997          1996
-------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net sales                            $ 5,117       $ 4,632       $ 3,989       $ 3,719       $ 3,093
Gross income                         $ 2,042       $ 1,895       $ 1,606       $ 1,372       $ 1,077
Operating income                     $   744 (2)   $   794       $   671       $   496 (2)   $   456 (2)
Operating income as a
   percentage of sales                  14.5%(2)      17.1%         16.8%         13.3%(2)      14.8%(2)
Net income                           $   432 (2)   $   459       $   394       $   284 (2)   $   257 (2)
Net income as a
   percentage of sales                   8.5%(2)       9.9%          9.9%          7.6%(2)       8.3%(2)

PER SHARE RESULTS
Basic net income                     $  0.88 (2)   $  0.92       $  0.75       $  0.54 (2)   $  0.48 (2)
Diluted net income                   $  0.87 (2)   $  0.90       $  0.74       $  0.53 (2)   $  0.48 (2)
Dividends                            $  0.28       $  0.27       $  0.27       $  0.25       $  0.23
Book value                           $  1.36       $  1.09       $  1.18       $  1.00       $  0.71
Weighted average diluted
   shares outstanding                    499           508           530           532           531

OTHER FINANCIAL INFORMATION
Total assets                         $ 1,457       $ 1,384       $ 1,448       $ 1,348       $ 1,135
Return on average assets                  30%(2)        32%           28%           23%(2)        25%(2)
Working capital                      $   122       $   125       $   419       $   450       $   328
Current ratio                            1.2           1.2           1.8           2.1           2.0
Capital expenditures                 $   245       $   206       $   122       $   124       $   124
Long-term debt                       $   100       $   100       $   250       $   350       $   350


Debt-to-equity ratio                      15%           18%           41%           66%           93%
Shareholders' equity                 $   665       $   545       $   609       $   531       $   377
Return on average
   shareholders' equity                   71%(2)        80%           69%           63%(2)        83%(2)
Comparable store sales increase            4%           12%            5%           11%            7%

STORES AND ASSOCIATES
AT END OF YEAR
Total number of stores open            2,390         2,110         1,890         1,710         1,609
Selling square feet                7,246,000     6,466,000     5,794,000     5,328,000     5,047,000
Number of associates                  69,000        60,000        55,000        50,000        43,900



Fiscal Year                            1995(1)        1994          1993         1992          1991
-------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Net sales                            $ 2,613       $ 2,108       $ 1,631       $ 1,325       $ 1,199
Gross income                         $   856       $   697       $   497       $   398       $   367
Operating income                     $   384       $   334       $   218       $   167       $   178
Operating income as a
   percentage of sales                  14.7%         15.9%         13.4%         12.6%         14.8%
Net income                           $   203       $   200       $   132       $   102       $   106
Net income as a
   percentage of sales                   7.8%          9.5%          8.1%          7.7%          8.9%

PER SHARE RESULTS
Basic net income                     $  0.44       $  0.45       $  0.30       $  0.23       $  0.24
Diluted net income                   $  0.44       $  0.45       $  0.30       $  0.23       $  0.24
Dividends                            $  0.06 (3)        --            --            --            --
Book value                           $  0.46       $  1.25       $  1.07       $  1.03       $  0.84
Weighted average diluted
   shares outstanding                    465           441           441           441           441

OTHER FINANCIAL INFORMATION
Total assets                         $   943       $   769       $   655       $   611       $   487
Return on average assets                  24%           29%           21%           19%           26%
Working capital                      $   217       $   198       $   157       $   152       $   170
Current ratio                            1.8           2.2           2.3           2.6           3.1
Capital expenditures                 $   128       $   107       $    81       $    79       $    77
Long-term debt                       $   350            --            --            --            --


Debt-to-equity ratio                     143%           --            --            --            --
Shareholders' equity                 $   245       $   550       $   469       $   455       $   371
Return on average
   shareholders' equity                   51%           39%           29%           25%           36%
Comparable store sales increase            1%           13%            9%            1%            8%

STORES AND ASSOCIATES
AT END OF YEAR
Total number of stores open            1,293         1,037           879           743           662
Selling square feet                4,230,000     3,419,000     2,915,000     2,349,000     1,895,000
Number of associates                  39,300        30,100        22,500        15,900        14,200

(1) Fifty-three-week fiscal year.

(2) Includes the effect of special and nonrecurring charges of $9.9 million in 2000 (see Note 2 TO THE Consolidated Financial Statements), $67.6 Million in 1997 AND $12.0 million in 1996.

(3) Represents one quarter's dividend subsequent to the Company's October 1995 initial public offering.

Note: Amounts for fiscal years 1995-1999 reflect the reclassification of catalog shipping and handling revenues and costs and associate discounts (see Note 1 to the Consolidated Financial Statements).

Management's Discussion And Analysis

RESULTS OF OPERATIONS

Net sales for the fourteen-week fourth quarter of 2000 were $1.938 billion, an increase of 5% from $1.838 billion for the thirteen-week fourth quarter a year ago. Gross income decreased to $813.9 million from $830.1 million in 1999 and operating income decreased to $377.4 million from $470.8 million in 1999. Earnings per share were $0.45 versus $0.55 in 1999. In the fourth quarter of 2000, operating income included a $9.9 million special and nonrecurring charge to close Bath & Body Works' nine stores in the United Kingdom. Excluding this charge in 2000, earnings per share were $0.46 versus $0.55 for the fourth quarter of 1999.

Net sales for the fifty-three-week year ended February 3, 2001 were $5.117 billion, an increase of 10% from $4.632 billion for the fifty-two-week year ended January 29, 2000. Gross income increased to $2.042 billion from $1.895 billion in 1999 and operating income decreased to $744.5 million from $793.5 million in 1999. Earnings per share were $0.87 compared to $0.90 last year. Excluding the special and nonrecurring charge in 2000, earnings per share were $0.88 compared to $0.90 last year.

Financial Highlights

The following summarized financial data compares reported 2000 results to the comparable periods for 1999 and 1998:

                                                                                              % Change    % Change
                                                           2000*       1999         1998      2000-1999   1999-1998
--------------------------------------------------------------------------------------------------------------------
NET SALES (Millions)
Victoria's Secret Stores                                  $2,339      $2,122       $1,816        10%         17%
Bath & Body Works                                          1,785       1,530        1,254        17%         22%
Other                                                         31          24           25        nm          nm
--------------------------------------------------------------------------------------------------------------------
TOTAL RETAIL SALES                                         4,155       3,676        3,095        13%         19%
--------------------------------------------------------------------------------------------------------------------
Victoria's Secret Direct                                     962         956          894         1%          7%
--------------------------------------------------------------------------------------------------------------------
TOTAL NET SALES                                           $5,117      $4,632       $3,989        10%         16%
--------------------------------------------------------------------------------------------------------------------
COMPARABLE STORE SALES
Victoria's Secret Stores                                       5%         12%           4%
Bath & Body Works                                              1%         11%           7%
--------------------------------------------------------------------------------------------------------------------
Total comparable store sales increase                          4%         12%           5%
--------------------------------------------------------------------------------------------------------------------
STORE DATA
Retail sales increase due to net
   new and remodeled stores
Victoria's Secret Stores                                       3%          5%           3%
Bath & Body Works                                             14%         11%          12%
Retail sales per average selling square foot
Victoria's Secret Stores                                  $  572      $  553       $  500         3%         11%
Bath & Body Works                                         $  646      $  668       $  649        (3%)         3%
Retail sales per average store (Thousands)
Victoria's Secret Stores                                  $2,523      $2,460       $2,245         3%         10%
Bath & Body Works                                         $1,349      $1,345       $1,265        --           6%
Average store size at end of year (Selling square feet)
Victoria's Secret Stores                                   4,391       4,438        4,466        (1%)        (1%)
Bath & Body Works                                          2,122       2,051        1,972         3%          4%
Selling square feet at end of year (Thousands)
Victoria's Secret Stores                                   4,207       3,976        3,702         6%          7%
Bath & Body Works                                          3,039       2,490        2,092        22%         19%

NUMBER OF STORES
Beginning of year                                          2,110       1,890        1,710
Opened                                                       305         241          201
Closed                                                       (25)        (21)         (21)
--------------------------------------------------------------------------------------------------------------------
End of year                                                2,390       2,110        1,890        13%         12%
--------------------------------------------------------------------------------------------------------------------

* FIFTY-THREE-WEEK FISCAL YEAR.

NM--NOT MEANINGFUL
                                                                              27

NET SALES

Fourth quarter
Net sales for the fourteen-week fourth quarter of 2000 increased 5% to $1.938 billion from $1.838 billion for the thirteen-week fourth quarter of 1999. The increase was due to the net addition of 280 new stores in fiscal year 2000 and the inclusion of sales for the fourteenth week. These factors were partially offset by a 3% decrease in comparable store sales and a 9% decrease in sales at Victoria's Secret Direct. These declines were the result of a difficult holiday season and a promotional retail environment. Net sales for the fourth quarter of 1999 increased by 18% to $1.838 billion from $1.558 billion in 1998. The increase was due to an 11% increase in comparable store sales, the net addition of 220 new stores in fiscal year 1999 and a 14% increase in sales at Victoria's Secret Direct.

Full year

Net sales for the fifty-three-week fiscal year 2000 increased 10% to $5.117 billion from $4.632 billion for the fifty-two-week fiscal year 1999. The increase was primarily due to the net addition of 280 new stores, a 4% increase in comparable store sales and slight increases from Victoria's Secret Direct and from the inclusion of sales for the fifty-third week. Net sales for 1999 increased 16% to $4.632 billion from $3.989 billion in 1998. The increase was due to a 12% increase in comparable store sales, the net addition of 220 new stores and a 7% increase in sales at Victoria's Secret Direct.

Retail sales for the fifty-three-week fiscal year 2000 increased 13% to $4.155 billion from $3.676 billion for the fifty-two-week fiscal year 1999. Bath & Body Works' sales increase of 17% was attributable to the net addition of 218 new stores (549,000 selling square feet) and a 1% increase in comparable store sales. Victoria's Secret Stores' sales increase of 10% was attributable to a 5% increase in comparable store sales and the net addition of 62 new stores (231,000 selling square feet). Victoria's Secret Stores' spring season was particularly strong, driven by successful product launches including Body By Victoria and Victoria's Secret Beauty's Dream Angel "Halo" line. These product launches were supported by national media campaigns and international publicity surrounding the Cannes fashion show.

In 1999, retail sales increased 19% to $3.676 billion from $3.095 billion in 1998. Bath & Body Works' sales increase of 22% was attributable to the net addition of 153 new stores (398,000 selling square feet), as well as an 11% increase in comparable store sales. Bath & Body Works' sales increase was primarily driven by a steady flow of innovative new product offerings. Victoria's Secret Stores' sales increase of 17% was attributable to a 12% increase in comparable store sales driven by innovative product introductions, new business opportunities such as Victoria's Secret Beauty, an increased inventory position in foundation basics and major product launches supported by national media. The remaining increase came from the net addition of 67 new stores (274,000 selling square feet).

Sales at Victoria's Secret Direct for the fifty-three-week fiscal year 2000 increased 1% to $962.4 million from the fifty-two-week fiscal year 1999. In 1999, sales at Victoria's Secret Direct increased 7% to $956.0 million. The sales increase in 1999 was attributable to an increased response rate, higher sales per catalog page and increased e-commerce sales through www.VictoriasSecret.com.

GROSS INCOME

Fourth Quarter
For the fourth quarter of 2000, the gross income rate (expressed as a percentage of net sales) decreased to 42.0% from 45.2% for the same period in 1999. The rate decrease was principally due to an increase in the buying and occupancy expense rate and a decrease in the merchandise margin rate. The buying and occupancy expense rate increase was primarily due to the inability to achieve leverage as comparable store sales decreased 3%, increases in overall store-related expenses and the continuing expansion of Bath & Body Works' stores into highly profitable non-mall locations, which typically have higher occupancy costs as a percentage of sales. The merchandise margin rate decrease was driven by significant markdowns to clear slower selling inventory assortments during and after a highly promotional holiday season.

For the fourth quarter of 1999, the gross income rate decreased slightly to 45.2% from 45.7% for the same period in 1998. The rate decline was due to a decrease in the merchandise margin rate attributable to higher markdowns nearly offset by buying and occupancy expense leverage resulting from an 11% increase in comparable store sales.

Full Year
In 2000, the gross income rate decreased to 39.9% from 40.9% in 1999. The rate decrease was principally due to a decrease in the merchandise margin rate and a slight increase in the buying and occupancy expense rate. The merchandise margin rate decrease was driven by significant markdowns, principally in the fourth quarter. The buying and occupancy expense rate increase was due to the continuing expansion of Bath & Body Works' stores into highly profitable non-mall locations, which typically have higher occupancy costs as a percentage of sales, and the inability to leverage expenses in large part due to the 3% decrease in comparable store sales in the fourth quarter.

In 1999, the gross income rate increased to 40.9% from 40.2% in 1998. The rate increase was primarily attributable to a decrease in the buying and occupancy expense rate as the businesses leveraged a 12% increase in comparable store sales. A slight decrease in the merchandise margin rate was primarily attributable to higher markdowns at Victoria's Secret Direct.

GENERAL, ADMINISTRATIVE AND

STORE OPERATING EXPENSES

Fourth Quarter
For the fourth quarter of 2000, the general, administrative and store operating expense rate (expressed as a percentage of net sales) increased to 22.0% from 19.6% for the same period in 1999. The rate increase was primarily driven by increased investments in store selling at Bath & Body Works and Victoria's Secret Stores in anticipation of the normal holiday sales peak. These investments were not fully leveraged due to a 3% decrease in comparable store sales.

For the fourth quarter of 1999, the general, administrative and store operating expense rate decreased to 19.6% from 20.6% for the same period in 1998. The rate decrease was primarily attributable to expense leverage resulting from an 11% comparable stores sales increase.

Full Year

In 2000, the general, administrative and store operating expense rate increased to 25.2% from 23.8% in 1999. The rate increase was primarily due to increased investments in store selling at Bath & Body Works and Victoria's Secret Stores. These investments were not fully leveraged in large part due to the difficult fourth quarter that resulted in a full year comparable store sales increase of only 4%. Additionally, Bath & Body Works has continued to expand into highly profitable non-mall locations, which typically have higher payroll costs as a percentage of sales.

In 1999, the general, administrative and store operating expense rate increased to 23.8% from 23.4% in 1998. The rate increase was primarily due to increased national advertising by Victoria's Secret and additional store staffing to support product extensions and new initiatives at Victoria's Secret Stores.

SPECIAL AND NONRECURRING CHARGE
During the fourth quarter of 2000, the Company recorded a $9.9 million special and nonrecurring charge to close Bath & Body Works' United Kingdom stores. All nine stores are scheduled to close during the first quarter of 2001. The charge consisted of store and other asset write-offs of $4.9 million and accruals for lease termination and other costs of $5.0 million.

OPERATING INCOME

Fourth Quarter

For the fourth quarter of 2000, the operating income rate (expressed as a percentage of net sales) decreased to 19.5% from 25.6% for the same period in 1999. The rate decrease was due to a 3.2% decrease in the gross income rate, a 2.4% increase in the general, administrative and store operating expense rate and the special and nonrecurring charge in 2000.

For the fourth quarter of 1999, the operating income rate increased to 25.6% from 25.1% for the same period in 1998. The rate increase was due to a 1.0% decrease in the general, administrative and store operating expense rate, which more than offset the 0.5% decrease in the gross income rate.

Full Year

In 2000, the operating income rate decreased to 14.5% from 17.1% in 1999. The rate decrease was due to a 1.0% decrease in the gross income rate, a 1.4% increase in the general, administrative and store operating expense rate and the special and nonrecurring charge in 2000.

In 1999, the operating income rate increased to 17.1% from 16.8% in 1998. The rate increase was due to a 0.7% increase in the gross income rate, which more than offset the 0.4% increase in the general, administrative and store operating expense rate.

INTEREST EXPENSE

In 2000, the Company incurred $8.8 million and $27.5 million in interest expense for the fourth quarter and year, compared to $7.3 million and $32.0 million in 1999 for the same periods. Interest expense relates to the term debt and the payable to The Limited (see Note 9 to the Consolidated Financial Statements). The fourth quarter increase in interest expense was due to an increase in the Company's interest bearing payable to The Limited primarily as a result of stock repurchases during 2000. The full year decrease in interest expense is due to a lower average interest bearing payable to The Limited during 2000 versus 1999 and the repayment of $100 million in higher rate term debt in August 1999.

Financial Condition

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operating activities and borrowings from The Limited provide the resources to support current operations, projected growth, seasonal funding requirements and capital expenditures.

A summary of the Company's working capital position and capitalization follows:


(Millions)                      2000    1999     1998
-----------------------------------------------------
Cash provided by
   operating activities         $555    $504     $510
Working capital                 $122    $125     $419

CAPITALIZATION
Long-term debt                  $100    $100     $250
Shareholders' equity             665     545      609
-----------------------------------------------------
Total Capitalization            $765    $645     $859
-----------------------------------------------------


The Company considers the following to be relevant measures of liquidity and capital resources:


                                 2000    1999    1998
-----------------------------------------------------
Debt-to-capitalization ratio
   (long-term debt divided by
   total capitalization)          13%     16%     29%

Cash flow to capital investment
   (net cash provided by
   operating activities divided
   by capital expenditures)      226%    245%    419%


The Company's operations are seasonal in nature and consist of two principal selling seasons: spring (the first and second quarters) and fall (the third and fourth quarters). The fourth quarter, including the holiday season, has accounted for approximately 40% of net sales in each of the last three years. Accordingly, cash requirements are highest in the third quarter as the Company's inventory builds in anticipation of the holiday season, which in turn produces a substantial portion of the Company's operating cash flow for the year.

Operating Activities

Net cash provided by operating activities totaled $555 million, $504 million and $510 million for 2000, 1999 and 1998. The primary differences in cash provided by operating activities were due to changes in inventories, accounts payable, accrued expenses and income taxes.

Investing Activities

Investing activities were primarily capital expenditures for new and remodeled stores and other strategic brand investments.

Financing Activities

Financing activities in 2000 included cash dividend payments totaling $0.28 per share or $138 million for the year. The Company repurchased 8.8 million shares of its common stock for $198 million, of which 7.4 million shares were repurchased on a proportionate basis from The Limited for $167 million.

The repurchases did not change The Limited's 84% ownership interest in the Company. The Company also repaid $150 million of long-term debt and incurred increased borrowings of $89 million through The Limited's intercompany cash management account (see Note 9 to the Consolidated Financial Statements). Noncash financing activities in 2000 included a two-for-one stock split in the form of a stock dividend distributed on May 30, 2000 to shareholders of record on May 12, 2000. Shareholders' equity reflects the reclassification of an amount equal to the par value of the increase in issued common shares ($3 million) from paid-in capital to common stock.

Financing activities in 1999 included cash dividend payments totaling $0.27 per share or $137 million for the year. The Company completed a $500 million stock repurchase program that began in 1998 through the repurchase of 20.4 million shares of its common stock for $404 million, of which 17.2 million shares were repurchased on a proportionate basis from The Limited for $342 million. The Company also repaid $100 million of long-term debt.

Financing activities in 1998 included cash dividend payments totaling $0.27 per share or $140 million for the year. In January 1999, the Company initiated a $500 million stock repurchase program and repurchased 5.5 million shares of its common stock for $96 million, of which 4.6 million shares were repurchased on a proportionate basis from The Limited for $81 million. Under a second repurchase program completed in August 1998, the Company repurchased 9.4 million shares of its common stock from its public shareholders for $106 million. These repurchased shares were specifically reserved to cover shares needed for employee benefit plans.

CAPITAL EXPENDITURES

Capital expenditures amounted to $245 million, $206 million and $122 million for 2000, 1999 and 1998, of which $215 million, $136 million and $87 million were for new stores and for the remodeling of and improvements to existing stores. Remaining capital expenditures are primarily related to information technology and investments in intellectual property assets.

The Company added 780,000 selling square feet in 2000, which represented an increase of 12% over 1999. The increase in selling square feet resulted from the net addition of 280 new stores and the expansion of 47 stores.

The Company anticipates spending $280 to $310 million in 2001 for capital expenditures, of which $250 to $275 million will be for new stores and for the remodeling of and improvements to existing stores. The Company expects that 2001 capital expenditures will be principally funded by net cash provided by operating activities.

The Company intends to add approximately 900,000 selling square feet in 2001, which will represent a 13% increase over year-end 2000. It is anticipated that the increase will result from the addition of approximately 280 new stores and the expansion of 59 stores, partially offset by the closing of approximately 15 stores.

A summary of stores and selling square feet by business follows:

                                                       End of Year                        Change from Prior Year
                                   --------------------------------------------        ---------------------------
                                   Plan 2001             2000              1999        2001-2000         2000-1999
-------------------------------------------------------------------------------------------------------------------
Victoria's Secret Stores
Stores                                 1,019              958               896            61                62
Selling square feet (000s)             4,610            4,207             3,976           403               231
Bath & Body Works
Stores                                 1,635            1,432             1,214           203               218
Selling square feet (000s)             3,544            3,039             2,490           505               549
-------------------------------------------------------------------------------------------------------------------
Total Stores                           2,654            2,390             2,110           264               280
Total selling square feet (000s)       8,154            7,246             6,466           908               780
-------------------------------------------------------------------------------------------------------------------


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," subsequently amended and clarified by SFAS No. 138, is effective for the Company's 2001 fiscal year. It requires that derivative instruments be recorded at fair value and that changes in their fair value be recognized in current earnings unless specific hedging criteria are met. The Company's use of derivatives is limited, and the adoption of SFAS No. 133 will not have a material impact on its consolidated financial statements.

Emerging Issues Task Force ("EITF") Issue No. 00-14, "Accounting for Certain Sales Incentives," will be effective in the second quarter of 2001 and addresses the accounting and classification of various sales incentives. The Company has determined that adopting the provisions of the EITF Issue will not have a material impact on its consolidated financial statements.

MARKET RISK
Management believes the Company's exposure to interest rate and market risk associated with financial instruments (such as investments and borrowings) is not material.

IMPACT OF INFLATION
The Company's results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, the Company believes the effects of inflation, if any, on the results of operations and financial condition have been minor.

SAFE HARBOR STATEMENT UNDER THE PRIVATE
SECURITIES LITIGATION REFORM ACT OF 1995

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Report or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2001 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this Report or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions, the impact of competition and pricing, changes in weather patterns, political stability, currency and exchange risks and changes in existing or potential duties, tariffs or quotas, postal rate increases and charges, paper and printing costs, the availability of suitable store locations at appropriate terms, the ability to develop new merchandise and the ability to hire and train associates. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Consolidated Statements OF Income


(Thousands except per share amounts)                         2000             1999            1998
-------------------------------------------------------------------------------------------------------
Net sales                                                $ 5,117,199      $ 4,632,029     $ 3,988,594
Costs of goods sold, buying and occupancy                 (3,074,708)      (2,737,291)     (2,382,546)
-------------------------------------------------------------------------------------------------------
Gross income                                               2,042,491        1,894,738       1,606,048
General, administrative and store operating expenses      (1,288,135)      (1,101,222)       (935,199)
Special and nonrecurring charge                               (9,900)              --              --
-------------------------------------------------------------------------------------------------------
Operating income                                             744,456          793,516         670,849
Interest expense                                             (27,549)         (32,017)        (30,050)
Other income, net                                              3,559            3,405          16,400
-------------------------------------------------------------------------------------------------------
Income before income taxes                                   720,466          764,904         657,199
Provision for income taxes                                   288,000          306,000         263,000
-------------------------------------------------------------------------------------------------------
Net income                                               $   432,466      $   458,904     $   394,199
-------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE
Basic                                                    $      0.88      $      0.92     $      0.75
Diluted                                                  $      0.87      $      0.90     $      0.74
-------------------------------------------------------------------------------------------------------

The accompanying Notes are an integral part of these Consolidated Financial Statements.


Consolidated Balance Sheets


(Thousands)                                      February 3, 2001           January 29, 2000
-------------------------------------------------------------------------------------------------------

ASSETS

CURRENT ASSETS
Cash and equivalents                              $    8,923                 $   76,373
Accounts receivable                                   13,974                     18,135
Inventories                                          632,389                    583,469
Store supplies                                        46,220                     42,103
Other                                                 56,205                     91,273
-------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                 757,711                    811,353
Property and equipment, net                          560,451                    449,043
Other assets                                         139,186                    124,036
-------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                      $1,457,348                 $1,384,432
-------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable                                  $  113,080                 $  102,446
Current portion of long-term debt                         --                    150,000
Accrued expenses                                     288,985                    241,673
Payable to The Limited, Inc.                         113,063                     23,741
Income taxes                                         120,825                    168,286
-------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                            635,953                    686,146
Long-term debt                                       100,000                    100,000
Deferred income taxes                                     --                        816
Other long-term liabilities                           56,067                     52,739

SHAREHOLDERS' EQUITY
Common stock                                           5,318                      2,659
Paid-in capital                                    1,215,278                  1,217,793
Retained earnings (deficit)                          181,100                   (113,067)
-------------------------------------------------------------------------------------------------------
                                                   1,401,696                  1,107,385
Less: treasury stock, at average cost               (736,368)                  (562,654)
-------------------------------------------------------------------------------------------------------
Total shareholders' equity                           665,328                    544,731
-------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity        $1,457,348                 $1,384,432
-------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these Consolidated Financial Statements.

Consolidated Statements of Shareholders' Equity

                                             Common Stock
                                       ----------------------                 Retained         Treasury           Total
                                          Shares       Par       Paid-In      Earnings        Stock, at   Shareholders'
(Thousands)                          Outstanding     Value       Capital      (Deficit)    Average Cost          Equity
-----------------------------------------------------------------------------------------------------------------------
Balance, January 31, 1998               530,454     $2,527    $  674,620     $(144,365)    $  (1,887)    $   530,895
Net income                                 --         --            --         394,199          --           394,199
Cash dividends                             --         --            --        (140,338)         --          (140,338)
Repurchase of common stock              (14,938)      --            --            --        (201,606)       (201,606)
Exercise of stock options and other         840       --          (2,229)         --          27,822          25,593
-----------------------------------------------------------------------------------------------------------------------
Balance, January 30, 1999               516,356     $2,527    $  672,391     $ 109,496     $(175,671)    $   608,743
Net income                                 --         --            --         458,904          --           458,904
Cash dividends                             --         --            --        (136,501)         --          (136,501)
Stock dividend                             --          132       544,834      (544,966)         --              --
Repurchase of common stock              (20,442)      --            --            --        (404,410)       (404,410)
Exercise of stock options and other       1,820       --             568          --          17,427          17,995
-----------------------------------------------------------------------------------------------------------------------
Balance, January 29, 2000               497,734     $2,659    $1,217,793     $(113,067)    $(562,654)    $   544,731
Net income                                 --         --            --         432,466          --           432,466
Cash dividends                             --         --            --        (138,299)         --          (138,299)
Two-for-one stock split                    --        2,659        (2,659)         --            --              --
Repurchase of common stock               (8,789)      --            --            --        (197,878)       (197,878)
Exercise of stock options and other       1,806       --             144          --          24,164          24,308
-----------------------------------------------------------------------------------------------------------------------
Balance, February 3, 2001               490,751     $5,318    $1,215,278     $ 181,100     $(736,368)    $   665,328
-----------------------------------------------------------------------------------------------------------------------

The accompanying Notes are an integral part of these Consolidated Financial Statements.


Consolidated Statements of Cash Flows


(Thousands)                                                                  2000             1999              1998
-----------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income                                                              $ 432,466          $ 458,904         $ 394,199
-----------------------------------------------------------------------------------------------------------------------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
PROVIDED BY (USED FOR) OPERATING ACTIVITIES
Depreciation and amortization                                             122,172            104,625           101,221
Special and nonrecurring charge, net of income taxes                        5,900                 --                --
-----------------------------------------------------------------------------------------------------------------------
CHANGE IN ASSETS AND LIABILITIES
Accounts receivable                                                         4,161             (2,508)           19,012
Inventories                                                               (48,920)          (103,573)          (62,193)
Accounts payable and accrued expenses                                      50,946             24,819            (9,863)
Income taxes                                                              (35,642)            12,787            30,348
Other assets and liabilities                                               23,801              8,450            36,947
-----------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                 554,884            503,504           509,671
-----------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Capital expenditures                                                     (245,127)          (205,516)         (121,543)
-----------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Dividends paid                                                           (138,299)          (136,501)         (140,338)
Repayment of long-term debt                                              (150,000)          (100,000)               --
Repurchase of common stock                                               (197,878)          (404,410)         (201,606)
Net increase in payable to The Limited, Inc.                               89,322             17,881            18,317
Proceeds from exercise of stock options and other                          19,648             13,641            14,553
-----------------------------------------------------------------------------------------------------------------------
Net cash used for financing activities                                   (377,207)          (609,389)         (309,074)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and equivalents                           (67,450)          (311,401)           79,054
Cash and equivalents, beginning of year                                    76,373            387,774           308,720
-----------------------------------------------------------------------------------------------------------------------
Cash and equivalents, end of year                                       $   8,923          $  76,373         $ 387,774
-----------------------------------------------------------------------------------------------------------------------

The accompanying Notes are an integral part of these Consolidated Financial Statements.

Notes To Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
Intimate Brands, Inc. (the "Company") includes specialty retail stores and direct response (catalog and e-commerce) businesses, which offer women's intimate and other apparel, personal care products and accessories. The Company consists of Victoria's Secret Stores, Victoria's Secret Direct, and Bath & Body Works. The Limited, Inc. ("The Limited") owns approximately 84% of the outstanding common stock of the Company, which initiated public ownership on October 24, 1995.

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Investments in unconsolidated affiliates over which the Company exercises significant influence but does not have control are accounted for using the equity method. The Company's share of the net income or loss of those unconsolidated affiliates is included in other income (expense).

Fiscal Year
The Company's fiscal year ends on the Saturday closest to January 31. Fiscal years are designated in the financial statements and notes by the calendar year in which the fiscal year commences. The results for fiscal year 2000 represent the fifty-three-week period ended February 3, 2001 and results for fiscal years 1999 and 1998 represent the fifty-two-week periods ended January 29, 2000 and January 30, 1999.

Cash and Equivalents
Cash and equivalents include amounts on deposit with financial institutions and money market investments with original maturities of less than 90 days.

Inventories
Inventories are principally valued at the lower of average cost or market, on a first-in first-out basis, using the retail method.

Store Supplies
The initial shipment of selling-related supplies (including, but not limited to, hangers, signage, security tags, and packaging) is capitalized at the store opening date. In lieu of amortizing the initial balance, subsequent shipments are expensed, except for new merchandise presentation programs, which are capitalized. Store supplies are periodically adjusted as appropriate for changes in actual quantities or costs.

Direct Response Advertising
Direct response advertising relates primarily to the production and distribution of the Company's catalogs and is amortized over the expected future revenue stream, which is principally three months from the date catalogs are mailed. All other advertising costs are expensed at the time the promotion first appears in media or in the store. Catalog and advertising costs amounted to $353 million, $316 million and $294 million in 2000, 1999 and 1998. At February 3, 2001 and January 29, 2000, $16.9 million and $23.3 million of unamortized catalog costs were included in other current assets.

Long-Lived Assets
Depreciation and amortization of property and equipment are computed for financial reporting purposes on a straight-line basis, using service lives ranging principally from 10 to 15 years for building and leasehold improvements, and 3 to 10 years for other property and equipment. The cost of assets sold or retired and the related accumulated depreciation or amortization are removed from the accounts with any resulting gain or loss included in net income. Maintenance and repairs are charged to expense as incurred. Major renewals and betterments that extend service lives are capitalized.

Goodwill is amortized on a straight-line basis over 30 years. The cost of intellectual property assets is amortized based on the sell-through of the related products, over the shorter of the term of the license agreement or the estimated useful life of the asset, not to exceed 10 years.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that full recoverability is questionable. Factors used in the valuation include, but are not limited to, management's plans for future operations, brand initiatives, recent operating results and projected cash flows.

Income Taxes
The Company accounts for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect in the years when those temporary differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Shareholders' Equity
On May 2, 2000, the Company declared a two-for-one stock split ("stock split") in the form of a stock dividend distributed on May 30, 2000 to shareholders of record on May 12, 2000. Shareholders' equity reflects the reclassification of an amount equal to the par value of the increase in issued common shares ($2.7 million) from paid-in capital to common stock. All share and per share data throughout this report has been restated to reflect the stock split.

At February 3, 2001, there were 550 million of $0.01 par value Class A shares and 550 million of $0.01 par value Class B shares authorized, of which 79.1 million Class A shares and 411.6 million Class B shares were issued and outstanding, net of 12.0 million Class A shares and 29.4 million Class B shares held in treasury. At January 29, 2000, there were 78.7 million Class A shares and 419.0 million Class B shares issued and outstanding, net of 12.0 million Class A shares and 22.0 million Class B shares held in treasury. In addition, there were 55 million of $0.01 par value preferred shares authorized, none of which have been issued.

Holders of Class A common stock generally have identical rights to holders of Class B common stock, except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to three votes per share on all matters submitted to a vote of shareholders. Each share of Class B common stock is convertible while held by The Limited or any of its subsidiaries into one share of Class A common stock.

In 2000, the Company repurchased 8.8 million shares of its common stock for $197.9 million, of which 7.4 million shares were repurchased on a proportionate basis from The Limited for $166.5 million. The repurchases did not change The Limited's 84% ownership interest in the Company.

In 1999, the Company completed a $500 million stock repurchase program that began in 1998 through the repurchase of 20.4 million shares of its common stock for $404.4 million, of which 17.2 million shares were repurchased on a proportionate basis from The Limited for $341.8 million. Also in 1999, the Company declared a 5% stock dividend to both The Limited and public shareholders of record as of July 2, 1999 which resulted in the issuance of
23.6 million shares of common stock. Accordingly, common stock, paid-in capital and retained earnings were adjusted based on the fair market value of the additional shares issued.

In 1998, the Company initiated the $500 million stock repurchase program and repurchased 5.5 million shares of its common stock for $95.6 million, of which 4.6 million shares were repurchased on a proportionate basis from The Limited for $80.7 million. Under a second repurchase program completed in August 1998, the Company repurchased 9.4 million shares of its common stock from its public shareholders for $106 million. These repurchased shares were specifically reserved to cover shares needed for employee benefit plans.

Revenue Recognition
The Company recognizes sales upon customer receipt of the merchandise. Shipping and handling revenues are included in net sales and the related costs are included in costs of goods sold, buying and occupancy. Revenue for gift certificate sales and store credits is recognized at redemption. A reserve is provided for projected merchandise returns based on prior experience.

The Company's revenue recognition policy is consistent with the guidance contained in the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," the adoption of which did not have a material effect on the consolidated financial statements.

Earnings Per Share
Net income per share is computed in accordance with Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Earnings per basic share is computed based upon the weighted average number of outstanding common shares. Earnings per diluted share includes the weighted average effect of dilutive options and restricted stock on the weighted average shares outstanding.

Weighted Average common shares outstanding:


(Thousands)                    2000       1999       1998
-----------------------------------------------------------
Common shares issued         532,004    531,622    530,670
Treasury shares              (38,767)   (31,854)    (4,558)
-----------------------------------------------------------
Basic shares                 493,237    499,768    526,112
Effect of dilutive options
   and restricted stock        6,252      7,948      4,008
-----------------------------------------------------------
Diluted shares               499,489    507,716    530,120
-----------------------------------------------------------

The computation of earnings per diluted share excludes options to purchase
2.4 million, 0.3 million and 2.5 million shares of common stock in 2000, 1999 and 1998, because the options' exercise price was greater than the average market price of the common shares during the year.

Use of Estimates in the Preparation of Financial Statements
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because actual results may differ from those estimates, the Company revises its estimates and assumptions as new information becomes available.

Reclassifications
In the fourth quarter of 2000, the Company adopted Emerging Issues Task Force ("EITF") Issue No. 00-10, "Accounting for Shipping and Handling Fees and Costs." As a result, the Company reclassified shipping and handling revenues from general, administrative and store operating expenses to net sales. The related shipping costs were reclassified from general, administrative and store operating expenses to costs of goods sold, buying and occupancy. Additionally, the Company has classified discounts on sales to associates as a reduction to net sales. Such discounts were previously recorded in general, administrative and store operating expenses. These and certain other prior year amounts have been reclassified to conform to the current year presentation.

2. SPECIAL AND NONRECURRING CHARGE

During the fourth quarter of 2000, the Company recorded a $9.9 million special and nonrecurring charge to close Bath & Body Works' United Kingdom stores. All nine stores are scheduled to close during the first quarter of 2001. The charge consisted of store and other asset write-offs of $4.9 million and accruals for lease termination and other costs of $5.0 million.

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, at cost, consisted of:


(Thousands)                           2000       1999
--------------------------------------------------------
Furniture, fixtures and equipment  $  871,052   $757,339
Land, building improvements
   and leaseholds                     263,091    179,273
--------------------------------------------------------
                                    1,134,143    936,612
Less: accumulated depreciation
   and amortization                   573,692    487,569
--------------------------------------------------------
Property and equipment, net        $  560,451   $449,043
--------------------------------------------------------

4. LEASED FACILITIES AND COMMITMENTS

Annual store rent consists of a fixed minimum amount, and/or contingent rent based upon a percentage of sales exceeding a stipulated amount. Store lease terms generally require additional payments covering taxes, common area costs and certain other expenses.

For leases that contain predetermined fixed escalations of the minimum rentals and/or rent abatements, the Company recognizes the related rental expense on a straight-line basis and records the difference between the recognized rental expense and amounts payable under the leases as deferred lease credits, which are included in other long-term liabilities. At February 3, 2001 and January 29, 2000, this liability amounted to $24.9 million and $28.1 million.

A summary of rent expense follows:


(Thousands)               2000       1999        1998
-----------------------------------------------------
STORE RENT
Fixed minimum         $196,814   $175,136    $159,368
Contingent              41,338     36,868      22,414
-----------------------------------------------------
Total store rent       238,152    212,004     181,782
Buildings, equipment
   and other            26,803     24,921      18,092
-----------------------------------------------------
Total rent expense    $264,955   $236,925    $199,874
-----------------------------------------------------

Rent expense includes charges from The Limited and its subsidiaries for store, office and distribution center space under formal agreements which approximate market rates. At February 3, 2001, the Company was committed to noncancelable leases with remaining terms of 1 to 20 years. A substantial portion of these commitments consist of store leases with initial terms ranging from 10 to 20 years, with options to renew at varying terms, and offices and distribution centers leased from The Limited with initial terms of 15 years.


A summary of total minimum rent commitments and the related party portion (see note 9) under noncancelable leases follows:



(Thousands)              Total            Related Party
--------------------------------------------------------
2001                  $227,235               $ 31,120
2002                   220,543                 30,835
2003                   206,263                 30,063
2004                   190,132                 28,229
2005                   174,142                 26,563
Thereafter             572,039                131,109


5. OTHER ASSETS

other assets consisted of:


(Thousands)                          2000        1999
------------------------------------------------------------
Goodwill and other intangibles,
   net of accumulated
   amortization of
   $46,620 and $38,349               $100,232    $108,503
Other                                  38,954      15,533
------------------------------------------------------------
Total other assets                   $139,186    $124,036
------------------------------------------------------------

6. ACCRUED EXPENSES

Accrued expenses consisted of:


(Thousands)                          2000        1999
--------------------------------------------------------
Compensation, payroll taxes
   and benefits                  $ 46,449    $ 50,338
Deferred revenue                   79,317      68,700
Taxes, other than income           20,308      14,210
Interest                            2,949       9,557
Other                             139,962      98,868
--------------------------------------------------------
Total accrued expenses           $288,985    $241,673
--------------------------------------------------------

7. INCOME TAXES

The provision for income taxes consisted of:


(Thousands)               2000       1999        1998
--------------------------------------------------------
CURRENTLY PAYABLE
Federal               $243,700   $255,600    $207,900
State                   36,500     52,900      42,400
--------------------------------------------------------
                       280,200    308,500     250,300
--------------------------------------------------------
DEFERRED
Federal                 (5,100)    (2,000)     10,200
State                   12,900       (500)      2,500
--------------------------------------------------------
                         7,800     (2,500)     12,700
--------------------------------------------------------
Total provision       $288,000   $306,000    $263,000


A reconciliation between the statutory Federal income tax rate and the effective income tax rate follows:


                             2000       1999       1998
-------------------------------------------------------
Federal income tax rate      35.0%      35.0%      35.0%
State income taxes, net of
   Federal income tax effect  4.5%       4.5%       4.5%
Other items, net              0.5%       0.5%       0.5%
-------------------------------------------------------
TOTAL                        40.0%      40.0%      40.0%
-------------------------------------------------------

Other assets included long-term deferred tax assets of $18.6 million at February 3, 2001. Other current assets included current deferred tax assets of $12.2 million and $39.4 million at February 3, 2001 and January 29, 2000. Current income tax obligations are treated as having been settled through the intercompany accounts as if the Company were filing its income tax returns on a separate company basis. Such amounts were $320.5 million, $273.2 million and $232.7 million in 2000, 1999 and 1998.



A summary of the effect of temporary differences that give rise to deferred income taxes follows:


(Thousands)                Assets    Liabilities    Total
---------------------------------------------------------
2000
Excess of tax over
   book depreciation             --  $(34,300)  $(34,300)
Special and
   nonrecurring charge      $ 5,700        --      5,700
State income taxes           12,900        --     12,900
Inventory                    17,500        --     17,500
Other, net                   29,000        --     29,000
--------------------------------------------------------
Total deferred income taxes $65,100  $(34,300)  $ 30,800
--------------------------------------------------------

1999
Excess of tax over
   book depreciation             --  $(30,300)  $(30,300)
Special and
   nonrecurring charge      $ 1,100        --      1,100
State income taxes           10,400        --     10,400
Inventory                    22,400        --     22,400
Other, net                   35,000        --     35,000
---------------------------------------------------------
Total deferred income taxes $68,900  $(30,300)  $ 38,600
---------------------------------------------------------

8. LONG-TERM DEBT

Long-term debt consists of notes which represent the Company's proportionate share of certain long-term debt of The Limited. The interest rates and maturities of the notes parallel those of the corresponding debt of The Limited. The 7 1/2 % debentures are subject to early redemption beginning in 2003 at specified declining premiums concurrent with any prepayment of the corresponding debt by The Limited.

LONG-TERM DEBT CONSISTED OF:


(Thousands)                                 2000      1999
-------------------------------------------------------------
7 1/2% debentures due March 2023          $100,000   $100,000
9 1/8% notes due February 2001                  --    150,000
-------------------------------------------------------------
                                           100,000    250,000
Less: current portion of long-term debt         --    150,000
-------------------------------------------------------------
                                          $100,000   $100,000
-------------------------------------------------------------

Interest paid to The Limited was $34.2 million, $36.1 million and $30.3 million in 2000, 1999 and 1998.

9. RELATED PARTY TRANSACTIONS

Transactions between the Company and The Limited and its wholly-owned subsidiaries commonly occur in the normal course of business and principally consist of the following:

o Merchandise purchases      o Inbound and outbound
o Capital expenditures         transportation
o Real estate management     o Corporate services
  and leasing

Information with regard to these transactions is as follows:

Significant purchases are made from Mast, a wholly-owned subsidiary of The Limited. Mast is a contract manufacturer and apparel importer. Prices are negotiated on a competitive basis by merchants of the Company with Mast.

The Company's real estate operations, which include all aspects of lease negotiations, ongoing dealings with landlords and developers, and lease and utility payments, are handled centrally by the Property Services function of The Limited. Specifically identifiable costs are charged directly to the Company. All other service-related costs not specifically attributable are allocated to the Company based on new and remodeled store construction projects and open selling square feet in relation to the totals for The Limited.

The Company's store design and construction operations are coordinated centrally by the Store Design and Construction function of The Limited. This function facilitates the design and construction of new stores and remodels and, upon completion, transfers store assets to the Company at actual cost. Store Design and Construction expenses are charged to the Company based on new and remodeled store construction projects and open selling square feet in relation to the totals for The Limited.

The Company's inbound and outbound transportation operations, exclusive of Victoria's Secret Direct (which maintains its own order fulfillment operation), are managed centrally by Limited Logistics Services, a wholly-owned subsidiary of The Limited. Inbound freight is charged to the Company based on actual receipts while outbound freight is charged based on weight shipped.

The Limited provides certain services to the Company including, among other things, aircraft, certain tax, treasury, legal, accounting and audit, corporate development, risk management, associate benefit plan administration, human resources and compensation, and government affairs services. Specifically identifiable costs are charged directly to the Company. All other service-related costs not specifically attributable to an operating business have been allocated to the Company based upon a percentage of sales.

The Company participates in The Limited's centralized cash management system. Under this system, cash received from the Company's operations is transferred to The Limited's centralized cash accounts and cash disbursements are funded from the centralized cash accounts on a daily basis. The intercompany account represents an interest-earning asset or interest-bearing liability. Interest on the intercompany account is calculated based on the Federal Reserve AA Composite 30-day rate. The amount of the intercompany payable to The Limited under these agreements at February 3, 2001 and January 29, 2000 is $113.1 million and $23.7 million.

The Company is charged rent expense, common area maintenance charges and utilities for stores shared with other consolidated subsidiaries of The Limited. The charges are based on square footage and represent the proportionate share of the underlying leases with third parties.

The Company is also charged rent expense and utilities at market rates for the distribution center and home office space that it occupies according to formal 15-year lease agreements, which contain options to renew. The Company and The Limited have entered into intercompany agreements which establish the provision of services in accordance with the terms described above. The prices charged to the Company for services provided under these agreements may be higher or lower than prices that may be charged by third parties. It is not practicable to estimate what these costs would be if The Limited were not providing these services and the Company were required to purchase these services from outsiders or develop internal expertise. Management believes the charges and allocations described above are fair and reasonable.

The following table summarizes the related party transactions between the Company and The Limited and its wholly-owned subsidiaries:


(Thousands)                             2000       1999       1998
--------------------------------------------------------------------
Mast purchases                        $621,724   $536,301   $383,193
Capital expenditures                   199,439    117,613     73,603
Distribution center, MIS and
   corporate transactions              148,732    123,874     92,819
Inbound and outbound freight            96,468     85,241     50,163
Store leases and other occupancy        31,707     30,322     26,223
Centrally managed benefits              47,126     53,961     44,064
Interest charges                        27,549     32,017     30,050
Interest income                          4,943      3,405     15,136


The Company has no arrangements with The Limited that result in the Company's guarantee, pledge of assets or stock to provide collateral for The Limited's debt obligations.

Proprietary credit cards accepted by the Company are offered to customers through Alliance Data Systems, a 31%-owned venture of The Limited.

10. STOCK OPTIONS AND RESTRICTED STOCK

Under the Company's stock plan, associates may be granted up to 36.8 million restricted shares or options to purchase the Company's common stock at the market price on the date of grant. Options generally vest 25% per year over the first four years of the grant. Of the options granted, 0.2 million in 2000, 2.4 million in 1999 and 0.4 million in 1998 had graduated vesting schedules of six or more years. Options have a maximum term of ten years.

The Company measures compensation expense under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and no compensation expense has been recognized for its stock option plans. In accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model discussed below. If compensation expense had been determined using the estimated fair value of options under SFAS No. 123, the pro forma effects on net income and earnings per share would have been a reduction of approximately $7.9 million or $0.02 per share in 2000, $6.4 million or $0.01 per share in 1999 and $3.8 million or $0.01 per share in 1998.

The weighted average per share fair value of options granted ($5.14, $6.92 and $3.50 during 2000, 1999 and 1998) was used to calculate the pro forma compensation expense. The fair value was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions for 2000, 1999 and 1998: dividend yields of 2.4%, 1.8% and 2.8%; volatility of 40%, 36% and 34%; risk-free interest rates of 5%, 7% and 5%; assumed forfeiture rates of 20%, 20% and 20%; and expected lives of 4.2 years, 5.2 years and 5.6 years.

RESTRICTED SHARES
Approximately 59,000, 340,000 and 850,000 restricted shares were granted in 2000, 1999 and 1998, with market values at date of grant of $1.1 million, $6.5 million and $12.9 million. Restricted stock grants generally vest either on a graduated scale over four to six years or 100% at the end of a fixed vesting period, principally five years.

The market value of restricted shares is being amortized as compensation expense over the vesting period, generally four to six years. Compensation expense related to restricted stock awards amounted to $5.5 million, $10.4 million and $11.6 million in 2000, 1999 and 1998.

A summary of stock options outstanding for 2000 is as follows:


                             Options Outstanding                                 Options Exercisable
-------------------------------------------------------------------       -------------------------------
                                 Weighted Average          Weighted                             Weighted
   Range of           Number            Remaining           Average           Number             Average
Exercise Price   Outstanding     Contractual Life    Exercise Price      Exercisable      Exercise Price
---------------------------------------------------------------------------------------------------------
  $ 6 - $10        5,649,000                  6.1               $ 9        2,193,000                 $ 9
  $11 - $15        3,167,000                  7.2               $12        1,105,000                 $12
  $16 - $20        4,940,000                  8.5               $18        1,205,000                 $18
  $21 - $28          765,000                  8.7               $22          123,000                 $22
---------------------------------------------------------------------------------------------------------
  $ 6 - $28       14,521,000                  7.3               $13        4,626,000                 $12
---------------------------------------------------------------------------------------------------------


A summary of stock option activity follows:

1998

                                                    Weighted
                                   Number of         Average
                                      Shares    Option Price
-------------------------------------------------------------
Outstanding at beginning of year    9,036,000       $ 8.88
Granted                             3,600,000        12.10
Exercised                            (574,000)        7.78
Canceled                             (378,000)        9.24
----------------------------------------------------------
Outstanding at end of year         11,684,000       $ 9.92
----------------------------------------------------------
Options exercisable at end of year  1,852,000       $ 8.39
----------------------------------------------------------


1999

                                                  Weighted
                                   Number of       Average
                                      Shares  Option Price
----------------------------------------------------------
Outstanding at beginning of year   11,684,000       $ 9.92
Granted                             4,016,000        19.15
Exercised                          (1,006,000)        8.60
Canceled                             (262,000)       13.80
----------------------------------------------------------
Outstanding at end of year         14,432,000       $12.47
----------------------------------------------------------
Options exercisable at end of year  2,836,000       $ 9.12
----------------------------------------------------------



2000

                                                  Weighted
                                   Number of       Average
                                      Shares  Option Price
----------------------------------------------------------
Outstanding at beginning of year  14,432,000       $12.47
Granted                            2,404,000        16.34
Exercised                         (1,492,000)        9.22
Canceled                            (823,000)       15.34
----------------------------------------------------------
Outstanding at end of year        14,521,000       $13.31
----------------------------------------------------------
Options exercisable at end of year 4,626,000       $12.12
----------------------------------------------------------

11. RETIREMENT BENEFITS

The Company participates in a qualified defined contribution retirement plan and a nonqualified supplemental retirement plan sponsored by The Limited. Participation in the qualified plan is available to all associates who have completed 1,000 or more hours of service with the Company during certain 12-month periods and attained the age of 21. Participation in the nonqualified plan is subject to service and compensation requirements. The Company's contributions to these plans are based on a percentage of the associates' eligible annual compensation. The cost of these plans was $23.3 million, $21.3 million and $18.5 million in 2000, 1999 and 1998.

12. DERIVATIVES, FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

The Company uses forward contracts on a limited basis, in order to reduce market risk exposure associated with fluctuations in foreign currency rates on a small volume of its merchandise purchases. These financial instruments are designated at inception as hedges, and are monitored to determine their effectiveness as hedges. The Company does not hold or issue financial instruments for trading purposes.

Fair value
The carrying value of cash equivalents, accounts receivable, accounts payable, current portion of long-term debt, and accrued expenses approximates fair value because of their short maturity. The fair value of long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to The Limited for debt of the same remaining maturities. The estimated fair value of the Company's long-term debt at February 3, 2001 and January 29, 2000 was $96.8 million and $88.9 million compared to the carrying value of $100 million in 2000 and 1999.

Concentration of Credit Risk
The Company is subject to concentration of credit risk relating to cash and equivalents. The Company maintains cash and equivalents with various major financial institutions, as well as corporate commercial paper through the Company's participation in The Limited's centralized cash management system. The Limited monitors the relative credit standing of these financial institutions and other entities and limits the amount of credit exposure with any one entity. The Limited also monitors the creditworthiness of the entities to which it grants credit terms in the normal course of business.

13. SEGMENT INFORMATION

The Company identifies operating segments based on a business's operating characteristics. Reportable segments were determined based on similar economic characteristics, the nature of products and services, and the method of distribution. The retail segment includes the store-based operations of Victoria's Secret Stores and Bath & Body Works. The VS Direct segment consists of the Victoria's Secret Direct catalog and e-commerce operations. Sales outside the United States were not significant.

In addition to its operating segments, management also focuses on Victoria's Secret as a brand. Sales of the Victoria's Secret brand grew 7% in 2000 and 14% in 1999 and totaled $3.301 billion in 2000, $3.078 billion in 1999 and $2.710 billion in 1998.


Segment information follows:


(Thousands)                           Retail         VS Direct        Corporate     Reconciling Items     Total
-----------------------------------------------------------------------------------------------------------------
2000
Net sales                         $ 4,154,756        $962,443            --               --         $ 5,117,199
Depreciation and amortization         114,403           7,769            --               --             122,172
Operating income (loss)               824,978          51,883     $  (122,505)     $    (9,900)*         744,456
Total assets                        1,187,938         176,473          92,937             --           1,457,348
Capital expenditures                  240,818           4,309            --               --             245,127

1999
Net sales                         $ 3,676,036        $955,993            --               --         $ 4,632,029
Depreciation and amortization          95,869           8,756            --               --             104,625
Operating income (loss)               822,037          71,564     $  (100,085)            --             793,516
Total assets                        1,100,596         193,610          90,226             --           1,384,432
Capital expenditures                  203,387           2,119              10             --             205,516

1998
Net sales                         $ 3,094,462        $894,132            --               --         $ 3,988,594
Depreciation and amortization          92,665           8,556            --               --             101,221
Operating income (loss)               697,427          65,113     $   (91,691)            --             670,849
Total assets                          930,018         179,045         339,014             --           1,448,077
Capital expenditures                  110,148           9,580           1,815             --             121,543
-----------------------------------------------------------------------------------------------------------------

* Represents the special and nonrecurring charge of $9.9 million in the fourth quarter of 2000 to close Bath & Body Works' nine stores in the United Kingdom (see Note 2).


14. QUARTERLY FINANCIAL DATA (UNAUDITED)

Summarized quarterly financial results follow:


(Thousands except per share amounts)        First           Second       Third            Fourth
---------------------------------------------------------------------------------------------------
2000 QUARTERS**
Net sales                                $1,044,742      $1,190,888      $944,035      $1,937,534
Gross income                                400,573         466,231       361,759         813,928
Net income                                   67,880          99,790        43,196         221,600*
Net income per share:
Basic                                    $     0.14      $     0.20      $   0.09      $     0.45*
Diluted                                        0.13            0.20          0.09            0.45*

1999 QUARTERS**
Net sales                                $  908,368      $1,053,529      $832,468      $1,837,664
Gross income                                337,312         407,813       319,491         830,122
Net income                                   52,706          88,903        38,443         278,852
Net income per share:
Basic                                    $     0.10      $     0.18      $   0.08      $     0.56
Diluted                                        0.10            0.18          0.08            0.55
----------------------------------------------------------------------------------------------------

* Includes special and nonrecurring charge of $9.9 million in the fourth quarter of 2000 to close Bath & Body Works' nine stores in the United Kingdom (see Note 2).

** Net sales and gross income for 1999 and the first three quarters of 2000 reflect the reclassification of shipping and handling revenues and costs and associate discounts (see note 1).

MARKET PRICE AND DIVIDEND INFORMATION
The Company's common stock is traded on the New York Stock Exchange ("IBI"). On February 3, 2001, there were approximately 4,000 shareholders of record. However, when including active associates who participate in the Company's stock purchase plan, associates who own shares through Company sponsored retirement plans and others holding shares in broker accounts under street names, the Company estimates the shareholder base at approximately 63,000.


                              Market Price         Cash
                             -------------     Dividend
                             High       Low   Per Share
-------------------------------------------------------
FISCAL YEAR 2000
4th Quarter                $24.22    $12.31    $ 0.07
3rd Quarter                 22.04     15.81      0.07
2nd Quarter                 23.92     17.36      0.07
1st Quarter                 23.24     13.78      0.07

FISCAL YEAR 1999
4th Quarter                $21.84    $15.50    $ 0.07
3rd Quarter                 22.75     18.31      0.07
2nd Quarter                 25.88     21.16     0.067
1st Quarter                 24.41     18.53     0.067

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Intimate Brands, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Intimate Brands, Inc. and its subsidiaries at February 3, 2001 and January 29, 2000, and the results of their operations and their cash flows for each of the three years in the period ended February 3, 2001 (on pages 30-35) in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
February 27, 2001

                                                                     APPENDIX H

                     QUARTERLY REPORT ON FORM 10-Q FOR THE
                         QUARTER ENDED MAY 5, 2001 OF
                             INTIMATE BRANDS, INC.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

                  For the quarterly period ended May 5, 2001

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

                 For the transition period from _____ to _____

                        Commission file number 1-13814

                             INTIMATE BRANDS, INC.
            (Exact name of registrant as specified in its charter)

                      Delaware                 31-1436998
              ------------------------- -------------------------
                   (State or other          (I.R.S. Employer
                   jurisdiction of         Identification No.)
                  incorporation or
                    organization)

           Three Limited Parkway, P.O. Box 16000, Columbus, OH 43230
--------------------------------------------------------------------------------
              (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code (614) 415-6900

                               -----------------

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes [X]        No [_]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                                         Outstanding at May 25,
                Class A Common Stock              2001
                --------------------     ----------------------
                   $.01 Par Value           79,387,487 Shares

                                         Outstanding at May 25,
                Class B Common Stock              2001
                --------------------     ----------------------
                   $.01 Par Value          411,635,902 Shares

================================================================================

                             INTIMATE BRANDS, INC.

                               TABLE OF CONTENTS

                                                                                                   Page
                                                                                                   No.
                                                                                                   ----
Part I.  Financial Information
   Item 1.  Financial Statements..................................................................  H-4
Consolidated Statements of Income
   Thirteen Weeks Ended May 5, 2001 and April 29, 2000............................................  H-4
Consolidated Balance Sheets
   May 5, 2001, February 3, 2001 and April 29, 2000...............................................  H-5
Consolidated Statements of Cash Flows
   Thirteen Weeks Ended May 5, 2001 and April 29, 2000............................................  H-6
Notes to Consolidated Financial Statements........................................................  H-7
   Item 2.  Management's Discussion and Analysis of Results of Operations and Financial Condition. H-11
   Item 3.  Quantitative and Qualitative Disclosures About Market Risk............................ H-14

Part II.  Other Information
   Item 1.  Legal Proceedings..................................................................... H-15
   Item 4.  Submission of Matters to a Vote of Security Holders................................... H-15
   Item 5.  Other Information..................................................................... H-16
   Item 6.  Exhibits and Reports on Form 8-K...................................................... H-16

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
                              REFORM ACT OF 1995

   The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Quarterly Report on Form 10-Q ("Report") or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate", "project", "plan", "believe", "expect", "anticipate", "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2001 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this Report or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                         PART I--FINANCIAL INFORMATION

Item 1.  FINANCIAL STATEMENTS

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (Thousands except per share amounts)

                                  (Unaudited)

                                                         Thirteen Weeks Ended
                                                        ----------------------
                                                          May 5,    April 29,
                                                           2001       2000
                                                        ----------  ----------
Net sales..............................................  1,027,908   1,044,742
Costs of goods sold, buying and occupancy..............   (664,075)   (644,169)
                                                        ----------  ----------
Gross income...........................................    363,833     400,573
General, administrative and store operating expenses...   (303,019)   (284,302)
                                                        ----------  ----------
Operating income.......................................     60,814     116,271
Interest expense.......................................     (2,061)     (5,350)
Other income (expense), net............................       (459)      2,259
                                                        ----------  ----------
Income before income taxes.............................     58,294     113,180
Provision for income taxes.............................     23,200      45,300
                                                        ----------  ----------
Net income............................................. $   35,094  $   67,880
                                                        ----------  ----------
Net income per share:
   Basic...............................................       0.07        0.14
                                                        ----------  ----------
   Diluted.............................................       0.07        0.13
                                                        ----------  ----------
Dividends per share....................................       0.07        0.07
                                                        ----------  ----------


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (Thousands)

                                              May 5,    February 3,  April 29,
                                               2001        2001        2000
                                            ----------- ----------- -----------
                                            (Unaudited)             (Unaudited)
                   ASSETS
 Current assets:
    Cash and equivalents................... $   18,513  $    8,923  $   13,025
    Accounts receivable....................     13,149      13,974      17,098
    Inventories............................    639,432     632,389     644,412
    Stores supplies........................     47,035      46,220      43,568
    Other..................................     54,191      56,205      92,515
                                            ----------  ----------  ----------
 Total current assets......................    772,320     757,711     810,618
 Property and equipment, net...............    557,025     560,451     445,462
 Other assets..............................    136,748     139,186     122,967
                                            ----------  ----------  ----------
 Total assets.............................. $1,466,093  $1,457,348  $1,379,047
                                            ----------  ----------  ----------

    LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
    Accounts payable....................... $  103,075  $  113,080  $   99,034
    Current portion of long-term debt......         --          --     150,000
    Accrued expenses.......................    236,484     288,985     194,522
    Payable to The Limited, Inc............    250,490     113,063     121,811
    Income taxes...........................     51,843     120,825      75,921
                                            ----------  ----------  ----------
 Total current liabilities.................    641,892     635,953     641,288
 Long-term debt............................    100,000     100,000     100,000
 Deferred income taxes.....................         --          --         816
 Other long-term liabilities...............     57,121      56,067      55,734
 Shareholders' equity:.....................
    Common stock...........................      5,318       5,318       5,305
    Paid-in capital........................  1,214,910   1,215,278   1,213,555
    Retained earnings (deficit)............    181,860     181,100     (80,083)
                                            ----------  ----------  ----------
                                             1,402,088   1,401,696   1,138,777
    Less: treasury stock, at average cost..   (735,008)   (736,368)   (557,568)
                                            ----------  ----------  ----------
 Total shareholders' equity................    667,080     665,328     581,209
                                            ----------  ----------  ----------
 Total liabilities and shareholders' equity $1,466,093  $1,457,348  $1,379,047
                                            ----------  ----------  ----------


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Thousands)

                                  (Unaudited)

                                                                                     Thirteen Weeks Ended
                                                                                     -------------------
                                                                                      May 5,   April 29,
                                                                                       2001      2000
                                                                                     --------  ---------
Operating activities:
   Net income....................................................................... $ 35,094  $  67,880
   Adjustments to reconcile net income to net cash provided by (used for) operating activities:
       Depreciation and amortization................................................   31,548     27,176
       Changes in assets and liabilities:
          Inventories...............................................................   (7,043)   (60,943)
          Accounts payable and accrued expenses.....................................  (62,506)   (49,382)
          Income taxes..............................................................  (68,982)   (92,365)
          Other assets and liabilities..............................................    9,040       (159)
                                                                                     --------  ---------
Net cash used for operating activities..............................................  (62,849)  (107,793)
                                                                                     --------  ---------
Investing activities:
   Capital expenditures.............................................................  (31,526)   (22,223)
                                                                                     --------  ---------
Financing activities:
   Net increase in payable to The Limited, Inc......................................  137,427     98,070
   Dividends paid...................................................................  (34,334)   (34,896)
   Proceeds from exercise of stock options and other................................      872      3,494
                                                                                     --------  ---------
Net cash provided by financing activities...........................................  103,965     66,668
                                                                                     --------  ---------
Net increase (decrease) in cash and equivalents.....................................    9,590    (63,348)
Cash and equivalents, beginning of year.............................................    8,923     76,373
                                                                                     --------  ---------
Cash and equivalents, end of period................................................. $ 18,513  $  13,025
                                                                                     --------  ---------

  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  Basis of Presentation

   Intimate Brands, Inc. (the "Company") includes specialty retail stores and direct response (catalog and e-commerce) businesses, which offer women's intimate and other apparel, personal care products and accessories. The Company consists of Victoria's Secret Stores, Victoria's Secret Direct, and Bath & Body Works. The Limited, Inc. ("The Limited") owns approximately 84% of the outstanding common stock of the Company, which initiated public ownership on October 24, 1995.

   The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

   Investments in unconsolidated entities over which the Company exercises significant influence but does not have control are accounted for using the equity method. The Company's share of the net income or loss of those unconsolidated entities is included in other income (expense).

   The consolidated financial statements as of and for the thirteen week periods ended May 5, 2001 and April 29, 2000 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's 2000 Annual Report on Form 10-K. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair statement of the results for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

   The consolidated financial statements as of and for the thirteen week periods ended May 5, 2001 and April 29, 2000 included herein have been reviewed by the independent public accounting firm of PricewaterhouseCoopers LLP and the report of such firm follows the Notes to Consolidated Financial Statements. PricewaterhouseCoopers LLP is not subject to the liability provisions of
Section 11 of the Securities Act of 1933 for its report on the consolidated financial statements because that report is not a "report" within the meaning of Sections 7 and 11 of that Act.

   Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  Earnings Per Share and Shareholders' Equity

   Earnings per basic share is computed based on the weighted average number of outstanding common shares. Earnings per diluted share includes the weighted average effect of dilutive options and restricted stock on the weighted average shares outstanding.

   Weighted average common shares outstanding (thousands):

                                                   Thirteen Weeks Ended
                                                   -------------------
                                                    May 5,    April 29,
                                                     2001       2000
                                                   -------    ---------
           Common shares issued................... 532,222     531,857
           Treasury shares........................ (41,299)    (33,217)
                                                   -------     -------
           Basic shares........................... 490,923     498,640
           Dilutive effect of stock options and
             restricted stock.....................   4,121       6,212
                                                   -------     -------
           Diluted shares......................... 495,044     504,852
                                                   -------     -------

   The computation of earnings per diluted share excludes options to purchase
5.6 million and 4.0 million shares of common stock at quarter-end 2001 and 2000, because the options' exercise price was greater than the average market price of the common shares during the period.

   On May 2, 2000, the Company declared a two-for-one stock split ("stock split") in the form of a stock dividend distributed on May 30, 2000 to shareholders of record on May 12, 2000. Shareholders' equity reflects the reclassification of an amount equal to the par value of the increase in issued common shares ($2.7 million) from paid-in capital to common stock. All share and per share data throughout this report has been restated to reflect the stock split.

3.  Inventories

   The fiscal year of the Company and its subsidiaries is comprised of two principal selling seasons: spring (the first and second quarters) and fall (the third and fourth quarters). Inventories are principally valued at the lower of average cost or market, on a first-in, first-out basis, using the retail method. Inventory valuation at the end of the first and third quarters reflects adjustments for inventory markdowns and shrinkage estimates for the total selling season.

4.  Property and Equipment, Net

   Property and equipment, net, consisted of (thousands):

                                               May 5,    February 3, April 29,
                                                2001        2001       2000
                                             ----------  ----------- ---------
Property and equipment, at cost............. $1,153,713  $1,134,143  $ 955,335
Accumulated depreciation and amortization...   (596,688)   (573,692)  (509,873)
                                             ----------  ----------  ---------
Property and equipment, net................. $  557,025  $  560,451  $ 445,462
                                             ----------  ----------  ---------

5.  Income Taxes

   The provision for income taxes is based on the current estimate of the annual effective tax rate. Current income tax obligations are treated as having been settled through the intercompany accounts as if the Company was filing its income tax returns on a separate company basis. Such amounts were $92.1 million and $137.73 million for the thirteen weeks ended May 5, 2001 and April 29, 2000. Other assets included long-term deferred tax assets of $18.6 million at May 5, 2001 and February 3, 2001. Other current assets included current deferred tax assets of $12.2 million at May 5, 2001 and February 3, 2001 and $39.4 million at April 29, 2000.

6.  Long-term Debt

   Long-term debt consists of notes which represent the Company's proportionate share of certain long-term debt of The Limited. The interest rates and maturities of the notes parallel those of the corresponding debt of The Limited. The 7 1/2% debentures are subject to early redemption beginning in 2003 at specified declining premiums concurrent with any prepayment of the corresponding debt by The Limited.

   Long-term debt consisted of (thousands):

                                                May 5,  February 3, April 29,
                                                 2001      2001       2000
                                               -------- ----------- ---------
  7 1/2 % Debentures due March 2023........... $100,000  $100,000   $100,000
  9 1/8% Notes due February 2001..............       --        --    150,000
                                               --------  --------   --------
                                                100,000   100,000    250,000

  Less: current portion of long-term debt.....       --        --    150,000
                                               --------  --------   --------
                                               $100,000  $100,000   $100,000
                                               --------  --------   --------

   Interest paid during the thirteen weeks ended May 5, 2001 and April 29, 2000, including interest on the intercompany cash management account (see Note
7), was $3.9 million and $10.7 million.

7.  Intercompany Relationship with the Parent

   The Limited provides various services to the Company including, among other things, merchandise sourcing, real estate management, store design and construction supervision, inbound and outbound transportation, financial support (certain tax, treasury, accounting and audit), aircraft, legal, corporate development, risk management, human resources (certain management and benefit plan administration) and government affairs services. To the extent expenditures are specifically identifiable they are charged to the Company. All other service-related costs not specifically attributable to an operating business have been allocated to the Company based upon various allocation methods, which the Company believes are reasonable. The Company and The Limited have entered into intercompany agreements which establish the provision of services in accordance with the terms described above.

   The Company participates in The Limited's centralized cash management system. Under this system, cash received from the Company's operations is transferred to The Limited's centralized cash accounts and cash disbursements are funded from the centralized cash accounts on a daily basis. The intercompany cash management account is an interest-earning asset or interest-bearing liability of the Company. Interest on the intercompany cash management account is calculated based on the Federal Reserve AA Composite 30-day rate.

   The Company's proprietary credit card processing is performed by Alliance Data Systems, which is approximately 31%-owned by The Limited.

   The Company and The Limited are parties to a corporate agreement under which the Company granted to The Limited a continuing option to purchase, under certain circumstances, additional shares of Class B Common Stock or shares of nonvoting capital stock of the Company. The Corporate Agreement further provides that, upon request of The Limited, the Company will use its best efforts to effect the registration of any of the shares of Class B Common Stock and nonvoting capital stock held by The Limited for sale.

8.  Segment Information

   The Company identifies operating segments based on a business's operating characteristics. Reportable segments were determined based on similar economic characteristics, the nature of products and services, and the method of distribution. The retail segment includes the store-based operations of Victoria's Secret Stores and Bath & Body Works. The VS Direct segment consists of the Victoria's Secret Direct catalog and e-commerce operations. Sales outside the United States were not significant.

   Segment information as of and for the thirteen weeks ended May 5, 2001 and April 29, 2000 follows (in thousands):

                 2001                  Retail   VS Direct Corporate   Total
                 ----                ---------- --------- --------- ----------
  Net sales......................... $  801,806 $226,102        --  $1,027,908
  Operating income (loss)...........     82,903    9,573  $(31,662)     60,814
  Total assets......................  1,182,263  186,564    97,266   1,466,093

                 2000                  Retail   VS Direct Corporate   Total
                 ----                ---------- --------- --------- ----------
  Net sales......................... $  802,086 $242,656        --  $1,044,742
  Operating income (loss)...........    121,730   20,713  $(26,172)    116,271
  Total assets......................  1,079,061  193,969   106,017   1,379,047

   In addition to its operating segments, management also focuses on Victoria's Secret as a brand. Sales of the Victoria's Secret brand for the first quarter of 2001 decreased 4% to $705.8 million from $738.3 million in 2000.

                       Report of Independent Accountants

To the Board of Directors and
Shareholders of
Intimate Brands, Inc.:

   We have reviewed the accompanying consolidated balance sheets of Intimate Brands, Inc. and its subsidiaries (the "Company") as of May 5, 2001 and April 29, 2000, and the related consolidated statements of income and of cash flows for each of the thirteen-week periods ended May 5, 2001 and April 29, 2000. These financial statements are the responsibility of the Company's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

   We previously audited in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of February 3, 2001, and the related consolidated statements of income, of shareholders' equity, and of cash flows for the year then ended (not presented herein), and in our report dated February 27, 2001 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of February 3, 2001 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

                                             /s/  PRICEWATERHOUSECOOPERS LLP

Columbus, Ohio
May 21, 2001

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

RESULTS OF OPERATIONS


   Net sales for the first quarter of 2001 were $1.028 billion, a decrease of 2% from $1.045 billion for the first quarter of 2000. Gross income decreased 9% to $363.8 million from $400.6 million in 2000, and operating income decreased 48% to $60.8 million from $116.3 million in 2000. The operating income decline resulted primarily from a sales decline of 2% and from increased store selling and occupancy expenses. Net income was $35.1 million, a decrease of 48% from $67.9 million in 2000. Earnings per share decreased to $0.07 per share from $0.13 per share in 2000.

   On its May 21, 2001 earnings call, the Company stated that it expected negative sales trends to continue and that store selling and occupancy expenses would be higher in the second quarter of 2001 versus last year. As a result, the Company stated that it expected second quarter earnings would be down significantly from last year.

  Financial Summary

   The following summarized financial and statistical data compares the thirteen week period ended May 5, 2001 to the comparable 2000 period:

                                                  2001    2000  Change
                                                 ------  ------ ------
         Net Sales (millions):
         Victoria's Secret Stores............... $  480  $  496  (3%)
         Bath & Body Works......................    320     301   6%
         Other..................................      2       5  N/M
                                                 ------  ------  ---
            Total retail sales..................    802     802   0%
         Victoria's Secret Direct...............    226     243  (7%)
                                                 ------  ------  ---
            Total net sales..................... $1,028  $1,045  (2%)
                                                 ------  ------  ---
         Comparable Store Sales:
         Victoria's Secret Stores...............    (7%)    14%
         Bath & Body Works......................    (8%)     6%
                                                 ------  ------
         Total comparable store sales increase
           (decrease)...........................    (7%)    11%
                                                 ------  ------

    ----
    N/M Not meaningful

                                                             2001    2000   Change
-                                                           ------  ------  ------
Store Data:
Retail sales increase attributable to net new and remodeled
  stores:
Victoria's Secret Stores...................................      4%      4%
Bath & Body Works..........................................     14%     12%
Retail sales per average selling square foot:
Victoria's Secret Stores................................... $  114  $  125    (9)%
Bath & Body Works.......................................... $  104  $  119   (13)%
Retail sales per average store (thousands):
Victoria's Secret Stores................................... $  499  $  554   (10)%
Bath & Body Works.......................................... $  220  $  244   (10)%
Average store size at end of quarter (selling square feet):
Victoria's Secret Stores...................................  4,391   4,443    (1)%
Bath & Body Works..........................................  2,132   2,066     3 %
Selling square feet at end of quarter (thousands):
Victoria's Secret Stores...................................  4,242   3,972     7 %
Bath & Body Works..........................................  3,140   2,582    22 %
Number of Stores:
Beginning of year..........................................  2,390   2,110
Opened.....................................................     51      38
Closed.....................................................     (2)     (4)
                                                            ------  ------
End of period..............................................  2,439   2,144
                                                            ------  ------

                                                            Selling Sq. Ft.
                                           Number of Stores   (Thousands)
   -                                       ---------------- ----------------
                                           May 5, April 29, May 5, April 29,
                                            2001    2000     2001    2000
   -                                       ------ --------- ------ ---------
   Victoria's Secret Stores...............   966      894   4,242    3,972
   Bath & Body Works...................... 1,473    1,250   3,140    2,582
                                           -----    -----   -----    -----
   Total stores and selling square feet... 2,439    2,144   7,382    6,554
                                           -----    -----   -----    -----

  Net Sales

   Net sales for the first quarter of 2001 decreased 2% to $1.028 billion from $1.045 billion in 2000. The net sales decline was primarily due to a 7% decrease in comparable store sales and a 7% decrease in sales at Victoria's Secret Direct, partially offset by an increase from the net addition of 295 new stores (828,000 selling square feet).

   Retail sales of $801.8 million for the first quarter of 2001 were relatively flat to sales of $802.1 million in 2000. Victoria's Secret Stores' sales decrease of 3% to $479.7 million was primarily due to a 7% decrease in comparable store sales, resulting from a decrease in both the number of transactions and average sales price per unit and poor performance in certain merchandise categories, particularly sleepwear. The decline was partially offset by the net addition of 72 stores (270,000 selling square feet). Bath & Body Works' sales increase of 6% to $319.8 million was primarily attributable to the net addition of 223 new stores (558,000 selling square feet), partially offset by an 8% decrease in comparable store sales as new product launches were not as successful as planned. Net sales at Victoria's Secret Direct decreased 7% to $226.1 million as improved performance in bras and swimwear was more than offset by unfavorable results in other merchandise categories.

  Gross Income

   For the first quarter of 2001, the gross income rate (expressed as a percentage of net sales) decreased to 35.4% from 38.3% for the same period in 2000. The rate decrease was principally due to an increase in the buying and occupancy expense rate due to the inability to achieve leverage on store-related costs as comparable store sales decreased 7%. In addition, the buying and occupancy expense rate increase was due to the continuing expansion of Bath & Body Works' stores into non-mall locations, which, although highly profitable, typically have higher occupancy costs as a percentage of net sales.

  General, Administrative and Store Operating Expenses

   The general, administrative and store operating expense rate (expressed as a percentage of net sales) increased to 29.5% in the first quarter of 2001 from 27.2% for the same period in 2000. General, administrative and store operating expenses increased 7% due to higher store selling expenses resulting from the net addition of 295 new stores and higher labor costs. At Victoria's Secret Stores, higher average wage rates more than offset a reduction in payroll hours. Bath & Body Works experienced an increase in average wage rates and an increase in payroll hours due to new store additions.

  Operating Income

   The first quarter operating income rate (expressed as a percentage of net sales) decreased to 5.9% from 11.1% for the same period in 2000. The rate decrease was due to the 2.9% decrease in the gross income rate and the 2.3% increase in the general, administrative and store operating expense rate.

  Interest Expense and Other Income (Expense)

   First quarter interest expense was $2.1 million in 2001 compared to $5.4 million in 2000. The interest expense is primarily for the Company's long-term debt. The decrease in interest expense was primarily due to the repayment of $150 million in debt in February 2001.

   The Company incurred $0.5 million in other expense in 2001 compared to earnings of $2.3 million for the same period in 2000. The decrease in other income (expense) was primarily due to the use of cash that was previously invested to repay $150 million in debt.

                              FINANCIAL CONDITION

  Liquidity and Capital Resources

   Cash provided from operating activities and borrowings from The Limited provide the resources to support current operations, projected growth, seasonal funding requirements and capital expenditures. A summary of the Company's working capital position and capitalization follows (millions):


                                        May 5, February 3, April 29,
                                         2001     2001       2000
                                        ------ ----------- ---------
           Working capital.............  $130     $122       $169
                                         ----     ----       ----
           Capitalization:
               Long-term debt..........  $100     $100       $100
               Shareholders' equity....   667      665        581
                                         ----     ----       ----
           Total capitalization........  $767     $765       $681
                                         ----     ----       ----

   Net cash used for operating activities totaled $63 million for the thirteen weeks ended May 5, 2001 versus net cash used for operating activities of $108 million for the same period in 2000. The change in net cash used for operating activities was primarily driven by less inventory growth compared to 2000.

   Investing activities were for capital expenditures, which were primarily for new and remodeled stores.

   Financing activities in the first quarter of 2001 included cash dividend payments of $0.07 per share and a $137 million net increase in The Limited's intercompany cash management account payable (see Note 7 to the Consolidated Financial Statements).

  Capital Expenditures

   Capital expenditures, primarily for new and remodeled stores, totaled $32 million for the thirteen weeks ended May 5, 2001, compared to $22 million for the comparable period of 2000. The increase is a combination of accelerated store openings, timing of certain expenditures and an overall increase in planned capital expenditures versus the prior year. The Company anticipates spending $280 to $310 million in 2001 for capital expenditures, of which $250 to $275 million will be for new stores and for remodeling of and improvements to existing stores. The Company expects that capital expenditures will be funded principally by net cash provided by operating activities.

   The Company intends to add approximately 900,000 selling square feet in 2001, which will represent a 13% increase over year-end 2000. It is anticipated the increase will result from the addition of approximately 280 new stores and the expansion of 59 stores, partially offset by the closing of 15 stores.

  Recently Issued Accounting Pronouncements

   Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," amended and clarified by SFAS No. 138, was adopted by the Company in the first quarter of 2001. SFAS No. 133 requires that derivative instruments be recorded at fair value and that changes in their fair value be recognized in current earnings unless specific hedging criteria are met. Because the Company's use of derivatives is limited, the adoption of SFAS No. 133 did not have a material impact on the Company's results of operations or financial position.

   EITF Issue No. 00-14, "Accounting for Certain Sales Incentives," will be effective in the first quarter of 2002 and addresses the accounting for, and classification of, various sales incentives. The Company has determined that adopting the provisions of the EITF Issue will not have a material impact on its results of operations or its financial position.

  Impact of Inflation

   The Company's results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, the Company believes the effects of inflation, if any, on the results of operations and financial condition have been minor.

Item 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   The market risk of the Company's financial instruments as of May 5, 2001 has not significantly changed since February 3, 2001. Information regarding the Company's financial instruments and market risk as of February 3, 2001 is disclosed in the Company's 2000 Annual Report on Form 10-K.

                          PART II--OTHER INFORMATION

Item 1.  LEGAL PROCEEDINGS

   The Company is a defendant in a variety of lawsuits arising in the ordinary course of business.

   On January 13, 1999, two complaints were filed against the Company's parent, The Limited, and one of its subsidiaries, as well as other defendants, including many national retailers. Both complaints relate to labor practices allegedly employed on the island of Saipan, Commonwealth of the Northern Mariana Islands, by apparel manufacturers unrelated to The Limited (some of which have sold goods to The Limited) and seek injunctions, unspecified monetary damages, and other relief. One complaint, on behalf of a class of unnamed garment workers, filed in the United States District Court for the Central District of California, Western Division, alleges violations of federal statutes, the United States Constitution, and international law. On April 12, 1999, a motion to dismiss that complaint for failure to state a claim upon which relief can be granted was filed, and it remains pending. On September 29, 1999, the United States District Court for the Central District of California, Western Division, transferred the case to the United States District Court for the District of Hawaii. A first amended complaint was filed on April 28, 2000, which adds additional defendants but does not otherwise substantively alter the claims alleged or relief sought. On June 23, 2000, the United States District Court for the District of Hawaii transferred the case to the United States District Court for the District of the Northern Mariana Islands, and on July 7, 2000 denied plaintiffs' motion for reconsideration of the transfer order. Plaintiffs filed a Petition for a Writ of Mandamus challenging the transfer order and Motion for Emergency Stay which was denied by a panel of the U.S. 9 th Circuit Court of Appeals on March 22, 2001. The second complaint, filed by a national labor union and other organizations in the Superior Court of the State of California, San Francisco County, and which alleges unfair business practices under California law, remains pending.

   Although it is not possible to predict with certainty the eventual outcome of any litigation, in the opinion of management, the foregoing proceedings are not expected to have a material adverse effect on the Company's financial position or results of operations.

Item 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

   The Company held its Annual Meeting of Stockholders on May 21, 2001. The matters voted upon and the results of the voting were as follows:

   a) William E. Kirwan, Beth M. Pritchard, and Leslie H. Wexner were elected to the Board of Directors for a term of three years. Of the 1,303,798,649 shares present in person or represented by proxy at the meeting, the number of shares voted for and the number of shares as to which voting authority was withheld in the election were as follows, with respect to each of the nominees:

                                                        Shares as to
                                                        Which Voting
                                          Shares Voted   Authority
                        Name              for Election    Withheld
                        ----              ------------- ------------
            William E. Kirwan............ 1,302,300,879  1,497,770
            Beth M. Pritchard............ 1,297,444,231  6,354,418
            Leslie H. Wexner............. 1,297,186,474  6,612,175

   In addition, directors whose term of office continued after the Annual Meeting were: Roger D. Blackwell, Grace A. Nichols, Donald B. Shackelford, E. Gordon Gee, and Donna A. James.

   b) The Company's Amended and Restated Certificate of Incorporation previously authorized the issuance of 1,155,000,000 shares of Capital Stock, of which 1,100,000,000 shares were Common Stock and 55,000,000 shares were Preferred Stock. The shareholders were asked to consider and vote upon a proposal to amend the

Company's Amended and Restated Certificate of Incorporation to increase the number of shares of Common Stock that the Company is authorized to issue from 1,100,000,000 to 2,200,000,000. Of the 1,303,798,649 shares present in person or represented by proxy at the meeting, 1,280,413,293 shares were voted for the proposal, 23,286,501 shares were voted against the proposal, and 98,855 shares abstained from voting with respect to the proposal.

Item 5.  OTHER INFORMATION

   The Company's Certificate of Incorporation includes provisions relating to potential conflicts of interest that may arise between the Company and The Limited. Such provisions were adopted in light of the fact that the Company and The Limited and its subsidiaries are engaged in retail businesses and may pursue similar opportunities in the ordinary course of business. Among other things, these provisions generally eliminate the liability of directors and officers of the Company with respect to certain matters involving The Limited and its subsidiaries, including matters that may constitute corporate opportunities of The Limited, its subsidiaries or the Company. Any person purchasing or acquiring an interest in shares of capital stock of the Company will be deemed to have consented to such provisions relating to conflicts of interest and corporate opportunities, and such consent may restrict such person's ability to challenge transactions carried out in compliance with such provisions. Investors should review the Company's Certificate of Incorporation before making any investment in shares of the Company's capital stock.

Item 6.  EXHIBITS AND REPORTS ON FORM 8-K

   (a) Exhibits

3.1. Certificate of Amendment of Amended and Restated Certificate of Incorporation, dated May 31, 2001.

 15. Letter re: Unaudited Interim Financial Information to Securities and Exchange Commission re:
     Incorporation of Report of Independent Accountants.

   (b) Reports on Form 8-K.

       None.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          INTIMATE BRANDS, INC.
                                          (Registrant)

                                               By  /s/  TRACEY THOMAS TRAVIS
                                                   -----------------------------
                                                   Tracey Thomas Travis,Vice
                                                   President, Financeand Chief
                                                   Financial Officerof Intimate
                                                   Brands, Inc.

Date: June 18, 2001

                                                                     APPENDIX I

                     QUARTERLY REPORT ON FORM 10-Q FOR THE
                        QUARTER ENDED AUGUST 4, 2001 OF
                             INTIMATE BRANDS, INC.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

                 For the quarterly period ended August 4, 2001

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

                 For the transition period from _____ to _____

                        Commission file number 1-13814

                             INTIMATE BRANDS, INC.
            (Exact name of registrant as specified in its charter)

                      DELAWARE                 31-1436998
              ------------------------- -------------------------
                   (State or other          (I.R.S. Employer
                   jurisdiction of         Identification No.)
                  incorporation or
                    organization)

           THREE LIMITED PARKWAY, P.O. BOX 16000, COLUMBUS, OH 43216
          ----------------------------------------------------------
              (Address of principal executive offices) (Zip Code)

      Registrant's telephone number, including area code  (614) 415-6900

                               -----------------

   Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                              Yes _X_    No ____

   Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                                        OUTSTANDING AT AUGUST 31,
                CLASS A COMMON STOCK              2001
                --------------------    -------------------------
                   $.01 Par Value           80,646,359 Shares

                                        OUTSTANDING AT AUGUST 31,
                CLASS B COMMON STOCK              2001
                --------------------    -------------------------
                   $.01 Par Value          411,635,902 Shares

================================================================================

                             INTIMATE BRANDS, INC.

                               TABLE OF CONTENTS

                                                                                       Page No.
                                                                                       --------
Part I.  Financial Information

   Item 1. Financial Statements

       Consolidated Statements of Income
          Thirteen and Twenty-six Weeks Ended August 4, 2001 and July 29, 2000........    I-4

       Consolidated Balance Sheets
          August 4, 2001, February 3, 2001 and July 29, 2000..........................    I-5

       Consolidated Statements of Cash Flows
          Twenty-six Weeks Ended August 4, 2001 and July 29, 2000.....................    I-6

       Notes to Consolidated Financial Statements.....................................    I-7

   Item 2. Management's Discussion and Analysis of Results of Operations and Financial
           Condition..................................................................   I-12

   Item 3. Quantitative and Qualitative Disclosures About Market Risk.................   I-16

Part II.   Other Information

   Item 1. Legal Proceedings..........................................................   I-17

   Item 5. Other Information..........................................................   I-17

   Item 6. Exhibits and Reports on Form 8-K...........................................   I-17

              SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES
                         LITIGATION REFORM ACT OF 1995

   The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Quarterly Report on Form 10-Q ("Report") or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate", "project", "plan", "believe", "expect", "anticipate", "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2001 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this Report or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms. See the Company's Annual Report on Form 10-K for a more detailed discussion of these matters and other risk factors. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                         PART I--FINANCIAL INFORMATION

Item 1.  FINANCIAL STATEMENTS

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                     (Thousands except per share amounts)
                                  (Unaudited)

                               Thirteen Weeks Ended    Twenty-six Weeks Ended
                              ----------------------  ------------------------
                              August 4,    July 29,    August 4,    July 29,
                                2001         2000        2001         2000
                              ----------  ----------  -----------  -----------
Net sales.................... $1,150,940  $1,190,888  $ 2,178,848  $ 2,235,630
Costs of goods sold, buying
  and occupancy..............   (714,840)   (724,657)  (1,378,915)  (1,368,826)
                              ----------  ----------  -----------  -----------
Gross income.................    436,100     466,231      799,933      866,804
General, administrative and
  store operating expenses...   (318,529)   (295,563)    (621,548)    (579,865)
                              ----------  ----------  -----------  -----------
Operating income.............    117,571     170,668      178,385      286,939
Interest expense.............     (2,361)     (5,350)      (4,422)     (10,700)
Other income (expense), net..       (884)        872       (1,343)       3,131
                              ----------  ----------  -----------  -----------
Income before income taxes...    114,326     166,190      172,620      279,370
Provision for income taxes...     45,400      66,400       68,600      111,700
                              ----------  ----------  -----------  -----------
Net income................... $   68,926  $   99,790  $   104,020  $   167,670
                              ==========  ==========  ===========  ===========
Net income per share:
   Basic..................... $     0.14  $     0.20  $      0.21  $      0.34
                              ==========  ==========  ===========  ===========
   Diluted................... $     0.14  $     0.20  $      0.21  $      0.33
                              ==========  ==========  ===========  ===========
Dividends per share.......... $     0.07  $     0.07  $      0.14  $      0.14
                              ==========  ==========  ===========  ===========


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                                  (Thousands)

                                         August 4,  February 3,  July 29,
                                           2001        2001        2000
                                        ----------- ----------- -----------
                                        (Unaudited)             (Unaudited)
                  ASSETS
    Current assets:
       Cash and equivalents............ $   15,650  $    8,923  $   18,043
       Accounts receivable.............     10,805      13,974      16,271
       Inventories.....................    609,328     632,389     653,888
       Stores supplies.................     45,465      46,220      41,971
       Other...........................     56,035      56,205      81,686
                                        ----------  ----------  ----------
    Total current assets...............    737,283     757,711     811,859
    Property and equipment, net........    583,817     560,451     455,156
    Other assets.......................    138,319     139,186     124,134
                                        ----------  ----------  ----------
    Total assets....................... $1,459,419  $1,457,348  $1,391,149
                                        ==========  ==========  ==========

      LIABILITIES AND SHAREHOLDERS'
                   EQUITY
    Current liabilities:
       Accounts payable................ $  102,866  $  113,080  $  113,553
       Current portion of long-term
         debt..........................         --          --     150,000
       Accrued expenses................    229,967     288,985     205,829
       Payable to The Limited, Inc.....    216,932     113,063     275,765
       Income taxes....................     41,834     120,825      36,773
                                        ----------  ----------  ----------
    Total current liabilities..........    591,599     635,953     781,920
    Long-term debt.....................    100,000     100,000     100,000
    Deferred income taxes..............         --          --         128
    Other long-term liabilities........     55,806      56,067      57,412
    Shareholders' equity:
       Common stock....................      5,318       5,318       5,318
       Paid-in capital.................  1,208,623   1,215,278   1,209,926
       Retained earnings (deficit).....    216,365     181,100     (15,027)
                                        ----------  ----------  ----------
                                         1,430,306   1,401,696   1,200,217
       Less: treasury stock, at
         average cost..................   (718,292)   (736,368)   (748,528)
                                        ----------  ----------  ----------
    Total shareholders' equity.........    712,014     665,328     451,689
                                        ----------  ----------  ----------
    Total liabilities and
      shareholders' equity............. $1,459,419  $1,457,348  $1,391,149
                                        ==========  ==========  ==========

  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (Thousands)
                                  (Unaudited)

                                                                                     Twenty-six Weeks Ended
                                                                                     ---------------------
                                                                                     August 4,    July 29,
                                                                                       2001         2000
                                                                                     ---------   ---------
Operating activities:
   Net income....................................................................... $104,020    $ 167,670
   Adjustments to reconcile net income to net cash provided by (used for) operating activities:
       Depreciation and amortization................................................   66,782       55,865
       Changes in assets and liabilities:
          Inventories...............................................................   23,061      (70,419)
          Accounts payable and accrued expenses.....................................  (69,232)     (23,199)
          Income taxes..............................................................  (78,991)    (132,210)
          Other assets and liabilities..............................................    9,319       14,584
                                                                                     --------    ---------
Net cash provided by operating activities...........................................   54,959       12,291
                                                                                     --------    ---------
Investing activities:
   Capital expenditures.............................................................  (93,927)     (61,933)
                                                                                     --------    ---------
Financing activities:
   Net increase in payable to The Limited, Inc......................................  103,879      252,024
   Repurchase of common stock.......................................................       --     (197,878)
   Dividends paid...................................................................  (68,755)     (69,630)
   Proceeds from exercise of stock options and other................................   10,571        6,796
                                                                                     --------    ---------
Net cash provided by (used for) financing activities................................   45,695       (8,688)
                                                                                     --------    ---------
Net increase (decrease) in cash and equivalents.....................................    6,727      (58,330)
Cash and equivalents, beginning of year.............................................    8,923       76,373
                                                                                     --------    ---------
Cash and equivalents, end of period................................................. $ 15,650    $  18,043
                                                                                     ========    =========


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  Basis of Presentation

   Intimate Brands, Inc. (the "Company") includes specialty retail stores and direct response (catalog and e-commerce) businesses, which offer women's intimate and other apparel, personal care products and accessories. The Company consists of Victoria's Secret Stores, Victoria's Secret Direct, and Bath & Body Works. The Limited, Inc. ("The Limited") owns approximately 84% of the outstanding common stock of the Company.

   The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

   Investments in unconsolidated entities over which the Company exercises significant influence but does not have control are accounted for using the equity method. The Company's share of the net income or loss of those unconsolidated entities is included in other income (expense).

   The consolidated financial statements as of and for the thirteen and twenty-six week periods ended August 4, 2001 and July 29, 2000 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's 2000 Annual Report on Form 10-K. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair statement of the results for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

   The consolidated financial statements as of and for the thirteen and twenty-six week periods ended August 4, 2001 and July 29, 2000 included herein have been reviewed by the independent public accounting firm of PricewaterhouseCoopers LLP and the report of such firm follows the Notes to Consolidated Financial Statements. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its report on the consolidated financial statements because that report is not a "report" within the meaning of Sections 7 and 11 of that Act.

   Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  Earnings Per Share and Shareholders' Equity

   Earnings per basic share is computed based on the weighted average number of outstanding common shares. Earnings per diluted share includes the weighted average effect of dilutive options and restricted stock on the weighted average shares outstanding.

   Weighted average common shares outstanding (thousands):

                                                              Twenty-six Weeks
                                        Thirteen Weeks Ended       Ended
                                        -------------------  -----------------
                                        August 4,   July 29, August 4, July 29,
                                          2001        2000     2001      2000
                                        ---------   -------- --------- --------
   Common shares issued................  532,572    532,021   532,397  531,939
   Treasury shares.....................  (40,912)   (38,652)  (41,105) (35,935)
                                         -------    -------   -------  -------
   Basic shares........................  491,660    493,369   491,292  496,004
   Dilutive effect of stock options and
     restricted shares.................    3,282      7,442     3,701    6,828
                                         -------    -------   -------  -------
   Diluted shares......................  494,942    500,811   494,993  502,832
                                         =======    =======   =======  =======

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

   The quarterly computation of earnings per diluted share excludes options to purchase 5.5 million and 0.5 million shares of common stock at August 4, 2001 and July 29, 2000, and the year-to-date computation of earnings per diluted share excludes options to purchase 5.6 million and 2.3 million shares, because the options' exercise prices were greater than the average market price of the common shares during the period.

3.  Inventories

   The fiscal year of the Company and its subsidiaries is comprised of two principal selling seasons: spring (the first and second quarters) and fall (the third and fourth quarters). Inventories are principally valued at the lower of average cost or market, on a first-in, first-out basis, using the retail method. Inventory valuation at the end of the first and third quarters reflects adjustments for inventory markdowns for the total selling season.

4.  Property and Equipment, Net

   Property and equipment, net, consisted of (thousands):

                                           August 4,   February 3, July 29,
                                             2001         2001       2000
                                           ----------  ----------- ---------
   Property and equipment, at cost........ $1,199,508  $1,134,143  $ 990,495
   Accumulated depreciation and
     amortization.........................   (615,691)   (573,692)  (535,339)
                                           ----------  ----------  ---------
   Property and equipment, net............ $  583,817  $  560,451  $ 455,156
                                           ==========  ==========  =========

5.  Income Taxes

   The provision for income taxes is based on the current estimate of the annual effective tax rate. Current income tax obligations are treated as having been settled through the intercompany accounts as if the Company was filing its income tax returns on a separate company basis. Such amounts were $147.3 million and $244.0 million for the twenty-six weeks ended August 4, 2001 and July 29, 2000. Other current assets included current deferred tax assets of $12.7 million at August 4, 2001, $12.2 million at February 3, 2001 and $39.4 million at July 29, 2000. Other assets included long-term deferred tax assets of $18.6 million at August 4, 2001 and February 3, 2001.

6.  Long-term Debt

   Long-term debt consists of notes which represent the Company's proportionate share of certain long-term debt of The Limited. The interest rates and maturities of the notes parallel those of the corresponding debt of The Limited. The 7 1/2% debentures are subject to early redemption beginning in 2003 at specified declining premiums concurrent with any prepayment of the corresponding debt by The Limited.

   Long-term debt consisted of (thousands):

                                               August 4, February 3, July 29,
                                                 2001       2001       2000
                                               --------- ----------- --------
  7 1/2% Debentures due March 2023............ $100,000   $100,000   $100,000
  9 1/8% Notes due February 2001..............       --         --    150,000
                                               --------   --------   --------
                                                100,000    100,000    250,000
  Less: current portion of long-term debt.....       --         --    150,000
                                               --------   --------   --------
                                               $100,000   $100,000   $100,000
                                               ========   ========   ========

   Interest paid during the twenty-six weeks ended August 4, 2001 and July 29, 2000, including interest on the intercompany cash management account (see Note
7), was $4.4 million and $10.7 million.

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

7.  Intercompany Relationship with the Parent

   The Limited provides various services to the Company including, among other things, real estate management, store design and construction supervision, inbound and outbound transportation, merchandise sourcing, financial support (certain tax, treasury, accounting and audit), aircraft, legal, corporate development, risk management, human resources (certain management and benefit plan administration) and government affairs services. To the extent expenditures are specifically identifiable, they are charged to the Company. All other service-related costs not specifically attributable to an operating business have been allocated to the Company based upon various allocation methods, which the Company believes are reasonable. The Company and The Limited have entered into intercompany agreements which establish the provision of services in accordance with the terms described above.

   The Company participates in The Limited's centralized cash management system. Under this system, cash received from the Company's operations is transferred to The Limited's centralized cash accounts and cash disbursements are funded from the centralized cash accounts on a daily basis. The intercompany cash management account is an interest-earning asset or interest-bearing liability of the Company. Interest on the intercompany cash management account is calculated based on the Federal Reserve AA Composite 30-day rate.

   The Company's proprietary credit card processing is performed by Alliance Data Systems, which is approximately 20%-owned by The Limited.

   The Company and The Limited are parties to a corporate agreement under which the Company granted to The Limited a continuing option to purchase, under certain circumstances, additional shares of Class B Common Stock or shares of nonvoting capital stock of the Company. The Corporate Agreement further provides that, upon request of The Limited, the Company will use its best efforts to effect the registration of any of the shares of Class B Common Stock and nonvoting capital stock held by The Limited for sale.

8.  Segment Information

   The Company identifies operating segments based on a business's operating characteristics. Reportable segments were determined based on similar economic characteristics, the nature of products and services, and the method of distribution. The retail segment includes the store-based operations of Victoria's Secret Stores and Bath & Body Works. The VS Direct segment consists of the Victoria's Secret Direct catalog and e-commerce operations. Sales outside the United States were not significant.

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

   Segment information as of and for the thirteen and twenty-six weeks ended August 4, 2001 and July 29, 2000 follows (in millions):

        2001                          Retail VS Direct Corporate Total
        ----                          ------ --------- --------- ------
        Thirteen Weeks:
        Net sales.................... $  922   $229      $ --    $1,151
        Operating income (loss)......    135     17       (34)      118

        Twenty-Six Weeks:
        Net sales....................  1,724    455        --     2,179
        Operating income (loss)......    217     26       (65)      178
        Total assets.................  1,184    183        92     1,459

        2000
        ----
        Thirteen Weeks:
        Net sales.................... $  908   $283      $ --    $1,191
        Operating income (loss)......    175     24       (28)      171

        Twenty-Six Weeks:
        Net sales....................  1,711    525        --     2,236
        Operating income (loss)......    296     45       (54)      287
        Total assets.................  1,115    166       110     1,391

   In addition to its operating segments, management also focuses on Victoria's Secret as a brand. Sales of the Victoria's Secret brand decreased 5% to $792.1 million for the thirteen weeks ended August 4, 2001, and decreased 5% to $1.498 billion for the twenty-six weeks ended August 4, 2001.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Intimate Brands, Inc.

   We have reviewed the accompanying consolidated balance sheets of Intimate Brands, Inc. and its subsidiaries (the "Company") as of August 4, 2001 and July 29, 2000, and the related consolidated statements of income for each of the thirteen and twenty-six week periods ended August 4, 2001 and July 29, 2000 and the consolidated statement of cash flows for the twenty-six week periods ended August 4, 2001 and July 29, 2000. These financial statements are the responsibility of the Company's management.

   We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

   We previously audited in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of February 3, 2001, and the related consolidated statements of income, of shareholders' equity, and of cash flows for the year then ended (not presented herein), and in our report dated February 27, 2001 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of February 3, 2001 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

                                          /S/  PRICEWATERHOUSECOOPERS LLP

Columbus, Ohio
August 23, 2001

Item 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Results of Operations

   Net sales for the second quarter of 2001 were $1.151 billion, a decrease of 3% from $1.191 billion for the second quarter of 2000. Gross income decreased 6% to $436.1 million from $466.2 million in 2000, and operating income decreased 31% to $117.6 million from $170.7 million in 2000. The operating income decline resulted primarily from a 3% sales decline and from increased store selling and occupancy expenses. Net income was $68.9 million, a decrease of 31% from $99.8 million in 2000. Earnings per share decreased to $0.14 per share from $0.20 per share in 2000.

   Net sales for the twenty-six weeks ended August 4, 2001 were $2.179 billion, a decrease of 3% from $2.236 billion in 2000. Gross income decreased 8% to $799.9 million from $866.8 million in 2000, and operating income decreased 38% to $178.4 million from $286.9 million in 2000. Net income was $104.0 million, a 38% decrease from $167.7 million in 2000. Earnings per share decreased 36% to $0.21 per share from $0.33 per share in 2000.

Financial Summary

   The following summarized financial and statistical data compares the reported results for the thirteen and twenty-six-week periods ended August 4, 2001 to the comparable periods for 2000:

                                                          Second Quarter         Year-to-date
-                                                      --------------------  --------------------
                                                        2001    2000  Change  2001    2000  Change
-                                                      ------  ------ ------ ------  ------ ------
Net Sales (Millions):
Victoria's Secret Stores.............................. $  563  $  552    2%  $1,043  $1,048   (1%)
Bath & Body Works.....................................    359     350    3%     679     651    4%
Other.................................................     --       6   N/M       2      12   N/M
                                                       ------  ------  ----  ------  ------  ----
   Total retail sales.................................    922     908    2%   1,724   1,711    1%
Victoria's Secret Direct..............................    229     283  (19%)    455     525  (13%)
                                                       ------  ------  ----  ------  ------  ----
   Total net sales.................................... $1,151  $1,191   (3%) $2,179  $2,236   (3%)
                                                       ======  ======  ====  ======  ======  ====
Comparable Store Sales:
Victoria's Secret Stores..............................    (3%)    12%           (5%)    13%
Bath & Body Works.....................................    (9%)     3%           (8%)     5%
                                                       ------  ------        ------  ------
Total comparable store sales increase (decrease)......    (5%)     9%           (6%)    10%
                                                       ======  ======        ======  ======

--------
N/M--Not meaningful

                                                                Second Quarter          Year-to-date
                                                            --------------------   --------------------
                                                             2001    2000   Change  2001    2000   Change
                                                            ------  ------  ------ ------  ------  ------
Store Data:
Retail sales increase attributable to net new and
  remodeled stores:
   Victoria's Secret Stores................................      5%      3%             4%      3%
   Bath & Body Works.......................................     12%     14%            12%     13%
Retail sales per average selling square foot:
   Victoria's Secret Stores................................ $  132  $  138    (4%) $  245  $  263    (7%)
   Bath & Body Works....................................... $  112  $  132   (15%) $  215  $  250   (14%)
Retail sales per average store (thousands):
   Victoria's Secret Stores................................ $  578  $  615    (6%) $1,075  $1,166    (8%)
   Bath & Body Works....................................... $  238  $  274   (13%) $  457  $  518   (12%)
Average store size at end of quarter (selling square feet):
   Victoria's Secret Stores................................  4,391   4,443    (1%)
   Bath & Body Works.......................................  2,136   2,087     2%
Selling square feet at end of quarter (thousands):
   Victoria's Secret Stores................................  4,312   4,008     8%
   Bath & Body Works.......................................  3,287   2,719    21%
Number of Stores:
Beginning of period........................................  2,439   2,144          2,390   2,110
   Opened..................................................     83      64            134     102
   Closed..................................................     (1)     (3)            (3)     (7)
                                                            ------  ------         ------  ------
End of period..............................................  2,521   2,205          2,521   2,205
                                                            ======  ======         ======  ======

                                                             Selling Sq. Ft.
                                          Number of Stores     (Thousands)
                                         ------------------ ------------------
                                         August 4, July 29, August 4, July 29,
                                           2001      2000     2001      2000
                                         --------- -------- --------- --------
 Victoria's Secret Stores...............     982      902     4,312    4,008
 Bath & Body Works......................   1,539    1,303     3,287    2,719
                                           -----    -----     -----    -----
 Total stores and selling square feet...   2,521    2,205     7,599    6,727
                                           =====    =====     =====    =====

Net Sales

   Net sales for the second quarter of 2001 decreased 3% to $1.151 billion from $1.191 billion in 2000. The net sales decline was primarily due to a 5% decrease in comparable store sales and a 19% decrease in sales at Victoria's Secret Direct. These declines were partially offset by an increase from the net addition of 316 new stores (872,000 selling square feet).

   Retail sales of $921.8 million for the second quarter of 2001 increased 2% from $908.4 million in 2000. Victoria's Secret Stores' sales increased 2% to $563.0 million due to the net addition of 80 stores (304,000 selling square feet), partially offset by a 3% decrease in comparable store sales. Bath & Body Works' sales increased 3% to $358.9 million, due to the net addition of 236 new stores (568,000 selling square feet), partially offset by a 9% decrease in comparable store sales. Net sales at Victoria's Secret Direct decreased 19% to $229.1 million due to an acceleration of catalog mailings into the first quarter as compared to last year, as well as unfavorable results in the clothing, sleepwear, shoes and accessory categories, partially offset by an increase in e-commerce sales.

   Year-to-date net sales in 2001 decreased 3% to $2.179 billion from $2.236 billion in 2000. The decrease was primarily due to a 6% decrease in comparable store sales and a 13% decline in sales at Victoria's Secret Direct. These declines were partially offset by the net addition of 316 new stores (872,000 selling square feet).

Gross Income

   For the second quarter of 2001, the gross income rate (expressed as a percentage of net sales) decreased to 37.9% from 39.1% for the same period in 2000. The rate decrease was principally due to an increase in the buying and occupancy expense rate due to the inability to achieve leverage on store-related costs as comparable store sales decreased 5%. In addition, the buying and occupancy expense rate increase was due to the continuing expansion of Bath & Body Works' stores into non-mall locations, which, although profitable, typically have higher occupancy costs as a percentage of net sales.

   The year-to-date gross income rate decreased to 36.7% from 38.8% in 2000, primarily due to the factors discussed above.

General, Administrative and Store Operating Expenses

   The general, administrative and store operating expense rate (expressed as a percentage of net sales) increased to 27.7% in the second quarter of 2001 from 24.8% for the same period in 2000. General, administrative and store operating expenses increased 8% primarily due to higher store selling expenses resulting from the net addition of 316 new stores. At Victoria's Secret Stores, the general, administrative and store operating expense rate was relatively flat as lower marketing expenses offset the deleveraging impact of a comparable store sales decrease of 3%. At Bath & Body Works, the general, administrative and store operating expense rate increased significantly due to the inability to achieve leverage on a comparable store sales decrease of 9%. Bath & Body Works' general, administrative and store operating expenses increased due to higher store selling expenses resulting from a 21% increase in selling square feet.

   The year-to-date general, administrative and store operating expense rate increased to 28.5% from 25.9% in 2000, primarily due to the factors discussed above.

Operating Income

   The second quarter operating income rate (expressed as a percentage of net sales) decreased to 10.2% from 14.3% for the same period in 2000. The rate decrease was due to the 1.2% decrease in the gross income rate and the 2.9% increase in the general, administrative and store operating expense rate.

   The year-to-date operating income rate was 8.2% in 2001 and 12.8% in 2000. The rate decrease was due to the 2.1% decrease in the gross income rate and the 2.6% increase in the general, administrative and store operating expense rate.

Interest Expense and Other Income (Expense)

   Second quarter and year-to-date interest expense was $2.4 million and $4.4 million, respectively, in 2001 compared to $5.4 million and $10.7 million in 2000. Interest expense is primarily related to the Company's long-term debt. The decrease in interest expense was primarily due to the repayment of $150 million in debt in February 2001.

   The Company incurred other expense of $0.9 million and $1.3 million in the second quarter and year-to-date periods in 2001 compared to earnings of $0.9 million and $3.1 million for the same periods in 2000. The decrease in other income (expense) was primarily due to the use of previously invested cash to repay $150 million in debt.

Financial Condition

  Liquidity and Capital Resources

   Cash provided by operating activities and borrowings from The Limited provide the resources to support current operations, projected growth, seasonal funding requirements and capital expenditures. A summary of the Company's working capital position and capitalization follows (millions):

                                             August 4, February 3, July 29,
                                               2001       2001       2000
                                             --------- ----------- --------
     Working capital........................   $146       $122       $ 30
                                               ====       ====       ====
     Capitalization:
        Long-term debt......................   $100       $100       $100
        Shareholders' equity................    712        665        452
                                               ----       ----       ----
     Total capitalization...................   $812       $765       $552
                                               ====       ====       ====

   Net cash provided by operating activities totaled $55 million for the twenty-six weeks ended August 4, 2001, compared to $12 million for the same period in 2000. The change in net cash provided by operating activities was primarily driven by lower net income, a reduction in inventory during the period compared to inventory growth during 2000, partially offset by a reduction in accounts payable and accrued expenses.

   Investing activities represent capital expenditures, which were primarily for new and remodeled stores.

   Financing activities for the twenty-six weeks ended August 4, 2001 included cash dividend payments of $0.14 per share and a $104 million net increase in The Limited's intercompany cash management account payable (see Note 7 to the Consolidated Financial Statements).

   In 2000, financing activities included cash dividend payments of $0.14 per share, the repurchase of 1.4 million shares of the Company's common stock from its public shareholders for $31.4 million and the repurchase of 7.4 million shares from The Limited for $166.5 million. The cash dividend payment and stock repurchases were offset by a $252 million net increase in The Limited's intercompany cash management account payable (see Note 7 to the Consolidated Financial Statements).

Capital Expenditures

   Capital expenditures, primarily for new and remodeled stores, totaled $94 million for the twenty-six weeks ended August 4, 2001, compared to $62 million for the comparable period of 2000. The increase is primarily related to the timing of capital expenditures associated with new and remodeled stores. The Company accelerated the timing of these projects to complete the stores prior to the key fall selling period. The Company anticipates spending approximately $250 million in 2001 for capital expenditures, of which approximately $200 million will be for new stores and for remodeling of and improvements to existing stores. The Company expects that capital expenditures will be funded principally by net cash provided by operating activities.

   The Company intends to add approximately 825,000 selling square feet in 2001, which will represent an 11% increase over year-end 2000. It is anticipated the increase will result from the addition of approximately 260 new stores and the expansion of 70 stores, partially offset by the closing of 12 stores.

Recently Issued Accounting Pronouncements

   EITF Issue No. 00-14, "Accounting for Certain Sales Incentives," will be effective in the first quarter of 2002 and addresses the accounting for, and classification of, various sales incentives. The Company has determined that adopting the provisions of the EITF Issue will not have a material impact on its results of operations or its financial position.

   On June 29, 2001 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and also addresses the accounting for goodwill and other intangible assets. SFAS No. 142 addresses the accounting for goodwill and other intangible assets subsequent to their acquisition, and will be effective in the first quarter of 2002. The Company is currently evaluating the impact of adopting SFAS No. 141 and SFAS No. 142.

Impact of Inflation

   The Company's results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, the Company believes the effects of inflation, if any, on the results of operations and financial condition have been minor.

Item 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   The market risk of the Company's financial instruments as of August 4, 2001 has not significantly changed since February 3, 2001. Information regarding the Company's financial instruments and market risk as of February 3, 2001 is disclosed in the Company's 2000 Annual Report on Form 10-K.

                          PART II--OTHER INFORMATION

Item 1.   LEGAL PROCEEDINGS

   The Company is a defendant in a variety of lawsuits arising in the ordinary course of business.

   On January 13, 1999, two complaints were filed against the Company, as well as other defendants, including many national retailers. Both complaints relate to labor practices allegedly employed on the island of Saipan, Commonwealth of the Northern Mariana Islands, by apparel manufacturers unrelated to the Company (some of which have sold goods to the Company) and seek injunctions, unspecified monetary damages, and other relief. One complaint, on behalf of a class of unnamed garment workers, was filed in the United States District Court for the Central District of California, Western Division and subsequently transferred to the United States District Court for the Northern Mariana Islands. It alleged violations of federal statutes, the United States Constitution, and international law. On April 12, 1999, a motion to dismiss that complaint for failure to state a claim upon which relief can be granted was filed, and it remains pending. A first amended complaint was filed on April 28, 2000, which added additional defendants but did not otherwise substantively alter either the claims alleged or relief sought. The second complaint, filed by a national labor union and other organizations in the Superior Court of the State of California, San Francisco County, and which alleges unfair business practices under California law, remains pending.

   Although it is not possible to predict with certainty the eventual outcome of any litigation, in the opinion of management, the foregoing proceedings are not expected to have a material adverse effect on the Company's financial position or results of operations.

Item 5.  OTHER INFORMATION

   The Company's Certificate of Incorporation includes provisions relating to potential conflicts of interest that may arise between the Company and The Limited. Such provisions were adopted in light of the fact that the Company and The Limited and its subsidiaries are engaged in retail businesses and may pursue similar opportunities in the ordinary course of business. Among other things, these provisions generally eliminate the liability of directors and officers of the Company with respect to certain matters involving The Limited and its subsidiaries, including matters that may constitute corporate opportunities of The Limited, its subsidiaries or the Company. Any person purchasing or acquiring an interest in shares of capital stock of the Company will be deemed to have consented to such provisions relating to conflicts of interest and corporate opportunities, and such consent may restrict such person's ability to challenge transactions carried out in compliance with such provisions. Investors should review the Company's Certificate of Incorporation before making any investment in shares of the Company's capital stock.

Item 6.   EXHIBITS AND REPORTS ON FORM 8-K

(a) EXHIBITS

   15. Letter re: Unaudited Interim Financial Information to Securities and Exchange Commission re: Incorporation of Report of Independent Accountants.

(b) REPORTS ON FORM 8-K

   None.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               INTIMATE BRANDS, INC.
                                                 (Registrant)

                                               By    /S/  TRACEY THOMAS TRAVIS
                                                   -----------------------------
                                                       Tracey Thomas Travis,
                                                    Vice President, Finance and
                                                    Chief Financial Officer of
                                                      Intimate Brands, Inc.*

Date: September 17, 2001
--------
* Ms. Travis is the principal financial officer and has been duly authorized to sign on behalf of the Registrant.

                                                                     APPENDIX J

                     QUARTERLY REPORT ON FORM 10-Q FOR THE
                       QUARTER ENDED NOVEMBER 3, 2001 OF
                             INTIMATE BRANDS, INC.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

  For the quarterly period ended November 3, 2001

                                      OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

  For the transition period from ______________ to ______________

                        Commission file number 1-13814

                             INTIMATE BRANDS, INC.
            (Exact name of registrant as specified in its charter)

                      Delaware                        31-1436998
       --------------------------------------- -------------------------
            (State or other jurisdiction           (I.R.S. Employer
          of incorporation or organization)       Identification No.)

           Three Limited Parkway, P.O. Box 16000, Columbus, OH 43216
              (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code (614) 415-6900

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                             Yes [X]        No [_]

Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                                                Outstanding at November
                Class A Common Stock                   30, 2001
                --------------------            -----------------------
                   $.01 Par Value                  79,837,849 Shares

                                                Outstanding at November
                Class B Common Stock                   30, 2001
                --------------------            -----------------------
                   $.01 Par Value                 411,635,902 Shares

================================================================================

                             INTIMATE BRANDS, INC.

                               TABLE OF CONTENTS

                                                                                             Page No.
                                                                                             --------
Part I.  Financial Information
   Item 1. Financial Statements
       Consolidated Statements of Income
          Thirteen and Thirty-nine Weeks Ended November 3, 2001 and October 28, 2000........    J-4
       Consolidated Balance Sheets
          November 3, 2001, February 3, 2001 and October 28, 2000...........................    J-5
Consolidated Statements of Cash Flows.......................................................
          Thirty-nine Weeks Ended November 3, 2001 and October 28, 2000.....................    J-6
Notes to Consolidated Financial Statements..................................................    J-7
   Item 2. Management's Discussion and Analysis of Results of Operations and Financial
     Condition..............................................................................   J-11
   Item 3. Quantitative and Qualitative Disclosures About Market Risk.......................   J-15
Part II.  Other Information
   Item 1. Legal Proceedings................................................................   J-16
   Item 5. Other Information................................................................   J-16
   Item 6. Exhibits and Reports on Form 8-K.................................................   J-16

         SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION
                              REFORM ACT OF 1995

   The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Quarterly Report on Form 10-Q ("Report") or made by management of the Company involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as "estimate", "project", "plan", "believe", "expect", "anticipate", "intend" and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and actual results and could cause actual results for 2001 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this Report or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company's products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company's manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production and availability of suitable store locations on appropriate terms. See the Company's Annual Report on Form 10-K for a more detailed discussion of these matters and other risk factors. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

                         PART I--FINANCIAL INFORMATION

Item 1.   FINANCIAL STATEMENTS

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                     (Thousands except per share amounts)

                                  (Unaudited)

                                                      Thirteen Weeks Ended    Thirty-nine Weeks Ended
                                                     ----------------------  ------------------------
                                                     November 3, October 28, November 3,  October 28,
                                                        2001        2000        2001         2000
                                                     ----------- ----------- -----------  -----------
Net sales...........................................  $ 905,628   $ 944,035  $ 3,084,476  $ 3,179,665
Costs of goods sold, buying and occupancy...........   (606,795)   (582,276)  (1,985,710)  (1,951,102)
                                                      ---------   ---------  -----------  -----------
Gross income........................................    298,833     361,759    1,098,766    1,228,563
General, administrative and store operating expenses   (312,298)   (281,640)    (933,846)    (861,505)
                                                      ---------   ---------  -----------  -----------
Operating income (loss).............................    (13,465)     80,119      164,920      367,058
Interest expense....................................     (3,069)     (8,023)      (7,491)     (18,723)
Other income (expense), net.........................     (1,151)         --       (2,494)       3,131
                                                      ---------   ---------  -----------  -----------
Income (loss) before income taxes...................    (17,685)     72,096      154,935      351,466
Income tax expense (benefit)........................     (7,000)     28,900       61,600      140,600
                                                      ---------   ---------  -----------  -----------
Net income (loss)...................................  $ (10,685)  $  43,196  $    93,335  $   210,866
                                                      =========   =========  ===========  ===========
Net income (loss) per share:
   Basic............................................  $   (0.02)  $    0.09  $      0.19  $      0.43
                                                      =========   =========  ===========  ===========
   Diluted..........................................  $   (0.02)  $    0.09  $      0.19  $      0.42
                                                      =========   =========  ===========  ===========
Dividends per share.................................  $    0.07   $    0.07  $      0.21  $      0.21
                                                      =========   =========  ===========  ===========


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                  (Thousands)

                                            November 3, February 3, October 28,
                                               2001        2001        2000
                                            ----------- ----------- -----------
                                            (Unaudited)             (Unaudited)
                 ASSETS
 Current assets:
    Cash and equivalents................... $    7,148  $    8,923  $   24,252
    Accounts receivable....................     15,981      13,974      19,775
    Inventories............................    839,862     632,389     869,415
    Stores supplies........................     49,549      46,220      45,715
    Other..................................     74,229      56,205      86,017
                                            ----------  ----------  ----------
 Total current assets......................    986,769     757,711   1,045,174
 Property and equipment, net...............    613,408     560,451     517,285
 Other assets..............................    124,490     139,186     122,305
                                            ----------  ----------  ----------
 Total assets.............................. $1,724,667  $1,457,348  $1,684,764
                                            ==========  ==========  ==========
    LIABILITIES AND SHAREHOLDERS' EQUITY

 Current liabilities:
    Accounts payable....................... $  154,055  $  113,080  $  136,242
    Current portion of long-term debt......         --          --     150,000
    Accrued expenses.......................    238,886     288,985     184,358
    Payable to The Limited, Inc............    497,216     113,063     580,279
    Income taxes...........................         --     120,825          --
                                            ----------  ----------  ----------
 Total current liabilities.................    890,157     635,953   1,050,879
 Long-term debt............................    100,000     100,000     100,000
 Deferred income taxes.....................         --          --      12,168
 Other long-term liabilities...............     75,167      56,067      58,140
 Shareholders' equity:
    Common stock...........................      5,318       5,318       5,318
    Paid-in capital........................  1,209,135   1,215,278   1,215,130
    Retained earnings (deficit)............    171,221     181,100      (6,151)
                                            ----------  ----------  ----------
                                             1,385,674   1,401,696   1,214,297
    Less: treasury stock, at average cost..   (726,331)   (736,368)   (750,720)
                                            ----------  ----------  ----------
 Total shareholders' equity................    659,343     665,328     463,577
                                            ----------  ----------  ----------
 Total liabilities and shareholders' equity $1,724,667  $1,457,348  $1,684,764
                                            ==========  ==========  ==========

  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (Thousands)

                                  (Unaudited)

                                                                           Thirty-nine Weeks Ended
                                                                           ----------------------
                                                                           November 3, October 28,
                                                                              2001        2000
                                                                           ----------- -----------
Operating activities:
   Net income.............................................................  $  93,335   $ 210,866
   Adjustments to reconcile net income to net cash provided by (used for)
     operating activities:
       Depreciation and amortization......................................    103,677      85,899
       Changes in assets and liabilities:
          Inventories.....................................................   (207,473)   (285,946)
          Accounts payable and accrued expenses...........................     (9,124)    (22,337)
          Income taxes....................................................   (122,308)   (149,878)
          Other assets and liabilities....................................     14,690       4,129
                                                                            ---------   ---------
Net cash used for operating activities....................................   (127,203)   (157,267)
                                                                            ---------   ---------
Investing activities:
   Capital expenditures...................................................   (157,529)   (155,827)
                                                                            ---------   ---------
Financing activities:
   Net increase in payable to The Limited, Inc............................    384,153     556,538
   Repurchase of common stock.............................................     (7,794)   (197,878)
   Dividends paid.........................................................   (103,214)   (103,950)
   Proceeds from exercise of stock options and other......................      9,812       6,263
                                                                            ---------   ---------
Net cash provided by financing activities.................................    282,957     260,973
                                                                            ---------   ---------
Net decrease in cash and equivalents......................................     (1,775)    (52,121)
Cash and equivalents, beginning of year...................................      8,923      76,373
                                                                            ---------   ---------
Cash and equivalents, end of period.......................................  $   7,148   $  24,252
                                                                            =========   =========


  The accompanying Notes are an integral part of these Consolidated Financial
                                  Statements.

                    INTIMATE BRANDS, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.  Basis of Presentation

   Intimate Brands, Inc. (the "Company") includes specialty retail stores and direct response (catalog and e-commerce) businesses, which offer women's intimate and other apparel, personal care products and accessories. The Company consists of Victoria's Secret Stores, Victoria's Secret Direct, and Bath & Body Works. The Limited, Inc. ("The Limited") owns approximately 84% of the outstanding common stock of the Company.

   The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

   Investments in unconsolidated entities over which the Company exercises significant influence but does not have control are accounted for using the equity method. The Company's share of the net income or loss of those unconsolidated entities is included in other income (expense).

   The consolidated financial statements as of and for the thirteen and thirty-nine week periods ended November 3, 2001 and October 28, 2000 are unaudited and are presented pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, these consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company's 2000 Annual Report on Form 10-K. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments (which are of a normal recurring nature) necessary for a fair statement of the results for the interim periods, but are not necessarily indicative of the results of operations for a full fiscal year.

   The consolidated financial statements as of and for the thirteen and thirty-nine week periods ended November 3, 2001 and October 28, 2000 included herein have been reviewed by the independent public accounting firm of PricewaterhouseCoopers LLP and the report of such firm follows the Notes to Consolidated Financial Statements. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for its report on the consolidated financial statements because that report is not a "report" within the meaning of Sections 7 and 11 of that Act.

   Certain prior year amounts have been reclassified to conform to the current year presentation.

2.  Earnings Per Share and Shareholders' Equity

   Earnings per basic share is computed based on the weighted average number of outstanding common shares. Earnings per diluted share includes the weighted average effect of dilutive options and restricted stock on the weighted average shares outstanding.

   Weighted average common shares outstanding (millions):

                                      Thirteen Weeks Ended   Thirty-nine Weeks Ended
                                     ----------------------  ----------------------
                                     November 3, October 28, November 3, October 28,
                                        2001        2000        2001        2000
                                     ----------- ----------- ----------- -----------
Common shares issued................     533         532         532         532
Treasury shares.....................     (41)        (42)        (41)        (38)
                                         ---         ---         ---         ---
Basic shares........................     492         490         491         494
Dilutive effect of stock options and
  restricted shares.................      --           6           3           7
                                         ---         ---         ---         ---
Diluted shares......................     492         496         494         501
                                         ===         ===         ===         ===

   During the three months ended November 3, 2001, 1.7 million common share equivalents related to options were outstanding, but were not included in the computation of earnings per diluted share because the Company reported a net loss for the period and, therefore, the effect would be antidilutive. The quarterly computation of earnings per diluted share excludes options to purchase 8.3 million and 1.1 million shares of common stock at November 3, 2001 and October 28, 2000, respectively, and the year-to-date computation of earnings per diluted share excludes options to purchase 6.5 million and 1.9 million shares because the options' exercise prices were greater than the average market price of the common shares during the period.

3.  Inventories

   The fiscal year of the Company and its subsidiaries is comprised of two principal selling seasons: spring (the first and second quarters) and fall (the third and fourth quarters). Inventories are principally valued at the lower of average cost or market, on a first-in, first-out basis, using the retail method. Inventory valuation at the end of the first and third quarters reflects adjustments for inventory markdowns for the total selling season.

4.  Property and Equipment, Net

   Property and equipment, net, consisted of (millions):

                                          November 3, February 3, October 28,
                                             2001        2001        2000
                                          ----------- ----------- -----------
  Property and equipment, at cost........   $1,254      $1,134      $1,062
  Accumulated depreciation and
    amortization.........................     (641)       (574)       (545)
                                            ------      ------      ------
  Property and equipment, net............   $  613      $  560      $  517
                                            ======      ======      ======

5.  Income Taxes

   The provision for income taxes is based on the current estimate of the annual effective tax rate. Current income tax obligations are treated as having been settled through the intercompany accounts as if the Company was filing its income tax returns on a separate company basis. Such amounts were $182.0 million and $283.0 million for the thirty-nine weeks ended November 3, 2001 and October 28, 2000. Other current assets included current deferred tax assets of $1.3 million at November 3, 2001, $12.2 million at February 3, 2001 and $32.4 million at October 28, 2000. Other assets included long-term deferred tax assets of $7.5 million at November 3, 2001 and $18.6 million at February 3, 2001.

6.  Long-term Debt

   Long-term debt consists of notes which represent the Company's proportionate share of certain long-term debt of The Limited. The interest rates and maturities of the notes parallel those of the corresponding debt of The Limited. The 7 1/2% debentures are subject to early redemption beginning in 2003 at specified declining premiums concurrent with any prepayment of the corresponding debt by The Limited.

   Long-term debt consisted of (millions):

                                           November 3, February 3, October 28,
                                              2001        2001        2000
                                           ----------- ----------- -----------
  7 1/2% Debentures due March 2023........    $100        $100        $100
  9 1/8% Notes due February 2001..........      --          --         150
                                              ----        ----        ----
                                               100         100         250
     Less: current portion of long-term
       debt...............................      --          --         150
                                              ----        ----        ----
                                              $100        $100        $100
                                              ====        ====        ====

   Interest paid during the thirty-nine weeks ended November 3, 2001 and October 28, 2000, including interest on the intercompany cash management account (see Note 7), was $9.4 million and $24.1 million, respectively.

7.  Intercompany Relationship with the Parent

   The Limited provides various services to the Company including, among other things, real estate management, store design and construction supervision, inbound and outbound transportation, merchandise sourcing, financial support (certain tax, treasury, accounting and audit), aircraft, legal, corporate development, risk management, human resources (certain management and benefit plan administration) and government affairs services. To the extent expenditures are specifically identifiable, they are charged to the Company. All other service-related costs not specifically attributable to an operating business have been allocated to the Company based upon various allocation methods, which the Company believes are reasonable. The Company and The Limited have entered into intercompany agreements which establish the provision of services in accordance with the terms described above.

   The Company participates in The Limited's centralized cash management system. Under this system, cash received from the Company's operations is transferred to The Limited's centralized cash accounts and cash disbursements are funded from the centralized cash accounts on a daily basis. The intercompany cash management account is an interest-earning asset or interest-bearing liability of the Company. Interest on the intercompany cash management account is calculated based on the Federal Reserve AA Composite 30-day rate.

   The Company's proprietary credit card processing is performed by Alliance Data Systems, which is 20%-owned by The Limited.

   The Company and The Limited are parties to a corporate agreement under which the Company granted to The Limited a continuing option to purchase, under certain circumstances, additional shares of Class B Common Stock or shares of nonvoting capital stock of the Company. The Corporate Agreement further provides that, upon request of The Limited, the Company will use its best efforts to effect the registration of any of the shares of Class B Common Stock and nonvoting capital stock held by The Limited for sale.

8.  Segment Information

   The Company identifies operating segments based on a business's operating characteristics. Reportable segments were determined based on similar economic characteristics, the nature of products and services, and the method of distribution. The retail segment includes the store-based operations of Victoria's Secret Stores and Bath & Body Works. The VS Direct segment consists of the Victoria's Secret Direct catalog and e-commerce operations. Sales outside the United States were not significant.

   Segment information as of and for the thirteen and thirty-nine weeks ended November 3, 2001 and October 28, 2000 follows (in millions):

   2001                                    Retail VS Direct Corporate Total
   ----                                    ------ --------- --------- ------
   Thirteen Weeks:
   Net sales.............................. $  758   $148        --    $  906
   Operating income (loss)................     18     (2)     $(29)      (13)
   Thirty-nine Weeks:
   Net sales..............................  2,481    603        --     3,084
   Operating income (loss)................    235     24       (94)      165
   Total assets...........................  1,419    210        96     1,725


   2000                                    Retail VS Direct Corporate Total
   ----                                    ------ --------- --------- ------
   Thirteen Weeks:
   Net sales.............................. $  785   $159        --    $  944
   Operating income (loss)................    104      3      $(27)       80
   Thirty-nine Weeks:
   Net sales..............................  2,496    684        --     3,180
   Operating income (loss)................    401     48       (82)      367
   Total assets...........................  1,376    211        98     1,685

   In addition to its operating segments, management also focuses on Victoria's Secret as a brand. Sales of the Victoria's Secret brand decreased 3% to $605.1 million for the thirteen weeks ended November 3, 2001, and decreased 4% to $2.103 billion for the thirty-nine weeks ended November 3, 2001.

                       Report of Independent Accountants

To the Board of Directors and Shareholders of Intimate Brands, Inc.

   We have reviewed the accompanying consolidated balance sheets of Intimate Brands, Inc. and its subsidiaries (the "Company") as of November 3, 2001 and October 28, 2000, and the related consolidated statements of income for each of the thirteen and thirty-nine week periods ended November 3, 2001 and October 28, 2000 and the consolidated statements of cash flows for the thirty-nine week periods ended November 3, 2001 and October 28, 2000. These financial statements are the responsibility of the Company's management.

   We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

   Based on our reviews, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

   We previously audited in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of February 3, 2001, and the related consolidated statements of income, of shareholders' equity, and of cash flows for the year then ended (not presented herein), and in our report dated February 27, 2001 we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of February 3, 2001 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

                                          /S/  PRICEWATERHOUSECOOPERS LLP

Columbus, Ohio
November 20, 2001

Item 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND
                      FINANCIAL CONDITION

                             RESULTS OF OPERATIONS

   Net sales for the third quarter of 2001 were $905.6 million, a decrease of 4% from $944.0 million for the third quarter of 2000. Gross income decreased 17% to $298.8 million from $361.8 million in 2000. Operating income declined in the third quarter of 2001 to a loss of $13.5 million from operating income of $80.1 million in 2000. The operating income decline resulted primarily from a 4% sales decline, a decrease in merchandise margins and increased store selling and occupancy expenses. As a result of the operating income decline, the Company reported a net loss for the third quarter of 2001 of $10.7 million, compared to net income of $43.2 million in 2000. The net loss per share was $0.02, a decrease from earnings per share of $0.09 in 2000.

   Net sales for the thirty-nine weeks ended November 3, 2001 were $3.084 billion, a decrease of 3% from $3.180 billion in 2000. Gross income decreased 11% to $1.099 billion from $1.229 billion in 2000, and operating income decreased 55% to $164.9 million from $367.1 million in 2000. Net income was $93.3 million, a 56% decrease from $210.9 million in 2000. Earnings per share decreased to $0.19 per share from $0.42 per share in 2000.

Financial Summary

   The following summarized financial and statistical data compares the reported results for the thirteen and thirty-nine week periods ended November 3, 2001 to the comparable periods for 2000:

                                       Third Quarter        Year-to-Date
                                     -----------------  --------------------
                                     2001   2000 Change  2001    2000  Change
                                     -----  ---- ------ ------  ------ ------
  Net Sales (millions):
  Victoria's Secret Stores.......... $ 457  $462   (1%) $1,500  $1,510   (1%)
  Bath & Body Works.................   301   313   (4%)    979     964    2%
  Other.............................    --    10   N/M       2      22  (91%)
                                     -----  ----  ----  ------  ------  ----
     Total retail sales.............   758   785         2,481   2,496
  Victoria's Secret Direct..........   148   159   (7%)    603     684  (12%)
                                     -----  ----  ----  ------  ------  ----
     Total net sales................ $ 906  $944   (4%) $3,084  $3,180   (3%)
                                     =====  ====  ====  ======  ======  ====
  Comparable Store Sales:
  Victoria's Secret Stores..........   (5%)   8%           (5%)    11%
  Bath & Body Works.................  (16%)   5%          (11%)     5%
                                     -----  ----        ------  ------
  Total comparable store sales
    increase (decrease).............  (10%)   6%           (7%)     9%
                                     =====  ====        ======  ======
  Store Data:
  Retail sales increase attributable
    to net new and remodeled stores:
     Victoria's Secret Stores.......    4%    2%            4%      3%
     Bath & Body Works..............   12%   18%           13%     15%
  Retail sales per average selling
    square foot:
     Victoria's Secret Stores....... $ 104  $114   (9%) $  347  $  374   (7%)
     Bath & Body Works.............. $  89  $110  (19%) $  303  $  353  (14%)
  Retail sales per average store
    (thousands):
     Victoria's Secret Stores....... $ 460  $505   (9%) $1,530  $1,657   (8%)
     Bath & Body Works.............. $ 191  $231  (17%) $  646  $  735  (12%)

--------
N/M--Not meaningful

                                                               Third Quarter         Year-to-Date
                                                            -------------------  --------------------
                                                            2001   2000   Change 2001   2000   Change
                                                            -----  -----  ------ -----  -----  ------
Average store size at end of quarter (selling square feet):
   Victoria's Secret Stores................................ 4,424  4,416     0%
   Bath & Body Works....................................... 2,146  2,112     2%
Selling square feet at end of quarter (thousands):
   Victoria's Secret Stores................................ 4,437  4,094     8%
   Bath & Body Works....................................... 3,435  2,978    15%
Number of Stores:
Beginning of period........................................ 2,521  2,205         2,390  2,110
   Opened..................................................    86    136           220    238
   Closed..................................................    (3)    (4)           (6)   (11)
                                                            -----  -----         -----  -----
End of period.............................................. 2,604  2,337         2,604  2,337
                                                            =====  =====         =====  =====

                                  Number of Stores     Selling Sq. Ft. (Thousands)
                               ----------------------- ---------------------------
                               November 3, October 28, November 3,     October 28,
                                  2001        2000        2001            2000
                               ----------- ----------- -----------     -----------
 Victoria's Secret Stores.....    1,003         927       4,437           4,094
 Bath & Body Works............    1,601       1,410       3,435           2,978
                                  -----       -----       -----           -----
 Total stores and
   selling square feet........    2,604       2,337       7,872           7,072
                                  =====       =====       =====           =====

  Net Sales

   Net sales for the third quarter of 2001 decreased 4% to $905.6 million from $944.0 million in 2000. The net sales decline was primarily due to a 10% decrease in comparable store sales and a 7% decrease in sales at Victoria's Secret Direct. The events of September 11/th and the overall economic environment negatively impacted sales for the quarter. These declines were partially offset by an increase from the net addition of 267 new stores (800,000 selling square feet). /

   Retail sales of $757.6 million for the third quarter of 2001 decreased 4% from $785.4 million in 2000. Victoria's Secret Stores' sales decreased 1% to $457.0 million due to a 5% decrease in comparable store sales, partially offset by the net addition of 76 stores (343,000 selling square feet). Bath & Body Works' sales decreased 4% to $300.6 million, due to a 16% decrease in comparable store sales, partially offset by the net addition of 191 new stores (457,000 selling square feet). Net sales at Victoria's Secret Direct decreased 7% to $148.0 million due to unfavorable results in clothing categories and a 5% decrease in the number of books mailed, partially offset by an increase in e-commerce sales.

   Year-to-date net sales in 2001 decreased 3% to $3.084 billion from $3.180 billion in 2000. The decrease was primarily due to a 7% decrease in comparable store sales and a 12% decline in sales at Victoria's Secret Direct. These declines were partially offset by the net addition of 267 new stores (800,000 selling square feet).

  Gross Income

   For the third quarter of 2001, the gross income rate (expressed as a percentage of net sales) decreased to 33.0% from 38.3% in 2000. The rate decrease was due to both an increase in the buying and occupancy expense rate and lower merchandise margins. The increase in the buying and occupancy expense rate was driven by the inability to achieve leverage on store-related costs as comparable store sales decreased 10%. In addition, the buying and occupancy expense rate increase was due to the expansion of Bath & Body Works' stores into non-mall locations, which, although profitable, typically have higher occupancy costs as a percentage of net sales. The lower merchandise margin rate was due to higher markdowns resulting in part from the difficult economic environment.

   The year-to-date gross income rate decreased to 35.6% from 38.6% in 2000, primarily due to the expense-related factors discussed above.

  General, Administrative and Store Operating Expenses

   The general, administrative and store operating expense rate (expressed as a percentage of net sales) increased to 34.5% in the third quarter of 2001 from 29.8% in 2000 due to the inability to leverage these expenses on a comparable store sales decline of 10%. General, administrative and store operating expenses increased 11% reflecting higher store selling expenses from the net addition of 267 new stores. At Victoria's Secret Stores and Bath & Body Works, the general, administrative and store operating expense rate increased due to the deleveraging impact of a comparable store sales decrease of 5% and 16%, respectively. Victoria's Secret Stores' and Bath & Body Works' general, administrative and store operating expenses increased due to higher store selling expenses resulting from increases in selling square feet of 8% and 15%, respectively.

   The year-to-date general, administrative and store operating expense rate increased to 30.3% from 27.1% in 2000, primarily due to the factors discussed above.

  Operating Income (Loss)

   The third quarter operating income (loss) rate (expressed as a percentage of net sales) decreased to (1.5%) from 8.5% in 2000. The rate decrease was due to the 5.3% decrease in the gross income rate and the 4.7% increase in the general, administrative and store operating expense rate.

   The year-to-date operating income rate was 5.3% in 2001 and 11.5% in 2000. The rate decrease was due to the 3.0% decrease in the gross income rate and the 3.2% increase in the general, administrative and store operating expense rate.

  Interest Expense and Other Income (Expense)

   Third quarter and year-to-date interest expense was $3.1 million and $7.5 million, respectively, in 2001 compared to $8.0 million and $18.7 million in 2000. The decrease in interest expense was primarily due a debt repayment of $150 million in February 2001.

   The Company incurred other expense of $1.1 million and $2.5 million in the third quarter and year-to-date periods in 2001 compared to income of $3.1 million for the year-to-date period in 2000. The decrease in other income was primarily due to the use of previously invested cash to repay $150 million in debt, as well as equity in the losses of an investee.

                              FINANCIAL CONDITION

  Liquidity and Capital Resources

   Cash provided by operating activities and borrowings from The Limited provide the resources to support current operations, projected growth, seasonal funding requirements and capital expenditures. A summary of the Company's working capital position and capitalization follows (millions):

                                   November 3, February 3, October 28,
                                      2001        2001        2001
                                   ----------- ----------- -----------
         Working capital (deficit)    $ 97        $122        $ (6)
                                      ====        ====        ====
         Capitalization:
            Long-term debt........    $100        $100        $100
            Shareholders' equity..     659         665         464
                                      ----        ----        ----
         Total capitalization.....    $759        $765        $564
                                      ====        ====        ====

   Net cash used for operating activities totaled $127 million and $157 million for the thirty-nine weeks ended November 3, 2001 and October 28, 2000. The change in net cash used for operating activities was primarily driven by a decrease in inventory purchases as compared to the same period during 2000 and changes in other operating assets and liabilities primarily due to timing, partially offset by lower net income.

   Investing activities represent capital expenditures, which were primarily for new and remodeled stores.

   Financing activities for the thirty-nine weeks ended November 3, 2001 included cash dividend payments of $0.21 per share and the repurchase of 0.8 million shares of the Company's common stock from its public shareholders for $7.8 million. The cash dividend payment and stock repurchase were more than offset by a $384 million net increase in The Limited's intercompany cash management account payable (see Note 7 to the Consolidated Financial Statements).

   In 2000, financing activities included cash dividend payments of $0.21 per share, the repurchase of 1.4 million shares of the Company's common stock from its public shareholders for $31.4 million and the repurchase of 7.4 million shares from The Limited for $166.5 million. The cash dividend payment and stock repurchases were offset by a $556.5 million net increase in The Limited's intercompany cash management account payable (see Note 7 to the Consolidated Financial Statements).

  Capital Expenditures

   Capital expenditures, primarily for new and remodeled stores, totaled $157.5 million for the thirty-nine weeks ended November 3, 2001, compared to $155.8 million for the comparable period of 2000. The Company anticipates spending approximately $235 million in 2001 for capital expenditures, of which approximately $210 million will be for new stores and for remodeling of and improvements to existing stores. The Company expects that 2001 capital expenditures will be funded by net cash provided by operating activities.

   The Company intends to add approximately 690,000 selling square feet in 2001, which will represent a 10% increase over year-end 2000. It is anticipated the increase will result from the addition of approximately 245 new stores and the expansion of 64 stores, partially offset by the closing of 15 stores.

  Recently Issued Accounting Pronouncements

   EITF Issue No. 00-14, "Accounting for Certain Sales Incentives," will be effective in the first quarter of 2002 and addresses the accounting for, and classification of, various sales incentives. The Company has determined that adopting the provisions of the EITF Issue will not have a material impact on its results of operations or its financial position.

   On June 29, 2001 the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001, and also addresses the accounting for goodwill and other intangible assets. SFAS No. 142 addresses the accounting for goodwill and other intangible assets subsequent to their acquisition, and will be effective in the first quarter of 2002. The Company is assessing the provisions of SFAS No. 141 and SFAS No. 142 and does not expect the adoption of these statements to have a material impact on its results of operations or its financial position.

   In August 2001 the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement establishes a single accounting model for long-lived assets to be disposed of by sale and resolves significant implementation issues related to SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and For Long-Lived Assets to be Disposed Of" and is effective for fiscal years beginning after December 15, 2001. The Company is currently evaluating the impact of adopting SFAS No. 144.

  Impact of Inflation

   The Company's results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, the Company believes the effects of inflation, if any, on the results of operations and financial condition have been minor.

Item 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

   The market risk of the Company's financial instruments as of November 3, 2001 has not significantly changed since February 3, 2001. Information regarding the Company's financial instruments and market risk as of February 3, 2001 is disclosed in the Company's 2000 Annual Report on Form 10-K.

                          PART II--OTHER INFORMATION

Item 1.  LEGAL PROCEEDINGS

   The Company is a defendant in a variety of lawsuits arising in the ordinary course of business.

   On January 13, 1999, two lawsuits were filed against the Company, as well as other defendants, including many national retailers. Both lawsuits relate to labor practices allegedly employed on the island of Saipan, Commonwealth of the Northern Mariana Islands, by apparel manufacturers unrelated to the Company (some of which have sold goods to the Company) and seek injunctions, unspecified monetary damages, and other relief. One lawsuit, on behalf of a class of unnamed garment workers, was filed in the United States District Court for the Central District of California, Western Division and subsequently transferred to the United States District Court for the Northern Mariana Islands. It alleged violations of federal statutes, the United States Constitution, and international law. A first amended complaint was filed on April 28, 2000, which added additional defendants but did not otherwise substantively alter either the claims alleged or relief sought. On November 26, 2001, a motion to dismiss the first amended complaint for failure to state a claim upon which relief can be granted was granted in part and denied in part. The second lawsuit was filed by a national labor union and other organizations in the Superior Court of the State of California, San Francisco County, and alleges unfair business practices under California law. A motion for summary judgment on that complaint was filed on October 30, 2001, and remains pending.

   Although it is not possible to predict with certainty the eventual outcome of any litigation, in the opinion of management, the foregoing proceedings are not expected to have a material adverse effect on the Company's financial position or results of operations.

Item 5.  OTHER INFORMATION

   The Company's Certificate of Incorporation includes provisions relating to potential conflicts of interest that may arise between the Company and The Limited. Such provisions were adopted in light of the fact that the Company and The Limited and its subsidiaries are engaged in retail businesses and may pursue similar opportunities in the ordinary course of business. Among other things, these provisions generally eliminate the liability of directors and officers of the Company with respect to certain matters involving The Limited and its subsidiaries, including matters that may constitute corporate opportunities of The Limited, its subsidiaries or the Company. Any person purchasing or acquiring an interest in shares of capital stock of the Company will be deemed to have consented to such provisions relating to conflicts of interest and corporate opportunities, and such consent may restrict such person's ability to challenge transactions carried out in compliance with such provisions. Investors should review the Company's Certificate of Incorporation before making any investment in shares of the Company's capital stock.

Item 6.  EXHIBITS AND REPORTS ON FORM 8-K

   (a) Exhibits

15. Letter re: Unaudited Interim Financial Information to Securities and Exchange Commission re: Incorporation of Report of Independent Accountants.

   (b) Reports on Form 8-K

 i. On September 19, 2001, the Company filed a report on Form 8-K which contained a press release and related exhibits dated September 17, 2001.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       INTIMATE BRANDS, INC.
                                       (Registrant)

                                       By:   /s/  TRACEY THOMAS TRAVIS
                                           ----------------------------------
                                             Tracey Thomas Travis
                                             Vice President, Finance
                                             and Chief Financial Officer
                                             of Intimate Brands, Inc.*

Date: December 14, 2001
--------
* Ms. Travis is the principal financial officer and has been duly authorized to sign on behalf of the Registrant.

                                                                     APPENDIX K

                         CURRENT REPORT ON FORM 8-K OF
                             INTIMATE BRANDS, INC.

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               -----------------

                                   FORM 8-K

                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

                              September 17, 2001
               Date of Report (Date of earliest event reported)

                             INTIMATE BRANDS, INC.
            (Exact name of registrant as specified in its charter)

                               -----------------

                    Delaware      001-13814       31-1436998
                (State or other   (Commission    (IRS Employer
                  jurisdiction     File no.)  Identification No.)
                of incorporation)

                             Three Limited Parkway
                                 P.O. Box 1600
                              Columbus, OH 43216
                                (614) 479-6900
                   (Address of principal executive offices)

================================================================================

Item 5.  Other Events

   On September 17, 2001, Intimate Brands, Inc. (the "Company") issued a press release announcing its intention to purchase up to $50 million in Intimate Brands Class A common stock through open market purchases. The repurchase program will commence immediately, subject to market conditions. No shares will be purchased from The Limited, Inc.

   The press release is attached hereto as Exhibit 99.1.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               INTIMATE BRANDS, INC.

                                               By:     /S/  TRACEY T. TRAVIS
                                                   -----------------------------
                                                   Name: Tracey T. Travis
                                                   Title:  Chief Financial
                                                   Officer

Dated: September 17, 2001

                                       X

Please mark your votes as in this example.




     9788

The Board of Directors recommends a vote "FOR" the following proposal. If no specification is indicated, the shares represented by this proxy will be voted as recommended by the Board.

1. The issuance of shares of Limited common stock as may be necessary to effect The Limited's pending offer to exchange shares of Limited common stock for all of the outstanding shares of Class A common stock of Intimate Brands and subsequent "short-form" merger of Intimate Brands with a wholly-owned subsidiary of The Limited.

                             FOR   AGAINST   ABSTAIN
                             [_]     [_]       [_]

                                                           The undersigned
                                                           acknowledges receipt
                                                           with this Proxy of a
                                                           copy of the Notice
                                                           of Special Meeting
                                                           of Stockholders and
                                                           Proxy Statement
                                                           dated February 20,
                                                           2002.

                                                           IMPORTANT: Please
                                                           date this Proxy and
                                                           sign exactly as your
                                                           name or names appear
                                                           hereon. If stock is
                                                           held jointly,
                                                           signature should
                                                           include both names.
                                                           Executors,
                                                           Administrators,
                                                           Trustees, Guardians
                                                           and others signing
                                                           in a representative
                                                           capacity should
                                                           indicate full titles.

                                                       -------------------------

                                                       -------------------------
                                                         SIGNATURE(S)     DATE
-------------------------------------------------------------------------------
               (triangle up) FOLD AND DETACH HERE (triangle up)

                               THE LIMITED, INC.

Dear Stockholder:

The Limited, Inc. encourages you to take advantage of new and convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return your proxy card.

To vote your shares electronically, you must use the control number printed in the box above, just below the perforation. The series of numbers that appears in the box above must be used to access the system.

1.  To vote over the Internet:
   . Log on to the Internet and go to the web site http://www.eproxyvote.com/ltd

2.  To vote by telephone:
   . On a touch-tone telephone, call 1-877-779-8683, 24 hours a day, 7 days a week.

Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

If you choose to vote your shares electronically, there is no need to mail back your proxy card.

                 Your vote is important. Thank you for voting.

                                       P
                                       R
                                       O
                                       X
                                       Y


                               THE LIMITED, INC.

               This Proxy is Solicited by the Board of Directors
                        Special Meeting of Stockholders
                                March 11, 2002

The undersigned hereby appoints Leslie H. Wexner, Leonard A. Schlesinger and V. Ann Hailey, and each of them, proxies, with full power of substitution, to vote for the undersigned all shares of common stock of The Limited, Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on March 11, 2002 at 4:00 p.m., Eastern Standard Time, and at any adjournments thereof, upon the matters described in the accompanying Proxy Statement and any other business that may properly come before the meeting or any adjournments thereof.

       SAID PROXIES ARE DIRECTED TO VOTE AS MARKED ON THE REVERSE SIDE.